    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 1998.



                                                      REGISTRATION NO. 333-46125

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            RSL COMMUNICATIONS, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          BERMUDA                     4813                       N/A
      (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S.EMPLOYER
      JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR      CLASSIFICATION CODE NUMBER)
       ORGANIZATION)

                            ----------------------

                                 CLARENDON HOUSE
                                  CHURCH STREET
                             HAMILTON HM CX BERMUDA
                                 (441) 295-2832
                             (ADDRESS AND TELEPHONE
                                    NUMBER OF
                             REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                             ----------------------

                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                      RSL COMMUNICATIONS, N. AMERICA, INC.
                          767 FIFTH AVENUE, SUITE 4300
                               NEW YORK, NY 10153
                                 (212) 317-1800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                             ----------------------

                                    Copy to:

                              ROBERT L. KOHL, ESQ.
                             MARK D. FISCHER, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                               NEW YORK, NY 10022

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       CROSS REFERENCE SHEET TO FORM S-1
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


           ITEM NUMBER AND CAPTION           CAPTION OR LOCATION IN PROSPECTUS
    -------------------------------------- -------------------------------------
 1. Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus.......................... Forepart of the Registration
                                             Statement and Outside Front Cover
                                             Page

 2. Inside Front and Outside Back Cover
      Pages of Prospectus................. Inside Front and Outside Back Cover
                                             Pages

 3. Summary Information, Risk Factors and
      Ratio of Earnings to Fixed
      Charges............................. Prospectus Summary; Risk Factors;
                                             Selected Consolidated Financial Data

 4. Use of Proceeds....................... Use of Proceeds

 5. Determination of Offering Price....... Determination of Offering Price

 6. Dilution.............................. (1)

 7. Selling Security Holders.............. Prospectus Summary; Principal
                                             Shareholders and Selling Shareholder

 8. Plan of Distribution.................. Plan of Distribution

 9. Description of Securities to be
      Registered.......................... Outside Front Cover; Description of
                                             Capital Stock; Plan of Distribution

10. Interests of Named Experts and
      Counsel............................. Experts; Legal Matters

11. Information with Respect to the
      Registrant.......................... Outside Front Cover; Prospectus
                                             Summary; Dividend Policy;
                                             Capitalization; Selected Financial
                                             Data; Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations; Business;
                                             Management; Certain Relationships
                                             and Related Transactions; Principal
                                             Shareholders and Selling

                                             Shareholder; Shares Eligible for
                                             Future Sale; Description of Capital
                                             Stock; Consolidated Financial
                                             Statements

12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                          (1)


------------------------

(1) Omitted from Prospectus because the item is inapplicable or the answer is in the negative.

                                1,452,715 SHARES
                            RSL COMMUNICATIONS, LTD.
                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                             ----------------------


     Of the 1,452,715 Class A common shares, par value $.00457 per share (the 'Class A Common Stock') of RSL Communications, Ltd. (the 'Company') offered hereby (the 'Offering'), (a) up to 1,152,715 shares of the Class A Common Stock are to be issued and sold by the Company upon the exercise of the remaining warrants (each a 'Warrant') issued as part of 300,000 units (the 'Units'), each Unit consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 of RSL Communications PLC (the 'Note Issuer'), a wholly owned subsidiary of the Company, and (ii) one Warrant; and (b) up to 300,000 shares may be sold by Bukfenc, Inc., a shareholder of the Company that is wholly owned by Andrew Gaspar, Vice Chairman of the Company, and members of his family (the 'Selling Shareholder'). Mr. Gaspar is not involved in the day-to-day management of the Company and his sale would represent approximately 8.6% of his deemed beneficial ownership in the Company.


     Reoffers and resales of shares of Class A Common Stock received hereunder by 'affiliates' of the Company upon the exercise of Warrants may be made only pursuant to a separate prospectus contained in a post-effective amendment hereto or in a separate registration statement under the Securities Act of 1933, as amended (the 'Securities Act') or pursuant to an exemption from registration under the Securities Act.


     The Class A Common Stock is listed on The Nasdaq Stock Market's National Market (the 'Nasdaq National Market') under the symbol 'RSLCF.' Application will be made to the Nasdaq National Market to list the shares of Class A Common Stock offered herein (the 'Shares') upon notice of issuance. The last reported sale price of a share of Class A Common Stock on the Nasdaq National Market on March 19, 1998 was $23.50.


     The Company will pay all expenses in connection with the Offering and no underwriter has been engaged for the Offering.

     As of the date of this Prospectus, the Company has two classes of authorized common shares, the Class A Common Stock and its Class B common shares, par value $.00457 per share (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'). The holders of both classes of Common Stock have identical rights, except that (i) holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share, (ii) shares of Class B Common Stock are convertible at any time at the option of the holders into shares of Class A

Common Stock on a share-for-share basis and (iii) shares of Class B Common Stock may only be transferred to other original holders of Class B Common Stock and certain related parties. See 'Description of Capital Stock.'

                             ----------------------


     SEE 'RISK FACTORS' BEGINNING ON PAGE 12 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.


                             ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             ----------------------


                 The date of this Prospectus is March 20, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement, including the schedules and exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the schedules and exhibits may be inspected and copied at the public reference facilities maintained by the Commission at the addresses and in the manner set forth in the preceding paragraph.

     The Class A Common Stock is listed on the Nasdaq National Market under the symbol 'RSLCF'. Reports, proxy and information statements and other information concerning the Company can also be inspected at the National Association of Securities Dealers, Inc. at 1735 17th Street, N.W., Washington, D.C. 20006.

                             ----------------------

     The consolidated financial statements of the Company (the 'Consolidated Financial Statements') and the notes thereto appearing elsewhere in this Prospectus are presented in accordance with United States generally accepted accounting principles ('U.S. GAAP'), and amounts originally measured in foreign currencies for all periods presented have been translated into U.S. dollars in accordance with the methodology set forth in Note 3 to the Consolidated Financial Statements of the Company.


                             ----------------------

     In this Prospectus, references to 'dollars' and '$' are to United States dollars. For purposes of the balance sheet data included in this Prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Conversions of foreign currencies to U.S. dollars in the pro forma and historical financial information included herein have been calculated, for purposes of the statements of operations, on the basis of average exchange rates over the periods presented. Exchange rates per United States dollar as of certain dates for certain currencies are set forth below.


                           RATE AS OF           RATE AS OF            RATE AS OF           RATE AS OF
CURRENCY                DECEMBER 31, 1995    DECEMBER 31, 1996    DECEMBER 31, 1997      MARCH 18, 1998
---------------------   -----------------    -----------------    ------------------    ----------------
Australian Dollar....            (1)                1.26                   1.54                 1.51
Belgian Franc........            (1)                  (1)                    (1)               37.65
British Pound........          0.65                 0.58                   0.61                 0.60
Danish Krone.........            (1)                  (1)                  6.85                 6.96
Dutch Guilder........            (1)                1.74                   2.03                 2.06
Finnish Markka.......          4.37                 4.60                   5.45                 5.55
French Franc.........          4.95                 5.19                   6.01                 6.11
German Mark..........          1.44                 1.54                   1.80                 1.83
Italian Lira.........            (1)                  (1)              1,769.91             1,798.00
Swedish Krona........          6.64                 6.89                   7.94                 7.96
Venezuelan Bolivar...            (1)                  (1)                504.29               522.00


------------------
(1) The Company had no business activity in these countries during the periods indicated.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term 'Company' means RSL Communications, Ltd., a Bermuda corporation, its predecessors and all of its subsidiaries. Unless otherwise indicated in this Prospectus, all information in this Prospectus, including all adjusted and pro forma financial information, has been adjusted to give retroactive effect to the changes to the Company's capital structure described under the heading 'Description of Capital Stock' and all share information has been rounded down to eliminate fractional shares created as a result of such changes. The Company is in the process of purchasing all fractional shares. Industry data used throughout this Prospectus was obtained from industry publications and has not been independently verified by the Company. Certain of the information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see 'Risk Factors.'



                                  THE COMPANY



OVERVIEW



     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, The Netherlands, Denmark, Australia, Italy, Switzerland, Venezuela and Belgium. The Company is in the process of commencing operations through its investments in majority-owned entities in Austria, Spain, Luxembourg and Japan, and through its 39% investment in a Portuguese telecommunications company. In 1996, approximately 66% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic. The Company's consolidated revenues for the years ended December 31, 1997 and 1996 were $300.8 million and $113.3 million, respectively.




     The Company was formed by Ronald S. Lauder and Itzhak Fisher in 1994 to capitalize on the opportunities created by the growth, deregulation and profitability of the international long distance market. The Company has grown rapidly through acquisitions, strategic investments and joint ventures, as well as through the start-up of its own operations in key markets. The Company began its operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world, and has since expanded its presence to key European countries in anticipation of continued telecommunication deregulation in the European Union (the 'EU'). In order to pursue opportunities in Latin America, the Company formed in mid-1997 a joint venture with entities controlled by the Cisneros Group of Companies (the 'Cisneros Group'), a privately held conglomerate with significant interests in, among other things, the Latin American media and communications industry. The Company has also established a presence in Asia and the Pacific Rim through its operations in Australia and the start-up of its operations in Japan. The Company intends to continue to expand rapidly by establishing or acquiring operations in additional countries as they deregulate.



     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The Company employs a 'first to market' entry strategy to establish a presence in targeted markets ahead of full deregulation by (i) investing in new or existing facilities-based networks (which are then integrated into the Company's existing network) while (ii) developing multiple marketing and distribution channels for telecommunications services.

  ADVANCED AND LOW COST NETWORK INFRASTRUCTURE



     The core of the Company's operations is 'RSL-NET,' its integrated digital telecommunications network, which is being developed to minimize the overall transmission costs of carrying telecommunications traffic while maintaining high ('toll') quality. RSL-NET is comprised of (i) the Company's owned facilities, which consist of international and domestic switches and ownership interests in international fiber optic cables, (ii) operating agreements to exchange traffic directly with telecommunications carriers in other countries and (iii) transmission capacity leased from other carriers and satellite providers. The connection of the Company's switching facilities is a critical element of RSL-NET. This connection allows the Company to bypass the costs associated with transporting the international portion of a call through a third party carrier, which provides the Company with an advantage in applying least cost routing for calls which are originated and terminated utilizing the Company's switches. All of the Company's switches are directly or indirectly linked. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in International Telegraph and Telephone Consultative Committee ('CCITT') recommendations and allow the Company to interconnect its network to existing government-owned post, telegraph and telephone monopolies ('PTT') and carrier networks around the world while maintaining quality and dependable services. The Company presently has 11 international gateway switches, located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki, Vienna, Copenhagen, Lisbon and Sydney, and seven domestic switches, located in Rotterdam, Amsterdam, New York, London, Melbourne, Brisbane and Caracas. The Company generally utilizes state-of-the-art Ericsson AXE-10 switches for its international gateway switches. The Company believes that a single switch platform allows the Company to develop new services and upgrade network software on a more efficient basis when compared to other global carriers which may employ multiple switch technologies. The Company is also utilizing alternative transmission technologies such as the Internet in order to minimize its operating costs. See 'Certain Recent Developments--Internet Telephony/Acquisition of Delta Three' and 'Business--Internet Telephony Operation.'



  DEVELOPMENT OF MARKETING AND DISTRIBUTION CHANNELS



     The Company is developing a wide range of marketing and distribution channels in order to expand its customer base, particularly in its target market of small to medium-sized businesses. The Company markets its products and services through (i) its direct sales forces; (ii) networks of independent agents and distributors; and (iii) telemarketing organizations. The Company's services are currently marketed independently by the Company's local operations in each country ('Local Operators'). The Company is in the process of developing a universal brand name to provide uniformity of image and to create worldwide name recognition for the Company.



MARKET OPPORTUNITY



     The international long distance public switched telecommunications market, consisting of telephone calls between countries, generated an estimated $61.3 billion in revenue and 70.0 billion minutes of use in 1996 and is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry. The Company currently has significantly less than a 1% share of this market. International long distance minutes are projected to grow between approximately 11% and 17% per annum through the year 2000, with growth spurred by (i) the continued deregulation of telecommunications markets throughout the world, (ii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iii) the expansion of telecommunications infrastructure and (iv) the globalization of the world's economies and free trade. International settlement rates (the rates paid to other carriers to terminate an international call) have declined over the past five years and, in connection with a recent

U.S. Federal Communications Commission (the 'FCC') initiative to balance the U.S. settlement deficit, are expected to continue to decline. The costs for leased transmission capacity have also declined and are expected to continue to decline. Furthermore, the trend towards deregulation is expected to further reduce carriers' costs of originating and terminating calls by allowing carriers in some jurisdictions to interconnect with the domestic public switched telephone network ('PSTN') in a deregulated market. However, these are forward-looking statements and there can be no assurances in this regard.

COMPANY OPERATIONS



     Each of the Company's operations is at a different stage of development. The following table shows the Company's principal operations by country, the principal subsidiary conducting such operations, the percentage of each such subsidiary owned by the Company, the date of acquisition or start-up of such operations and the date each such operation began (or is anticipated to begin) generating revenues (which may, in certain circumstances, have been prior to the Company's acquisition of such operation):



                                                     COMPANY'S                                  DATE OF
                                                     PERCENTAGE          ACQUISITION OR     COMMENCEMENT OF
COUNTRY                   OPERATING ENTITY           OWNERSHIP          START-UP DATE(1)     OPERATIONS(2)
---------------  ----------------------------------- ----------         ----------------    ----------------
United States    RSL COM U.S.A., Inc................       97% (3)(4)   March 1995          May 1990
United Kingdom   RSL COM Europe Ltd.................      100%          August 1995         May 1996
Sweden           RSL COM Sweden AB..................      100%          November 1995       May 1996
Finland          RSL COM Finland OY.................      100%          November 1995       May 1996
France           RSL COM France S.A.................      100%          May 1996            January 1994
Germany          RSL COM Deutschland GmbH...........      100%          May 1996            November 1993
The Netherlands  RSL COM Nederland B.V.(5)..........      100%          October 1996        October 1995
Australia        RSL COM Australia Pty. Ltd.(6).....     91.5% (4)      October 1996        April 1997
Denmark          RSL COM Danmark A/S................      100%          November 1996       May 1997
Japan            RSL COM Japan K.K..................      100%          March 1997          June 1998(7)
Portugal         Maxitel Servicos e Gestao de
                   Telecomunicacoes, SA.............       39%          April 1997          November 1997
Italy            RSL COM Italia S.r.l.(8)...........       85% (4)      August 1997         December 1997
Venezuela        RSL COM Venezuela C.A.(9)..........       51% (10)     August 1997         January 1998
Austria          Newtelco Telekom AG(11)............       90% (4)      August 1997         June 1998(7)
Spain            RSL Communications Spain,
                   S.A..............................       90% (4)      December 1997       June 1998(7)

Switzerland      Callcom AG fur TeleKommu-
                   nikation(12).....................     78.5% (4)      December 1997       August 1996
Belgium          European Telecom S.A./N.V..........       90% (4)      December 1997       April 1995
Luxembourg       European Telecom SARL..............       90% (13)     December 1997       June 1998(7)



------------------


 (1) Acquisition date refers to the Company's initial purchase of an interest in the operating entity.



 (2) Such date refers to the date upon which the operating entity began or is currently expected to begin generating revenues from the sale of its facilities-based international telecommunications services, although certain of the operating entities may have been generating revenues from other activities prior to the date of the Company's investment therein.



 (3) The Company owns 100% of International Telecommunications Group, Ltd. ('ITG'), which in turn owns 97% of RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ('RSL USA'). In September 1995, the Company gained majority control of ITG and began consolidating its U.S. operations into RSL USA. The Company acquired a 100% interest in ITG over a 30-month period commencing March 1995. As of October 1997, RSL USA acquired 100% of LDM Systems, Inc. ('LDM') and, in connection therewith, certain shareholders of LDM received approximately 3% of the outstanding stock of RSL USA.



 (4) Upon the occurrence of certain events, the minority shareholders of these entities have the right, but not the obligation, to exchange their ownership interests in the applicable entity for shares of Class A Common Stock or, under certain circumstances, cash, at the Company's option. Any such exchange would result in an increase in the Company's ownership interest in the relevant subsidiary to up to 100%. The rights held by the minority shareholders of RSL COM Italia S.r.l. ('RSL Italy'), European Telecom S.A./N.V. ('RSL Belgium'), RSL USA, RSL Communications Spain S.A. ('RSL Spain'), RSL COM Australia Holdings Pty. Limited, Newtelco Telekom AG ('RSL Austria') and Callcom AG fur TeleKommunikation ('RSL Switzerland') are not currently exercisable.



 (5) A subsidiary of RSL COM Holdings B.V. (formerly known as Belnet Nederland B.V.).




 (6) As of October 1997, RSL COM Australia Holdings Pty. Limited, the parent holding company of RSL COM Australia Pty. Limited (together, 'RSL Australia'), acquired 100% of the issued capital of, and the copyrights in the billing software used by, each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the 'Call Australia Group'). In connection with such acquisition, the Company issued approximately 8.5% of the outstanding stock of RSL Australia to certain shareholders of the Call Australia Group.



 (7) Such date refers to the anticipated date of commencement of operations. The projected dates are forward-looking statements and, in the event the Company does not timely receive regulatory approvals, switches cannot be installed or become operational on a timely basis or the Company is unable to hire necessary personnel, among other reasons, there can be no assurance that such operations will commence generating revenues on such dates, if at all.



 (8) Formerly known as DECADE Communications S.r.l.



 (9) Formerly known as Sprintel de Venezuela C.A.



(10) The Company owns 51% of RSL Communications Latin America, Ltd. ('RSL Latin America'), which owns 100% of Sundanco S.A., which in turn owns 100% of RSL COM Venezuela C.A. ('RSL Venezuela'). The minority shareholder of RSL Latin America has the right to exchange its 49% ownership interest in RSL Latin America for either shares of Class A Common Stock or cash, at the Company's option.



(11) The Company intends to change the name of RSL Austria to RSL COM Austria
     AG.



(12) The Company intends to change the name of Callcom AG fur TeleKommunikation to RSL COM Switzerland AG.



(13) The Company owns 90% of RSL Belgium which in turn owns 100% of European Telecom SARL ('RSL Luxembourg').

COMPANY STRATEGY

     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The key elements of the Company's strategy to achieve this objective are as follows:

     FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES

     The international long distance public switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services, but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers.

     ESTABLISH OPERATIONS IN KEY MARKETS

     The Company establishes operations in markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its Local Operators to be managed independently and expects its Local Operators to be separately profitable, while benefiting from the centralized strategic, financial and network support provided by the Company.

     ENTER MARKETS EARLY

     The Company seeks to enter new markets ahead of full deregulation in an attempt to gain competitive advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce experienced technical and marketing personnel and distribution channels and
(iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and mobile service providers.

     TARGET SMALL AND MEDIUM-SIZED BUSINESSES

     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to do so in the future.

     DEVELOP A COST COMPETITIVE GLOBAL NETWORK

     Most of the Local Operators have network switching facilities, known as points of presence ('POPs'), to provide international voice and other telecommunications services in their markets. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. This is expected to enable the Company to reduce significantly its operating costs for calls that originate and terminate in markets in which the Company has Local Operators, as well as its overall operating costs.

     PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company intends to enter additional markets and expand its operations through acquisitions, joint ventures, strategic alliances and the establishment of new operations. The Company is continuously reviewing acquisition opportunities, and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies and/or experienced management. In addition, the Company seeks to enter into strategic alliances which the Company believes will enhance its ability to expand and grow its business. For example, the Company has entered into a joint venture with the Cisneros Group and a strategic alliance with L.M. Ericsson A.B. ('Ericsson'), a leading global provider of telecommunications equipment, and has acquired Delta Three, Inc. ('Delta Three'), a telecommunications provider utilizing the Internet and networks based on Internet Protocols to provide telecommunications services. See '--Certain Recent Developments.'

     LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has retained a number of experienced management personnel in the telecommunications industry, many of whom have had significant experience with incumbent providers, as well as early competitors in deregulating markets. As a result, the Company believes that it is well positioned to manage the rapid growth of its customer base and network infrastructure.

     MANAGE NETWORK INVESTMENTS

     The Company seeks to manage the investment of capital within its network on an incremental basis in order to maximize the efficiency of its capital expenditures program. In general, the Company transmits traffic by leasing capacity on a variable cost per minute basis until it believes that a direct investment in facilities or a fixed cost lease arrangement between countries or on a particular route is warranted. When the cost of owning facilities is justified relative to leasing facilities and the Company invests in such facilities, the Company generally experiences higher gross margins and lower overall transmission costs.

CERTAIN RECENT DEVELOPMENTS


     NEW OPERATIONS



     In the fourth quarter of 1997, the Company entered the Swiss telecommunications market with the acquisition of 78.5% of Callcom AG fur TeleKommunikation, a long distance telephone company based in Zurich, and also established operations in Spain. As of October 1997, the Company acquired 100% of LDM, a telecommunications provider to small and medium-sized businesses in the United States, acquired 100% of the issued capital of the members of the Call Australia Group, leading Australian resellers, and also acquired the copyright in the billing system of the Call Australia Group. In November 1997, RSL Australia purchased 85% of EZI Phonecard Holdings Pty. Limited, an international reseller and prepaid calling card services provider. In December 1997, the Company announced the commencement of operations in Belgium and Luxembourg through the acquisition of a 90% interest in European Telecom, one of Belgium's largest telephone carriers. As of January 1998, the Company acquired a 90% interest in Telecenter Oy, an independent sales agent in Finland. In January 1998, the Company was granted a telecommunications license from the Austrian Telecom Control GmbH to operate as a full service telecommunications provider of local, long distance and international services in Austria. In February 1998, Japan's Ministry of Posts and Telecommunications (the 'MPT') awarded to the Company a Type II license to provide international simple resale services. In February 1998, the Company entered into a joint venture agreement with PCM Comunicaciones, S.A. de C.V., a licensed long distance telecommunications service provider in Mexico, to provide domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. The transaction is subject to regulatory approval in Mexico and other customary conditions to closing. In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty. Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing.


     INITIAL PUBLIC OFFERING

     In October 1997, the Company sold 8,280,000 shares of Class A Common Stock in an initial public offering of shares of Class A Common Stock (the 'Initial Public Offering'). The shares of Class A Common Stock sold in the Initial Public Offering were offered both in the United States and internationally. The aggregate net proceeds of the Initial Public Offering, after deducting underwriting discounts and commissions and expenses, were approximately $167.5 million, $101.0 million of which will be used by the Company to redeem (the 'Equity Clawback') part of the 1996 Notes (defined below), as permitted under the 1996 Indenture (defined below).


     INTERNET TELEPHONY/ACQUISITION OF DELTA THREE

     In July 1997, the Company acquired a majority interest in Delta Three. Thereafter, the Company acquired additional interests from minority stockholders and, in December 1997, the Company entered into a definitive agreement to purchase additional interests in Delta Three that will increase its equity interests in Delta Three to approximately 98%. This transaction is currently expected to close by the end of the first quarter of 1998. Delta Three utilizes the Internet, traditionally a device for data communications, as a transmission medium for voice communications. One of the services offered by Delta Three allows customers to place long distance and international phone calls using standard telephones, without requiring any additional equipment. Delta Three also provides wholesale call termination services to other telecommunications service providers.

     The Company and Delta Three are also party to a services agreement pursuant to which, among other things, Delta Three provides the Company with discounted carrier telephony services, the Company provides Delta Three with termination services at preferred rates and provides for the co-location of Delta Three's Internet gateway servers with the Company's facilities. The Company believes that the acquisition of Delta Three positions the Company at the forefront of the rapidly emerging Internet telephony industry. See 'Business--Delta Three Operations.'


     PRIVATE PLACEMENTS OF NOTES AND EXCHANGE OFFER



     In October 1996, the Company and the Note Issuer completed a private offering (the '1996 Units Offering') of 300,000 units (the 'Units'), each consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 of the Note Issuer and (ii) one warrant to purchase 3.975 shares of Class A Common Stock of the Company (each a 'Warrant'). The Units were sold for an aggregate purchase price of $300.0 million. In May 1997, in accordance with the indenture governing the notes included in the Units (the '1996 Indenture'), the Company and the Note Issuer consummated an exchange offer (the 'Exchange Offer') pursuant to which such notes were exchanged for substantially identical notes registered under the Securities Act. The Warrants and the shares of Class A Common Stock underlying the Warrants were not part of the Exchange Offer. The notes issued in the 1996 Units Offering and in the Exchange Offer are referred to collectively in this Prospectus as the '1996 Notes.'




     In February 1998, the Note Issuer consummated concurrent offerings (the 'U.S. Dollar Notes Offerings') of $200.0 million 9 1/8% Senior Notes due 2008 (the 'U.S. Dollar Senior Notes') and $328.1 million ($200.0 million initial accreted value) 10 1/8% Senior Discount Notes due 2008 (the 'U.S. Dollar Senior Discount Notes' and, together with the U.S. Dollar Senior Notes, the 'U.S. Dollar Notes'). The U.S. Dollar Notes are unconditionally guaranteed as to payment of principal, interest and any other amounts thereon by the Company.



     In March 1998, the Note Issuer consummated the offering (the 'German Debt Offering' and, together with the 1996 Units Offering and the U.S. Dollar Notes Offerings, the 'Debt Offerings') of DM296.0 (approximately $99.1 million initial accreted value) 10% Senior Discount Notes due 2008 (the 'German Notes' and, together with the 1996 Notes and the U.S. Dollar Notes, the 'Notes').



     Subject to applicable U.S. federal and state securities laws, the Note Issuer has agreed to file registration statements with the Commission relating to exchange offers for, or the sale of, the U.S. Dollar Notes and the German Notes (collectively, the '1998 Notes').


PENDING ACQUISITIONS

     The Company is currently engaged in negotiations with several parties in various markets with respect to potential strategic acquisitions and alliances. There can be no assurance, however, that the Company will successfully complete any of these transactions.

                     CERTAIN MINORITY INTERESTHOLDER RIGHTS


     The Company has granted to a number of minority shareholders and officers of certain of its subsidiaries (the 'Minority Interestholders') options which allow the Minority Interestholders to exchange their shares or interests in the respective subsidiary for shares of the Class A Common Stock (the 'Roll-Up Rights'). As of the date of this Prospectus, Minority Interestholders of RSL Austria, RSL Italy, RSL Latin America, PrimeCall Europe Services B.V. ('PrimeCall Europe'), RSL Spain, RSL Switzerland, RSL Belgium, RSL USA, and RSL Australia have such Roll-Up Rights.


     Additionally, the Company has granted to a number of Minority Interestholders certain piggyback registration rights with respect to shares of Class A Common Stock acquired pursuant to an exercise of their Roll-Up Rights.


                                  HEADQUARTERS

     The Company's headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). The Company also maintains executive offices with respect to some of its operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number: 212-317-1800).


                                  THE OFFERING



     The Company has registered 1,152,715 shares of Class A Common Stock to be issued pursuant to the terms of the warrant agreement governing the Warrants and 300,000 shares of Class A Common Stock to be sold by Bukfenc, Inc., a corporation wholly owned by Andrew Gaspar, Vice Chairman of the Company, and members of his family (which necessarily assumes the conversion by the Selling Shareholder of an identical number of Shares of Class B Common Stock). The registration of the shares underlying the Warrants was required pursuant to a registration rights agreement entered into in connection with the issuance of the Warrants. The Company is required to register the Selling Shareholder's Shares pursuant to previously granted registration rights. Mr. Gaspar is not involved in the day-to-day management of the Company and his sale would represent approximately 8.6% of his deemed beneficial ownership in the Company.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA


     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1997, which have been derived from the Consolidated Financial Statements and notes thereto. The information as of and for the year ended December 31, 1994 was derived from the Consolidated Financial Statements of the Company's predecessor entity, ITG. The Company's Consolidated Financial Statements for the years ended December 31, 1997, 1996 and 1995 have been audited by Deloitte & Touche LLP, as stated in their reports appearing herein.



     The Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.




     The summary consolidated financial and operating data presented below should be read along with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.



                                                    YEARS ENDED DECEMBER 31,
                                      ----------------------------------------------------
                                      PREDECESSOR
                                         1994         1995(1)         1996         1997
                                      -----------    ----------    ----------    ---------
                                            ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...........................     $ 4,702       $ 18,617     $  113,257    $ 300,796
Cost of services...................      (4,923)       (17,510)       (98,461)    (265,321)
                                      -----------    ----------    ----------    ---------
Gross profit (loss)................        (221)         1,107         14,796       35,475
Selling, general and administrative
  expense..........................      (2,395)        (9,639)       (38,893)     (94,712)
Depreciation and amortization......        (240)          (849)        (6,655)     (21,819)
                                      -----------    ----------    ----------    ---------
Loss from operations...............      (2,856)        (9,381)       (30,752)     (81,056)
Interest income....................          --            173          3,976       13,826
Interest expense...................        (225)          (194)       (11,359)     (39,373)
Other income.......................          --             --            470        6,595(2)
Minority interest..................          --             --           (180)         210
Income taxes.......................          --             --           (395)        (401)
                                      -----------    ----------    ----------    ---------
Net loss...........................     $(3,081)      $ (9,402)    $  (38,240)   $(100,199)
                                      -----------    ----------    ----------    ---------
                                      -----------    ----------    ----------    ---------
Loss per share(3)..................     $(15.41)      $  (1.67)    $    (5.13)   $   (5.27)
Weighted average number of shares
  of Common Stock outstanding(3)...         200          5,641          7,448       19,008
OTHER FINANCIAL DATA:
EBITDA(4)..........................     $(2,616)      $ (8,532)    $  (23,807)   $ (52,432)
Capital expenditures(5)............       1,126          6,074         23,880       49,417
Cash (used in) provided by
  operating
  activities.......................      (1,987)         3,554        (10,475)     (91,812)
Cash used in investing
  activities.......................        (478)       (16,537)      (225,000)     (18,821)
Cash provided by financing
  activities.......................       2,888         18,143        335,031      152,035

                                                        DECEMBER 31, 1997
                                                  -----------------------------
                                                    ACTUAL       AS ADJUSTED(6)
                                                  -----------    --------------
                                                                  (UNAUDITED)
                                                        ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................    $ 144,894        $541,499
Marketable securities..........................       13,858          13,858
Restricted marketable securities(7)............       68,836          48,136
Total assets...................................      605,664         981,569
Short-term debt and current portion of capital
  lease obligations(8).........................        8,033           8,033
Long-term debt and capital lease
  obligations(8)...............................      316,608         726,703
Shareholders' equity...........................      126,699         125,654


------------------
 (1) Effective with the acquisition of a majority equity interest in ITG in September 1995, the Company began to consolidate ITG's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in ITG using the equity method of accounting.


 (2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.



 (3) Loss per share is calculated by dividing the loss attributable to the Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Shares issuable pursuant to outstanding stock options, Roll-Up Rights and warrants (including, without limitation, the Warrants) are not included in the loss per share calculation as their effect is anti-dilutive. See 'Description of Capital Stock.'




 (4) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.



 (5) Capital expenditures include assets acquired through capital lease financing and other debt.



 (6) The as adjusted figure reflects the receipt of net proceeds of approximately $385.0 million from the sale of the U.S. Dollar Notes, the use of approximately $101.0 million of proceeds from the Initial Public Offering to effect the Equity Clawback, the payment of $4.1 million of accrued interest payable in connection with the Equity Clawback, the release of approximately $21.0 million from the restricted marketable securities account following the Equity Clawback and the receipt of net proceeds of approximately $96.0 million from the sale of the German Notes (converted to U.S. Dollars at the noon buying rate for U.S. Dollars on March 11, 1998 of DM1.8352 = $1.00.)



 (7) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes. See 'Description of Certain Indebtedness--Description of the Notes.'



(8) As of December 31, 1997, the Company had $29.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.

                                  RISK FACTORS

     An investment in the Class A Common Stock offered hereby is subject to a number of risks. Prospective investors should carefully consider the following factors as well as the more detailed descriptions cross-referenced to the body of this Prospectus and the other matters described in this Prospectus before purchasing shares of Class A Common Stock.


SHORT OPERATING HISTORY; ENTRANCE INTO NEWLY OPENING MARKETS; MARGINS


     The Company acquired its principal operations in the United States in 1995, in France, Germany and The Netherlands in 1996, in Italy, Belgium, Switzerland, Venezuela, and a minority interest in its Portuguese operations in 1997, and commenced start-up operations in the United Kingdom, Sweden and Finland in 1996, and Denmark and Australia in 1997. Therefore, the Company has limited experience in operating these businesses. The businesses which now constitute the Company's principal operations commenced operations on various dates during 1990 through 1997 and, therefore, have limited operating histories. In addition, the Company has recently made investments in Luxembourg, Austria, Spain, and Japan and the Company plans to acquire or start-up operations in markets where it currently does not have operations. Furthermore, in many of its existing and future markets, the Company plans to offer services that have been provided in the past only by PTTs and/or services that were not previously available. Accordingly, the Company may face difficulties in establishing or expanding such businesses, including difficulties in hiring personnel that have experience in providing such telecommunications services in such markets. See '--Risks Associated with Anticipated Growth and Acquisitions.' The Company's prospects must, therefore, be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry.



     As a new entrant in its markets, the Company may need to grant substantial discounts in order to attract a significant customer base. The Company has and will continue to provide services to carrier customers at discounted prices, resulting in lower gross margins than margins related to sales to other customers. In addition, the Local Operators may incur significant costs developing their network infrastructures (including the purchase of minimum investment units ('MIUs') and indefeasible rights of use ('IRUs') in fiber optic cable systems, switches and leased capacity) as their business grows. The fixed costs and expenses incurred under these circumstances has resulted, and may continue to result, in low or negative operating margins. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'


     LDM has obtained, and has pending applications for, certificates of authority to provide local exchange services in many states throughout the U.S., and is currently reselling such services in New York State. Because local exchange services have, until very recently, been provided only by a single incumbent local exchange carrier ('LEC') in any particular community, the Company may face difficulties in establishing or expanding its local exchange business, including difficulties in negotiating service agreements with incumbent LECs and in hiring personnel that have experience in providing such services in such markets. See '--Risks Associated with Anticipated Growth and Acquisitions.' The Company's prospects must, therefore, be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry.

HISTORICAL AND FUTURE NET OPERATING LOSSES AND NEGATIVE EBITDA; NEED FOR

ADDITIONAL CAPITAL;
SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS


     The Company will need to continue to enhance and expand its operations and meet the increasing demands for service quality, availability of value added services and competitive pricing in order to establish and maintain a competitive position in its existing markets and the additional markets it enters. The Company has incurred, and during the next several years expects to continue to incur, significant and increasing operating and net losses, negative EBITDA and negative cash flow from operating activities due to the start-up nature of the Company's business and the Company's need to expand its operations, develop RSL-NET and build its customer base and marketing operations. The Company may need to raise substantial additional capital in the future to fund its acquisitions, strategic alliances, start-up operations, capital expenditures and anticipated substantial operating losses. The net proceeds from the German Debt Offering, the net proceeds from the U.S. Dollar Notes Offerings, the net proceeds from the Initial Public Offering (net of the Equity Clawback) and the remaining net proceeds from the 1996 Units Offering, together with borrowings under the Company's $7.5 million revolving credit facility with The Chase Manhattan Bank (the 'Revolving Credit Facility') and vendor financing, are expected to fund the Company's planned expansion of its existing operations and operating losses for approximatley 12 to 24 months. If the Company's plans or assumptions change or prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the German Debt Offering, the U.S. Dollar Notes Offerings, the Initial Public Offering (net of the Equity Clawback) and the 1996 Units Offering, together with the proceeds of the Revolving Credit Facility and such vendor financing, otherwise prove to be insufficient, the Company may be required to seek additional capital. The Company may also be required to raise capital to refinance the Notes at the time they mature. The Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company may become subject to additional or more restrictive financial covenants. If the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its existing operations and presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to pay principal and interest on the Notes.



     The Company has a significant level of indebtedness. As of December 31,

1997, the Company had consolidated indebtedness of $304.6 million on an actual basis, and after giving effect to the German Debt Offering, the U.S. Dollar Notes Offerings and the Equity Clawback would have had consolidated indebtedness of $713.6 million. The 1996 Indenture and the indentures governing the 1998 Notes (collectively, the 'Indentures') limit, but do not prohibit, the incurrence of additional indebtedness by the Company. The Company expects to incur substantial amounts of additional indebtedness in the future resulting in substantial and increasing interest expense. In addition, the Company expects to incur negative EBITDA, negative cash flow from operations, deficiencies of earnings to fixed charges, operating losses and net losses for future periods.



     In 1996, after giving effect to the Company's acquisition of Sprint Corporation's international voice operations in France and Germany in May 1996 (the 'Sprint Acquisitions'), the Company's acquisition of interests in ITG in 1996 (the 'ITG 1996 Acquisition') and the Company's acquisition of 75% of RSL Netherlands in October 1996 (the 'RSL Netherlands Acquisition'), the Company made capital expenditures of approximately $26.2 million. In 1997, the Company made capital expenditures of approximately $49.4 million. In 1998, the Company expects to make capital expenditures of approximately $70.0 million. The Company has also experienced (except for the fiscal quarters during which the 1996 Units Offering and the Initial Public Offering were closed) a consistently increasing working capital deficit. The Company's interest expense may exceed its EBITDA and cash flow from operations. If the Company's EBITDA is insufficient to meet its future debt service obligations and fund its operating losses, the Company will face substantial liquidity problems. If the Company is unable to generate sufficient EBITDA or cash flow from operations, or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default thereunder, which would permit the holders of such indebtedness to accelerate the maturity thereof. Such defaults could result in a default on the Notes and could delay or preclude payment of principal of, or interest on, the Notes. The ability of the Company to meet its obligations is dependent upon the future performance of the Company, which is subject to prevailing economic conditions (in each market, country and region in which the Company operates, as well as globally) and to financial, business and other factors, including factors beyond the Company's control.


     The Company's indebtedness could have important consequences to holders of the Class A Common Stock, including the following: (i) the debt service requirements of any existing and additional indebtedness could make it more difficult for the Company to make payments on its existing debt; (ii) the

Company's level of indebtedness could limit the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (iii) a substantial portion of the Company's future cash flow from operations, if any, will be dedicated to the payment of principal and interest on the Notes, its other indebtedness and other obligations and will not be available for the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. See 'Selected Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

RISKS ASSOCIATED WITH ANTICIPATED GROWTH AND ACQUISITIONS

     The Company has experienced rapid growth and intends to continue to grow through further expansion of its existing operations, through acquisitions, joint ventures, strategic alliances and through the establishment of new operations. The Company constantly evaluates acquisition and joint venture opportunities. The Company's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines (in many cases intra-national and local transmission lines may be available from only one dominant competitor) and significantly expand the Company's internal management, technical and accounting systems. The Company's growth will also depend on its ability to purchase successfully MIUs and IRUs, which ability may be adversely affected by, among other factors, competition to purchase such rights and regulatory restrictions on ownership. The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management and operational resources, including the identification of acquisition targets and joint venture partners, the negotiation of acquisition and joint venture agreements and the maintenance of satisfactory relations, including, when necessary, the resolution of disputes with its joint venture partners and minority investors in acquired entities. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results.

     The Company may, as a result of legal restrictions or other reasons, acquire a minority interest in strategic targets, in which case the Company would lack control over the target company's operations and strategies. There can be no assurance that such lack of control will not interfere with the Company's growth and integration of its operations.

     The Company may also acquire interests in operations for strategic reasons, despite the fact that such operations have operational or managerial problems or are incurring losses. In such cases, there can be no assurance that such operational or managerial problems or losses will not cause the Company significant problems or consume substantial monetary, management and other resources of the Company.

     The Company's planned new businesses will need to be integrated with its existing operations. For acquired businesses, this will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. For example, the Company's U.S. operations only began to utilize RSL-NET in the fourth quarter of 1996. Furthermore, acquired businesses generally suffer from employee and customer attrition and turnover at higher rates during the period commencing when employees and customers learn of a proposed transaction and ending after the transaction has been completed. The Company has experienced high levels of customer attrition and turnover in certain acquired businesses in the United States, Australia, France and Germany. In countries where the Company expands by establishing a new business, it must, among other things, recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from, and obtain interconnection agreements with, competitors that own intra-national transmission lines, and install hardware and software. See '--Competition.' In addition, since the Company operates businesses in several countries and intends to expand into additional countries and regions, including Europe, Asia, the Pacific Rim and Latin America, the Company must manage the problems associated with integrating a culturally and linguistically diverse workforce. The Company has limited experience dealing with these problems.

RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. There can also be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market. Furthermore, there can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

     Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. The Company cannot predict which of the many possible future product and service offerings will be important in order to establish and maintain a competitive position or what expenditures will be required to develop and provide such products and services. The Company's profitability will depend, in part, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services that meet evolving industry standards and customer preferences. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position.

     As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own MIUs or IRUs. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it would likely have a material adverse effect on the Company's prospects, financial condition and results of operations and its ability to make payments on its indebtedness. See '--Dependence on Other Carriers.'

INABILITY TO PREDICT TRAFFIC VOLUME

     The Company may enter into long-term agreements for leased capacity in anticipation of traffic volumes which do not reach expected levels and, therefore, be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, the Company may underestimate its need for leased capacity and, therefore, be required to obtain transmission capacity through more expensive means. The Company's U.S. operations have, in the past, both overestimated and underestimated their need for leased capacity and, therefore, have been forced to obtain capacity for overflow traffic at a higher cost and have also leased capacity which was under-utilized and, in some instances, led to under-utilization charges. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' If the Company is unable to accurately project its needs for leased capacity in the future, such inability may have a material adverse effect on the Company's business and profitability. Additionally, the Company has in the past acquired, and may in the future acquire, operations that have entered into long-term agreements for leased capacity with under-utilization charge provisions. These agreements present the same risks.

DEPENDENCE ON OTHER CARRIERS

     The Company does not own any intra-national or local exchange transmission facilities in any country in which it provides services (and does not intend to construct or acquire any of its own transmission facilities unless required to do so in order to receive regulatory approval to operate). Consequently, the Company must continue to rely on providers of intra-national and local exchange transmission facilities. All of the telephone calls made by the Company's customers are and will continue to be connected, at least in part, through transmission facilities that the Company leases. In all of the jurisdictions in which the Company conducts business (other than the U.S. and the United Kingdom)

or plans to conduct business, the current provider of significant intra-national transmission facilities is the PTT. Similarly, in the U.S., the current providers of local exchange transmission facilities are generally only the incumbent LECs, including the regional Bell operating companies ('RBOCs'). Accordingly, prior to full deregulation, there may be only one source of intra-national and/or local exchange transmission facilities in these countries, and the Company may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. In fact, Deutsche Telekom AG ('Deutsche Telekom'), the German PTT, in 1997 raised the rates charged to the Company and other carriers with respect to intra-national transmissions, and there can be no assurance that other PTTs will not also do so. Such rates may be too high to allow the Company to generate gross profit on intra-national calls or international calls routed to a Company switch by means of such intra-national lines. In addition, PTTs will not necessarily be required by law to allow the Company to lease transmission lines upon which the Company depends. To the extent that applicable law requires PTTs to lease transmission lines to the Company, delays may nevertheless be encountered with respect to the commencement of operations and extensive delays can be expected with respect to the negotiation of leases and interconnection agreements. See '--Government Regulatory Restrictions.' In addition, disputes can be expected with respect to pricing terms and billing. Similarly, to the extent that the Company leases local exchange facilities in the U.S., there is currently some uncertainty involving the prices and nature of such facilities that LECs may offer to competitors in the local exchange market, which could include the Company. Currently, the U.S. Court of Appeals for the Eighth Circuit has held that the FCC does not have jurisdiction to create national rules for the pricing of such facilities, but rather, that such jurisdiction rests with each of the individual states. As of the date of this Prospectus, this case was before the U.S. Supreme Court and, if the lower court decision is upheld, the need to address different pricing regimes in different states could make it more burdensome or expensive for the Company to enter a local exchange market.

     Many of the international telephone calls made by the Company's customers are and will continue to be transported through transmission facilities that the Company leases. The lessors of such facilities are competitors of the Company, including American Telephone & Telegraph, Inc. ('AT&T'), MCI Communications Corporation ('MCI'), Teleglobe Canada, Inc. ('Teleglobe'), British Telecommunications PLC ('British Telecom'), France Telecom S.A. ('France Telecom'), Deutsche Telekom and Cable and Wireless Communications PLC ('Mercury'). Similarly, to the extent the Company provides local exchange services in the U.S., it will have to lease facilities from LECs that will be competitors of the Company, such as the RBOCs. The Company generally leases lines on a short-term basis. These include leases on a per-minute basis (some with minimum volume commitments) and, where the Company anticipates higher volumes of traffic, leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. When there has been excess transmission capacity, as was the case for many years in the United States, lease rates have declined and short term leases have been advantageous. Recently, capacity has been somewhat constrained in the United States and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. Should the Company fail to meet its minimum volume commitments pursuant to long-term leases, it will be obligated to pay 'under-utilization' charges. See '--Inability to Predict Traffic Volume.' For these reasons, the Company would suffer competitive disadvantages if it entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if it failed to meet its minimum volume requirements. The Company is also vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration or termination of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISKS

     Sophisticated information systems are vital to the Company's growth and its ability to monitor costs, bill and receive payments from customers, reduce credit exposure, effect least cost routing and achieve operating efficiencies. The Company currently operates separate network management information systems for its U.S. and European operations. The Company intends to integrate and operate the information services for all of its Local Operators from a central location. A failure of any of the Company's current systems, the failure of the Company to implement or integrate new systems without difficulty, if at all, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and the results of operations.

     The Company is in the process of reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the 'Year 2000' problem. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.


     The Company is upgrading its computer system in an effort to prevent major system failures which could result upon the transition from 1999 to the year 2000. There can be no assurance that any such upgrades will be successfully implemented or that additional steps will not be necessary. A failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business and financial condition or results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Technology Risks,' 'Business--U.S. Operations' and '--European Operations--General.'


COMPETITION


     The provision of telecommunications services is and will continue to be extremely competitive. Prices for long distance calls have decreased substantially over the last few years in most of the markets in which the Company does business and prices are expected to decline substantially over the next several years in all of the markets where the Company does business or expects to do business. In addition, all of the Company's markets and expected future markets have deregulated or are in the process of deregulating telephone services. Customers in most of these markets are not familiar with obtaining services from competitors to the PTTs and incumbent LECs and may be reluctant to use new providers, such as the Company. In particular, the Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators or may switch to other service providers as a result of price competition. The Company has experienced, and expects to continue to experience, high levels of customer attrition and turnover as a result of the highly competitive nature of most of its markets.

     The Company's success will depend upon the Company's ability to compete with a variety of other telecommunications providers in each of its markets, including (i) the PTTs, (ii) alliances such as AT&T's alliance with Unisource (itself an alliance currently among PTT Telecom Netherlands, Telia AB and Swiss Telecom PTT) and the corresponding alliance with WorldPartners, the entity resulting from the proposed merger of MCI and WorldCom, Inc. ('WorldCom'), and Sprint Corporation's ('Sprint') alliance with Deutsche Telekom and France Telecom, known as 'Global One,' (iii) companies offering resold international telecommunications services, (iv) companies such as GTE and WorldCom offering local exchange service in conjunction with domestic long distance and international long distance services, (v) LECs such as the RBOCs, and (vi) other companies with business plans similar to that of the Company. The Company expects that competition will increase in the future as the deregulation of telecommunications markets worldwide accelerates. Many of the Company's competitors have significantly greater financial, management and operational resources and more experience than the Company. If any of the Company's competitors were to devote additional resources to the provision of international long distance voice telecommunication services to the Company's target customer base of small and medium-sized businesses, there could be an adverse effect on the Company's business. In addition, certain of the Company's competitors may target discounts in one market to gain an advantage in another market or with a particular customer. The Company may be unable to compete with such discounts on an economically feasible basis.

     Each of the Company's Local Operators is expected to separately compete within their respective countries. There can be no assurance that any of the Local Operators will be able to do so effectively and the success of the Company's strategy in any one market is not necessarily indicative of its ability to succeed in any other market.


     Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service.

The Company attempts to price its services at a discount to the prices charged by the PTT or major carriers in each of its markets. The Company has no control over the prices set by its competitors and some of the Company's larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which the Company operates. There can be no assurance that severe price competition will not occur. Any price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions. See 'Business--Industry Overview' and '--European Operations--General.'


     In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of the enactment of the Telecommunications Act of 1996 and regulatory initiatives taken by the FCC, the RBOCs may provide international telecommunications services, are allowed to offer domestic long distance service through an affiliate outside their service areas as 'non-dominant' carriers and are allowed to provide long distance service within their service areas, provided certain competition related conditions are met. AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, may enter the United States domestic long distance telecommunications market. As of the date of this Prospectus, no RBOC has been granted authority by the FCC to provide long distance service within its service area. However, the U.S. District Court for the Northern District of Texas has recently ruled that restrictions placed by the Telecommunications Act of 1996 on the RBOCs regarding their ability to provide long distance service within their respective service areas are unconstitutional. Moreover, certain of the RBOCs have filed with the FCC applications for authority to provide long distance service within their respective service areas. An appellate decision affirming the decision by the District Court, or the grant by the FCC of the pending RBOC applications, would enable the RBOCs to compete more effectively against the Company.

     In November 1997, the FCC revised its rules to implement commitments made by the U.S. under the Basic Telecommunications Agreement of the World Trade Organization (the 'GBT Agreement') executed in February 1997. In its decision, the FCC established an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the United States, and adopted a rebuttable presumption that the U.S. affiliates of foreign carriers with less than 50% market share in each relevant market on the foreign end should be treated as non-dominant. In addition, the FCC had, on several occasions since 1984, approved or required price reductions by AT&T because it was a 'dominant' carrier. However, the FCC reclassified AT&T as a 'non-dominant' carrier for domestic purposes in October 1995 and for international purposes in May 1996. These FCC actions substantially reduced the regulatory constraints on AT&T and affiliates of foreign carriers. As the Company expands its geographic coverage, it will encounter additional regional competitors and increased competition. Moreover, the Company believes that competition in non-U.S. markets will increase and begin to resemble the competitive landscape in the United States.

     The PTTs and incumbent LECs generally have certain competitive advantages that the Company and its other competitors do not have, due to their control over the intra-national and local exchange transmission facilities and connection to them, their ability to delay access to lines and the reluctance of some regulators to adopt policies and grant regulatory approvals that will result in increased competition for the PTTs and incumbent LECs. If the PTT or incumbent LEC in any jurisdiction uses its competitive advantages to their fullest extent, the Local Operator in such jurisdiction would be adversely affected.

GOVERNMENT REGULATORY RESTRICTIONS


     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services, including Internet telephony services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention in the United States or in any other country would not have a material adverse effect on the Company or that FCC or other regulatory investigation or intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the EU and other foreign markets based on European Commission directives and the GBT Agreement. Such deregulation of the EU and other foreign markets has already experienced some delays. While legislation has been passed by a number of EU member countries implementing European Commission ('EC') directives, the EC has instituted infringement proceedings for non-compliance with EC directives against eight member countries, and has stated its intention to institute additional proceedings against non-compliant member countries. Such proceedings may encourage member countries to comply with EC directives. However, there can be no assurance that this will be the case or that other foreign markets will proceed with the expected deregulation in the immediate future, if at all, or that the trend towards deregulation will be effective. In addition, even if other foreign markets act to deregulate their telecommunications markets on the current schedule, the national governments of such foreign markets must pass legislation to deregulate the markets within their countries. The national governments may not necessarily pass such legislation in the form required, if at all, or may pass such legislation only after a significant delay. In the EU, even if a national legislature enacts appropriate regulations within the time frame established by the EC, there may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. For example, in the United Kingdom, Mercury took legal action against the Post Office Engineering Union because the union refused to connect Mercury's customers. In Germany, Deutsche Telecom has proposed that a fee be charged to any customer who changes long distance service providers. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently anticipated.



     In addition, the telecommunications services provided by the Company in the United Kingdom are subject to and affected by regulations introduced by the Office of Telecommunications ('Oftel'). Oftel has imposed mandatory rate reductions on British Telecom in the past and is expected to continue to do so for the foreseeable future. This will have the effect of reducing the prices the Company can charge its U.K. customers.

     Also, the Internet telephony services provided by the Company through Delta Three may be subject to and affected by regulations introduced by the authorities in each country where Delta Three has or will have operations. The regulation of Delta Three's activities may have a material adverse effect on Delta Three's and the Company's financial condition and results of operations.

     The Company is currently authorized or otherwise allowed to provide intrastate, interexchange service in 48 states and the District of Columbia in the United States and relies on third party carriers to originate traffic in the other states.

RISK OF LOSS, OR DIMINUTION OF VALUE, OF OPERATING AGREEMENTS


     Although the Company has 18 operating agreements, the Company presently only utilizes six such agreements. These agreements are with carriers in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia and Norway. In order to utilize the remaining operating agreements, the Company would have to make an investment in transmission facilities to each of these countries, which the Company is unlikely to do unless and until it originates sufficient calling volume to such countries to justify an investment. The Company's failure to utilize these operating agreements may result in these foreign carriers terminating such agreements in order to secure more profitable agreements with carriers other than the Company and may limit the Company's ability to secure operating agreements with additional foreign carriers. The loss of the Company's operating agreements could have a material adverse effect on its business, and the failure to enter into additional operating agreements or other favorable arrangements in the future could limit the Company's ability to increase its revenues on a positive gross margin basis. There can be no assurance that the Company will be able to enter into additional operating and other interconnection agreements or other favorable arrangements in the future.


     In addition, the Company's operating agreements may become less valuable to the Company. As increasing numbers of international carriers emerge, operating agreements may become more available. Moreover, as telecommunications markets deregulate, particularly in Europe, an increasing proportion of international traffic is being carried outside of the traditional operating agreement/ settlement rate system.

DEPENDENCE ON CARRIER CUSTOMERS



     In the United States, a substantial portion of the Company's revenues are generated by the telecommunication services it provides to carrier customers. Revenues derived from the provision of such services accounted for 38% of the Company's revenues for the year ended December 31, 1997. Accordingly, the loss of revenue from carrier customers could have a material adverse effect upon the Company's business, financial condition and results of operations. Carrier customers are extremely price sensitive, generate very low margin business and frequently choose to move their business based solely on small price changes. In addition, certain of the Company's carrier customers are unprofitable or are only marginally profitable, resulting in a higher risk of delinquency or non-payment than in the case of more creditworthy customers. In February 1996, the Company terminated service to a carrier customer that accounted for 11% of ITG's 1995 U.S. revenues for failure to pay for past services. As a result, although the Company is attempting to recover the amounts owed by such customer, the Company booked a $4.9 million write-off for bad debt on its 1995 financial statements. While the Company instituted revised credit criteria to enable the Company to reduce its exposure to the higher risks associated with carrier customers, no assurance can be given that such criteria and methods will afford adequate protection against such risks.


RISKS RELATED TO HOLDING COMPANY STRUCTURE


     The Company is a holding company and its only material assets, other than cash, consist of the stock of its subsidiaries. The Company intends to loan or contribute a substantial majority of the net proceeds from the U.S. Dollar Notes Offerings and the German Debt Offering and has loaned or contributed a substantial portion of the net proceeds of each of the Initial Public Offering and the 1996 Units Offering to its subsidiaries. The Company relies on dividends, loan repayments and other intercompany cash flows from its subsidiaries to generate the funds necessary to meet its debt service obligations. The payment of dividends and the repayment of loans and advances by the Company to its subsidiaries are subject to statutory, taxation and other restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. In addition, dividends and other payments to the Company from the subsidiaries, in certain jurisdictions, may have adverse tax consequences to the subsidiaries or the Company, and the subsidiaries' ability to declare and pay dividends or make other payments to the Company are, in certain circumstances, subject to restrictions contained in their respective organizational documents or loan agreements. As of December 31, 1997, the total outstanding indebtedness of the Company's subsidiaries in the Company's consolidated financial statements was approximately $304.6 million. Moreover, claims of creditors of the Company's subsidiaries, including tax authorities and trade creditors, will generally have a priority claim to the assets of such subsidiaries over the claims of the Company. In addition, certain subsidiaries have outstanding minority equity owners who will have a pro rata claim with the Company to any dividends or other distributions by subsidiaries. See 'Description of Certain Indebtedness' and 'Shares Eligible for Future Sale.'


DEPENDENCE UPON KEY PERSONNEL

     The success of the Company is dependent, in part, upon its key management. In particular, the Company is highly dependent upon certain of its personnel, including Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder, and Itzhak Fisher, the President and Chief Executive Officer of the Company. The loss of services of Mr. Lauder, Mr. Fisher or any of the other members of the Company's senior management team could have a material adverse effect on the Company. The degree of Mr. Lauder's involvement in the activities of the Company varies from time to time based on the needs of the Company. Mr. Lauder's involvement with the Company, in addition to his activities as Chairman of its Board of Directors and Executive Committee, includes identifying potential local strategic partners, capital allocation, corporate governance, setting compensation policy and recruiting top management. However, he is not an employee of the Company and he spends a majority of his business time on other matters. While Mr. Fisher has an employment agreement with the Company, the Company does not have employment agreements with many of the other members of its senior management team.

     The Company believes its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. Such employees are in great demand and are often subject to offers for competitive employment. There can be no assurance that the Company can retain its key managerial employees or that it can attract, integrate or retain such employees in the future.

DEPENDENCE ON EQUIPMENT SUPPLIER

     The Company purchases most of its switches from Ericsson, which has granted the Company volume discounts and also provides lease financing for, and maintenance of, this equipment. Although switches of comparable quality may be obtained from several alternative suppliers, the failure of the Company to acquire compatible switches from an alternative source, or the failure to acquire additional switches (regardless of the vendor) on a timely basis or on a similar price basis, could result in delays, operational problems or increased expenses, which could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROLLING SHAREHOLDERS; NEGATIVE EFFECTS OF ANTI-TAKEOVER PROVISIONS


     Certain of the executive officers and directors of the Company, companies and partnerships they control and members of their immediate families control, in the aggregate, approximately 95.6% (95.1% after giving effect to the Offering) of the voting power and approximately 78.5% (75.8% after giving effect to the Offering) of the outstanding capital stock of the Company. As a result, the existing shareholders are able to control the election of all of the directors and the results of other shareholder votes. Ronald S. Lauder, Chairman of the Board of Directors of the Company, beneficially owns, in the aggregate, approximately 56.0% (56.2% after giving effect to the Offering) of the voting power and approximately 42.9% (41.8% after giving effect to the Offering) of the outstanding capital stock of the Company. As a result, Mr. Lauder has majority control of the Company, the ability to approve certain fundamental corporate transactions and to elect all members of the Company's Board of Directors. The exercise of the voting power by Mr. Lauder and such other persons may present conflicts of interest between them and the other owners of the Common Stock. See 'Principal Shareholders and Selling Shareholder.'


     The concentration of ownership in the Company and Mr. Lauder's intention to maintain a controlling interest in the Company may have the effect of delaying, deferring or preventing a change of control of the Company, a transaction which might otherwise be beneficial to shareholders. In addition, the Company's Memorandum of Association and Bye-Laws contain provisions that could delay, defer or prevent a change in control without the approval of the incumbent Board of Directors. Such a provision could impede the ability of the shareholders to replace management even if factors warrant such a change. See 'Principal and Selling Shareholders' and 'Description of Capital Stock--Anti-Takeover Protections.'

BERMUDA CORPORATE LAW

     The Company is a Bermuda corporation and, accordingly, is governed by The Companies Act 1981 of Bermuda. The Companies Act 1981 of Bermuda differs in certain aspects from laws generally applicable to United States corporations and shareholders, including with respect to the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders suits, indemnification of directors and inspection of corporate records. See 'Description of Capital Stock-- Certain Provisions of Bermuda Law.'

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Class A Common Stock may be extremely volatile. Factors such as adverse regulatory changes, fluctuations of liquidity, additional debt and equity financings, acquisitions by the Company, significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results and general conditions in the telecommunications market may have a significant impact on the market price of the Class A Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and telecommunications companies, often unrelated to the operating performance of the specific companies.

SHARES ELIGIBLE FOR FUTURE SALE



     Assuming that all of the remaining Warrants were exercised and all of the Shares offered hereby by the Selling Shareholder were sold, on the date of this Prospectus, then as of the date hereof, the Company would have a total of 42,953,784 shares of Common Stock outstanding, including 12,493,062 shares of Class A Common Stock and 30,460,722 shares of Class B Common Stock. Of such shares, approximately 10,572,898 shares of the Class A Common Stock (unless acquired in the Offering by an 'affiliate' of the Company, as that term is defined by Rule 144 promulgated under the Securities Act ('Rule 144')) will be freely tradeable without restriction or further registration under the Securities Act. The remaining outstanding shares of Class A Common Stock and all outstanding shares of Class B Common Stock would be 'restricted securities' (as that term is defined by Rule 144). Subject to the volume and other resale limitations set forth in Rule 144, all of such restricted securities would be eligible for public sale after April 4, 1998, when certain lock-up agreements between the underwriters of the Initial Public Offering and the Company's executive officers and directors and certain other shareholders of the Company expire. The Shares offered hereby by the Selling Shareholder are subject to such a lock-up agreement and cannot be resold until after April 4, 1998 unless a waiver is granted. Additionally, certain shareholders of the Company who beneficially own, in the aggregate, 22,725,746 shares of Class A Common Stock (including shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock) are entitled to demand registration rights with respect to such shares. Such demand registration rights are exercisable, with certain restrictions, after April 4, 1998. Certain shareholders who beneficially own, in the aggregate, 33,022,154 shares of Class A Common Stock (including the shares which are subject to demand rights and shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock) are entitled to piggyback registration rights. See 'Description of Capital Stock' and 'Shares Eligible for Future Sale.'



     As consideration for agreeing to provide (or to arrange for a bank to provide) the Company with a $35.0 million subordinated loan facility (the 'Shareholder Standby Facility') and a continuing guarantee of the Revolving Credit Facility, Ronald S. Lauder, Chairman of the Board and principal and controlling shareholder of the Company, received, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock (the 'Lauder Warrants'),which shares are convertible into 459,900 shares of Class A Common Stock. The Lauder Warrants became exercisable on September 10, 1997, have an expiration date of September 10, 2006 and a current exercise price of $.00457 per share. The terms of the Lauder Warrants are substantially the same as the Warrants, except that the Lauder Warrants are exercisable for shares of Class B Common Stock and the Warrants are exercisable for shares of Class A Common Stock.



     The Company has adopted the RSL Communications, Ltd. 1997 Performance

Incentive Plan (the '1997 Performance Plan'), the RSL Communications, Ltd. 1997 Stock Incentive Plan (the '1997 Plan') and the RSL Communications, Ltd. 1997 Directors' Compensation Plan (the 'Directors' Plan') which, in the aggregate, provide for stock grants and grants of options to acquire up to 3,750,000 shares of Class A Common Stock in the aggregate. In addition, options to acquire up to 2,004,475 shares of Class A Common Stock are outstanding under the RSL Communications, Ltd. 1995 Amended and Restated Stock Option Plan (the '1995 Plan'). The Company registered with the Commission in November 1997 all of the shares underlying all such options (the 'Option Shares'). Options with respect to 1,021,227 of the Option Shares are currently exercisable or exercisable within 60 days of the date of this Prospectus. See 'Management--Executive Compensation of Executive Officers.'


     In connection with the pending acquisition by the Company of additional interests in Delta Three (see 'Business--International Telephony Operation--General'), the Company is obligated to issue to certain minority shareholders of Delta Three 411,684 shares of Class A Common Stock at the closing of such transaction. Such shares, when issued, will be 'restricted securities.' However, such shareholders will have piggyback registration rights with respect to such shares, subject to certain limitations.


     Sales of substantial amounts of Class A Common Stock in the public market, and the availability of shares for future sale (including, in each case, shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock, upon the exercise of options or under the Company's stock option and compensation plans) could adversely affect the prevailing market price of the Class A Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See 'Principal Shareholders and Selling Shareholder' and 'Shares Eligible for Future Sale.'


SUSPENSION OF THE REGISTRATION STATEMENT

     Pursuant to a warrants registration rights agreement between The Chase Manhattan Bank, as Warrant agent (the 'Warrant Agent') and the Company (the 'Warrants Registration Rights Agreement'), the Company generally has the right during any consecutive 365-day period to suspend availability of the Registration Statement of which this Prospectus is a part for (i) up to two consecutive 30-day periods, if the Company's Board of Directors determines in good faith that there is a valid purpose for such suspension and (ii) up to five additional, non-consecutive three-day periods, if the Board of Directors determines in good faith that the Company cannot provide adequate disclosure during such period due to circumstances beyond its control. Accordingly, the Selling Shareholders will not be able to sell any of their shares of Class A Common Stock under this Prospectus and the Company will not be able to issue Shares hereunder upon the exercise of Warrants during the time that the Company suspends availability of such Registration Statement.


ABSENCE OF DIVIDENDS

     The Company has never paid dividends on any class of the Common Stock and does not anticipate paying any such dividends in the foreseeable future. In addition, the Company's debt facilities and the Indenture contain restrictions on the Company's ability to declare and pay dividends on each class of the Common Stock. See 'Description of Certain Indebtedness' and 'Dividend Policy.'

CHANGE OF CONTROL


     Upon the occurrence of a Change of Control (as defined in the Indentures), the Company may be required to purchase all of the outstanding Notes at a price equal to 101% of the principal amount (or accreted value) thereof at the date of purchase plus accrued and unpaid interest. There can be no assurance that the Company will have sufficient funds to purchase any of the Notes upon a Change in Control.


DEVALUATION AND CURRENCY RISKS


     An increasing portion of the Company's revenues and expenses (notably interest and principal on the German Notes) will be denominated in non-U.S. currencies, although a disproportionate portion of the Company's expenses, including interest and principal on the 1996 Notes and the U.S. Dollar Notes, will be denominated in U.S. dollars. In addition, the Company, in the future, may acquire interests in entities that operate in countries where the expatriation or conversion of currency is restricted. The Company currently does not hedge against foreign currency exchange translation risks but may in the future commence such hedging against specific foreign currency transaction risks including currency transaction risks relating to the German Debt Offering. There can be no assurance that the Company will be able to hedge all its exchange rate exposure at satisfactory cost, and there can be no assurance that exchange rate fluctuations will not have a material effect on the ability of the Note Issuer or the Company to meet its obligations under the Notes. Because of the number of currencies involved, the Company's constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations.



     Under the treaty on the European Economic and Monetary Union (the 'Treaty'), to which the Federal Republic of Germany is a signatory, on or before January 1, 1999, and subject to the fulfillment of certain conditions, the 'Euro' may replace all or some of the currrencies of the member states (the 'Member States') of the EU, including the Deutsche mark. If, pursuant to the Treaty, the Deutsche mark is replaced by the Euro, the payment of principal of, premium, if any, and interest on, the German Notes will be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. In addition, the regulations of the EU relating to the Euro will apply to the German Notes and the indenture relating thereto.




     Modifications to the Company's computer systems and programs are also being made in order to prepare for the upcoming replacement of certain European currencies with the Euro. Costs associated with the modifications necessary to prepare for the Euro are being expensed by the Company during the period in which they are incurred.

FOREIGN PERSONAL HOLDING COMPANY AND PASSIVE FOREIGN INVESTMENT COMPANY RULES

     The Company will seek to manage its affairs and the affairs of its subsidiaries so that neither the Company nor any of its foreign corporate subsidiaries would be classified as a passive foreign investment company ('PFIC') or, once such a subsidiary is profitable, as a foreign personal holding company ('FPHC') under the U.S. Internal Revenue Code of 1986, as amended. If the Company or any such subsidiary were an FPHC, the undistributed foreign personal holding company income (generally, the taxable income, with certain adjustments), if any, of the Company or of its foreign corporate subsidiaries would be included in the income of a U.S. shareholder of the Company as a dividend on a pro rata basis. If the Company were a PFIC, then each U.S. holder of Class A Common Stock would, upon certain distributions by the Company, or upon disposition of the Class A Common Stock at a gain, be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge, generally as if the distribution or gain had been recognized ratably over the U.S. shareholder's holding period (for PFIC purposes) for the Class A Common Stock, or if a 'qualified electing fund' election were made by a U.S. holder of Class A Common Stock, a pro rata share of the Company's ordinary earnings and net capital gain would be required to be included in such U.S. shareholder's income each year. Also, effective for years beginning after 1997, a U.S. shareholder may be able to make a mark-to-market election whereby annual increases and decreases in share value are included as ordinary income or deducted from ordinary income by marking-to-market the value of the shares at the close of each year. While the Company intends to manage its affairs and the affairs of its corporate subsidiaries so as to avoid PFIC status or, once profitable, FPHC status, there can be no assurance that the Company would be successful in this endeavor. See 'Certain United States Federal Income Tax Considerations.'

                                USE OF PROCEEDS


     Gross proceeds of $5,268 would be received if all 1,152,715 shares of Class A Common Stock are issued upon the exercise of the remaining Warrants at an exercise price of $.00457 per share. The Company would not have any net proceeds after payment of the expenses associated with the Offering. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder.


                        DETERMINATION OF OFFERING PRICE

     In accordance with a warrant agreement, dated as of October 3, 1996, by and between the Company and the Warrant Agent (the 'Warrant Agreement'), each outstanding Warrant may be converted into 3.975 shares of Class A Common Stock upon payment of an exercise price of $.00457 per share. The exercise price and conversion ratio are subject to adjustments as provided in the Warrant Agreement. The terms, conditions and exercise prices per share for the Warrants were determined through negotiations between the Company and the placement agents of the Units at the time of the Debt Offering.

                              PLAN OF DISTRIBUTION


     The Shares issuable upon the exercise of Warrants are offered solely by the Company and the Shares offered by the Selling Shareholder are being sold by it; no underwriters are participating in the Offering. Warrants may be exercised by giving written notice and paying the exercise price to the Company, and as otherwise required by the Warrant Agreement.



     The Selling Shareholder expects to sell its Shares from time to time either pursuant to this Prospectus or pursuant to Rule 144 promulgated under the Securities Act. Sales are expected to be made in brokerage transactions (executed on the Nasdaq National Market) at market prices related to those then prevailing for shares of Class A Common Stock. Selling brokers will be paid usual and customary commissions. The average high and low prices of the Class A Common Stock as reported on the Nasdaq National Market are set out below. See 'Principal Shareholders and Selling Shareholder.'


                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock has been quoted on the Nasdaq National Market under the symbol 'RSLCF' since October 1, 1997. Prior to that date, there was no trading market for the Class A Common Stock. The following table lists, for the periods indicated, the high and low sales prices of the Class A Common Stock as reported on the Nasdaq National Market.



                                                                                                PRICE OF CLASS A
                                                                                                  COMMON STOCK
                                                                                                ----------------
                                                                                                 HIGH      LOW
1997 Fourth Quarter(from October 1, 1997)....................................................   $35 1/4   $22
1998 First Quarter (through March 19, 1998)..................................................    24 1/8    23 1/4



     On March 19, 1998, the last reported sales price for the Class A Common Stock on the Nasdaq National Market was $23.50 per share.

                                DIVIDEND POLICY

     The Company has never paid dividends on any class of Common Stock and does not anticipate paying any dividends on the Class A Common Stock or any other class of Common Stock in the foreseeable future. Certain of the Company's credit facilities and the Indenture contain restrictions on the Company's ability to declare and pay dividends on the Common Stock. See 'Description of Certain Indebtedness.' The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, restrictions in loan agreements, if any, and any such other factors as the Board of Directors may deem relevant.


                                 CAPITALIZATION


     The following table sets forth the consolidated cash and cash equivalents, marketable securities, restricted marketable securities and capitalization of the Company as of December 31, 1997 and as adjusted to give effect to the issuance of the shares of Class A Common Stock issuable upon conversion of the Warrants (assuming all remaining Warrants are exercised), the Equity Clawback, the U.S. Dollar Offerings, and the German Debt Offering. The table should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and the other information included elsewhere in this Prospectus. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



                                                     AS OF DECEMBER 31, 1997
                                                    --------------------------

                                                                   AS ADJUSTED
                                                      ACTUAL       (UNAUDITED)
                                                    -----------    -----------
                                                          (IN THOUSANDS,
                                                        EXCEPT SHARE DATA)
                                                    --------------------------
Cash and cash equivalents.........................   $ 144,894     $   541,499(1)
                                                    -----------    -----------
                                                    -----------    -----------
Marketable securities.............................   $  13,858     $    13,858
                                                    -----------    -----------
                                                    -----------    -----------
Restricted marketable securities(2)...............   $  68,836     $    48,136
                                                    -----------    -----------
                                                    -----------    -----------
Short-term debt and current portion of long-term
  debt and current portion of capital lease
  obligations.....................................   $   8,033     $     8,033
Long-term debt and capital lease obligations:
  Capital leases..................................      20,108          20,108
  12 1/4% Senior Notes due 2006 (net of
     unamortized discount of $3.5 million and $2.5
     million as adjusted)(3)......................     296,500         207,550
  9 1/8% Senior Notes due 2008....................          --         200,000
  10 1/8% Senior Discount Notes due 2008..........          --         200,000
  10% Senior Discount Notes due 2008..............          --          99,045
                                                    -----------    -----------
     Total long-term debt, short-term debt and
      capital lease obligations(4)................     324,641         734,736
                                                    -----------    -----------
Shareholders' equity:
  Common Stock, $.00457 par value; 438,000,000
     authorized; 10,872,569 shares of Class A
     Common Stock outstanding and 12,065,024
     shares outstanding as adjusted(5)(6).........          49              54
     30,760,722 shares of Class B Common Stock
      outstanding(6)..............................         141             141
  Preferred Stock, $.00457 par value; 65,700,000
     shares authorized; no shares outstanding.....          --              --
  Warrants--Common Stock..........................       5,544           5,544
  Additional paid-in capital......................     274,192         274,192
  Accumulated deficit.............................    (147,939)       (148,989)
  Foreign currency translation adjustment.........      (5,288)         (5,288)
                                                    -----------    -----------
     Total shareholders' equity...................     126,699         125,654
                                                    -----------    -----------
     Total capitalization.........................   $ 451,340     $   860,390
                                                    -----------    -----------
                                                    -----------    -----------

------------------

(1) The as adjusted figure reflects the receipt of net proceeds of approximately $385 million from the sale of the U.S. Dollar Notes, the use of approximately $101 million of proceeds from the Initial Public Offering to effect the Equity Clawback, the payment of $4.1 million of accrued interest payable in connection with the Equity Clawback, the release of approximately $21 million from the restricted marketable securities account following the Equity Clawback and the receipt of net proceeds of approximately $96 million from the sale of the German Notes (converted to U.S. Dollars at the noon buying rate for U.S. dollars on March 11, 1998 of DM1.8352 = $1.00).


(2) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the 1996 Notes adjusted to reflect the reduction of approximately $21 million released from the restricted marketable securities account following the Equity Clawback. See 'Description of Certain Indebtedness--Description of the 1996 Notes.'


(3) The as adjusted figure gives effect to the $90 million Equity Clawback, amounting to approximately $101 million, inclusive of $11 million of redemption premium.


(4) As of December 31, 1997, the Company had approximately $29.7 million of available (undrawn) borrowing capacity under its current bank and vendor facilities.


(5) Does not include (i) 2,004,475 shares of Class A Common Stock issuable upon exercise of outstanding stock options (including 459,607 shares issuable upon the exercise of currently exercisable options), (ii) 3,750,000 shares of Class A Common Stock reserved for issuance pursuant to option grants under the Guarantor's stock option and compensation plan (including options to purchase 437,856 shares of Class A Common Stock granted to Itzhak Fisher and others under the 1997 Plan (as defined) and options to purchase 2,273 shares of Class A Common Stock granted to each of Leonard A. Lauder, Fred H. Langhammer and Gustavo A. Cisneros and options to purchase 6,818 and 3,409 shares of Class A Common Stock granted to Ronald S. Lauder and Andrew Gaspar, respectively, under the Directors' Plan, (as defined) or (iii) 31,220,622 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants (as defined)).


(6) Does not give effect to the conversion of Class B Common Stock to Class A Common Stock by the Selling Shareholder.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     Set forth below are selected consolidated financial data for each of the years in the four year period ended December 31, 1997. The selected consolidated financial data presented below with respect to the years ended December 31, 1997, 1996 and 1995 have been derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus. The Consolidated Financial Statements for the three year period ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the Company's predecessor entity, ITG. The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and the notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus.



     The Company has experienced rapid growth over the periods set forth below, which growth may not necessarily continue at such rate. Accordingly, the financial and operating results set forth below may not be indicative of future performance.



                                                            YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                              PREDECESSOR
                                                 1994        1995(1)       1996        1997
                                              -----------    --------    --------    ---------
                                                  ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................     $ 4,702      $ 18,617    $113,257    $ 300,796
Cost of services...........................      (4,923)      (17,510)    (98,461)    (265,321)
                                              -----------    --------    --------    ---------
Gross profit (loss)........................        (221)        1,107      14,796       35,475
Selling, general and administrative
  expenses.................................      (2,395)       (9,639)    (38,893)     (94,712)
Depreciation and amortization..............        (240)         (849)     (6,655)     (21,819)
                                              -----------    --------    --------    ---------
Loss from operations.......................      (2,856)       (9,381)    (30,752)     (81,056)
Interest income............................          --           173       3,976       13,826
Interest expense...........................        (225)         (194)    (11,359)     (39,373)
Other income...............................          --            --         470        6,595(2)
Minority interest..........................          --            --        (180)         210
Income taxes...............................          --            --        (395)        (401)
                                              -----------    --------    --------    ---------
Net loss...................................     $(3,081)     $ (9,402)   $(38,240)   $(100,199)

                                              -----------    --------    --------    ---------
                                              -----------    --------    --------    ---------

Loss per share(3)..........................     $(15.41)     $  (1.67)   $  (5.13)   $   (5.27)
Weighted average number of shares of Common
  Stock outstanding(3).....................         200         5,641       7,448       19,008

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------
                                              PREDECESSOR
                                                 1994          1995        1996        1997
                                              -----------    --------    --------    --------
                                                              (IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(4)..................................     $(2,616)     $ (8,532)   $(23,807)   $(52,432)
Capital expenditures(5)....................       1,126         6,074      23,880      49,417
Cash (used in) provided by operating
  activities...............................      (1,987)        3,554     (10,475)    (91,812)
Cash used in investing activities..........        (478)      (16,537)   (225,000)    (18,821)
Cash provided by financing activities......       2,888        18,143     335,031     152,035



                                                            AS OF DECEMBER 31,
                                              -----------------------------------------------
                                              PREDECESSOR
                                                 1994          1995        1996        1997
                                              -----------    --------    --------    --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..................     $   452      $  5,163    $104,068    $144,894
Marketable securities......................          --            --      67,828      13,858
Restricted marketable securities...........          --            --     104,370      68,836
Total assets...............................       3,682        53,072     427,969     605,664
Short-term debt, current portion of long-
  term debt and current portion of capital
  lease obligations........................       2,645         5,506       6,974       8,033
Long-term debt and capital lease
  obligations..............................       1,404         6,648     314,425     316,608
Shareholders' (deficiency) equity..........      (3,651)        5,705      20,843     126,699



------------------
(1) Effective with the acquisition of a majority equity interest in ITG in September 1995, the Company began to consolidate ITG's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in ITG using the equity method of accounting.

(2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.

(3) Loss per share is calculated by dividing the loss attributable to Common Stock by the weighted average number of shares of Common Stock outstanding, and has been retroactively restated to reflect the 2.19-for-one stock split. Outstanding stock options, Roll-up Rights and warrants (including, without limitation, the Warrants) are not included in the loss per common share calculation as their effect is anti-dilutive. See 'Description of Capital Stock.'

(4) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.

(5) Capital expenditures include assets acquired through capital lease financing and other debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The following contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, the Company's financing plans, trends affecting the Company's financial condition or results of operations, the impact of competition, the start-up of certain operations and acquisition opportunities. The Company's actual future results could differ materially from those discussed herein. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Information contained in this Prospectus, including, without limitation, information contained in this section of this Prospectus and information under 'Risk Factors' and 'Business,' identifies important factors that could cause such differences.

OVERVIEW

  GENERAL


     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial (including business and residential) accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, The Netherlands, Denmark, Australia, Italy, Venezuela, Switzerland and Belgium. The Company is in the process of commencing start-up operations through its investments in majority-owned entities in Austria, Spain, Luxembourg and Japan, and through its 39% investment in a Portuguese telecommunications company. In 1996, approximately 66% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic. The Company's consolidated revenues for the years ended December 31, 1997 and 1996 were $300.8 million and $113.3 million, respectively.


     THE UNITED STATES. The Company's initial operations were established in the United States through the acquisition of interests in ITG in March 1995 and Cyberlink, Inc. ('Cyberlink') in September 1995. ITG and Cyberlink had growing businesses in New York and California, respectively, each with an established customer base and sales channels, but both had operational problems which prevented these entities from realizing their profit potential. These problems included costly transmission capacity arrangements, vendor disputes and inadequate credit and pricing policies. Each of ITG and Cyberlink was also unable to obtain funding for working capital which limited their ability to purchase transmission capacity on a cost-efficient basis which, coupled with the foregoing problems, limited their operating performance.


     Following the ITG 1996 Acquisition, which brought the Company's ownership in ITG to 87%, the Company took steps to streamline and improve operations, including finance, network provisioning, pricing and selling functions. During the first quarter of 1997, the Company completed the consolidation of its U.S. operations under one entity, RSL USA. The Company's U.S. operations, other than its operations with respect to LDM, remain consolidated with RSL USA.


     The Company has implemented solutions designed to improve RSL USA's operations. For example, the Company added key members to its management and purchased and developed additional management software systems which provide current traffic provisioning and an enhanced ability to predict future traffic volume. The Company also successfully negotiated and continues to negotiate rate reductions and more appropriate transmission capacity arrangements based on the Company's current and anticipated capacity requirements. In addition, the Company's U.S. operations began to utilize the Company's own facilities in the fourth quarter of 1996. The Company anticipates that expanded utilization of its own facilities (as such component of RSL-NET continues to grow) will result in more cost-efficient methods of transport for its U.S. business. The Company also improved vendor relations by paying bills on a more timely basis and has implemented stricter financial controls, including ongoing customer credit reviews and managerial procedures to reduce credit exposure, and settled certain disputes and claims with certain of its vendors.


     Although the Company's U.S. gross margin decreased for the year ended December 31, 1997 as compared to the year ended December 31, 1996 due to the rapid expansion of its operations, the Company expects that its gross margin in 1998 will improve as a result of the operational efficiencies implemented to date and to be derived from continued growth, the continued development of RSL-NET and the resulting economies of scale. However, the foregoing is a forward-looking statement and there can be no assurances in this regard. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins', '--Inability to Predict Traffic Volume' and '--Risks Associated with Rapidly Changing Industry.' Although the Company anticipated U.S. gross margin improvements during 1997, rapid growth in excess of the Company's expectations continued to cause traffic overflow and gross margin pressure.



     As of December 31, 1997, the Company had recorded approximately $135.7 million of goodwill in connection with its U.S. acquisitions (including ITG, Cyberlink, LDM and Delta Three). Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for U.S. acquisitions are as follows:



                                                          COMPONENT COST AND
                                                       PURCHASE PRICE ALLOCATION
                                                       -------------------------
                                                            ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash and cash equivalents..........................   $12.4
  Accounts receivable................................    13.9

  Telecommunications equipment.......................     5.3
  Deposits and others................................     2.8
  Intangible assets--goodwill........................   135.7

LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...    64.8
  Long-term debt.....................................     4.7

EQUITY:
  Acquisition of minority interest...................    22.4
  Increase to shareholders' equity...................    32.6



     EUROPE. RSL COM Europe, Ltd. ('RSL Europe') is a wholly-owned subsidiary of the Company. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest in Cyberlink Communications Europe Limited ('Cyberlink Europe') which, through its wholly-owned subsidiaries, RSL COM Finland OY ('RSL Finland') and RSL COM Sweden AB ('RSL Sweden'), commenced operations in May 1996. In May 1996, the Company acquired Sprint's international long distance voice businesses in France and Germany. In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995. In 1997, RSL Europe acquired the remaining minority interest in RSL Netherlands. A start-up wholly-owned subsidiary of RSL Netherlands commenced operations in Denmark in May 1997. In April 1997, RSL Europe acquired a 30.4% interest in Maxitel Servicos e Gestao de Telecomunicacoes S.A. ('Maxitel'), a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995. In August 1997, RSL Europe also acquired a 50% interest in RSL Austria, which will initially operate as an international telecommunications reseller. After the completion, in September 1997, of certain corporate formalities, the Company's interest was increased to 90% of RSL Austria.

     In December 1997, RSL Europe acquired an 78.5% interest in RSL Switzerland, a long distance telecommunications carrier in Switzerland.

     In December 1997, RSL Europe formed a joint venture to establish RSL Spain.

     In December 1997, RSL Europe acquired a 90% interest in RSL Belgium, a licensed international telecommunications carrier in Belgium which in turn owns 100% of RSL Luxembourg, a licensed international telecommunications carrier in Luxembourg.


     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ('EC') through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.


     Although interconnection was not available and implemented in most EU countries by January 1, 1998 (as called for by an EC directive), the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation if and when it occurs. The Company can provide value-added services before interconnection is available and, in certain EU countries, the Company is already providing dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See 'Business--International Long Distance Mechanics.'



     As of December 31, 1997, the Company had recorded an aggregate of approximately $51.9 million of goodwill in connection with its European acquisitions. Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its European acquisitions are:



                                                          COMPONENT COST AND
                                                       PURCHASE PRICE ALLOCATION
                                                       -------------------------
                                                            ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash...............................................  $ 2.3
  Accounts receivable................................    0.8
  Telecommunications equipment.......................    2.2
  Deposits and others................................    0.3
  Intangible assets--goodwill........................   51.9

LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...    5.5
  Lease commitments..................................    2.4


REVENUES

     The Company provides both domestic and international long distance services and derives its revenues principally from the provision of international long distance voice telecommunication services. Revenues are derived from the number of minutes of use (or fractions thereof) billed by the Company ('revenue minutes') and are recorded upon completion of calls. In addition, the Company derives revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the card. The Company maintains local market pricing structures for its services and generally prices its services at a discount to the prices charged by the local PTTs and major carriers. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications, which the Company expects will be offset by increased minute volumes and decreased operating costs per minute. See 'Risk Factors--Risks Associated With Rapidly Changing Industry' and '--Competition.'

  U.S. OPERATIONS


                                                                YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------------
                                                   PREDECESSOR
                                                      1994         1995        1996          1997
                                                   -----------    -------    --------     -----------
                                                    (IN THOUSANDS, EXCEPT PERCENTAGE OF CONSOLIDATED
                                                                       REVENUES)
Revenues.......................................      $ 4,702      $18,461    $ 85,843      $ 194,518
Percentage of consolidated revenues............        100.0%        99.2%       75.8%          64.7%
Cost of services...............................       (4,923)     (17,367)    (76,892)      (176,780)
                                                   -----------    -------    --------     -----------
Gross profit (loss)............................         (221)       1,094       8,951         17,738
Selling, general and administrative expenses...       (2,395)      (7,444)    (17,606)       (38,207)
Depreciation and amortization..................         (240)        (619)     (3,047)        (5,650)
                                                   -----------    -------    --------     -----------
Loss from operations...........................      $(2,856)     $(6,969)   $(11,702)     $ (26,119)
                                                   -----------    -------    --------     -----------
                                                   -----------    -------    --------     -----------


     Prior to 1997, the Company's revenues had been primarily derived from its operations within the United States. The Company's U.S. revenues result primarily from the sale of long distance voice services on a wholesale basis to other carriers, on a retail basis to commercial customers and on a bulk discount basis to distributors of prepaid calling cards. The Company has experienced, and expects to continue to experience, significant month to month changes in revenues generated by its carrier customers. The Company believes such carrier customers will react to temporary price fluctuations and spot market availability that will impact the Company's carrier revenues. The Company has shifted its marketing focus in the United States to small and medium-sized businesses and has restructured its pricing of wholesale services to other carriers. The Company has derived increased revenues from its small and medium-sized business customers, as it has been reducing its reliance on wholesale carrier revenues. See 'Risk Factors--Dependence on Carrier Customers' and '--Overview.'

  EUROPEAN OPERATIONS


                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                  ----------------------------------
                                                   1995        1996         1997
                                                  -------    --------    -----------
                                                   (IN THOUSANDS, EXCEPT PERCENTAGE
                                                      OF CONSOLIDATED REVENUES)
Revenues.......................................   $   156    $ 27,414     $  73,653
Percentage of consolidated revenues............       0.8%       24.2%         24.5%
Cost of services...............................      (143)    (21,569)      (59,516)
                                                  -------    --------    -----------
Gross profit...................................        13       5,845        14,137
Selling, general and administrative expenses...      (539)    (17,377)      (43,004)
Depreciation and amortization..................       (12)     (1,906)       (7,038)
                                                  -------    --------    -----------
Loss from operations...........................   $  (538)   $(13,438)    $ (35,905)
                                                  -------    --------    -----------
                                                  -------    --------    -----------



     The Company commenced European operations with the introduction of operations in the United Kingdom, Finland and Sweden in the second quarter of 1996. In addition, the Company acquired operations in France and Germany during the second quarter of 1996 and acquired operations in The Netherlands in the fourth quarter of 1996. During the second quarter of 1997, the Company commenced operations in Denmark and during the fourth quarter of 1997 commenced operations in Italy. Each of the countries in which the Company operates has experienced different levels of deregulation, resulting in various levels of competition and differing ranges of services which the Company is permitted to offer. The Company also believes that as it pursues its strategic growth strategy it will continue to encounter various degrees of start-up time.


     Substantially all revenues from the Company's European operations are derived from commercial sales to end-users, which often generate a higher gross profit than wholesale sales to carriers. Sales are targeted at small and medium-sized corporate customers, as well as to niche consumer markets (including selected ethnic communities). To reduce its credit risk, the Company primarily offers prepaid products to its targeted consumer markets.

     EFFECT OF DEREGULATION ON EUROPEAN REVENUES. The Company operates or will soon operate in various countries in Europe, each of which is in a different state of deregulation. In certain of these countries, current regulatory restrictions limit the Company's ability to offer a broader array of products and services and limit the availability of those services to customers. Accordingly, the Company anticipates that deregulation will have a favorable impact on revenues because (i) customers will be able to access the Company's services more easily and (ii) the Company will have the ability to provide a broader array of products and services. It is anticipated that most European countries will deregulate various aspects of the telecommunications industry beginning in 1998. The Company believes that, with established or start-up operations in 14 European countries, it will be well positioned to benefit from the anticipated deregulation of European markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Risks Associated with Rapidly Changing Industry,' '--Government Regulatory Restrictions' and 'Business--European Operations--Regulatory Environment.'

OTHER OPERATIONS


     During April 1997, the Company acquired a customer base of approximately 1,700 customers from Pacific Star Communications Limited ('Pac Star'), an Australian-based switchless reseller. As of October 1997, RSL Australia acquired 100% of the issued capital stock of the members of the Call Australia Group and the copyright in the billing software used by the Call Australia Group. In November 1997, RSL Australia purchased 85% of EZI Phonecard Holdings Pty. Limited ('EZI'), an international reseller and prepaid calling card services provider. In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty., Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing. Through December 31, 1997, Australian operations as a whole have generated revenues of approximately $32.0 million.


     The Company also acquired operations in Venezuela in mid-1997 as a result of the Latin American joint venture with the Cisneros Group. To date, the Company's start-up operations in Venezuela have generated approximately $300,000 in revenues.


     In addition, during the second quarter of 1997, the Company incorporated RSL COM Japan K.K. ('RSL Japan') and, in the third quarter of 1997, recruited a managing director to oversee its operations in Japan. In February 1998, RSL Japan was granted an International Simple Resale license by Japan's MPT to provide international telephony, fax and data services to and from Japan. To date, the Company's Japanese operations have not generated revenues. The Company anticipates generating revenues from its operations in Japan during mid-1998.


     The other countries in which the Company operates or will soon operate also have experienced different levels of deregulation. As a result, the level of competition in each country varies. The Company believes that as it pursues its strategic growth strategy, the commencement of new operations will entail varying degrees of time and cost.

COST OF SERVICES

     The Company's cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. The majority of the Company's cost of services are variable, including local access charges and transmission capacity leased on a per-minute of use basis. The Company expects that an increasing amount of its total operating costs will be fixed in the future, as the volume of the Company's calls carried over its IRUs, MIUs and point-to-point fixed cost leases increases. The depreciation expense with respect to the Company's MIUs and IRUs is not accounted for in cost of services. In addition, the Company intends to lower its variable cost of termination as a percentage of revenues by carrying traffic pursuant to more of its existing operating agreements and by negotiating additional operating agreements on strategic routes. The Company has directly linked certain of its Local Operators in Europe and the United States utilizing lines leased on a fixed cost point-to-point basis and MIUs and IRUs. To the extent traffic can be transported between two Local Operators over MIUs or IRUs, there is only marginal cost to the Company with respect to the international portion of a call other than the fixed lease payment or the capital expenditure incurred in connection with the purchase of the MIUs or IRUs. The Company's cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. By integrating its operations in this manner, the Company expects to continue to improve its gross margins. For a discussion of important factors that adversely affect the Company's gross margins, see 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume' and '--Dependence on Carrier Customers,' '--Overview' in this section and 'Business--Network Strategy.' However, the Company does not intend to purchase or construct its own intranational transmission facilities in any of its markets unless required to do so in order to receive regulatory approval to operate. Accordingly, variable costs will continue to be a majority of the Company's cost of services for the foreseeable future.




     The Company's cost of services is affected by the volume of traffic relative to its owned facilities and facilities leased on a point-to-point fixed cost basis and capacity leased on a per minute basis with volume discounts. To the extent that volume exceeds capacity on leased facilities that have been arranged for in advance, the Company is forced to acquire capacity from alternative carriers on a spot rate per-minute ('overflow') basis at a higher cost. Acquiring capacity on an overflow basis has a negative impact on margins, but enables the Company to maintain uninterrupted service to its customers. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' and '--Inability to Predict Traffic Volume.'


  EFFECT OF DEREGULATION ON EUROPEAN COST OF SERVICES

     The Company's current cost structure varies from country to country, in part, as a result of the different level of regulatory policies in place in each country. In general, the Company's cost structure is lower in countries that have been substantially deregulated than in those which are partially deregulated. In countries that are not substantially deregulated, the Company's access to the local exchange network is subject to more expensive means (i.e., leased lines or dial-in access). This results in higher costs to the Company for carrying international traffic originating within a country and terminating in another country. In addition, local regulations in many countries restrict the Company from purchasing capacity on international cable and fiber systems. The Company must instead either enter into long-term lease agreements for international capacity at a high fixed cost or purchase per-minute of use termination rates from the dominant carrier. Deregulation in countries in which the Company operates is expected to permit the Company to (i) interconnect its switches with the local exchange network and (ii) purchase its own international facilities. The Company believes that as a result of deregulation, its cost structure will improve. Deregulation is also expected to permit the Company to terminate international inbound traffic in a country which will result in an improved cost structure for the Company as a whole. However, the foregoing is a forward-looking statement and there can be no assurance that deregulation will proceed as expected or lower the Company's cost of services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     The Company's selling, general and administrative expenses consist of costs incurred to support the continued expansion of RSL-NET, the introduction of new services and the provision of ongoing customer service. These costs are principally comprised of costs associated with employee compensation, occupancy, insurance, professional fees, sales and marketing (including sales commissions) and bad debt expenses. In addition, as the Company commences operations in different countries, it incurs significant start-up costs, particularly for hiring, training and retention of personnel, leasing of office space and advertising. In addition, the Company's selling, general and administrative expense includes the settlement of various claims and disputes relating to pre-acquisition periods.

     The Company has grown and intends to continue to grow by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of the Company's operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of such operations, the Company generally incurs additional fixed costs to facilitate growth. The Company expects that during periods of significant expansion, selling, general and administrative expenses will increase materially. Accordingly, the Company's consolidated results of operations will vary depending on the timing and speed of the Company's expansion strategy and, during a period of rapid expansion, will not necessarily reflect the performance of the more established Local Operators.

FOREIGN EXCHANGE

     The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar, as its revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of the Company's subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business.


     The Company recorded a foreign currency translation adjustment of $4.7 million for the year ended December 31, 1997. Such amount is recorded upon the translation of the foreign subsidiaries' financial statements into U.S. dollars, and is dependent upon the various foreign exchange rates and the magnitude of the foreign subsidiaries' financial statements.


     The Company incurs settlement costs when it exchanges traffic via operating agreements with foreign correspondents. These costs currently represent a small portion of total costs; however, as the Company's international operations increase, it expects that these costs will become a more significant portion of its cost of services. Such costs are settled by utilizing a net settlement process with the Company's foreign correspondents comprised of special drawing rights ('SDRs'). SDRs are the established method of settlement among international telecommunications carriers. The SDRs are valued based upon a basket of foreign currencies and the Company believes that this mitigates, to some extent, its foreign currency exposure. As the Company establishes operations in countries the currencies of which are not represented in SDRs, the Company will consider the implementation of hedging policies, as appropriate.

     The Company has monitored and will continue to monitor its currency exposure. See 'Risk Factors--Devaluation and Currency Risks.'

ACQUISITION ACCOUNTING


     Since its formation in 1994, the Company has expanded its revenues, customer base and network through internal growth and acquisitions. All of its acquisitions were negotiated on an arm's length basis with unaffiliated third parties. The Company accounted for all of its acquisitions of controlling interests using the purchase method of accounting and, accordingly, the respective purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over a 15-year period. For periods prior to April 1, 1996, the Company had included 100% of the losses of its loss generating subsidiaries in its results of operations because the book value of the minority interests in these subsidiaries has been reduced to below zero. The Company's non-U.S. subsidiaries denominate revenues, costs, assets and liabilities for the most part in local currencies. All of the subsidiaries, however, report their financial results in U.S. dollars pursuant to U.S. GAAP. See '--Foreign Exchange.'


RESULTS OF OPERATIONS


  YEARS ENDED DECEMBER 31, 1997 AND 1996



     REVENUES. Revenues increased to $300.8 million for the year ended December 31, 1997 compared to $113.3 million for the year ended December 31, 1996, an increase of 165.6%. This increase is due primarily to an increase in the Company's U.S. revenues from $85.8 million for the year ended December 31, 1996 to $194.5 million for the same period this year and the Company's European revenues, which increased from $27.4 million for the year ended December 31, 1996 to $73.7 million for the same period this year. The Company generated revenues in the United States, in 10 European countries, and in Australia and Venezuela during the fourth quarter of 1997. The Company had revenue producing operations in only the United States and five European countries in 1996. The increase in U.S. revenues was primarily due to increased traffic volume from existing customers, increases in the Company's U.S. commercial customer base and acquisitions. The increase in the Company's European revenues was primarily due to increased traffic volume from existing customers, increases in the Company's commercial customer base in the United Kingdom, Sweden, Finland, Germany and the Netherlands and acquisitions.



     COST OF SERVICES. Cost of services increased to $265.3 million for the year ended December 31, 1997 from $98.5 million for the year ended December 31, 1996, an increase of 169.5%. This increase is primarily due to increased traffic and increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services increased to 88.2% for the year ended December 31, 1997 from 86.9% for the year ended December 31, 1996. The increase in cost of services as a percentage of revenues is primarily attributable to the Company's U.S. operations' cost of services which represent 66.6% of the Company's total cost of services. The Company's European operations have generated greater gross margins (19.2% for the year ended December 31, 1997) than the Company's U.S. operations (9.1% for the year ended December 31, 1997). The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, increasing overflow traffic as a result of the Company's significant increase in traffic. In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.



     GROSS MARGINS. The Company's consolidated gross margins decreased to 11.8% for the year ended December 31, 1997 from 13.1% for the year ended December 31, 1996. Gross margins in the United States decreased to 9.1% from 10.4% for the year ended December 31, 1997 as compared to the same period in 1996. Gross margins in the Company's European operations decreased to 19.2% for the year ended December 31, 1997 from 21.3% for the year ended December 31, 1996. Although the Company anticipated U.S. and European gross margin improvements during 1997, rapid growth in excess of the Company's expectations continued to cause traffic overflow and gross margin pressure.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1997 increased by $55.8 million, or 143.5%, to $94.7 million from $38.9 million for the year ended December 31, 1996. This increase is primarily attributable to the reasons previously provided for revenues and cost of services above. As a percent of U.S. revenues, the Company's U.S. selling, general and administrative expense decreased to 19.6% for the year ended December 31, 1997 from 20.5% in the comparable period last year. As a percent of European revenues, the Company's European selling, general and administrative expense decreased to 50.4% for the year ended December 31, 1997 from 60.6% in the comparable period last year. The Company's consolidated selling, general and administrative expense in Europe is 45.4% of its total consolidated selling, general and administrative expense, despite such operations accounting for only 24.5% of the Company's total revenues because of a greater proportion of start-up and expansion costs. Selling, general and administrative expense as a percentage of revenues is expected to increase as a result of start-up costs and infrastructure expansion attributable to new local operations.



     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 227.9% to $21.8 million for the year ended December 31, 1997 from $6.7 million for the year ended December 31, 1996, an increase of $15.1 million. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of the Company's acquisitions. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets.




     INTEREST INCOME. Interest income increased to $13.8 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, primarily as a result of interest earned on the remaining net proceeds of the 1996 Notes and the proceeds from the Initial Public Offering.

     INTEREST EXPENSE. Interest expense increased to $39.4 million for the year ended December 31, 1997 from $11.4 million for the year ended December 31, 1996, an increase of approximately $28.0 million, as a result of interest related to the 1996 Notes. Interest expense will increase substantially in future periods due to the interest payments on the Notes.



     NET LOSS. Net loss increased to $100.2 million for the year ended December 31, 1997, as compared to a net loss of $38.2 million for the year ended December 31, 1996 due to the factors described above.



  YEARS ENDED DECEMBER 31, 1996 AND 1995


     REVENUES. Revenues increased to $113.3 million for the year ended December 31, 1996 from $18.6 million for the year ended December 31, 1995, an increase of 509%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. The Company experienced an increase in commercial customers at each of the Company's operations. The Company's Swedish, Finnish and U.K. operations began generating revenues in May 1996 and contributed approximately $7.8 million to 1996 revenues. The Company purchased Sprint's international voice operations in France and Germany in May 1996. These operations contributed approximately $13.1 million to 1996 revenues. The Company's European operations generated minimal revenues in 1995. For the year ended December 31, 1996, approximately 24% of the Company's revenues were generated from the Company's European operations. The Company expects European operations to increase as a percentage of its total consolidated revenues as the Company proceeds with its expansion of its operations in geographic areas outside the U.S. The foregoing is a forward-looking statement and there can be no assurance in this regard. Factors which could affect such statement include (i) changes to or the Company's inability to effect its growth strategy, (ii) regulatory actions or inactions which adversely affect the Company's existing operations or ability to expand outside of the U.S. and (iii) changes in the competitive and economic environments in each of the Company's existing and new markets.

     In connection with the Company's shift in marketing focus to small and medium-sized businesses, the Company determined in December 1995 that certain carrier customers provided the Company with margins below its targeted levels for margin contribution. Accordingly, the Company established new pricing structures and terminated service to the low or zero margin customers which did not agree to the new pricing structures. In addition, the Company terminated service in February 1996 to its largest wholesale customer because of such customer's inability to pay for past services. This customer represented approximately 11% of ITG's revenues in 1995. The Company has commenced legal proceedings to recover amounts owed to the Company by such customer. The Company has also instituted stricter credit criteria to reduce its bad debt exposure.

     To compensate for the loss of such revenues, the Company accelerated its U.S. sales efforts to small and medium-sized businesses during 1996, resulting in increased sales to this segment.

     COST OF SERVICES. Cost of services increased to $98.5 million for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995, an increase of 463%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. As a percentage of revenues, cost of services decreased to 86.9% for the year ended December 31, 1996 from 94.1% for the year ended December 31, 1995. The decrease in cost of services as a percentage of revenues is primarily attributable to the Company's growing European revenues which generate greater gross margins (21.3% in 1996) than the Company's U.S. operations (10.4% in 1996) and, to a lesser extent, to a decrease in overflow traffic and increased utilization of the Company's operating agreements. The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, overflow traffic. In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1996 increased to $38.9 million from $9.6 million for the year ended December 31, 1995. This increase is primarily attributable to the Company's investment in sales personnel and marketing expense in order to generate increased revenue. Costs for start-up and expansion of the Company's U.K., Dutch, Finnish and Swedish Local Operators represented 30.1% and 5.6% of the Company's total selling, general and administrative expense for the years ended December 31, 1996 and 1995, respectively, although they only accounted for 9.9% and less than 1.0% of the Company's total revenues for the same periods. Selling, general and administrative expense as a percentage of revenues will vary from period to period as a result of new Local Operators' start-up costs. For existing Local Operators however, such costs are not expected to increase in proportion to revenues.

     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 689% to $6.7 million for the year ended December 31, 1996 from $849,000 for the year ended December 31, 1995. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. For the years ended December 31, 1996 and 1995, amortization of goodwill amounted to approximately $2.9 million and $548,000, respectively. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets. The Company depreciates its switches over a five- to seven-year life, office equipment is depreciated over their estimated useful lives which range from three to seven years and its investments in MIUs and IRUs are depreciated over a 15-year life. Goodwill is amortized over 15 years.


     INTEREST INCOME. Interest income increased to $4.0 million for the year ended December 31, 1996 from $173,000 for the year ended December 31, 1995, primarily as a result of interest earned on the net proceeds from the 1996 Units Offering.



     INTEREST EXPENSE. Interest expense increased to $11.4 million for the year ended December 31, 1996 from $194,000 for the year ended December 31, 1995, an increase of approximately $11.2 million, as a result of interest related to the 1996 Notes ($9.2 million) and borrowings under the Revolving Credit Facility ($748,000) and the remaining amounts due to interest related to capital leases. Interest expense will increase substantially in future periods due to the interest payments on the Notes.


  PERIODS PRIOR TO JANUARY 1, 1995


     The Company had no operations in 1994 other than insignificant salary expense. The Company's predecessor, ITG, had $4.7 million of revenue and a net loss of $3.1 million for the year ended December 31, 1994. In 1995, the Company had virtually no operations other than its initial investments in its U.S. operations and an investment in Cyberlink Europe, which had no material operations. The majority of the Company's investments (in terms of acquisition value) were made at the end of the third quarter of 1996. Therefore, a comparison of historical results for 1995 compared to 1994 would not be meaningful. Accordingly, the discussion set forth above focuses on the historical information for the years ended December 31, 1995, 1996 and 1997.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has incurred significant operating and net losses, due in large part to the start-up and development of the Company's operations and RSL-NET. The Company expects that such losses will increase as the Company implements its growth strategy. Historically, the Company has funded its operating losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of each of the 1996 Units Offering and the Initial Public Offering.




     Cash provided by operating activities for the year ended December 31, 1995 and cash used in operating activities for the years ended December 31, 1996 and 1997 equaled $3.6 million, $10.5 million and $91.8 million, respectively. Capital expenditures for the years ended December 31, 1995, 1996 and 1997 were $6.1 million, $23.9 million and $49.4 million, respectively. These capital expenditures are principally for switches and related telecommunications equipment. Funds expended for acquisitions during the years ended December 31, 1995, 1996 and 1997 were $15.4 million, $38.6 million and $77.8 million, respectively. During 1996, the Company funded such operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of the 1996 Units Offering. During 1997, the Company funded such operating losses, capital expenditures and acquisitions with a portion of the net proceeds of the 1996 Units Offering and a portion of the net proceeds of the Initial Public Offering. At December 31, 1997, the Company had $83.1 million of working capital as compared to a $124.9 million of working capital at December 31, 1996.



     The Company had 'other income' for the year ended December 31, 1997 of approximately $7.0 million, primarily as a result of favorable amendments to certain transmission capacity agreements entered into by the Company which resulted in elimination of previously accrued charges.



     The Company's indebtedness was approximately $304.6 million at December 31, 1997, of which $300.0 million represents long-term debt and $4.6 million represents short-term debt. Substantially all such indebtedness is attributable to the 1996 Units Offering.



     The 1996 Notes, which are guaranteed by the Company, are redeemable, at the
Note Issuer's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. In addition, at any time on or before November 15, 1999, the Company may redeem up to $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $210.0 million of aggregate principal amount of 1996 Notes remains outstanding immediately after such redemption. The Company intends to redeem $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of the Initial Public Offering. The Company has until April 3, 1998 to effect such a redemption.



     The Indentures contain certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness, (ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries,
(iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and
(viii) sell assets.



     In connection with the issuance of the 1996 Notes, the Company was required to purchase and maintain restricted marketable securities, which are held by the trustee under the 1996 Indenture, in order to secure the payment of the first six scheduled interest payments on the 1996 Notes. The market value of such restricted marketable securities was approximately $68.9 million at December 31, 1997. (The market value of such securities, as adjusted to reflect the use of such securities in connection with the Equity Clawback, was approximately $47.9 million.)



     In February 1998, the Note Issuer consummated the U.S. Dollar Notes Offerings of $200.0 million 9 1/8% Senior Notes due 2008 and $328.1 million ($200.0 million initial accreted value) 10 1/8% Senior Discount Notes due 2008. In March 1998 the Note Issuer consummated the German Debt Offering of DM296.0 (approximately $99.1 million initial accreted value) 10% Senior Discount Notes. A portion of the net proceeds from the German Debt Offering may be used to purchase, in the open market, an undetermined amount of the 1996 Notes.



     The Company has a $7.5 million Revolving Credit Facility. There were no amounts outstanding under the facility at December 31, 1997 or as of the date of this Prospectus. The Revolving Credit Facility is payable on April 1, 1998 and accrues interest, at the Company's option, at (i) the lender's prime rate per annum or (ii) LIBOR plus 1% per annum.



     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.



     One of the Company's primary equipment vendors has also provided to certain of the Company's subsidiaries an aggregate of approximately $50.0 million vendor financing facility to fund the purchase of additional capital equipment. At

December 31, 1996 and 1997, approximately $39.0 million and $15.8 million was available, respectively, under this facility. Borrowings from this vendor accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. See 'Description of Certain Indebtedness.'


     While the Company believed that the remaining net proceeds of the Initial Public Offering and of the 1996 Units Offering, together with the available borrowings under the Revolving Credit Facility, vendor financing and short-term lines of credit and overdraft facilities from local banks, would be sufficient to fund the Company's planned expansion of its existing operations and operating losses for approximately 12 to 24 months, the Company took advantage of the current low interest rate environment to raise additional capital through the U.S. Dollar Notes Offerings and the German Debt Offering and utilized a portion of the net proceeds from the Initial Public Offering to prepay some of the 1996 Notes. See 'Risk Factors--Historical and Future Operating Losses and Negative EBITDA; Need for Additional Capital; Substantial Indebtedness; Ability to Service Indebtedness.'


EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In June 1997, the FASB issued SFAS No. 130 'Reporting Comprehensive Income.' This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.



     In June 1997, the FASB issued SFAS No. 131 'Disclosure about Segments of an Enterprise and Related Information.' SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company uses data at the subsidiary level to manage its operations and the Company will expand its current footnote disclosure to meet this criteria.


INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

SEASONALITY

     The Company's European operations experience seasonality during July and August, December and January, and, to a lesser extent, March, as these months are traditional holiday months in most European countries and many European businesses, which are the Company's principal European customers, are closed during portions of these months.


YEAR 2000 TECHNOLOGY RISKS


     The Company is in the process of reviewing its computer systems and operations to identify and determine the extent to which any systems will be vulnerable to potential errors and failures as a result of the 'Year 2000' problem. The Year 2000 problem is the result of computer programs being written using two digits, rather than four digits, to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using '00' as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.


     The Company is upgrading its computer system in an effort to prevent major system failures which could result upon the transition from 1999 to the year 2000. There can be no assurance that any such upgrades will be successfully implemented or that additional steps will not be necessary. The Company anticipates that it will be fully Year 2000 compliant by the end of 1999; however a failure of the Company's computer systems or the failure of the Company's vendors or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on the Company's business and financial position or results of operations. The Company currently estimates that the cost to become Year 2000 compliant is approximately $2.0 million. Costs associated with software modification are expensed by the Company when incurred. See 'Risk Factors-- Dependence on Effective Information Systems; Year 2000 Technology Risks,' 'Business--U.S. Operations' and '--European Operations--General.'

                                    BUSINESS

COMPANY OVERVIEW


     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial (including business and residential) accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The

Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, The Netherlands, Denmark, Australia, Italy, Switzerland, Venezuela and Belgium. The Company is in the process of commencing start-up operations through its investments in majority-owned entities in Austria, Spain, Luxembourg and Japan, and through its 39% investment in a Portuguese telecommunications company. In 1996, approximately 66% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic.


     The Company was formed by Ronald S. Lauder and Itzhak Fisher in 1994 to capitalize on the opportunities created by the growth, deregulation, and profitability of the international long distance market. The Company has grown rapidly through acquisitions, strategic investments and joint ventures, as well as through the start-up of its own operations in key markets. The Company began its operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world, and has since expanded its presence to key European countries in anticipation of continued telecommunication deregulation in the EU. In order to pursue opportunities in Latin America, the Company formed in mid-1997 a joint venture with entities controlled by the Cisneros Group. The Company has also established a presence in Asia and the Pacific Rim through its operations in Australia and the start-up of its operations in Japan. The Company intends to continue to expand rapidly by establishing or acquiring operations in additional countries as they deregulate.

  COMPANY STRUCTURE

     The Company was incorporated under the laws of Bermuda in March 1996. The Company is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation ('RSL BVI'), which was amalgamated into the Company in July 1996. RSL BVI is the successor in interest to RSL Communications, Inc., a Delaware corporation ('RSL Delaware'), which was merged into RSL BVI in April 1995. RSL Delaware and RSL BVI were incorporated in July 1994 and April 1995, respectively.


     UNITED STATES. The Company operates in the United States through ITG, an international telecommunications carrier which operates through its 97% owned subsidiary, RSL USA. The Company owns 100% of ITG. During the first quarter of 1997, the Company completed the consolidation of its U.S. operations under RSL USA. RSL USA's operations include the operations of Cyberlink and LDM.


     EUROPE. RSL Europe is a United Kingdom limited liability company and a wholly-owned subsidiary of the Company, which was formed in March 1995 to implement the Company's pan-European strategy. RSL Europe also serves as the Company's Local Operator in the United Kingdom. In addition, RSL Europe owns RSL Sweden and RSL Finland.


     In May 1996, the Company acquired the international long distance voice businesses of Sprint in France and Germany through its indirectly wholly-owned subsidiaries RSL COM France S.A., a French corporation ('RSL France'), and RSL COM Deutschland GmbH, a German limited liability company ('RSL Germany').


     In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995, and, in October 1997, acquired the remaining 25% interest in RSL Netherlands. RSL Netherlands in turn owns 100% of RSL COM Danmark A/S ('RSL Denmark'). RSL Denmark commenced operations in Denmark in May 1997.

     In April 1997, RSL Europe acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. RSL Europe and the other two principal shareholders of Maxitel entered into a shareholders' agreement pursuant to which, among other things, (i) certain major decisions by the Board of Directors of Maxitel can only be approved with the consent of RSL Europe and (ii) RSL Europe has the right to designate two directors to the Board of Directors of Maxitel.

     In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995.

     In August 1997, RSL Europe acquired 50% of RSL Austria, which is initially commencing its operations as an international telecommunications reseller. After the completion in September 1997 of certain corporate formalities, the Company's interest was increased to 90% of RSL Austria.

     In December 1997, RSL Europe acquired a 78.5% interest in RSL Switzerland, a Swiss long distance telecommunications carrier.

     In December 1997, RSL Europe formed a joint venture to establish RSL Spain. RSL Europe has a 90% interest in the joint venture, and the managing director of RSL Spain owns the remaining 10% interest.

     In December 1997, RSL Europe acquired a 90% interest in RSL Belgium, an international telecommunications carrier in Belgium, which in turn owns 100% of RSL Luxembourg, an international telecommunications carrier in Luxembourg.

ASIA AND PACIFIC RIM


     The Company carries on its Australian operations through its wholly-owned subsidiary, RSL COM Asia, Ltd. ('RSL Asia'). The Company carries on other regional operations in Asia and the Pacific Rim through RSL COM Asia Pacific Ltd. In October 1996, RSL Asia established RSL Australia to carry on its

Australian operations. In April 1997, RSL Australia acquired substantially all of the commercial contracts of Pac Star, an Australian switchless reseller.



     As of October 1997, RSL Australia acquired 100% of the issued capital of, and the copyrights in the billing software used by, the members of the Call Australia Group, leading Australian resellers. In November 1997, RSL Australia purchased 85% of EZI, an international reseller and prepaid calling card services provider. In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty., Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing.



     In March 1997, the Company also incorporated RSL Japan, a wholly-owned subsidiary of RSL Asia, to initiate the Company's operations in Japan. To date, the Company has not generated revenues in Japan. The Company expects to commence generating revenues in Japan in mid-1998.


  LATIN AMERICA


     The Company conducts its operations in Latin America through RSL Latin America. RSL Latin America is a joint venture which is 51% owned by the Company and 49% owned by the Cisneros Group of Companies. RSL Latin America owns 100% of RSL Venezuela, a telecommunications carrier in Venezuela.



     In February 1998, the Company entered into a joint venture agreement with PCM Communicaciones, S.A. de C.V., a licensed long distance telecommunications service provider in Mexico, to provide domestic and international long distance telecommunications services primarily to small and medium-sized businesses in Mexico. The transaction is subject to regulatory approval in Mexico and other customary conditions to closing.


INDUSTRY OVERVIEW

     International telecommunications involves the transmission of voice and data from the domestic telephone network of one country to that of another. According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to

70 billion minutes in 1996 and is projected to reach between approximately 99 and 151 billion minutes by the year 2000. The market for these services is highly concentrated in more developed countries, with Europe and the United States accounting for approximately 41% and 27%, respectively, of the industry's 1996 total worldwide minutes of use.

     International telecommunications is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry, having experienced a compounded growth in total minutes of 14.0% per annum from 1989 to 1996. The industry has been undergoing rapid change due to the continued deregulation of the telecommunications market, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services worldwide. Forecasts by the International Telecommunications Union (the 'ITU'), a worldwide telecommunications organization under the auspices of the United Nations, and Analysys Ltd., a telecommunications industry consulting group, project this trend to continue with an annual growth rate between approximately 11% and 17% through the year 2000.

     The size of each market in which the Company currently operates or is in the process of commencing operations is set forth below.

                       COUNTRY'S
                      1996 MARKET    COUNTRY'S PERCENTAGE
                        SIZE IN         OF 1996 GLOBAL
    COUNTRY OF        MILLIONS OF       INTERNATIONAL
     OPERATION        MINUTES(1)           TRAFFIC
-------------------   -----------    --------------------
USA................      18,874               27.0
Germany............       5,100                7.3
UK.................       4,569                6.5
France.............       3,116                4.5
Italy..............       2,124                3.0
Switzerland........       1,936                2.8
Japan..............       1,698                2.4
The Netherlands....       1,534                2.2
Australia..........       1,305                1.9
Belgium............       1,228                1.8
Spain..............       1,189                1.7
Sweden.............       1,026                1.5
Austria............         960                1.4
Denmark............         573                0.8
Portugal...........         340                0.5
Finland............         332                0.5
Luxembourg.........         249                0.4
Venezuela..........         139                0.2
                      -----------         --------
                         46,292               66.4%

------------------

(1) All data, with the exception of U.S. outbound traffic, were taken from Telegeography 1997/1998, which is published by Telegeography, Inc. and the International Telecommunications Union. U.S. data were derived from FCC Rule
    Section 43.61 filings which are publicly available.

     The increasing pace of deregulation in telecommunications is evidenced by the recent GBT Agreement. The GBT Agreement, signed by 69 countries, calls for relaxed restrictions on foreign ownership and a commitment to deregulate telecommunications and allow competition. Of the 69 signatories to the GBT Agreement, 65 have agreed to adopt certain regulatory principles which call for deregulation of telecommunications markets and the initiation of competition based on the following actions: (i) pro-competitive regulation; (ii) creation of favorable interconnect terms, (iii) standard licensing criteria, (iv) establishment of an independent regulator, and (v) non-discriminatory allocation of scarce resources (e.g., rights of way, frequencies, telephone numbers). Each of the signatory nations which adopted these principles has set a different timetable for the enactment of such principles, although there can be no assurance of such enactment. In November 1997 the FCC revised its rules to implement commitments made by the U.S. under the GBT Agreement.

     Deregulation has coincided with technological innovation in the telephone industry. New technologies include fiber optic cable and improvements in computer software, digital compression and processing technology. Fiber optic cable, which has widely replaced traditional wire lines, has dramatically increased the capacity, speed and flexibility of telephone lines. In addition, recent developments in software and hardware enable the transmission of voice over the Internet through the use of special access servers, although the quality of the call is not yet comparable to the quality of calls made over traditional cable lines. In part as a result of these technological innovations, lack of capacity is a less significant barrier to entry for new international telephone companies and the transmission costs per minute of an international call have decreased substantially.

     Deregulation and privatization of telecommunications services and the onset of competition have also resulted in (i) the broadening of service offerings, including advanced and enhanced services (such as global voicemail, faxmail and electronic mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account (e.g., calling cards)) and (ii) lower end-user prices. These factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in telecommunications usage.

         PROJECTED GROWTH OF INTERNATIONAL LONG DISTANCE VOICE TRAFFIC

                                    [CHART]


Billions of Outgoing Minutes

        ____________________________
       |                            |
       |       Compound Annual      |
       |         Growth Rate        |
       |  16.9% of Minutes of Use*  |
       |____________________________|


          Europe     USA & Canada     Asia/Pacific Rim     Other      Total
          ------     ------------     ----------------     -----      -----

1997       33.2          27.9               14.8           18.6        94.5
1998       37.7          32.8               17.8           21.9       110.2
1999       42.9          38.5               21.6           25.8       128.8
2000       48.8          45.4               26.2           30.5       150.9

                                                        (Footnotes on next page)

(Footnotes from previous page)
------------------
Source: Analysys Ltd.

* Prices have declined and are expected to continue to decline. Accordingly, growth in revenues is expected to be substantially less than growth in minutes. The data presented above constitutes a forward-looking statement. Important factors that could cause actual minutes of use to differ materially from the forward-looking data above are noted herein. See 'Risk Factors--Risks Associated with Rapidly Changing Industry' and '--Government Regulatory Restrictions.'

  U.S. INTERNATIONAL LONG DISTANCE MARKET

     The U.S. international long distance switched telecommunications market accounted for approximately 27% of global international long distance call originations in 1996 based on minutes of use. The industry is large and growing, with revenues for U.S.-originated international long distance telephone services rising from approximately $6.9 billion (6.8 billion minutes) in 1990 to approximately $13.9 billion (18.9 billion minutes) in 1996. The growth of the U.S.-originated international long distance market was initially attributable to deregulation and the decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in service offerings and customer service. More recently, in addition to further U.S. deregulation, the growth of the U.S.-originated international long distance market has been attributable to (i) the continued deregulation of other telecommunications markets throughout the world, (ii) the privatization of PTTs,
(iii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iv) the expansion of telecommunications infrastructure and (v) the globalization of the world's economies and free trade.

     The profitability of the traditional U.S.-originated international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenues. Increased competition arising from deregulation and privatization and pressure arising from increased global trade have brought about reductions in settlement rates and end-user prices, reducing termination costs for United States based carriers. Based on FCC data for the period 1989 through 1996, per minute settlement payments by United States based carriers to foreign PTTs fell 39%, from $.70 per minute to $.43 per minute. The FCC issued in September of 1997 benchmark levels for settlement rates, of between $.15 and $.23 per minute, in an effort to reduce the settlement rates charged and paid by U.S. carriers. Such benchmark rates are substantially lower than the current settlement rates. The FCC has encouraged carriers to use alternative measures to terminate international traffic other than through operating agreements and the international settlement process. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although there can be no assurance in this regard.

     Although the Company focuses on the international telecommunications market, it also provides domestic long distance services to many of its customers. According to the FCC, the U.S. domestic long distance market grew in total minutes at an annual compound rate of approximately 7.6% from 1989 to 1995 while the U.S.-originated international long distance market grew in total minutes at an annual compound rate of approximately 15.4% during the same period. Although the domestic market is much larger, the profit per minute of use for international traffic has generally been higher than for domestic traffic. See '--U.S. Operations.'

  EUROPEAN INTERNATIONAL LONG DISTANCE MARKET

     The European international long distance market is the largest in the world, accounting for approximately 29 billion minutes or approximately 41% of worldwide minute originations in 1996 based on minutes.

     The European PTTs have historically had monopolies on providing telephone services, making the cost of international telephone calls from Europe much higher than similar calls from the United States. In addition, the Company believes that many PTTs have used profits from international traffic to subsidize domestic calling. Customers in many European markets are not able to obtain a number of value-added features taken for granted in the United States, such as itemized billing, touch tone dialing, voice mail and other enhanced services. Deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other telephone companies to compete with the PTTs in providing international voice telecommunications services.


     A 1990 EC directive (the '1990 Directive') required each EU member state to liberalize by 1992 all telephony services offered over its PSTN, with the exception of basic 'voice telephony' and specified other services. The effect of the 1990 Directive was that value-added services and the delivery of voice telephony to closed user groups (i.e., to a specified group of people) were liberalized to the extent that they do not come within the 1990 Directive's definition of basic 'voice telephony.' Different interpretations as to whether a service should be regarded as a value-added service or as a basic 'voice telephony' service, and as to what constitutes a closed user group, have led to variations among the EU member states as to what services may be delivered and the manner in which they can be provided. In addition, certain EU member states are late in enacting the relevant legislation implementing the 1990 Directive, which has created further regulatory uncertainty. Under a 1996 EC directive (the 'Full Competition Directive'), voice telephony services were to be liberalized by January 1, 1998 in most of the EU member states. However, many of the EU countries in which the Company operates did not meet the January 1, 1998 requirement of the Full Competition Directive and there can be no assurance regarding the timing or extent of liberalization in any particular country or the EU in general. See '--European Operations--General' for a more detailed discussion of the Full Competition Directive and related regulatory matters.


     In response to these European regulatory changes, a number of different competitors, including the Company, are emerging to compete with the European PTTs. At one end of the scale, the large U.S. telecommunications service providers and European PTTs have begun to form 'mega-carrier' alliances to compete in offering value-added services and the resale of calling services across Europe. At the other end of the scale, a number of competitors have emerged that primarily provide long distance 'call back' telephone service. Other companies are developing networks in Europe to service specific markets.

     The Company believes, along with many industry observers, that the deregulation currently underway in many countries in continental Europe will lead to market developments similar to those that occurred in the United States and the United Kingdom upon deregulation of long distance telecommunications services. Such deregulation in the United States and the United Kingdom has resulted in an increase in call traffic and the emergence of multiple new telecommunications services providers of varying sizes. In addition, significant reductions in prices, particularly for domestic long distance calls, as well as improvement in both the services offered and the level of overall responsiveness to customers, have occurred. Although pricing has become competitive in both countries, pricing levels continue to permit services to be profitably provided. There can be no assurance, however, that this will continue to be the case.

  LATIN AMERICAN INTERNATIONAL LONG DISTANCE MARKET

     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. Colombia has granted an operating license to a local company, ending the monopoly of Colombia's PTT. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Chile, Mexico, Peru and Venezuela. Venezuela has also legalized value-added services and has targeted January 1, 2000 as the date for deregulation. Brazil has adopted a constitutional amendment requiring the privatization of its PTT, the establishment of an independent regulator and the opening of the telecommunications market to competition. In Mexico, the former PTT has been privatized, its exclusive long distance concession expired in August 1996 and it has been obligated to interconnect with the networks of competitors since January 1997. Competition in Mexico has been initiated and an independent regulator has been established.

  OTHER MARKETS

     Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. A significant number of countries in these regions are signatories of the GBT Agreement and have committed to open their markets to competition. Australia, the Philippines and New Zealand have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value added services. Hong Kong also licensed three new carriers in 1997 to provide local service and Singapore will be licensing two new operators in 1998.

     Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remains slow, with domestic and international traffic still dominated by the government-controlled PTTs. The Company believes that international carriers, such as itself, which have already established, or are in negotiations to establish, operating agreements with the PTTs in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

     The Company believes that the trend towards deregulation creates numerous opportunities for international carriers such as itself to increase their access to developing telecommunications markets and to increase their market share for calls both into and out of these emerging markets. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks, and that the size of many of the markets may lead them to seek alliances with carriers like the Company as opposed to the mega-carriers, such as Uniworld, Concert and Global One. Although there is a general trend towards deregulation worldwide, there can be no assurance regarding the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.

INTERNATIONAL LONG DISTANCE MECHANICS

     A long distance telephone call generally consists of three segments: origination, transport and termination.


                                    [CHART]

---------------------    -----------------------------    ---------------------
|    ORIGINATION    |    |         TRANSPORT         |    |    TERMINATION    |
---------------------    -----------------------------    ---------------------

                              Satellite Connection
                                       /\
    Originating Country               /  \               Terminating Country
                                     /    \
        Private Line                /      \                Private Line
   |--------------------|          /        \          |--------------------|
   |                    |         /          \         |                    |
------------   ----------------- /            \ -----------------   ------------
| Calling  |   | International |/ Half Circuit \| International |   | Called   |
| Customer |   |    Switch     |----------------|    Switch     |   | Customer |
------------   -----------------                -----------------   ------------
   |                    |                              |                    |
   |                    |                              |                    |
   |------( PSTN )------|                              |------( PSTN )------|

                                Cable Connection
                                 o Resale/Lease
                                 o MIU/IRU


     A typical international long distance call originates on a local exchange network or private line and is carried to the international gateway switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the terminating country and finally to another local exchange network or private line where the call is terminated. A domestic long distance call is similar to an international long distance call, but typically involves only one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. Generally, only a small number of carriers are licensed by a foreign country for international long distance and, in many countries, only the PTT is licensed to provide international long distance service. Although the Company is licensed or otherwise permitted (or not prohibited) to operate as an international long distance carrier in most of its current markets, the range of services that may be offered pending further deregulation is, in certain countries, limited to value-added services and closed-user group services. See '--European Operations--General'. Any carrier that desires to transport switched calls to or from a particular country must, in addition to obtaining a license or other permission (if required), enter into operating agreements or other arrangements with the PTT or another international carrier in that country or lease capacity from a carrier that already has such arrangements.



  ORIGINATION

     The Company can originate calls in all countries where it currently has revenue-generating operations and route them to its local switch through a dedicated telephone line between the customer and the Company's switch (commonly known as 'direct access'). In addition, depending on local regulations, the Company can originate calls by using the PSTN. In the United States, all licensed long distance carriers are provided with 'equal access,' which allows such carriers to directly interconnect with the PSTN on the same basis. As a result of equal access, all long distance calls from a customer are routed directly to the Company's local switch without requiring the customer to dial any special access numbers. This is accomplished by the local telephone company in the customer's territory programming its network to direct all of the Company's customers' long distance calls to the selected switch. Outside the United States, certain restrictions require the Company to utilize one of the following methods to originate a call via the PSTN.

     PREFIX DIALING. Prefix dialing allows a customer to access the Company's switch via the PSTN by dialing a multiple digit access code (the 'prefix') assigned to the Company prior to dialing the destination telephone number. Prefix dialing requires direct interconnection with the operator of the PSTN, typically the PTT or another major carrier, in order to allow the PSTN to recognize the prefix and direct the call to the Company's switch. In order to make the use of prefix dialing service transparent to the customer, the Company can either program the customer's telephone system or install an auto-dialer device to automatically dial the prefix on behalf of the customer when appropriate. The auto-dialer device is purchased, installed and maintained by the Company.


     In Europe, prefix dialing is currently provided only by the Company's operations in the United Kingdom, Sweden and Finland because prefix dialing service requires interconnection with the PSTN, which is either not currently permitted or not implemented by the Company in the remainder of Europe. Prefix dialing was scheduled to be provided in the remainder of the EU after January 1, 1998, when deregulation was required under the Full Competition Directive, but such schedule has not been met and is unlikely to be met, for the most part, until the second half of 1998, at the earliest. See 'Risk Factors--Government Regulatory Restrictions.' In France, RSL France has been granted a four digit prefix by the French national telecommunications regulatory authority and has a pending application for authorization, pursuant to articles L33.1 and L34.1 of the Postal and Telecommunications code, to operate a public network. Prefix dialing requires the Company to incur a substantial up-front fixed fee that is payable to the PTT or other operator of the PSTN for interconnection. The Company is then charged a variable local access charge to route each call to the Company's switch. Despite such fees, for customers generating relatively low volumes of calls or in remote locations, prefix dialing is a more cost-effective form of call origination than through a direct access line.


     DIRECT ACCESS. Direct access allows a customer to connect its phone system directly to the Company's switch utilizing a dedicated phone line. Dedicated phone lines are leased on a monthly or longer-term fixed cost basis from the PTT or other local exchange carrier. This method of origination is only cost-effective for those customers which generate substantial volumes of international traffic, given the fixed cost of leasing a dedicated line.

     DIAL-IN. In countries where interconnection with the PTT or other operator of the PSTN is currently not available, the Company can provide dial-in services to closed user groups by allowing the customer to directly call the Company's switch via the PSTN by dialing a pre-assigned telephone number (local or toll-free), followed by a pin-code (which allows the switch to recognize the customer) and the destination telephone number. The mechanics of this service are substantially similar to calling card services currently provided by the Company and other carriers in the United States. What constitutes a closed user group has been the subject of a fair degree of interpretation among EU member states, but is generally interpreted as meaning that the customer can only call a limited predetermined group of destinations. As with prefix dialing, the Company can make this service more transparent to the customer by programming the customer's telephone system or installing an auto-dialer, subject to local regulation. Given the greater number of digits required to be dialed by the customer, however, a slight delay in placing a call cannot be avoided by this service. Dial-in service involves a variable local access charge to route the call to the Company's switch.

  TRANSPORT

     The transport of telephone calls is accomplished via land-based cables or undersea cables, which are usually fiber optic, or by microwave radios or satellites. A carrier can obtain half circuits on cable systems through MIUs, IRUs or leases. In instances where a carrier has not purchased interests in a cable prior to the time when the cable was placed in service, the carrier is only permitted to acquire capacity on the cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a 'half-circuit' of a cable, essentially dividing the ownership of the cable into two equal components. In the event that the Company commences utilizing its remaining operating agreements, it will have to either invest in additional IRUs or MIUs, or acquire satellite capacity, to enable it to connect to a carrier in such countries. Additionally, any carrier may generally lease circuits on a cable from another carrier with an MIU or IRU. Satellite circuits are also obtained on a leased basis.

     Traditionally, international long distance traffic is exchanged under bilateral operating agreements between international carriers which own MIUs or IRUs on the same fiber optic cable system in two countries or through leased satellite capacity. Operating agreements provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at negotiated accounting rates. Operating agreements typically provide that carriers will return to their correspondents a percentage of the minutes received from such correspondents ('return traffic'). In the United States, this percentage is set by the FCC to be the relative ratio of U.S. inbound traffic to U.S. outbound traffic to each country. In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers.

     Accounting rates are reciprocal between each party to an operating agreement. For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. All U.S. carriers face a single accounting rate for each country unless otherwise permitted by the FCC.

     The term 'settlement' rates arises because carriers pay each other for traffic exchanged utilizing the accounting rate structure on a net basis determined by the difference between inbound and outbound traffic between them. Settlement rates differ between countries. For example, a U.S. carrier may have a settlement rate of $.30 to terminate a call in one country and $.35 in another country while a U.K. carrier may have settlement rates of $.45 and $.40 to terminate calls in the same countries. By linking its Local Operators over owned and leased facilities, the Company bypasses this traditional settlement process and lowers its cost of transporting its international traffic.

     The FCC has established a policy that effectively prohibits foreign carriers from discriminating among U.S. carriers (the 'International Settlements Policy'). The International Settlements Policy requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and (3) proportionate return of inbound traffic. In December 1996, the FCC modified its rules to allow alternative payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective competitive opportunities test, if the U.S. carrier can demonstrate that deviation from the International Settlements Policy will promote market-oriented pricing and competition while precluding abuse of market power by the foreign correspondent.

     In September 1997, the FCC adopted new lower benchmark rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance between outbound and inbound call volume, which is estimated to be approximately 70% higher than the actual cost of terminating international calls. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The FCC also determined that a grant of authorization to provide international facilities-based switched service from the United States to an affiliated market would be conditioned on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

     The GBT Agreement requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of foreign carriers with less than 50% market share in each relevant market on the foreign end should be treated as non-dominant. These open entry policies will apply to applicants of all World Trade Organization member countries, including those who are not signatories to the GBT Agreement.

     A carrier which does not have an operating agreement with a carrier in a particular country is able to provide international service to that country by leasing capacity from a carrier which does. Until recently, in many foreign countries there was only one operating agreement in place between that country's PTT and a foreign based international carrier as a result of monopolies held by such PTTs. For example, in the United States, before the deregulation of telecommunications services, AT&T was the only carrier that had operating agreements with foreign carriers. However, after deregulation, MCI and Sprint, over a period of years, each negotiated its own operating agreements with foreign carriers. Since then, a limited number of other U.S.-based companies, including the Company, have been able to secure operating agreements with foreign carriers. Operating agreements are expected to become increasingly available as international markets deregulate and new carriers that are seeking business partners emerge in countries previously subject to a PTT monopoly or other limited competition market. See 'Risk Factors--Risks Associated with Rapidly Changing Industry' and '--Risk of Loss, or Diminution of Value, of Operating Agreements.'

     For an international long distance company without operating agreements or its own international network, the profitability of originating international traffic is a function of, among other things, the difference between its billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     For a company with operating agreements that provide for return traffic, the profitability of originating international traffic will be a function of, among other things, the volume of its originating traffic and its billing rates, as well as the relative volume of its originating and return traffic minutes. Under the settlement process, a carrier which originates more traffic than it receives, will, on a net basis, make payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes transmitted, there is no net settlement payment to either carrier. Therefore, in addition to all of the other factors that can influence the profitability of a long distance carrier, the profitability of an international carrier is dependent on its relative flows of incoming and outgoing traffic.

     Return traffic can be more profitable than outgoing traffic when there is a significant disparity in the cost of terminating traffic between the two countries that are party to an operating agreement. This is particularly true for a U.S. carrier because the actual cost for a U.S. carrier to terminate a call in the United States generally is less expensive than the settlement cost under an operating agreement with any foreign carrier and return traffic does not involve any origination costs. The receipt of more profitable return traffic reduces the aggregate cost to a carrier to transport traffic pursuant to an operating agreement, and carriers with significant levels of return traffic can price their international transport and termination services at a discount to the settlement cost and recover the discount on the return traffic.

  TERMINATION

     The termination of an international call occurs after the call has been transported to an international carrier in the destination country. The international carrier then transports the call to a local exchange network where it is then terminated. In many countries, only the PTT is licensed to provide international long distance service and local exchange services.

COMPANY STRATEGY

     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The key elements of the Company's strategy to achieve this objective are as follows.

  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES


     The international long distance public switched telecommunications market generated an estimated $61.3 billion in revenue and 70.0 billion minutes in 1996 with minutes of use projected to grow at a rate of between approximately 11% and approximately 17% per annum through the year 2000. The Company currently has significantly less than a 1% share of this market. Although prices are expected to decline, resulting in substantially slower growth in revenues, the international long distance switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers. If any of the factors contributing to the growth of traffic or the pricing scheme by the PTTs and other major carriers should cease to apply, growth and profitability in the international market and the Company's prospects would be negatively impacted. The United States market, one of the most deregulated and competitive markets in the world, illustrates the greater profitability of international traffic versus domestic traffic in the current market and regulatory environment. Based on FCC statistics and other available information, the Company estimates that industry-wide gross profit (before access charges) in 1996 for U.S.-originated traffic averaged $.29 per minute of international use, compared to a 1995 gross profit of $.08 per minute of domestic use, although the actual gross profit per minute of use may vary significantly depending on the destination, route and time of day of a particular call. From 1989 to 1996, per minute settlement payments by United States based carriers to foreign PTTs fell approximately 39% from $.70 to $.43. Despite declining costs, dominant carriers and PTTs have maintained high end-user rates for international long distance services, allowing them to provide domestic services at lower rates. The Company believes that as settlement rates and costs for purchased capacity continue to decline, international long distance should continue to provide high revenue and gross profit per minute, although increased competition may, to a certain extent, moderate such revenues and gross profits. The foregoing is a forward-looking statement and there can be no assurances in this regard. See '--Industry Overview.'

  ESTABLISH OPERATIONS IN KEY MARKETS

     The Company establishes operations in markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its Local Operators to be managed independently and expects its Local Operators to be separately profitable, while benefiting from centralized strategic, financial and network support provided by the Company. The Local Operators are each developed to be stand-alone operations shaped by local market conditions and preferences. The Company currently provides each Local Operator with centralized business development, financial, and marketing support and has commenced a plan of operation to provide billing and RSL-NET management. See '--Headquarters Operations.' The Company currently operates or is in the process of commencing operations in 18 markets that, in the aggregate, accounted for approximately 66% of all international long distance telecommunications minutes in 1996. By expanding its operations into additional key markets, in which significant volumes of international traffic are originated and terminated and which are in the process of deregulation, the Company seeks to rapidly establish a broad market coverage. The Company currently plans to initiate operations in five to 10 additional countries over the next two years which, together with the markets in which the Company currently operates, accounted for approximately 75% of the 1996 worldwide international long distance minutes of use.

     The Company enters additional countries primarily by acquiring a controlling interest in existing companies that are either operating in or are in the process of establishing operations in the international telecommunications industry in that country or by means of a start-up operation which the Company funds and manages on its own or together with a local strategic partner. In the case of an acquisition, the Company seeks to acquire an international carrier which matches the criteria set forth below. In the case of the establishment of new operations, the Company identifies an experienced and professional management team to develop the new operation. In the formation of a joint venture, the Company identifies a local strategic partner with a good reputation and knowledge of the local marketplace.

  ENTER MARKETS EARLY

     The Company seeks to enter new markets ahead of full deregulation in an attempt to gain competitive advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce experienced technical and marketing personnel and distribution channels and
(iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and mobile service providers.

     The Company believes that its early entry into deregulating markets will provide it with an advantage in obtaining licenses as they become available over carriers which attempt to enter the market after deregulation is complete. The securing of necessary licenses, which is limited in some circumstances to a small number of entrants into the deregulating market, is essential to the Company's strategy and the Company will endeavor to enter into arrangements with a licensee to gain access to such market if the Company cannot secure successfully the license.

     In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. In such cases, the Company employs a two-stage market penetration strategy whereby initially the Company takes advantage of current market conditions and, within the context of its established strategy and service offerings, provides the fullest range of services permissible under local regulation. The Company thereby gains an early toehold in the market, affording it the opportunity to become a recognized international carrier and to begin to build its own marketing channels and customer base prior to the opening of markets to broader competition. Subsequently, as deregulation permits, the Company expands its service offerings thereby giving the Company the opportunity to increase the amount of business it does with its existing customers and to increase its market penetration by building on its name recognition, marketing channels and expanded service offerings to attract additional customers. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Government Regulatory Restrictions.'


  TARGET SMALL AND MEDIUM-SIZED BUSINESSES

     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs, which offer their lowest rates and best services primarily to higher volume multinational business customers. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to do so in the future.


     Small and medium-sized businesses account for the majority of all businesses. For example, the EU estimates that there are 15 million small and medium-sized businesses in the EU and that the businesses that employ fewer than 100 workers in the aggregate account for more than one half of all EU employment and almost half of all business revenue. In addition, Europe's small to medium-sized businesses are projected to produce total telecommunications revenues larger than those of the major multinational business sector. For the year ended December 31, 1997, approximately 40% of the Company's revenues were derived from sales to other carriers, 43% were derived from commercial customers, including small and medium-sized businesses, and 17% were derived from calling card customers.


  DEVELOP A COST COMPETITIVE GLOBAL NETWORK


     Most of the Local Operators maintain network switching facilities to establish POPs to provide international voice and other telecommunications services in their markets. The Company presently has an international gateway and/or a domestic switch located in each of New York, Los Angeles, London, Paris, Frankfurt, Rotterdam, Amsterdam, Stockholm, Helsinki, Sydney, Melbourne, Brisbane, Vienna, Copenhagen, Lisbon and Caracas. The Company intends to link its current and future switches via owned international facilities or leased capacity to form an integrated network for international telecommunications. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. This is expected to enable the Company to reduce significantly its operating costs for calls that originate and terminate in markets in which the Company has Local Operators, as well as its overall operating costs. See '--Network' and '--Network Strategy.'


     The Company uses state-of-the-art technology in its switching facilities. The Ericsson switches used by the Company allow the Company to interconnect its switches to existing PTT and carrier networks around the world and to develop new services and upgrade network software on an efficient basis.

  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     The Company intends to enter additional markets and expand its operations through acquisitions, joint ventures, strategic alliances and the establishment of new operations. The Company is continuously reviewing acquisition opportunities and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies and/or experienced management. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations by providing the Company with the opportunity to enter additional key markets or to strengthen its operations in an existing market. The Company also seeks to enter into joint ventures and strategic alliances which the Company believes will enhance its ability to grow its business. For example, the Company has entered into a joint venture with the Cisneros Group and a strategic alliance with Ericsson.

     The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures to compete more effectively in their local markets and abroad. The Company actively seeks out opportunities for alliances with such carriers to expand the scope of its network and improve its competitive abilities. The Company believes that it is uniquely positioned as an attractive alternative strategic partner for such carriers as opposed to the mega-carriers such as Uniworld, Concert and Global One.

  LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has retained a number of experienced management personnel in the telecommunications industry, many of whom have had significant experience with incumbent providers, as well as early competitors in deregulating markets. As a result, the Company believes that it is well positioned to manage the rapid growth of its customer base and network infrastructure.

  MANAGE NETWORK INVESTMENTS

     The Company seeks to manage the investment of capital within its network on an incremental basis in order to maximize the efficiency of its capital expenditures program. In general, the Company transmits traffic by leasing capacity on a variable cost per minute basis until it believes that a direct investment in facilities or a fixed cost lease arrangement between countries or on a particular route is warranted. When the cost of owning facilities is justified relative to leasing facilities, and the Company invests in such facilities, the Company generally experiences higher gross margins and lower overall transmission costs. See 'Risk Factors--Short Operating History; Entrance Into Newly Opening Markets; Margins' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'

NETWORK


     The Company generally utilizes a single switch technology platform for its international gateway switches comprised of state-of-the-art Ericsson AXE-10 switches. The Company believes that a single switch platform gives the Company a strategic advantage in developing new services and allows the Company to upgrade network software on a more efficient basis when compared to other global carriers which may employ multiple switch technologies. The Company is also pursuing alternative transmission technologies such as the Internet in order to minimize its operating costs. See 'Prospectus Summary-- Certain Recent Developments--Internet Telephony/Acquisition of Delta Three' and '--Internet Telephony Operation--General.'


  OWNED FACILITIES


     The Company's owned facilities include switches and interests in international fiber optic cable systems. The Company's 11 international gateway switches are located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki, Vienna, Copenhagen, Lisbon and Sydney. In addition, the Company operates seven domestic switches in Rotterdam, Amsterdam, New York, London, Melbourne, Brisbane and Caracas, although the Company's Australian switches cannot be used until they are interconnected with the Australian PSTN which is anticipated to occur by the end of the first quarter of 1998. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in CCITT recommendations and allow the Company to interconnect its network to existing PTT and carrier networks around the world while maintaining quality and dependable services. The Company's switch and related equipment purchases have been financed by Ericsson and the Company believes it has developed a favorable working relationship with Ericsson which will enable the Company to benefit from Ericsson financing for future Ericsson purchases, although there can be no assurance that this will be the case. See 'Risk Factors--

Dependence on Equipment Supplier.' The Company's switching facilities are easily expandable to accommodate growth.

     The Company also owns capacity on certain international digital fiber optic cable systems. The Company's United States operations currently own IRUs on four undersea fiber optic cable systems, which are the CANUS-1, CANTAT-3, PTAT-1 and the TAT-12/TAT-13 systems and owns MIUs on six undersea fiber optic cable systems, which are the Antillas I, Odin, Rioja, APCN, NPCard JASAURUS systems. The Company also owns MIUs on the CMC and MCC terrestrial fiber optic cables. The Company also is currently in negotiations to purchase IRUs for its United States operations on the Columbus II, TPC-5, America's One, T-C and Eurafrica Systems and on Ariane-2, Aphrodite and GEMINI undersea fiber optic cable systems. The Company's Swedish operation owns IRUs on the CANTAT-3 and MIUs on the KATTEGAT-1 transoceanic cables. The Company's United Kingdom operations owns IRUs on the UK-NL14, CANTAT-3 and PTAT-1 undersea fiber optic cable systems and plans to purchase MIUs on the FLAG and GEMINI transoceanic cable systems. The Company's Australian operation owns MIUs on the APCN, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables.

  OPERATING AGREEMENTS


     The Company's operating agreements provide the Company with the ability to transmit traffic directly to foreign carriers over jointly-owned facilities rather than utilizing leased capacity. The Company's U.S. operations currently hold 18 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, the Netherlands, New Zealand, Norway, Russia, Sweden, Switzerland, Suriname and the United Kingdom. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, The Netherlands, Russia and Norway. See '--U.S. Operations--U.S. Network Architecture.' The Company believes that these agreements constitute significant assets and that the Company is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with non-U.S. carriers. The Company's Swedish operation currently utilizes two operating agreements which enable it to exchange traffic with Denmark and Norway. Operating agreements lower the cost of transmitting traffic by allowing the Company to utilize its MIUs and IRUs to correspond directly with its foreign carriers, thereby eliminating the cost of transmitting a call through leased capacity. In addition, if the Company can develop sufficient traffic into another country, it can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the PTT or other carriers in that country. See 'Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements.'


  LEASED CAPACITY

     For all routes where the Company does not own facilities or utilize operating agreements, the Company utilizes leased capacity. In addition, the Company has arrangements with local carriers in each country in which it originates traffic to transmit domestic calls from its end-users to its switch. The Company does not own or intend to own intra-national transmission facilities networks, unless required to do so in order to receive regulatory approvals to operate, due to the general availability of such facilities for lease and the high cost associated with the development and operation of a transmission line infrastructure. Leased capacity is typically obtained on a per minute basis or a point-to-point fixed cost basis. The Company utilizes leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted. See 'Risk Factors--Dependence on Other Carriers.'

  NETWORK MANAGEMENT SYSTEMS


     The Company generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and can, in cases of component or facility failure, use the network management facilities to redirect calls to another carrier's facilities. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability to its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of service problems. The Company maintains separate network management facilities for its U.S. and European operations which maintain separate least cost routing systems. U.S. network management is operated from the Company's facilities in New York and Los Angeles. European network management for the United Kingdom, Sweden, France, Germany and Finland is operated centrally from the Company's switching center in London. See 'Risk Factors--Risks Associated with Rapidly Changing Industry,' '--Dependence on Effective Information Systems; Year 2000 Technology Risks' and '--Dependence on Equipment Supplier.'

NETWORK STRATEGY


     The Company has switches in most of the countries in which it operates. The Company has connected its current switches and expects to connect its future switches by investing in IRUs and MIUs or fixed point-to-point leases, subject to local regulatory conditions. In countries in which the Company currently operates without a switch and in each new market the Company enters, the Company intends to install its own switching facilities which will then be integrated into RSL-NET to improve the Company's overall cost structure. The Company transmits traffic from its Local Operators on capacity leased on a variable cost per minute basis until it believes an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted. To the extent traffic can be transported between two Local Operators over MIUs and IRUs or lines leased on a fixed cost point-to-point basis, there is almost no marginal cost to the Company. In such cases, the Company will be able to bypass the traditional settlement process for the transport and termination of international traffic. The settlement rates for international correspondence are based on negotiated rates which are, according to the FCC, up to 70% higher than the actual cost. The Company expects that it will realize significant cost savings by routing an increasing portion of its international traffic over its owned and leased facilities as opposed to corresponding via operating agreements, in particular, once the markets in which the Company operates deregulate sufficiently to allow interconnect. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Effect of Deregulation on European Cost of Services.' In addition, each of the Local Operators maintains an independent cost structure for all other traffic. By directly linking its operations, the Company will be better able to implement a least cost routing system. See '--International Long Distance Mechanics,' 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume' and '-- Dependence on Other Carriers.'


     For calls to countries where the Company does not have a Local Operator, the Company seeks to establish and utilize an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the Local Operators, it has the potential to generate higher margin return minutes. The Company has not generated significant return minutes to date. In addition, by strategically establishing its Local Operators and obtaining operating agreements, the Company will seek to arbitrage the differential in settlement rates between countries.

     Origination and termination of traffic is accomplished through transmission capacity leased on a per minute basis, except where the Company provides private line service. As the Company's operations in a given country grow, the Company generally will install additional POPs and lease transmission capacity (on a point-to-point fixed cost basis) to connect the new POP to its international gateway switch. This will enable the Company to reduce its dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.

PRODUCTS AND SERVICES

     The Company offers a variety of long distance products and services to its customers, as well as certain value-added services. Although the Company focuses on providing international service, it also provides domestic long distance services, where permitted under relevant regulations, to accommodate customer demands.


     The Company provides the services described below to the extent permitted by local regulation in each of its markets. See 'Risk Factors--Government Regulatory Restrictions' and '--Industry Overview,' '--International Long Distance Mechanics,' '--U.S. Operations' and '--European Operations--General.'


  LONG DISTANCE SERVICES

     The Company provides domestic and international long distance service to its customers. Currently, the Company provides domestic services in the United States, the United Kingdom, Sweden, Belgium, Finland and Australia. In the United States, the Company is certified and tariffed or otherwise authorized to originate intrastate, interexchange calls in 48 states and the District of Columbia and can terminate calls throughout the United States.

  PRIVATE LINE SERVICE

     The Company can provide dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customer's offices in all countries where the Company has revenue generating operations.

  CALLING CARDS

     The Company's calling cards are either prepaid cards or post paid cards (for which calls are billed in arrears). The Company's calling cards provide international call access to or between all countries that have direct dial service with the United States. Prepaid calling cards are similar products to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid card that entitles the customer to make phone calls on the card up to some limit. The Company also offers prepaid calling cards that are rechargeable. In all cases, the card number is proprietary to the customer and is secured by means of a personal identification number. The Company currently offers these products only in the United States, the United Kingdom, the Netherlands, Australia, Denmark and Venezuela. The Company plans to offer these products in the rest of its existing European operations through PrimeCall Europe during 1998 and throughout its global operations in subsequent years, to the extent permitted under the laws and regulations of each market.

  VALUE-ADDED SERVICES

     The Company currently offers facsimile services in all of its operations, toll-free dialing in the United States, the United Kingdom and Sweden and Internet access in Sweden and, in the future, intends to offer most of these services in all markets where it is allowed to do so. The Company also intends to introduce the following services: (i) voice mail, (ii) video-teleconferencing and (iii) international directory assistance. In addition, through Delta Three, the Company can offer international long distance voice service to niche markets utilizing the Internet at discounts to standard international calls.

  INTERNATIONAL TERMINATION AND TRANSIT

     International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Selling bulk capacity to other carriers generates traffic sufficient to allow the Company to obtain volume discounts when it leases capacity on a per-minute basis and allows it to generate revenues from otherwise unused capacity on its MIUs, IRUs and point-to-point leases. See 'Risk Factors--Dependence On Carrier Customers.' Transit traffic originates and terminates outside of a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.

MARKETING AND SALES

     The Company markets its services on a retail basis to business customers and residential customers and on a wholesale basis to other carriers and resellers. The Company markets its products and services utilizing its direct sales forces, networks of independent agents and distributors and telemarketing organizations. The Company's services are currently marketed independently by the Local Operators. The Company is in the process of developing a universal brand name to provide uniformity of image and brand and to create worldwide name recognition for the Company.

  CUSTOMERS

     SMALL AND MEDIUM-SIZED BUSINESSES.  The Company's target customers are small and medium-sized businesses with significant international telephone usage (i.e., generally in excess of $500 in international phone calls per month). The Company has focused on industries which traditionally have significant volumes of international traffic. The Company believes that small and medium-sized businesses have generally been underserved by the major global telecommunications carriers and the PTTs, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. The Company offers these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and PTTs.

     Small and medium-sized businesses account for the majority of all businesses and the Company believes that in most markets they account for a significant percentage of the international long distance traffic originated in those markets. For example, the EU estimates that in 1996 there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers accounted for more than one half of all EU employment in 1996, almost half of all business revenue and about $30 billion per year in total telecommunications revenue. Consistent with that, it is estimated that in the United Kingdom, companies employing fewer than 250 people spend about $6 billion to $7 billion per year on telecommunications services as compared to about $8 billion to $9 billion per year for businesses employing in excess of 250 people and only $3 billion per year for the multinationals.

     CARRIERS. The Company offers international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a 'carriers' carrier.' The Company's carrier customers as a group currently provide the Company with a relatively stable customer base and thereby assist the Company in projecting potential utilization of its network facilities. In addition, the significant levels of traffic volume generated by such carrier customers enable the Company to obtain large usage discounts based on volume commitments. The Company believes that revenues from its carrier customers will continue to represent a significant portion of the Company's overall revenues in the future. See 'Risk Factors--Inability to Predict Traffic Volume' and '--Dependence on Carrier Customers.'

     RESIDENTIAL CUSTOMERS. The Company targets customers with high international calling patterns. The Company intends to capitalize on global immigration patterns to target ethnic communities, primarily for its prepaid calling cards.

     LARGE CORPORATIONS. The Company services a number of large corporations through its French and German operations (acquired as part of the Sprint Acquisitions) and the Company intends to continue to target large corporations on those routes where the Company's cost structure allows it to compete effectively. See '--French Operations.'

  SALES CHANNELS

     The Company markets its services through a variety of channels, including sales by the Company's own direct sales force, indirect sales through independent agents, sales through distributors and telemarketing sales by outside organizations, depending, in part, on local business practices and business environment. Residential customers are targeted in neighborhoods with large immigrant populations, utilizing resource materials and third party market research companies, among other things, as resources for this information. Carriers typically approach the Company directly to inquire about the Company's transit and termination rates.

     DIRECT SALES. Most Local Operators maintain their own direct sales force. Generally, sales representatives are compensated on a commission basis. The Company intends to expand its direct sales force as it expands existing operations and commences additional operations.

     INDEPENDENT AGENTS. The Company also markets its services through an indirect sales force comprised of independent agents. These agents include, among others, companies which have a sales force or individuals marketing related services such as telephone systems, copiers, fax machines or other office equipment to the Company's targeted customer segments. The Company's indirect sales force will be an increasingly important sales channel to access the local market.

     DISTRIBUTORS. The Company has relationships with a small number of distributors in the United States as well as the Netherlands for the sale of prepaid cards and will seek such arrangements in its other markets.

     TELEMARKETING SALES. As a result of its acquisition of LDM, the Company's U.S. operations have added its own telemarketing sales as an additional marketing channel. The Company's European operations use the services of independent telemarketing sales organizations in certain of their markets. Telemarketing sales are targeted to cover small to medium-sized business and niche residential customers. Commercial customers are offered long distance services while residential customers are offered long distance services and a blend of prepaid and similar products.

   CUSTOMER MANAGEMENT

     The Company strives to provide competitive pricing, high quality services and superior customer service and believes that these factors are important to its ability to compete effectively. The Company works closely with its customers to develop competitively priced telecommunications and value-added services (such as customized billing) that are tailored to their needs. The Company has invested significant resources in developing information systems to allow it to provide accurate and timely responses to customer inquiries. In addition, each of the Local Operators has customer service and engineering personnel available to address service and technical problems as they arise.

HEADQUARTERS OPERATIONS

     The Company directs the operations of its subsidiaries, including the management of the growth of current operations, the expansion of operations into new markets, the formation of potential joint ventures and strategic alliances and the execution of acquisitions. Identification of key markets, determination of the vehicles through which, as well as the manner in which, the Company will enter such markets and oversight of the implementation of these plans is also done at the Company level. The Company is continuously reviewing and considering investment and acquisition opportunities. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations. All such acquisitions will be identified, negotiated and consummated at the Company level, generally working together with local and regional management in cases where the acquisitions supplement existing operations. In addition, the Company seeks alliances with carriers to expand the scope of the Company's network and improve its competitive profile.

     The Company currently provides centralized financial services for all of the Local Operators, including financial planning and analysis, cost control and network management. The Company attempts to coordinate the acquisition of additional transmission capacity (either leased or purchased) with the growth of traffic volumes of each Local Operator. The Company assists in securing financing and discounts for these expenditures as well as other capital expenditures through its arrangements with particular vendors. The Company also maintains global treasury functions, including the management of cash flows between the Local Operators for the transmission of traffic between them, as well as the allocation of working capital.

     The Company will eventually link all of its switching facilities to a central billing system administered at the Company level. The Company will provide the billing information to Local Operators which will then invoice the customers directly. The invoice will be branded with the Company's name and will be payable to a Company account in the Local Operator's country.

     The Company manages the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new Local Operators into RSL-NET. The Company coordinates the routing of traffic on RSL-NET to effect routing on a least cost basis. Least cost routing involves the programming of the Company's switches to transport international calls over the route which is most likely to produce the lowest cost to the Company without compromising call quality. The Company consolidates the least cost routing information of each of its Local Operators to allow them to take advantage of each others' cost structure.

     The Company is in the process of coordinating the marketing activities of the Local Operators and defining its own unique approach to branding and marketing its services on a global basis. In addition, the Company intends to direct the service offerings of the Local Operators to enable the Company to provide services to a single customer in more than one country. The Company intends to then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.

U.S. OPERATIONS

  OVERVIEW


     The United States is the largest single market in terms of international long distance call terminations and originations. The top seven destinations for U.S.-originated calls in 1996 were Canada, Mexico, the United Kingdom, Germany, Japan, Hong Kong and France. The Company initiated its U.S. operations in March 1995 with its initial investment in ITG and has grown the business significantly since then. As of October 1997, the Company acquired a 100% interest in LDM. The Company operates in the United States as a full service international long distance carrier with multiple '214' licenses issued under the Communications Act, which permit it to provide international telecommunications services. The Company currently has offices located in the New York, Los Angeles and Miami metropolitan areas. The Company is planning to open additional offices in several large metropolitan areas by the end of 1999.

     The Company primarily operates in the United States through RSL USA. The Company's predecessor operations in the United States began generating revenues in May 1990 and the operations have shown considerable growth since then. International traffic carried by RSL USA has experienced substantial growth.


     During 1996, the Company initiated a program focused on enhancing profitability, revenues and the quality of services to customers. The Company shifted the marketing focus of its U.S. operations from wholesale 'carriers' carrier' business to higher margin services targeted at end-user customers in an effort to increase operating margins. In connection with this effort, the Company determined that the rates offered to certain customers provided the Company with inadequate margins. Accordingly, the Company increased rates to these customers and, as a result, these customers either accepted the rate increases or terminated their arrangements with the Company, thus reducing the Company's exposure to low or negative margin business. Beginning in the fourth quarter of 1996, the Company began restructuring its U.S. operations and recorded a charge of $750,000 in connection with such restructuring. Operational, managerial and technical functions were consolidated under a single organization. The Company has hired experienced management, implemented new managerial and financial controls, and introduced a new marketing focus and plan. Although these activities, in conjunction with the Company's investment in MIUs, IRUs and switches, receipt of multiple international operating agreements and increased focus on customer service, have resulted in rapid growth of the business, gross margins for the U.S. operations were lower for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to the rapid expansion of the Company's operations. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins' and 'Dependence on Other Carriers' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


  SERVICES AND CUSTOMERS


     The Company offers its customers in the United States international and domestic long distance, private line, calling card and value added services. Since the first quarter of 1996, the Company has been refocusing its U.S. operations from providing international long distance services to other carriers to providing international and domestic long distance services to small and medium-sized businesses as well as certain residential markets.

     In addition, through RSL COM PrimeCall, Inc. ('RSL PrimeCall'), the Company specializes in the provision of prepaid calling cards for niche ethnic markets and for promotional use by large corporate subscribers in entertainment, retail, banking and other industries.

  MARKETING AND SALES

     The Company markets its services and products in the United States through a variety of channels, including direct sales, indirect sales through independent agents and distributors. The Company's U.S. operations employ sales and marketing employees and has had relationships with master agents with an underlying network of independent agents, distributors and telemarketing sales. In addition, the Company employs a retail and wholesale sales force dedicated to the sale of promotional post and prepaid card products. The Company intends to expand its direct sales force as a part of its growth strategy by adding sales personnel to its New York City, Los Angeles and Miami metropolitan area sales offices and by opening additional sales offices in several other large metropolitan areas by the end of 1999. The Company believes that, due to the existence of a competitive marketplace in the United States for over a decade, it can hire capable, experienced sales representatives and managers and that use of a direct sales force is the most efficient means for it to grow its business.

  U.S. NETWORK ARCHITECTURE

     The Company operates two international gateway switches in the United States, an Ericsson AXE-10 located in New York and a Northern Telecom DMS 250/300 located in Los Angeles. The Company plans to add an Ericsson switch to the existing Northern Telecom switch by the end of the first quarter of 1998 in order to increase switching capacity. The Company's New York international gateway switch and Los Angeles international gateway switch conform to CCITT recommendations and are directly connected to each other via leased lines on a fixed cost, point-to-point basis. The Company also operates a domestic switch and a prepaid card platform in each of New York and Los Angeles. The Company is developing a plan for installation of additional switches in strategic sites throughout the United States, which may include a third international gateway switch in Florida. Traffic to Asia and the Pacific Rim is generally routed via the Company's Los Angeles international gateway switch and traffic to Europe, Africa and Latin America is generally routed via the Company's New York international gateway switch.


     The Company currently owns IRUs in four undersea fiber optic cable systems which are the CANUS-1, CANTAT-3, PTAT-1 and the T-12/TAT-13 systems and owns MIUs on five undersea fiber optic cable systems, which are the Antillas I Odin, Rioja, APCN, NPC and JASAURUS systems. The Company also owns MIUs on the CMC and MCC terrestrial fiber optic cables. The Company also is currently in negotiations to purchase IRUs for its United States operations on the Columbus II, TPC-5,

America's One, T-C and Eurafrica transoceanic cable systems and on Ariane-2, Aphrodite and GEMINI undersea fiber optic cable systems.


     The Company currently is a party to 18 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access from the U.S. to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Japan, Jordan, The Netherlands, New Zealand, Norway, Russia, Sweden, Switzerland, Suriname and the United Kingdom. The Company believes that it is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with carriers outside the United States. The Company currently only transmits and terminates traffic pursuant to the operating agreements in the Dominican Republic, the United Kingdom, Denmark, the Netherlands, Russia and Norway. The Company transmits call traffic bound for all other destinations through leased capacity. The remaining operating agreements are inactive because the Company has not yet invested in international transmission capacity for those routes, in certain cases because call volume on such routes does not warrant such an investment. By activating these operating agreements as well as any additional operating agreements it may obtain, the Company believes it will be able to significantly lower its costs of terminating international traffic. The Company's failure to begin transmitting traffic pursuant to any such operating agreement could lead to the termination of the agreement. See 'Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements.'


     The Company also operates the network management control facilities from which the Company administers and monitors the Company's switches and facilities and provides customer service, 24-hour network monitoring, trouble reporting and response procedures, service implementation and billing assistance. The Company designates a specific customer service representative for each commercial customer to oversee the installation and maintenance of the phone equipment, the start-up of service and problem resolution.

  INFORMATION SYSTEMS AND BILLING


     The Company owns and operates an Electronic Data Systems ('EDS') IXPlus System that runs on an IBM AS/400 hardware platform. The Company is utilizing the EDS system in the U.S. to: (i) provide sophisticated billing information that can be tailored to meet a specific customer's requirements, (ii) provide high quality customer service, (iii) detect and reduce fraud, (iv) integrate efficiently additions to its customer base and (v) provide real time traffic and call detail management. The EDS IXPlus System is operated and maintained by the Company in its Los Angeles office. The Company has also implemented a customer care and trouble management system, as well as developed a state of the art information system that produces, among other things, profitability margin analysis, routing statistics and overall traffic trends by country, customer, vendor and switch. In addition, the Company has installed a Wide Area Network linking all of its offices in the U.S. enabling the use of its systems within the organization. The Company's information systems are important to its operations as they allow the Company to assess and determine quickly customer billing and collection problems, production by and compensation or commissions owed to agents, sales representatives and distributors, proper pricing for the Company's services and other matters which are important to the operation of the Company.


     The Company has reviewed the EDS IXPlus System in connection with the Year 2000 problem and the Company expects to receive from its vendor, at no additional cost to the Company, a Year 2000 compliant version of the EDS IXPlus System by the end of 1998. The Year 2000 compliant EDS system is expected to be operational in early 1999. In addition, the Company's standardized desktop and server configurations and software applications are already Year 2000 compliant. See 'Risk Factors-- Dependence on Effective Information Systems; Year 2000 Technology Risks.'

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  COMPETITION

     The Company competes with AT&T, MCI, Sprint, WorldCom and other United States-based and foreign carriers, many of which have considerably greater financial and other resources than the Company. Certain of the larger United States based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the United States market, creating greater competitive pressures on the Company. The Company believes that its services are competitive in terms of price and quality with the service offerings of its U.S. competitors.

  REGULATORY ENVIRONMENT

     The Company's United States operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.

     FEDERAL. The FCC currently regulates the Company as a non-dominant carrier with respect to both its domestic and international long distance services.

Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulation requirements on the Company, to change its regulatory classification, to impose monetary forfeiture and to revoke its authority. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings. With respect to the Company's international services, however, it is possible that the FCC could classify the Company as dominant for the provision of services on specific international routes on the basis of the Company's foreign ownership and affiliations or a determination that the Company had the ability to discriminate against U.S. competitors. In 1997, for example, the FCC classified Sprint as a dominant carrier for the provision of U.S. international services on the U.S.-France and U.S.-Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.

     Among domestic carriers, LECs are currently classified as dominant carriers with respect to the local exchange services they provide, and no interstate, interexchange carriers, including RBOCs which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than the Company's prices. Nonetheless, the FCC placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace.

     The Company has the authority to provide domestic, interstate telecommunications services. The Company has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities based carriers, to generally resell international private lines not connected to the PSTN or which are connected to the PSTN in Canada, New Zealand, Australia, Sweden or the United Kingdom, and to provide international telecommunication services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder. Although the Company believes the probability to be remote, a rescission by the FCC of the Company's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on the Company.

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     Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. The Company must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed tariff filing requirements for non-dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs, as the FCC's rules currently require. Until the two year statute of limitations expires, the Company could be held liable for damages for its past failure to file tariffs containing actual rate schedules. The Company believes that such an outcome is remote and would not have a material adverse effect on its financial condition or results of operations. The Company has always been required to include detailed rate schedules in its international tariffs.

     In February 1996, the Telecommunications Act of 1996 was signed into law. Under the Telecommunications Act, the RBOCs will be permitted to provide long distance services in competition with the Company. The law includes safeguards against anti-competitive conduct which could result from a RBOC having access to all customers on its existing network as well as its ability to cross-subsidize its services and discriminate in its favor against its competitors.

     Except with respect to transit agreements, authorizations held under
Section 214 of the Communications Act (such as those held by the Company) for international services are limited to providing services or using facilities between the United States and countries specified in the authorizations. The Company holds all necessary Section 214 authorizations for conducting its present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the United States and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to United States carriers equivalent to those available under United States law. The FCC has made such a determination with respect to New Zealand, Australia, Canada, Sweden and the United Kingdom and the Company is authorized to resell international private lines to these points for the provision of basic services interconnected to the PSTN.

     The FCC has promulgated certain rules governing the offering of international switched telecommunications. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunication services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one United States carrier over another. These policies include provisions of the International Settlement Policy, which requires the equal division of accounting rates, non-discriminatory treatment of U.S. carriers, and that return minutes from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. The Company has numerous agreements with foreign carriers providing for the handling of switched calls.


     In September 1997, the FCC adopted lower benchmarks for settlement rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance outbound and inbound call volume which is estimated to be approximately 70% higher than the actual cost of terminating international calls. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also adopted. The

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FCC also determined that it would condition any carrier's authorization to provide international facilities-based switched service from the United States to an affiliated market on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

     The GBT Agreement, executed in February 1997, requires signatories to open their telecommunications markets to competition. Consistent with the commitments made by the U.S. under the GBT Agreement, the FCC has revised its rules to establish an open entry standard for applicants from World Trade Organization member countries seeking authority to provide international telecommunications service in the U.S., and has adopted a rebuttable presumption that the U.S. affiliates of foreign carriers with less than 50% market share in each relevant market on the foreign end should be treated as non-dominant. These open entry policies will apply to applicants of all World Trade Organization member countries, including those who are not signatories to the GBT Agreement.

     Additionally, the FCC enforces certain requirements which derive from the regulations of the ITU. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. The Company has transit agreements with foreign carriers. Such agreements may allow the Company to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, the Company is unaware of any instance in which a terminating country has objected with respect to any of the Company's traffic. If a terminating country objects in the future to such transit arrangements, the Company may be required to secure alternative arrangements.

     STATE. The intrastate, long distance telecommunications operations of the Company are also subject to various state laws, regulations, rules and policies.

Currently, the Company is certified and tariffed or otherwise authorized to provide intrastate, interexchange service in 48 states and the District of Columbia and uses a third party carrier to originate calls in states where it needs, but does not have, authorization to provide services. See 'Risk Factors--Government Regulatory Restrictions.'

     The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, the Company has sought and successfully obtained such approval for its acquisitions.

EUROPEAN OPERATIONS--GENERAL

  OVERVIEW


     RSL Europe is a wholly-owned subsidiary of the Company. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest of Cyberlink Europe, which, through its wholly-owned subsidiaries, RSL Finland and RSL Sweden, commenced operations in May 1996. During the period from August 1996 through March 1997, RSL Europe acquired the remaining 49% interest in Cyberlink Europe. In May 1996, the Company acquired the international long distance voice businesses of Sprint in France and Germany. In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in The Netherlands since October 1995, and, in the fourth quarter of 1997, acquired the remaining 25% interest in RSL Netherlands. RSL Denmark commenced operations in Denmark in May 1997.


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

     In April 1997, RSL Europe entered into an agreement with Gerard van Leest, the founder of RSL Netherlands, and the First Worldwide Network Management & Consultant N.V. ('FWN'), a corporation wholly-owned by RSL Netherlands' founder, pursuant to which RSL Europe and FWN are to jointly develop, market and distribute a prepaid calling card product targeted at select customers throughout Europe.

     In April 1997, RSL Europe acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. RSL Europe and the other two principal shareholders of Maxitel entered into a shareholders' agreement, pursuant to which, among other things, (i) certain major decisions by the Board of Directors of Maxitel can only be approved with the consent of RSL Europe and (ii) RSL Europe has the right to designate two directors to the Board of Directors of Maxitel.


     In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995 providing value-added services.

     In August 1997, the Company acquired 50% of RSL Austria, which is initially expected to commence operations by June 1998 as a switchless international telecommunications reseller. After the completion, in September of 1997, of certain corporate formalities, the Company's interest was increased to 90% of RSL Austria.

     In December 1997, RSL Europe acquired a 78.5% interest in RSL Switzerland, a Swiss long distance telecommunications carrier.

     In December 1997, RSL Europe formed a joint venture to establish RSL Spain. RSL Europe has a 90% interest in the joint venture, and the managing director of RSL Spain owns the remaining 10% interest.

     In December 1997, RSL Europe acquired a 90% interest in RSL Belgium, an international telecommunications carrier in Belgium, which in turn owns 100% of RSL Luxembourg, an international telecommunications carrier in Luxembourg.


     As of February 25, 1998, the Company had 553 employees in Europe.


  INFORMATION SERVICES, SYSTEMS AND BILLING

     RSL Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase, Inc. ('Sybase') developed customized software package (collectively, the 'System'). The System provides for billing, customer service, management information, financial reporting and related functions. The Company has invested significant resources into the development of the System and the Company's management worked closely with Sybase to develop software which reflects the experiences of the Company's management in the telecommunications industry. The System has been designed to be easily integrated into the operations of each of its current, planned and future European Local Operators and may ultimately be used as the centralized information system for the Company. The System currently provides centralized billing, customer service, and information systems to the Company's United Kingdom, Sweden and Finland operations, with France and Germany expected to be brought online by April 1998. The Company believes that the System is a key asset of the Company and an important advantage in the management of its growth.

     The System provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific requirements, including customized tariffs and discount schemes. The Company expects that the System will also facilitate integration and central oversight of its European operations through automated data entry by its Local Operators and through easily generated financial status, sales information, performance and sales commission reports.


     The Company has reviewed the System in connection with the Year 2000 problem and has determined that the System is Year 2000 compliant. The Company's standardized desktop and server configurations and software applications in Europe are also Year 2000 compliant. The Company is in the process of reviewing its Ericsson international gateway and domestic switches in Europe in


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

connection with the Year 2000 problem and the Company expects that its switches will be Year 2000 compliant by the end of 1998.

  REGULATORY ENVIRONMENT

     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ('EC') through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.

     Since most European countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Europe. The first step is to take advantage of current market conditions and, within the parameters of the Company's established service offerings, to provide the fullest range of services permissible under local regulation. The Company thereby seeks to become a recognized international carrier in the targeted countries as its operations grow. The second step, as deregulation permits, is to build on its name recognition, marketing channels and existing customer base in the market to expand its service offerings to both existing and new customers. By the time that the telecommunications markets throughout Europe are open to broader competition, the Company intends to have established Local Operators in all major European telecommunications markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Government Regulatory Restrictions.'

     The EC issued in 1997 an interconnect directive (the 'Interconnect Directive'), which is expected to be implemented in various countries at different times during 1998 and is expected to require the incumbent PTTs to interconnect to other carriers using CCITT C-7 signaling standards. Such connection will provide 'Calling Line Identity' ('CLI'), also known as ANI or PIC, which will allow the Company's customers to access more easily the Company's local switch (e.g., through prefix dialing instead of dial-in access) and will remove the local access fee levied in addition to the Company's charge for the call. After interconnection, rates charged by the PTT for the PSTN portion of the call are expected to be incurred by carriers at wholesale rates and it is expected that carriers will be allowed to compete against the PTT in the domestic long distance market, as well as the international market. However, the implementation of this or any EC directive by member states is subject to substantial delay. See 'Risk Factors--Government Regulatory Restrictions.'



     Member States have limited flexibility to interpret EC directives. If the EC determines that a member state's legislation implementing an EC directive does not adequately do so, the EC may test such interpretation through legal proceedings in a court of law. This process is time consuming. Accordingly, while a date has been set for the liberalization of voice telephony services within the EU, the actual date on which liberalization actually occurs could be months or years later. See 'Risk Factors--Government Regulatory Restrictions.'


     There also may be practical considerations in implementing a directive which could result in a delay of its implementation, as there are considerable doubts as to the preparedness of many EC countries for a wide-ranging change. For example, the negotiation of interconnection agreements can take a significant amount of time. Even after such agreements are negotiated and implemented, substantial ongoing disputes with the incumbent PTTs regarding prices and billing are to be expected.

     In an attempt to speed up the market entry of new operators despite the obstacles referred to above, the Full Competition Directive allowed alternative entities to the PTTs (typically utility and cable television companies) to supply infrastructure, beginning July 1, 1996. This permits the Company to purchase cable capacity from companies other than the local PTTs as such companies build transmission facilities. To date, however, there has not been substantial construction of such facilities by competitors to the PTTs in EU countries, although several member states have enacted national legislation to adopt the Full Competition Directive.

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

     Although it is not expected that interconnect will be available and implemented in most countries of interest immediately, the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs. The Company provides value-added services and, in certain EC countries beginning later in 1998 but prior to interconnection, the Company can provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See '--International Long Distance Mechanics.'

U.K. OPERATIONS

  OVERVIEW


     The United Kingdom originated approximately 4.6 billion minutes of international traffic in 1996. The Company's U.K. operations began generating revenues in May 1996.


  SERVICES AND CUSTOMERS


     The Company offers its customers in the United Kingdom international and domestic long distance services. Customers access these services by direct access, prefix dialing and dial-in. Direct access services are provided by connecting customers to the Company's London switches by means of lines leased from British Telecom or Mercury. Prefix dialing services are provided by means of access to the Company's London switches by way of the PSTN using the Company's access codes. The Company's customer base in the United Kingdom consists primarily of carriers, commercial customers and prepaid account customers. The Company's current commercial customers include multinationals, large national companies, as well as small and medium-sized businesses.

  MARKETING AND SALES

     The Company markets its services in the United Kingdom through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. RSL Europe intends to expand its direct sales force as a part of its growth strategy by adding sales representatives to its London office as well as establishing additional sales offices in the United Kingdom. The Company also relies heavily on its network of agents to sell its long distance calling services in the United Kingdom. The Company believes that several of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company has acquired one of these agents and is negotiating to acquire a second, with the strategic aim of providing the Company with local presence in certain regions of the U.K.

  U.K. NETWORK ARCHITECTURE


     RSL UK operates two Ericsson switches, one an international gateway switch, the other a domestic switch, located in London. Prior to December 1996, the Company was prohibited from owning interests in fiber optic cable coming in or out of the United Kingdom. As a result, the Company had been transmitting call traffic bound for destinations outside of the United Kingdom through leased capacity provided by British Telecom and Mercury. The Company has since purchased IRUs on the UK-NL14, CANTAT-3 and PTAT-1 undersea fiber optic cable systems and continues to utilize leased capacity for all other international destinations. The Company is currently in negotiations to purchase MIUs on the FLAG and GEMINI transoceanic cable systems. The Company will attempt to acquire additional MIUs and IRUs as warranted.


  COMPETITION

     The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom, and Mercury. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own

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


facilities-based networks) such as Energis, and from resellers including ACC Corporation, WorldCom, Esprit and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its UK competitors.

  REGULATORY ENVIRONMENT

     The Company was awarded an International Facilities Based Telecommunications License (an 'IFBTL') in the United Kingdom in December 1996. An IFBTL entitles the Company to acquire IRUs and MIUs on international satellite and cable systems, resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from British Telecom and Mercury. In addition, the Company holds an International Simple Resale ('ISR') license in the United Kingdom. An ISR license allows the Company to resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from, British Telecom and Mercury.

GERMAN OPERATIONS

  OVERVIEW


     Germany originated 5.1 billion minutes of international traffic in 1996. RSL Germany was formed in April 1996 for the purpose of acquiring Sprint's international voice business in Germany. Sprint, which commenced its German voice business in 1993, was required to divest itself of its German and French international voice businesses pursuant to the terms of the Global One joint venture agreement.


  SERVICES AND CUSTOMERS

     National and international long distance services are offered by the Company to members of closed user groups. International long distance services are further offered to customers that are not members of closed user groups utilizing direct access over leased lines from Deutsche Telekom. The Company's current customer base in Germany primarily consists of large national or multinational corporations and a larger number of small and medium-sized business customers. See '--Products and Services.'

  MARKETING AND SALES

     The Company employs direct sales and marketing employees in Germany. The Company currently has four sales offices in Germany, located in Munich, Hamburg, Wiehl and Frankfurt. RSL Germany is expanding its direct sales force as a part of its growth strategy by adding additional sales representatives. The Company currently markets its services in Germany through a variety of channels including indirect sales, through resellers and agents, and direct sales. The Company continues to develop a network of independent sales agents to sell its services in Germany.

  GERMAN NETWORK ARCHITECTURE



     RSL Germany currently operates a Wyatts MRX 2000 domestic switch in its offices in Frankfurt, and has installed an Ericsson AXE 10 international gateway switch, which has been operational since August 1, 1997. International transmission facilities are leased from international carriers. The Company has interlinks with other carriers for termination of its international traffic. The Company is integrating these services into its own systems and is making such other arrangements as are necessary to ensure these services are provided to the Company.


  COMPETITION

     In Germany, the Company competes with facilities-based carriers and resellers. The Company's principal competitor in Germany is Deutsche Telekom, the dominant supplier of telecommunications services in Germany. The Company also faces competition from emerging public telephone operators (who are constructing their own facilities-based networks) such as Arcor (Mannesmann and DBKom), O.telo (RWE and VEBA) and VIAG Interkom (VIAG and British Telecom), from resellers including WorldCom and Viatel, Inc. ('Viatel') and call-back providers such as TelePassport. After deregulation

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

on January 1, 1998, alternative networks became available to route and terminate voice traffic. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its German competitors.

  REGULATORY ENVIRONMENT

     The German Parliament passed the German Telecommunications Act 1996 (the 'German Act'), which became effective August 1, 1996, in order to liberalize the German telecommunications market. Until January 1, 1998, 'voice telephony' as defined in the German Act in accordance with the 1990 Directive was only permitted to be provided by Deutsche Telekom. 'Voice telephony' as defined in the German Act does not, however, include the delivery of voice telephony to 'closed user groups'. International direct dialing services offered to customers utilizing direct access over leased lines also do not come within the German Act's definition of 'voice telephony '.

     Under the German Act, licenses for the offering of voice telephony services are issued to an applicant unless (i) such applicant fails to meet certain good standing requirements, (ii) such applicant lacks the competence to run a telecommunications business or (iii) the offering of telecommunications services by such applicant would be regarded as a danger to public safety. Under the German Act, Deutsche Telekom is required to permit competitors to be interconnected to its network. RSL Germany has been granted a Germany-wide, Class 4 license for public switched telephony services by the Federal Ministry of Posts and Telecommunications ('Bundes Amt for Post Und Telekommunikation' ). The Class 4 license permits RSL Germany to transmit voice traffic via the Company's international telecommunications network.

     On January 1, 1998, the last remaining monopoly of Deutsche Telekom, the

'voice telephony' monopoly, ceased to exist. The German Act provides, among other things, for regulations regarding licensing, rate and interconnection regulation, numbering and customer protection. A Regulatory Authority has been established as successor to the former Federal Ministry of Posts and Telecommunications. The Regulatory Authority has been provided with certain powers, described in the German Act, in order to promote the introduction of competition in the German telecommunications market.

DUTCH OPERATIONS

  OVERVIEW


     The Netherlands originated 1.5 billion minutes of international traffic in 1996. The Company operates in The Netherlands through RSL Netherlands. RSL Netherlands is an international carrier with switches installed in Rotterdam and Amsterdam. RSL Netherlands began generating revenues in October 1995.


  SERVICES AND CUSTOMERS


     The Company offers its customers in The Netherlands international long distance services utilizing direct access, prefix dialing and dial-in access, and prepaid calling cards. The Company's customer base in The Netherlands consists primarily of commercial customers.


  MARKETING AND SALES


     The Company markets its services in The Netherlands through a variety of channels, including direct sales through representatives, indirect sales through independent agents and telemarketing sales. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company sells its prepaid calling card through independent distributors.


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

  DUTCH NETWORK ARCHITECTURE


     In The Netherlands, the Company operates two Nortel Meridian switches, directly linked by leased capacity, from its offices in Rotterdam and Amsterdam. RSL Netherlands is linked directly to the Company's London gateway by leased facilities and resells the services of British Telecom and Global One on all routes where it is economical to do so.



  COMPETITION


     The Company's principal competitor in The Netherlands is PTT Telecom Netherlands, the dominant supplier of telecommunications services In The Netherlands. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as WorldCom, and from mega-carriers including Concert and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its competitors in The Netherlands.


     Assuming deregulation occurs in 1998, it is expected that alternative networks currently under construction will become available to route and terminate voice traffic.

  REGULATORY ENVIRONMENT


     As of July 1, 1997, restrictions on voice telephony services over cable infrastructure were liberalized, in effect bringing about full liberalization of the telecommunications market in The Netherlands.


     Under the current licensing regime, two new licensees other than the Dutch PTT may operate nationwide fixed telecommunications networks: Telfort, a joint venture between British Telecom and the Dutch Railway Company, and Enertel, a consortium of Dutch electricity companies and a large Dutch cable television company. Furthermore, hundreds of licenses to operate regional fixed networks have been granted mainly to electricity and cable television companies. Nevertheless, neither the use of leased lines capacity and other leased facilities, nor the services provided by the Company, requires a license.


     A new telecommunications act is expected to take effect by the end of the first quarter of 1998. The new act is expected to consolidate the full liberalization of the Dutch telecommunications market and introduce a new licensing regime. Although the details of that new regime are not yet certain, the Company expects it will be required to obtain a registration from the new Regulatory Authority in order to provide its current services. Such a registration is, however, mainly a formality, and is not intended to restrict access to the market. Although it is not part of the current bill, the new telecommunications act may require an individual license for the provision of voice telephony services between the Netherlands and non-EU countries. The Company, however, does not believe such a license will be required for the services it provides in The Netherlands, although there can be no assurance in this regard.


FRENCH OPERATIONS

  OVERVIEW

     France originated 3.1 billion minutes of international traffic in 1996. RSL

France was formed in April 1996 for the purpose of acquiring Sprint's international voice business in France. Sprint was required to divest itself of its French and German international voice businesses under the terms of the Global One joint venture agreement. Sprint commenced its international voice business in France in 1994.

  SERVICES AND CUSTOMERS


     The Company offers its customers in France international and domestic long distance services and national long distance services, both fixed-to-mobile and fixed-to-fixed, utilizing direct access over leased lines and dial-in access. Dial-in access is currently restricted to closed-user groups. Upon grant of RSL France's pending application for authorization, pursuant to articles L 33.1 and L 34.1 of the

Postal and Telecommunications Code, to operate a public network, dial-in access will no longer be restricted to closed-user groups. The Company expects such authorization to be granted during 1998 although there can be no assurance in this regard.



     Direct access is provided via a leased line connection between the customer's phone system and the Company's switches. The Company's French customer base consists of carrier customers and direct access and dial-in access commercial customers. The Company's customers in France include small and medium-sized businesses, as well as certain large national and multinational businesses that were part of Sprint France's customer base and which remain customers of the purchased business.


  MARKETING AND SALES


     The Company markets its services through a variety of channels, including direct sales and indirect sales through independent agents as well as private installers and consultants. The Company's French operations employ sales representatives and has relationships with various independent agents. The Company intends to expand its direct sales force and agent network as a part of its growth strategy.


  FRENCH NETWORK ARCHITECTURE


     RSL France operates an Ericsson AXE-10 international gateway switch in its offices in Paris. RSL France also operates three POPs, one located in each of

Paris, Nice-Sophia Antipolis and Marseilles. The services are today available in six regions in France which include Paris and the Paris area, Nice, Marseilles, Lyon, Bordeaux, Toulouse and Lille, with RSL representatives in Paris, Nice, Marseilles and Toulouse. In addition, the Company intends to install additional POPs in major business centers outside Paris to lower its cost of providing services in seven more regions during 1998 which include Montpelier, Nantes, Grenoble, Reims, Bordeaux, Metz and Dijon. French regulations currently do not allow the Company to purchase its own international transmission facilities and it is uncertain when or if the law will be changed. As a result, international transmission facilities are leased from France Telecom. The Company connected its French operations to RSL-NET in December 1996.


  COMPETITION


     The Company's principal competitor in France is France Telecom, the dominant supplier of telecommunications services in France, and the Modulance Partenaire International which offers discount long distance services to the largest commercial customers. The Company also faces competition from emerging licensed public telephone operators (who are constructing fiber networks in major metropolitan areas) such as AT&T, Bouygues and CEGETEL and from resellers including Esprit and Viatel. Upon deregulation, alternative networks currently under construction are expected to become available to route and terminate traffic domestically. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its French market competitors.


  REGULATORY ENVIRONMENT


     The services currently provided by the Company in France do not require a license. In accordance with the Telecommunications Laws passed in July 1996, the liberalization process is regulated by a new government authority, the French Telecommunications Authority ('Autorite de regulation des Telecommunications'), which was established in January 1997. The telecommunications market in France was scheduled to be liberalized on January 1, 1998. The French Telecommunications authority is working toward liberalization. In accordance with the standard terms and conditions and price lists for interconnection with France Telecom duly approved by the French Telecommunications Authority on April 9, 1997, new operators of public networks would be able to interconnect with France Telecom's PSTN starting January 1, 1998. The Company has applied for a license which will permit it to provide international and domestic long distance services utilizing direct access or dial-in access in those areas where the Company establishes POPs. These services would be provided utilizing direct access through interconnection with other operators of a public network (i.e., operators holding an L 33.1 license). Currently, France Telecom is the only such operator capable of providing interconnection services on a national scale in France. The terms and conditions of interconnection offered by France Telecom would provide for 'direct interconnection' of calls originated by RSL France subscribers to France Telecom subscribers throughout France, even where RSL France has no POPs, while 'indirect interconnection' of calls originated by France Telecom subscribers to RSL France subscribers would be available only in those areas where RSL France has POPs. If this license is granted, the French government is expected to require the Company to commit approximately $10 million in capital expenditures for infrastructure over the next three to five years, which is in excess of amounts the Company believes it will spend on capital expenditures in all of its other European operations. See 'Risk Factors--Government Regulatory Restrictions.'


     In November 1997, RSL France entered into a joint venture agreement with the Chamber of Commerce and Industry of Marseille Provence (the 'CCIMP') and Teleport Marseille Provence ('Teleport'), a licensed telecommunications service provider in Marseille, France, to promote international telecommunications services in certain regions of France. Through Teleport, RSL France will be permitted to provide, to a maximum of 20,000 users, telecommunications services in Marseille and in other regions of France.


     RSL France has filed a complaint with the governmental body in charge of telecommunications matters regarding the squeeze effects entailed by low retail tariffs, that RSL France has alleged prevent competition and set barriers to entry for entrants.



     RSL France has requested the French Ministry to withdraw its approval of certain France Telecom International French Ministry retail tariffs. The ministry could rule on such request in March 1998.


SWEDISH OPERATIONS

  OVERVIEW

     Sweden originated approximately one billion minutes of international traffic in 1996. The Company operates in Sweden through RSL Sweden. The Company acquired a majority interest in RSL Sweden in November 1995. RSL Sweden is licensed as an international carrier in Sweden, which permits it to transmit long distance services nationally and internationally. The Company's Swedish operations began operating and generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers domestic and international long distance and value-added services to its customers in Sweden. Customers access the Company's switch utilizing prefix dialing and direct access. The Company's customer base in Sweden consists primarily of commercial customers and residential customers.


  MARKETING AND SALES

     The Company's Swedish operation markets its services through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. The Company employs full-time sales and marketing employees in Sweden. The Company primarily relies on its network of independent sales agents to sell its long distance calling services in Sweden. In addition, the Company sells its services through a chain of independent telecommunications stores with locations throughout Sweden, as well as through a large association comprised of individuals and businesses. The Company believes that many of its agents have existing relationships with businesses in the Company's target market which better position them to identify, and sell services to, prospective customers.

  SWEDISH NETWORK ARCHITECTURE

     In Sweden, the Company operates an Ericsson AXE-10 international gateway switch from its offices outside of Stockholm. RSL Sweden is connected to RSL-NET by leased facilities. RSL Sweden utilizes its IRUs on the CANTAT-3 transoceanic cable and resells services from WorldCom and Telia

(the former monopoly PTT in Sweden). RSL Sweden also owns MIUs on the KATTEGAT-1 transoceanic cable system. RSL Sweden currently has operating agreements with carriers in Denmark and Norway, as well as direct connections to the Company's operations in the United Kingdom, United States and Finland.

  COMPETITION

     The Company's principal competitor in Sweden is Telia, the dominant supplier of telecommunications services in Sweden. The Company also faces competition from emerging licensed public telephone operators (which are constructing their own fiber networks) such as Tele 2 and WorldCom, and from resellers including Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of the new fiber networks, the Company will have alternative means of routing and terminating calls. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Swedish competitors.

  REGULATORY ENVIRONMENT

     All types of telecommunications services were liberalized in Sweden in 1993. Through RSL Sweden, the Company holds an unrestricted license to provide national and international telephony in the Swedish market. As a licensed carrier, the Company may buy IRUs or lease fixed capacity from other providers, or utilize the former PTT network to originate and terminate its traffic. The Company's services are accessed primarily by prefix dialing. It is generally believed that the Swedish Parliament will amend the Swedish Telecom Act to facilitate equal access for all carriers after 1998.


FINNISH OPERATIONS

  OVERVIEW

     Finland originated 332 million minutes of international traffic in 1996 and is a strategically important market because it serves as a gateway to Russia. The Company operates in Finland through RSL Finland. The Company acquired a majority interest in RSL Finland in November 1995. RSL Finland is a fully licensed international long distance carrier in Finland. The Company's Finnish operations began operating and generating revenues in May 1996.

  SERVICES AND CUSTOMERS

     The Company offers its customers in Finland international and domestic long distance services utilizing direct access, prefix dialing and dial-in access. The Company's customer base in Finland consists primarily of commercial and residential customers.

  MARKETING AND SALES

     The Company markets its services in Finland through a variety of channels, including direct sales and indirect sales through independent agents. The Company employs sales and marketing employees in Finland. The Company relies heavily on its network of independent sales agents to sell its long distance calling services in Finland. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. As of January 1998, the Company acquired a 90% interest in Telecenter Oy, an independent sales agent in Finland.

  FINNISH NETWORK ARCHITECTURE

     In Finland, the Company operates an Ericsson AXE-10 international gateway switch in its offices in Helsinki. RSL Finland primarily utilizes RSL Europe's network for international termination. International termination is also achieved by RSL Finland through connections to Telecom Finland's and other carriers' international circuits. RSL Finland utilizes an operating agreement with a Russian carrier and is directly connected to RSL Sweden.

  COMPETITION

     The Company's principal competitor in Finland is Telecom Finland, the dominant supplier of telecommunications services in Finland. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Global One, Finnet and Telivo, a subsidiary of Telia, and from resellers including Tele 1. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Finnish competitors.

  REGULATORY ENVIRONMENT


     There are two classes of operators in Finland, (i) network operators, which have their own network of domestic transmission lines, and (ii) service operators, which cannot own domestic transmission lines or IRUs, but can have their own switching facilities. RSL Finland was granted a license to provide services as a network operator in March 1997.

     In August 1997, the New Telecommunications Market Law was enacted, which removes the last restrictions applicable to telecommunications and enforces competition. As a result, network operators are obligated to rent full network capacity, including local loops, to other operators. In addition, the New Telecommunications Market Law provides that companies will only need to hold a license in order to provide services as a mobile phone network operator.

DANISH OPERATIONS

     Denmark originated 573 million minutes of international traffic in 1996. The Company operates in Denmark through RSL Denmark, a wholly owned subsidiary of RSL Netherlands, which initiated its operations in April 1997 and began generating revenues in May 1997.

  SERVICES AND CUSTOMERS

     RSL Denmark currently offers its customers international and domestic long distance services utilizing prefix dialing. The services are offered to commercial customers as a subscription service and to private customers by prepaid cards.

  MARKETING AND SALES

     The services are distributed through direct sales by the Company and through a third party marketing company. The Company's interconnect prefix, which was recently installed, provides customers with the option of using the Company's direct line, without requiring a physical connection.

  DANISH NETWORK ARCHITECTURE


     The Company has installed an Ericsson AXE-10 international gateway switch in Copenhagen. All traffic is currently transmitted through leased lines terminating at RSL Netherlands' domestic switches located in Rotterdam and Amsterdam. The Company routes all calls through Tele Danmark's network via the interconnect agreement between the Company and Tele Danmark.


  COMPETITION

     The Company's principal competitor in Denmark is Tele Danmark, the dominant PTT supplier of telecommunications services in Denmark. In January 1998, the Danish government sold a controlling interest in the Danish PTT, Tele Danmark, to U.S. based Ameritech. The Company also faces competition from various other carriers, primarily Telia (the Swedish PTT), the smaller Netcom Services and Global One, which are all connected to Tele Danmark's fixed line network via interconnect agreements.


     Tele Danmark offers full scale telephony in all areas. Telia offers both long distance services through prefix dialing and other related services such as call center solutions and data services.

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

  REGULATORY ENVIRONMENT

     All telecommunications services in Denmark were liberalized in 1996. Currently, the Company may, through RSL Denmark, provide national and international telephony in the Danish market, except mobile telephony which requires a license. The Company currently can only either buy or lease fixed lines from the PTT operator, Tele Danmark, which has an effective (but not legal) monopoly on the ownership and construction of fixed lines. It is expected, however, that pending regulation will limit Tele Danmark's market control, although there can be no assurance in this regard. In December 1997, an amendment of Tele Danmark's tariff structure was adopted, to be effective April 1, 1998. The amendment of the tariff structure is expected to result in a reduction of Tele Danmark's minute rates and an increase in the price of the basic telephony subscription service. This amendment may ultimately force RSL Denmark to lower its rates as a result of stronger price competition.

PORTUGUESE OPERATIONS

     Portugal originated 340 million minutes of international traffic in 1995. The Company operates in Portugal through its 39% investment in Maxitel. The Company made its initial 30.4% investment in Maxitel in April 1997. Maxitel commenced operations in the international voice and data business in December 1994.

  SERVICES AND CUSTOMERS

     Maxitel offers international and long distance voice services to closed user groups of companies utilizing autodialers and direct access. In addition, Maxitel offers store and forward and real-time fax services.

  MARKETING AND SALES

     Maxitel markets its services through a direct sales force and is developing an indirect sales force through independent agents. Maxitel operates primarily in the Lisbon and Oporto areas.

  PORTUGUESE NETWORK ARCHITECTURE


     Maxitel operates an Ericsson AXE-10 international gateway switch in its offices in Lisbon. Maxitel is in the process of converting its entire customer terminal equipment to this new platform. The Oporto node is already working in this new configuration. Additionally, Maxitel leases satellite transmission capacity on Orion, Hispasat and Intelsat.



  COMPETITION

     Maxitel's primary competitor is Portugal Telecom, the dominant supplier of telecommunications services in Portugal. The Company also competes with the local Portuguese affiliates of global carriers such as Global One, and with resellers in the Portuguese market.

  REGULATORY ENVIRONMENT

     Fixed voice telephony services, except mobile, were subject to a monopoly until March 1997. A second GSM mobile operator has been licensed since 1992 and a third operator was licensed for GSM and PCN (DCS 1800). Under the terms of the current legislation it is possible for companies other than the PTT to offer both national and international voice services to closed user groups. Interconnection to the Portugal Telecom PSTN is permitted for such services. The privatization process of Portugal Telecom was concluded at the end of 1997 and the Portugese government maintains a 25% interest in Portugal Telecom. Full deregulation is expected to occur by January 1, 2000.

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

ITALIAN OPERATIONS

  OVERVIEW

     Italy originated 2.1 billion minutes of international traffic in 1996. The Company operates in Italy through RSL Italy in which it acquired an 85% interest in August 1997. RSL Italy, under its former ownership, commenced operations in 1995.

  SERVICES AND CUSTOMERS

     RSL Italy offers its customers in Italy international and domestic long distance services utilizing dial-in access via autodialers and dedicated access lines. RSL Italy's current customer base consists primarily of small and medium-sized businesses.

  MARKETING AND SALES

     RSL Italy markets its services through a direct sales force and is developing an indirect sales force of independent agents.

  ITALIAN NETWORK ARCHITECTURE

     RSL Italy currently operates as a reseller, purchasing wholesale facilities from other Italian carriers. RSL Italy is in the process of installing an Ericsson AXE-10 international gateway switch in Milan and has installed a POP in Rome. The Company is in the process of linking RSL Italy with RSL-NET and expects to complete this process by the end of the first quarter of 1998.

  COMPETITION



     RSL Italy's primary competitor is Telecom Italia S.p.A. ('Telecom Italia'), the dominant supplier of telecommunications services in Italy. The Company also competes with the local Italian affiliates of global carriers such as British Telecom and Global One. In addition, the Company competes with telecommunications providers in the Italian market such as Infostrada.


  REGULATORY ENVIRONMENT


     The 'voice telephony' monopoly in Italy was formally abolished on January 1, 1998, but 'voice telephony' is currently still provided by Telecom Italia only. The domestic and international voice services presently offered by RSL Italy do not fall within the definition of 'voice telephony' as construed by Italian authorities. Under the current regime, in order to render certain liberalized services, RSL Italy is required to file a declaration with, or obtain an ad hoc authorization from, the Italian Ministry for Communications. Whether RSL Italy needs the declaration or the authorization depends on the type of links to the PSTN actually used to render the services. In fact, for voice services offered through switched links to the PSTN, the declaration is required, whereas an ad hoc authorization is needed for voice services offered through dedicated links. RSL Italy has filed a declaration and an application with the Ministry for Communications to obtain the ad hoc authorization and approval which are required to offer the services that it currently offers. Such ad hoc authorization and approval have been received.



     In July 1997, the Italian Parliament passed Law No. 249/97 for the creation of the National Regulatory Authority ('NRA') in the telecommunications field. The NRA is not operating yet. However, when the NRA is actually established and operative, it will assume most of the regulatory and supervisory functions currently carried out by the Italian Ministry for Communications. The NRA will have to ensure the application of EU liberalization principles in Italy.


     On September 19, 1997, Presidential Decree No. 318/97 established the regulatory framework to implement a number of EC directives (including the Full Competition Directive and the Interconnect Directive) aimed at creating a fully competitive environment also with respect to 'voice telephony.' The decree should gradually assure 'full competition' in accordance with the Full Competition Directive. Pursuant to the above-mentioned Presidential Decree No. 318/97, further secondary legislation (to be

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

issued by the NRA or, in its absence, by the Ministry for Communications) is required for the implementation of the EC Directives covered by said Presidential Decree. In this respect, on November 25, 1997, the Ministry for Communications issued a decree containing the provisions for the obtainment of individual licenses in the telecommunications field. However, further secondary legislation is expected to be issued shortly in order to regulate significant matters, including interconnection, universal service as well as fees to be paid in connection with individual licenses. The actual liberalization of the Italian telecommunications market will depend also on such secondary legislation and on its actual application by the NRA or, in its absence, the Ministry for Communications.

AUSTRIAN OPERATIONS

  OVERVIEW

     Austria originated 960 million minutes of international traffic in 1996. The Company will operate in Austria through RSL Austria in which it currently holds a 90% interest.

  SERVICES AND CUSTOMERS

     RSL Austria intends to offer international voice services utilizing autodialers and direct access beginning in the second quarter of 1998. RSL Austria's targeted customers will be small to medium-sized businesses.

  MARKETING AND SALES

     RSL Austria intends to market its services through both a direct and indirect sales force as well as independent agents.

  AUSTRIAN NETWORK ARCHITECTURE

     RSL Austria anticipates that it will begin offering services by the end of the second quarter of 1998 as an international telecommunications reseller. The Company has installed an Ericsson AXE-10 international gateway switch in Vienna which is operational. An international gateway switch in Austria enables RSL Austria to expand the products and services it offers.

  COMPETITION


     RSL Austria's primary competitor in Austria will be Post und Telecom Austria (the 'PTA'), the dominant supplier of telecommunications services in Austria. The Company will compete with the local Austrian affiliates of global carriers such as British Telecom and Global One. In addition, the Company expects to compete with resellers in the Austrian market.


  REGULATORY ENVIRONMENT

     The telecommunications monopoly has remained largely intact and the PTA has a legal monopoly on voice telephony, telex and telegram services. New telecommunications legislation, however, was passed in July 1997 which permitted interconnection with the PTA's PSTN beginning on January 1, 1998. Competition in voice telephony services is now permitted. Telecommunications services are subject to licenses granted by an Austrian regulatory authority to applicants with sufficient technical and economic facilities. The Company has been granted a license to operate as a full service telecommunications provider of local, long distance and international services in Austria.

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

SPANISH OPERATIONS

  OVERVIEW

     Spain originated 1.2 billion minutes of international traffic in 1996. RSL Spain was formed in December 1997. The Company operates in Spain through RSL Europe which holds a 90% interest in RSL Spain. It is expected that RSL Spain will begin generating revenues by June 1998.

  SERVICES AND CUSTOMERS


     Only Telefonica de Espana, S.A. ('Telefonica de Espana') and Retevision, S.A. ('Retevision') are licensed to provide international long distance services in Spain. The range of services that can currently be provided by RSL Spain, pending further deregulation, is limited to closed-user group services.


  MARKETING AND SALES

     RSL Spain intends to market its services through both a direct and indirect sales force.

  SPANISH NETWORK ARCHITECTURE

     RSL Spain anticipates installing an Ericsson AXE-10 international gateway switch in Spain by the end of 1998. An international gateway switch will allow RSL Spain to expand the products and services it offers.

  COMPETITION

     The Company's main competitor in Spain will be Telefonica de Espana, the company that has traditionally enjoyed a monopoly in the provision of telecommunications services and the current dominant supplier of telecommunications services in Spain. The Company also faces competition from Retevision, an emerging public telephone operator which was granted the second nation-wide license to provide voice telephony services, and which is in the process of building its own network. Retevision, started operations at the beginning of 1998. In addition, the Government has called for bids to award a third nation-wide license to provide voice telephony, as well as carrier services. Cable operators have been authorized to provide voice telephony services since January 1998. The Company also faces competition from resellers, which at present, generally, have small operations in Spain, and from mega-carriers interested in long distance services upon deregulation of the market.

  REGULATORY ENVIRONMENT



     Market deregulation is expected in Spain by December 1, 1998. Spain was one of the EU Member States which was granted a waiver of up to five years to implement the Full Competition Directive. After negotiations to determine the specific duration of the waiver period, the EU Commission granted Spain an additional period, until November 30, 1998, for the complete deregulation of voice telephony and public telecommunications networks. Spain is now moving towards deregulation. Major events in the Spanish telecommunications market have occurred in the last two years including (i) the complete privatization of Telefonica de Espana which took place at the beginning of 1997; (ii) the licensing of Retevision, and its privatization; (iii) the recent call for a competitive bid for the granting of a third basic telephony license no later than May 1998 and authorization to cable operators to provide voice telephony as of January 1998; and (iv) the creation of the Telecommunications Market Commission as a regulatory independent entity.


     The 1987 Telecommunications Act (the 'LOT') was previously enacted for a monopolistic market. A draft of the General Telecommunications Act, a new telecommunications act (the 'Draft-LGT'), was presented to the Parliament by the Government in June 1997. The legislation is intended to address issues inherent to a competitive market such as a new licensing procedure, universal service, definition of public service obligations, interconnection rules, numbering, tariffs, etc., and will require further implementation by means of regulations. Approval of the Draft-LGT is expected by mid-1998, and

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

subsequent implementing regulations should be enacted during 1998, so that the regulatory framework is in place by December 1, 1998.

     Telecommunications services in Spain are subject to licenses granted by a Spanish regulatory authority. In February 1998, RSL Spain was granted a license to provide closed-user group services in Spain. RSL Spain has also applied for licenses to resell telecommunications services and to provide value added services.

BELGIAN OPERATIONS

  OVERVIEW

     Belgium originated 1.2 billion minutes of international traffic in 1996. The Company operates in Belgium through RSL Belgium, in which the Company currently holds a 90% interest.

  SERVICES AND CUSTOMERS

     RSL Belgium offers its customers in Belgium international long distance voice services utilizing dial-in access via autodialers. RSL Belgium's customer base consists primarily of small and medium-sized businesses.

  MARKETING AND SALES


     RSL Belgium markets its services through a direct and indirect sales force as well as independent agents.

  BELGIAN NETWORK ARCHITECTURE

     RSL Belgium currently operates as a reseller, purchasing wholesale facilities from other carriers operating in Belgium. The Company anticipates installing an Ericsson AXE-10 international gateway switch in Belgium by the end of 1998.

  COMPETITION

     RSL Belgium's primary competitor is Belgacom, the former PTT and the dominant supplier of telecommunications services in Belgium. RSL Belgium also competes with local Belgian affiliates of global carriers such as Global One and Unisource and local resellers.

  REGULATORY ENVIRONMENT

      The Belgian Parliament passed the first Belgian Telecommunications Act (the 'Belgian Act') in March 1991, in order to liberalize the Belgian telecommunications market. Since then, the Belgian Act was amended on numerous occasions, most recently in December 1997. On January 1, 1998, the last remaining monopolies of Belgacom ceased to exist. The Belgian Act provides, among other things, for regulations regarding licensing, rate and interconnection regulation, universal service obligations, numbering and customer protection. However, a number of the Royal Decrees necessary to implement the provisions of the Belgian Act have yet to become law. Pending these Royal Decrees becoming law, providers of voice telephony services can apply for a so-called temporary license (which the Company has done). When the Royal Decrees become law, the applicants (including the Company) will have to re-apply for a definitive license. There is no specific procedure to automatically grant definitive licenses to companies that have successfully applied for and obtained a temporary license. Both the temporary license and the definitive license have to be applied for with the BIPT. The licenses, temporary or definitive, are granted by the Minister for Telecommunications, upon recommendation from the BIPT. The failure by RSL Belgium to receive a temporary license, or the failure at a later stage to receive a definitive license, would have a material adverse effect on the ability of RSL Belgium to offer national and international telecommunications services in Belgium and could have a material adverse effect on the Company, its financial condition and its results of operations.

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SWISS OPERATIONS

  OVERVIEW

     Switzerland originated 1.9 billion minutes of international traffic in 1996. The Company operates in Switzerland through RSL Switzerland in which it currently holds a 78.5% interest. RSL Switzerland started operations in 1995 as a long distance carrier for closed user groups.

  SERVICES AND CUSTOMERS

     While in the past RSL Switzerland targeted multinationals and supplied international voice and fax services, in the future RSL Switzerland will, in addition to such multinationals, target small to medium-sized businesses.

  MARKETING AND SALES

     RSL Switzerland markets its services through both a direct sales force and an indirect sales force.

  SWISS NETWORK ARCHITECTURE


     The Company is in the process of installing an Ericsson AXE-10 international gateway switch. Customer access will be over leased lines or over the three carrier selection codes which were assigned to the Company in December 1997.


  COMPETITION

     RSL Switzerland's primary competitors in Switzerland are Swisscom, Diax, Sunrise, GlobalOne, Colt, WorldCom, Equant and other smaller resellers.

  REGULATORY ENVIRONMENT

     The sale of value-added telecommunication services (data networks) as well as telecommunications equipment such as telephones and fax machines was liberalized in 1992. The transmission of voice for closed user groups has been permitted since July 1, 1995. With the new law on telecommunication services which came into force on January 1, 1998, Switzerland is a fully liberalized telecommunications market.

LATIN AMERICAN OPERATIONS--GENERAL

     RSL Latin America was formed in mid-1997 as a joint venture pursuant to a shareholders' agreement (the 'Joint Venture Agreement'), between the Company and Coral Gate Investments Ltd., a British Virgin Islands corporation ('Coral Gate'), which is an affiliate of Inversiones Divtel, D.T., C.A. ('Divtel'), a Venezuelan corporation, and a member of the Cisneros Group. RSL Latin America is 51% owned by RSL and 49% owned by the Cisneros Group. To date, RSL Latin America is in an early stage of its development and most of Latin America is in the earliest stages of deregulation. As a result, the Company's Latin American operations have not generated significant revenues.

     RSL Latin America's primary purpose is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Mexico, Central and South America and the Caribbean.



     Pursuant to the Joint Venture Agreement, RSL Latin America acquired 100% of RSL Venezuela, from Divtel and Megatel Telecomunicaciones, C.A. ('Megatel'). RSL Venezuela has terminated its agreements with each of Sprint and Global One to distribute each of their products in Venezuela and has begun to provide calling cards and enhanced fax services for RSL Latin America.



     In February 1998, the Company entered into a joint venture agreement with PCM Comunicaciones, S.A. de C.V., a licensed long distance telecommunications service provider in Mexico, to provide domestic and international long distance telecommunications services primarily to small and medium-


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


sized businesses in Mexico. The transaction is subject to regulatory approval in Mexico and other customary conditions to closing.



     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors, and Colombia, which has granted an operating license to a local company, ending the monopoly of the state-owned PTT. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Chile, Mexico, Peru and Venezuela. Brazil has adopted a constitutional amendment requiring the privatization of its PTT, the establishment of an independent regulator and the opening of the telecommunications market to competition.


     Since most Latin American countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Latin America. The first step is to take advantage of current market conditions and, within the parameters of the Company's product line, to provide the fullest range of services permissible under the local regulation. The Company seeks to build a customer base within its target segments prior to full market liberalization, and when the market opens to competition, the Company will have an established base in its target areas.

VENEZUELAN OPERATIONS

  OVERVIEW


     Venezuela originated 139 million minutes of international traffic in 1996. The Company operates in Venezuela through RSL Venezuela and provides value-added telecommunications services for RSL Latin America. RSL Venezuela was organized in 1992.


  SERVICES AND CUSTOMERS


     RSL Venezuela offers its customers in Venezuela international long distance voice services utilizing dedicated access along with prepaid and postpaid cards. RSL Venezuela's customer base consists primarily of small and medium-sized businesses.


  MARKETING AND SALES


     RSL Venezuela markets its services through a direct sales force, telemarketing and uses distributors to market its prepaid calling card products.


  VENEZUELAN NETWORK ARCHITECTURE


     RSL Venezuela currently operates an Ericsson MD 110 switch directly linked via a Panamsat-1 satellite circuit to the Company's New York international gateway switch.


  COMPETITION


     RSL Venezuela's primary competitor is CANTV, the dominant supplier of telecommunications services in Venezuela. RSL Venezuela also competes with local Venezuelan affiliates of global carriers such as British Telecom, Global One and Mercury, regional competitors such as Telefonica de Espana, Impsat, Texcom S.A. and Charter Communications, and callback operators.


  REGULATORY ENVIRONMENT


     The Venezuelan telecommunications market is regulated by the Ministry of Transportation and Telecommunications, by means of the National Telecommunications Commission ('Conatel'). CANTV holds an exclusive monopoly on the provision of local, domestic and international switched fixed telephone services within Venezuela until November 2000. However, certain value-added services are open to competition with a concession. RSL Venezuela currently holds Concessions for Value Added


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



and Data Services which allow it to provide international voice services via dedicated access provided on a private network. RSL Venezuela is not required to obtain a concession to provide prepaid and post paid card services.



     RSL Latin America, which is 51% owned by the Company and 49% owned by the Cisneros Group, was required to register its investment in RSL Venezuela with the Venezuelan Office of the Superintendent of Foreign Investments ('SIEX') within 60 days of the acquisition of RSL Venezuela, which was completed as to 49% on August 4, 1997 and as to the remaining 51% on January 26, 1998. Until RSL Latin America completes the registration, RSL Latin America will be entitled to receive dividends from RSL Venezuela but will not be able to repatriate capital or remit the dividends from Venezuela. An application for registration of the initial 49% investment was filed on February 27, 1998, and the Company expects that RSL Latin America will file shortly an application with SIEX to register the balance of its investment. Although both applications for registration will have been filed after the requisite 60-day period, the Company has been advised by its counsel in Venezuela, Baker & McKenzie, that it is reasonable to expect that SIEX will accept the registration of RSL Latin America's investment in RSL Venezuela and, as a result thereof, RSL Venezuela will not be restricted from repatriating capital or remitting dividends from Venezuela.


ASIA AND PACIFIC RIM OPERATIONS


     In Asia, the Company carries on its Australian operations through RSL Asia, a wholly-owned subsidiary of the Company, based in Hong Kong. The Company carries on its other regional operations in Asia through RSL COM Asia Pacific Ltd. RSL Asia was formed to expand the Company's operations into the Asian/Pacific Rim market and, in March 1997, the Company incorporated RSL Japan to initiate the Company's operations in Japan. RSL Asia intends to capitalize on the trend toward deregulation within the region to establish operations in key countries. The Company has hired a managing director to oversee and develop RSL Japan's operations. In February 1998, RSL Japan was granted an International Simple Resale license by the MPT to resell international telephony, fax and data services to and from Japan. RSL Japan has received a Type II value added network provider license and expects to provide such services by the end of the second quarter of 1998. RSL Japan has applied for a Type I license in Japan to provide facilities-based international long distance service. The Company plans to install an Ericsson AXE-10 international gateway switch in its offices in Tokyo by the end of 1998.


     In October 1996, RSL Asia established RSL Australia to carry on its Australian operations. In April 1997, the Company acquired substantially all of the commercial contracts of Pac Star, an Australian based switchless reseller.


     As of October 1997, RSL Australia acquired 100% of the issued capital of the Call Australia Group, leading Australian switchless resellers and the copyright in the billing software of the Call Australia Group.



     In November 1997, RSL Australia purchased 85% of EZI, an international reseller and prepaid calling card services provider.


     In March 1998, the Company agreed to acquire, in two separate transactions, the customer base of each of First Direct Communications Pty., Limited and Link Telecommunications Pty. Ltd., two switchless mobile telecommunications resellers in Australia. The transactions are subject to regulatory approval in Australia and other customary conditions to closing.


AUSTRALIAN OPERATIONS

  OVERVIEW


     Australia originated 1.3 billion minutes of international traffic in 1996. The Company operates in Australia through RSL Australia, a wholly-owned subsidiary of RSL Asia. The Company began generating revenues in Australia in April 1997. From April 1, 1997 through December 31, 1997, RSL Australia generated $32.3 million of revenues.

  SERVICES AND CUSTOMERS

     As a result of its transaction with Pac Star and the recent acquisition of the Call Australia Group, the Company's customer base in Australia has grown significantly and consists primarily of commercial customers. The Company offers these customers local services and domestic and international long distance services. As a result of its acquisition of EZI, RSL Australia offers prepaid cards to residential customers.

  MARKETING AND SALES

     The Company plans to market its services in Australia through a variety of channels, including direct sales and indirect sales through independent agents. The Company's current revenues are generated primarily from the customer base acquired from Pac Star and the Call Australia Group. In addition, RSL Australia maintains an extensive calling card distribution network.

  AUSTRALIAN NETWORK STRUCTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in its offices in Sydney and two domestic switches in Melbourne and Brisbane which are directly linked to each other. In addition, RSL Australia operates a prepaid card platform. The Company owns MIUs on the APCN, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables.


  COMPETITION


     The Company's principal competitors in Australia are the two licensed general carriers Telstra Corporation Limited (the former PTT) and Optus Communications Pty. Limited. Each of these competitors provides a bundle of services including mobile, local, and domestic and international long distance. In addition, the Company faces competition from switch-based and switchless resellers such as Spectrum Network Systems Limited, Axicorp Pty. Limited and AAPT Pty. Limited.


  REGULATORY ENVIRONMENT


     RSL Australia has been enrolled with the Australian Telecommunications Authority ('Austel') under the provisions of the International Service Providers Class License as a provider of services with double-ended interconnection. The Telecommunications Act 1991 allows enrollment as a provider of services with double-ended interconnection, provided that Austel is satisfied that the services to be offered are in the public interest. Double-ended interconnection allows the Company to interconnect with the Australian PSTN, to resell general carrier services, and to transmit international calls over owned international transmission facilities. Customers are able to access the Company's network from the PSTN utilizing a four digit prefix code issued by Austel and via 'national access,' a preselect and override code service for domestic long distance and international calls. International long distance services may be provided by the use of satellite based facilities or international cable capacity. Full deregulation of the Australian telecommunications market occurred in July 1997 with the repeal of the Telecommunications Act 1991 and the introduction of the Telecommunications Act 1997. RSL Australia can, at any time, apply for a general carriers license under the new act, but obtaining such a license may impose certain restrictions and costs rather than expand the scope of operations of RSL Australia. Since there have been delays in implementing the new act, the Company has continued to operate as it has under the old act pursuant to the transitional provisions of the new act. See 'Risk Factors-- Government Regulatory Restrictions.'


INTERNET TELEPHONY OPERATION--GENERAL

     In July 1997, the Company acquired a 51% interest in Delta Three, a telecommunications provider utilizing the Internet and networks based on Internet protocols to provide telecommunications services and to transmit voice communications. Since July 1997, the Company has acquired an additional 21% and as of December 1997 agreed to acquire an additional approximately 26% interest in Delta Three which would bring the Company's total ownership interest in Delta Three to approximately 98%. Concurrently with the execution of the acquisition agreement relating to the Company's initial investment, the Company and Delta Three entered into a services agreement, pursuant to which, among other things, Delta Three provides the Company with discounted Internet telephony services and the Company provides Delta Three with termination services at preferred rates. Such services agreement also provides for the co-location of Delta Three's servers with the Company's facilities.

     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communication, software and hardware developers began to develop technologies capable of allowing the Internet to be utilized for voice communications.

     Several companies, including Delta Three, now offer services that provide real-time voice conversations over the Internet ('Internet Telephony'). These services work by the use of an Internet gateway server ('Internet Gateway'), which provides a connection between the PSTN and the Internet and converts analog voice signals into digital signals. These signals are in turn compressed and split into packets which are sent over the Internet like any other packets and reassembled by a second Internet Gateway as audio output at the receiving end. The packets are converted back into analog format and transferred to the PSTN and then to the telephone number dialed.

     Most Internet Telephony software today requires both users to use computers that are connected to the Internet at the time of the call, but services provided by Delta Three allows both parties to use their ordinary telephones. Current Internet Telephony does not provide comparable sound quality to traditional long distance service. The sound quality of Internet Telephony, however, has increased over the past few years, and the Company expects such quality to continue to improve, although there can be no assurance in this regard.

DELTA THREE OPERATIONS

  OVERVIEW

     Delta Three began operations in May 1996 and began offering commercial Internet Telephony services in January 1997. Delta Three currently offers commercial service between 15 countries and it plans to extend the service to additional countries within the next two years.

  SERVICE AND CUSTOMERS

     Delta Three utilizes the Internet, traditionally a network for data communications, as a transmission medium for ordinary telephone calls. The service offered by Delta Three enables customers to place long distance and international phone calls over the Internet while using a standard telephone, without any additional equipment. Delta Three also offers a service that enables customers to place long distance calls from a personal computer to a standard telephone. Delta Three offers these services at a price which is at a significant discount to standard international calls.

     Delta Three operates as a wholesale carrier for international long distance resellers on a point-to-point basis and as a retail carrier, servicing its own network and marketing the use of its network to consumers in designated areas and corporations.

     The Company currently provides its U.S. customers Delta Three's Internet Telephony service for telephone service from the United States to Hong Kong, Israel, Cali and Bogota, Colombia and Sao Paolo, Brazil.


     In January 1998, RSL Japan entered into an agreement with Nifty Corp. ('Nifty'), a large on-line Internet service provider in Japan and a joint venture company owned by Fujitsu Ltd. and Nissho Iwai Corp., to provide Delta Three's Internet Telephony service in Japan to Nifty's customers.

  MARKETING AND SALES

     Delta Three's strategy is initially to utilize wholesale contracts to increase the volume on its network and then to add retail and corporate clients onto the network, which it will market under its name. In addition, Delta Three utilizes the worldwide web as an additional sales venue to offer services to retail customers. Delta Three focuses on supplying its services to high-margin international niches. Delta Three also offers the Company the ability to purchase minutes wholesale at preferred rates.

  DELTA THREE NETWORK

     The Delta Three network consists of 16 Internet Gateways, located within key metropolitan areas in target countries. A Delta Three customer dials an access number where a Delta Three system prompts the customer for an access code and the desired phone number. The system then opens a connection with a remote Internet Gateway and instructs the Internet Gateway to place a local call to the telephone the customer has dialed. Once the local call is transmitted, the Internet Gateway converts the call into a form which can be routed over the Internet and transfers the call to a second Internet Gateway. The Internet Gateway may be connected by (i) the Internet accessed through an Internet service provider, (ii) capacity leased on a private Intranet and (iii) leased private lines. By routing calls in such a manner, Delta Three is able to avoid the high costs associated with the settlement process.

  REGULATORY ENVIRONMENT

     While regulation still plays a significant role in traditional telecommunications markets, the Internet is largely unregulated, permitting business opportunities to flourish and to rapidly follow technological developments. To date, the FCC has never directly exercised regulatory jurisdiction over Internet-based services. The rapid development of the Internet, however, raises the question of whether the language of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or existing FCC regulations, covers particular services offered over the Internet.

     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for Internet Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of Internet Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls. There can be no assurance, however, that the FCC and foreign regulators will not regulate Internet Telephony or Internet service providers in the future.

     The level of regulation of Internet Telephony differs significantly from country to country and, in many countries, Internet Telephony is not regulated any differently than other Internet service. In some countries Internet Telephony is illegal. There can be no assurance that regulation of Internet Telephony will not increase around the world. See 'Risk Factors--Government Regulatory Restrictions'.

EMPLOYEES


     As of February 25, 1998, the Company employed approximately 1,186 people, including officers, administrative and salaried selling personnel. The Company considers its relationship with its employees to be good.


PROPERTIES

     The Company's principal office is at Clarendon House, Church Street, Hamilton, Bermuda.

     The Company maintains executive offices at 767 Fifth Avenue, New York, New York, where the Company occupies approximately 11,000 square feet under a lease which expires on January 31, 2002. The lease provides for annual lease payments of $767,000.

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

     The Company also maintains a 3,040 square foot office at 60 Hudson Street, New York, New York which houses the Company's international gateway and domestic switches located in New York. The lease extends until March 2006 and provides for annual lease payments of $312,240.

     The Company has entered into a lease to maintain a 14,000 square foot office at 430 Park Avenue, New York, New York for RSL USA's Eastern United States offices. The lease extends until June 29, 2001 and provides for annual lease payments of $375,000.


     The Company maintains a 15,000 square foot office at 5550 Topanga Canyon Boulevard, Woodland Hills, California which houses RSL USA's western offices. The lease for such space extends until January 15, 2003 and provides for annual lease payments of $333,000.

     The Company maintains an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch. The lease extends until October 1, 2005 and provides for annual lease payments of $83,000 until March 1998 and may be increased thereafter.


     The Company maintains office space at Victoria House, London Square, Cross Lanes, Guildford, Surrey, which is RSL Europe's headquarters. The lease extends until August 20, 2006 and provides for annual lease payments of approximately $245,000.


     In addition, the Company maintains offices with respect to its other foreign operations, for which the aggregate annual lease payments equal approximately $3.0 million.

     The Company, through its direct and indirect subsidiaries, also leases additional office spaces for its operations.

LEGAL PROCEEDINGS

     AT&T recently filed with the FCC an opposition to the Company's requests for modification of the International Settlement Policy to implement the Company's accounting rates for international long distance service between the United States and each of Denmark, the Dominican Republic, Finland, Norway and the United Kingdom. AT&T has alleged, inter alia, that the requests violate the principles underlying the International Settlement Policy and the FCC's non-discrimination policy. The Company does not believe that the FCC's resolution of this matter reasonably can be expected to have a material adverse effect on its business or results of operations.

     On April 14, 1997, the Attorney General of the State of Illinois filed a complaint against LDM arising from alleged instances of unauthorized changes in subscribers' selections of interexchange carriers ('slamming'). On October 24, 1997, the Attorney General of the State of New Jersey served a subpoena on LDM seeking information also relating to various 'slamming' complaints lodged against LDM. Both the Illinois Complaint and the New Jersey Subpoena relate to alleged activity by LDM occurring prior to its acquisition by RSL USA. Under the terms of the stock purchase agreement between LDM and RSL USA, RSL USA is indemnified from, among other things, liability relating to litigation proceedings. The Company does not believe that the resolution of these matters reasonably can be expected to have a material adverse effect on its business or results of operations.

     The Company also is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or results of operations.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning directors and executive officers of the Company and certain of its subsidiaries is set forth below:


NAME                                               AGE                        POSITION
----------------------------------------------   -------   ----------------------------------------------
Ronald S. Lauder..............................        54   Director and Chairman of the Board
Itzhak Fisher.................................        42   Director, President and Chief Executive
                                                             Officer
Andrew Gaspar.................................        50   Director and Vice Chairman of the Board
Jacob Z. Schuster.............................        49   Director, Executive Vice President, Chief
                                                             Financial Officer, Assistant Secretary and
                                                             Treasurer
Richard E. Williams...........................        46   President and Chief Executive Officer of RSL
                                                             Europe
Adrian Coote..................................        43   Managing Director of RSL Australia
Karen van de Vrande...........................        47   Vice President of Marketing
Nir Tarlovsky.................................        31   Vice President of Business Development
Nesim N. Bildirici............................        31   Vice President of Mergers and Acquisitions
Mark J. Hirschhorn............................        33   Vice President--Finance, Global Controller and
                                                             Assistant Secretary
Roland T. Mallcott............................        51   Vice President of Engineering
Andrew C. Shields.............................        41   Vice President of International Carrier
                                                             Relations
Avery S. Fischer..............................        30   Legal Counsel
Tucker Hall...................................        42   Secretary
Gustavo A. Cisneros...........................        52   Director
Fred H. Langhammer............................        54   Director
Leonard A. Lauder.............................        65   Director
Eugene Sekulow................................        65   Director
Nicolas G. Trollope...........................        50   Director


     All directors hold office, subject to death, removal or resignation, until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Officers of the Company serve at the pleasure of their respective Boards of Directors, subject to any written arrangements with the Company. See '--Employment Arrangements.' Set forth below is certain information with respect to the directors, executive officers and other senior management of the Company.


     Ronald S. Lauder co-founded the Company, has served as its Chairman since 1994 and is the principal and controlling shareholder of the Company. He is also a founder and has served as the non-executive Chairman of the Board of Central European Media Enterprises Ltd. ('CME'), an owner and operator of commercial television stations and networks in Central and Eastern Europe since 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ('Estee Lauder') and has served as Chairman of Estee Lauder International, Inc. and Chairman of Clinique Laboratories, Inc. since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987,

Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of Estee Lauder. He is Chairman of the Board of Trustees of the Museum of Modern Art, and Treasurer of the World Jewish Congress.


     Itzhak Fisher, a co-founder of the Company, has been a director, President and Chief Executive Officer of the Company since its inception in 1994. Mr. Fisher is also the President and Chief Executive Officer of ITG, the Chief Executive Officer of RSL USA and the Chairman of RSL Europe. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom Inc., the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ('Clal'). Prior to joining Clalcom, from 1990 to 1992, Mr. Fisher served as the Special Consultant to the President of BEZEQ, the Israel Telecomunication Corp. Ltd., Israel's national telecommunications company. From 1990 to 1991, Mr. Fisher was a consultant to Mobil Oil Corporation, in the telecommunications field. In 1989, Mr. Fisher co-founded Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its President and Chief Executive Officer through 1991. Mr. Fisher remains a director of Medic Media, Inc.



     Andrew Gaspar has served as a director and Vice Chairman of the Board of the Company since its inception in 1994. Mr. Gaspar has been (through a limited liability company) the managing member of Lauder Gaspar Ventures LLC ('LGV') since its inception in September 1996 and has been President of the corporate general partner of R.S. Lauder, Gaspar & Co., L.P. ('RSLAG') since 1991. Both RSLAG and LGV are venture capital companies. Mr. Gaspar has also been a director of CME since June 1994. From 1982 until 1991, Mr. Gaspar was a partner of Warburg, Pincus & Co., a venture capital firm. From 1973 until 1981, Mr. Gaspar served in various executive capacities at RCA Global Communications, Inc. and its affiliates.


     Jacob Z. Schuster has been a director, Secretary or Assistant Secretary,

Treasurer and Executive Vice President of the Company since 1994 and has been Chief Financial Officer of the Company since February 1997. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. ('Goldman Sachs'). Mr. Schuster has been President and Treasurer of RSL Management Corporation since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, served as Treasurer of the firm from 1985 until his retirement from the firm in 1992 and was made a General Partner in 1986. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.

     Richard E. Williams has served as President and Chief Executive Officer of RSL Europe since August 1995. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as Managing Director and Vice President of Operations (Europe, Africa and Middle East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a General Manager from 1988 to 1990.

     Adrian Coote has been Managing Director of RSL Australia since October 1996. From May 1993 to October 1996, Mr. Coote served as Director of Engineering and Operations of Vodafone Pty. Limited, an Australian mobile carrier, responsible for the design, implementation and operation of its mobile network and subscriber administration systems. From 1987 to 1993, Mr. Coote was General Manager, Sales of British Telecom Australasia responsible for introducing and managing its private switching systems and global data networks. Prior to joining British Telecom Australasia, Mr. Coote served in various capacities at Philips Telecommunications Systems.

     Karen van de Vrande has been Vice President of Marketing of the Company since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as Managing Director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as Managing Director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.

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

     Nir Tarlovsky has been Vice President of Business Development of the Company since April 1995 and served as a director of the Company from April 1, 1995 until March 1997. Mr. Tarlovsky is also Vice President of ITG. From 1992 to March 1995, Mr. Tarlovsky served as Senior Economist of Clal, where he was responsible for oversight of the operations and budgets of 150 of Clal subsidiaries. While at Clal, he was also responsible for the development of new international telecommunications ventures. Prior to 1992, Mr. Tarlovsky served as an officer in the Israeli Army, where he was responsible for management and financial oversight of international research and development projects.

     Nesim N. Bildirici has been Vice President of Mergers and Acquisitions of the Company since 1995 and served as a director of the Company from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both RSLAG and the Company. Mr. Bildirici is also a Managing

Director of RSLAG. Prior to joining RSLAG, Mr. Bildirici was an investment banker at Morgan Stanley & Co. Incorporated from 1989 to 1991. From 1991 to 1993, Mr. Bildirici was a graduate student at Harvard Business School, where he received his MBA.

     Mark J. Hirschhorn has been Vice President-Finance of the Company since August 1997 and has been Global Controller of the Company since January 1996. Mr. Hirschhorn has also served as the Assistant Secretary of the Company since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as a Senior Manager specializing in emerging business and multinational consumer product companies.

     Roland T. Mallcott has been Vice President of Engineering of the Company since February 1997. From December 1995 until January 1997, Mr. Mallcott served as Director of Joint Ventures of Concert, through British Telecom and MCI, in Canada, Mexico and Germany. From January 1991 to December 1995, Mr. Mallcott served as Director of Engineering and Operations for British Telecom (US) responsible for building and managing the British Telecom and Concert global data and voice networks. Prior to 1991, Mr. Mallcott served in various network engineering capacities for British Telecom.

     Andrew C. Shields has been Vice President of International Carrier Relations since August 1997. From October 1993 until August 1997, Mr. Shields served as Vice President of International Business Development of LCI International, with responsibility for international business development and international carrier relations. From June 1991 until October 1993, Mr. Shields served as Director of Global Alliances for Northern Telecom responsible for international infrastructure expansion. Mr. Shields also served as Northern Telecom's Director of International Marketing from June 1989 until June 1991. From 1984 to 1989, Mr. Shields served as Senior Manager, International Relations for MCI International responsible for negotiating bilateral direct operating agreements with international carriers. Mr. Shields also served, in various capacities at MCI International, MCI Telecommunications, and ITT World Communications from 1979 to 1984.

     Avery S. Fischer has served as Legal Counsel of the Company since January 1997. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York, with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New York, New York, with a practice concentrating in commercial and securities litigation. From 1990 to 1993, Mr. Fischer was a student at Brooklyn Law School, where he received his Juris Doctor.


     Tucker Hall, Secretary of the Company since March 1997, has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company associated with the law firm of Conyers, Dill & Pearman, Hamilton Bermuda, Bermuda counsel to the Company, since 1989.


     Gustavo A. Cisneros has been a director of the Company since March 1997. For more than five years, Mr. Cisneros, together with other members of his family and trusts established for their benefit, have owned indirect beneficial interests in certain companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros has also been the Chairman of the Board of Directors of Pueblo Xtra International, Inc. since June 1993 and a Director of Univision Communications Inc. since May 1994.

     Fred H. Langhammer, a director of the Company since September 1997, has been President of Estee Lauder since 1995, and Chief Operating Officer of Estee Lauder since 1985, and was Executive Vice President of Estee Lauder from 1985 until 1995. Mr. Langhammer joined Estee Lauder in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of Estee Lauder's operations in Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell (Japan), a global trading company. He is a member of the Board of Directors of the Cosmetics, Toiletries and Fragrance Association, an industry group, and serves on the Board of the American Institute for Contemporary German Studies at Johns Hopkins University.

     Leonard A. Lauder has been a director of the Company since March 1997. Mr. Lauder is a principal shareholder and has served as Chief Executive Officer of Estee Lauder since 1982 and as President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

     Eugene Sekulow has been a director of the Company since September 1995. Until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1986 to 1991. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.


     Nicolas G. Trollope, a director of the Company since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991. Mr. Trollope has been with Conyers, Dill & Pearman since 1975. Mr. Trollope has served as a director of CME since June 1994 and also serves as Vice-President and Secretary of CME.


     Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Company.


COMMITTEES OF THE BOARD

     The Company's Board of Directors (the 'Board of Directors') has an Executive Committee (the 'Executive Committee'), a Compensation Committee (the 'Compensation Committee') and an Audit Committee (the 'Audit Committee').

  EXECUTIVE COMMITTEE

     The Executive Committee is composed of Ronald S. Lauder, Andrew Gaspar, Itzhak Fisher, Jacob Schuster and Eugene Sekulow. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot (i) amend the Company's Memorandum of Association or Bye-laws (which also require shareholder approval); (ii) adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of the Company's property and assets; or (iii) approve or recommend to the Company's shareholders a dissolution of the Company.

  COMPENSATION COMMITTEE

     The Compensation Committee is composed of Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's stock option and compensation plans.

  AUDIT COMMITTEE

     The Audit Committee is composed of Itzhak Fisher, Eugene A. Sekulow and Fred Langhammer. The Audit Committee is charged with (i) recommending the engagement of independent accountants to audit the Company's financial statements, (ii) discussing the scope and results of the audit with the independent accountants, (iii) reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements and (iv) performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to the Company's current Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities to the Company in the last two fiscal years (together, the 'Named Executive Officers'). See 'Employment Agreements.'



                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                                                                  ------------------
                                                                                                        AWARDS
                                                                                ANNUAL                SECURITIES
                                                                             COMPENSATION             UNDERLYING
                                                                       ------------------------        OPTIONS/
                                                                              SALARY     BONUS           SARS
NAME AND PRINCIPAL POSITION                                            YEAR     ($)       ($)            (#)
---------------------------------------------------------------------  ----   -------   -------   ------------------
Itzhak Fisher........................................................  1997   400,000   650,000         432,856
President and Chief Executive Officer                                  1996   350,000   150,000              --
Nir Tarlovsky........................................................  1997   187,500   300,000              --
Vice President of Business Development                                 1996   178,000    75,000              --
Richard E. Williams (1)..............................................  1997   240,000   165,000         350,400
President and Chief Executive Officer of RSL Europe                    1996   172,000    50,000              --
Nesim N. Bildirici (2)...............................................  1997   185,000   300,000              --
Vice President of Mergers and Acquisitions                             1996   165,000    75,000              --
Mark Hirschhorn......................................................  1997   155,000   232,500          16,206
Vice President--Finance                                                1996   140,000    50,000          93,294


------------------

(1) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for the periods covered.



(2) Mr. Bildirici is employed by the Company but, during 1996, was employed by both the Company and RSLAG. For purposes of this Prospectus, he is treated as an employee of the Company only for the relevant periods. See '--Fiscal Year-End Option Values,' and '--Compensation Committee Interlocks and Insider Participation.'


     No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation (all as defined in the regulations of the Commission) were awarded to, earned by or paid to the Named Executive Officers during 1996 or 1997.

STOCK OPTION AND COMPENSATION PLANS

  AMENDED AND RESTATED 1995 STOCK OPTION PLAN

     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Company approved, the 1995 Plan (which was later amended and restated). Under the 1995 Plan, the Company's Compensation Committee was authorized to grant options for up to 2,847,000 shares of

Class A Common Stock. As of December 31, 1997, the Company had granted options to purchase 2,716,617 shares of Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors. In connection with the Initial Public Offering, the 1995 Plan was replaced by the stock option plans described below and the Company will not grant further options under the 1995 Plan.


  1997 STOCK INCENTIVE PLAN

     In connection with the Initial Public Offering, the Company adopted the 1997 Plan. Under the 1997 Plan, the Company's Compensation Committee is authorized to grant options for up to 3,100,000 shares of Class A Stock. Options will be granted under the 1997 Plan for the purposes of attracting and motivating key employees of the Company.

     The 1997 Plan is administered by the Compensation Committee and provides for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock; (ii) stock appreciation rights ('SARs'), which may be granted in tandem with stock options, in addition to stock options, or freestanding; (iii) restricted stock and restricted units; (iv) incentive stock and incentive units;
(v) deferred stock units; and (vi) stock in lieu of cash (collectively, 'Awards'). The number of shares of Class A Common Stock which are available for Awards granted under the 1997 Plan during its term is approximately 7.0% of the total number of shares of Class A Common Stock outstanding on a fully diluted basis. The maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 500,000. The Company granted to Itzhak Fisher, pursuant to his new employment agreement, options to acquire 432,856 shares of Class A Common Stock under the 1997 Plan representing 1% of the Common Stock, on a fully-diluted basis. As of January 31, 1998, the Company had granted options to acquire 437,856 Class A Common Stock under the 1997 Plan. See '--Employment Arrangements'.

  1997 PERFORMANCE INCENTIVE COMPENSATION PLAN


     In connection with the Initial Public Offering, the Company adopted the 1997 Performance Plan. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Compensation Committee and approved by the Board of Directors, including officers of the Company and its subsidiaries. Directors who are not also employees of the Company or any of its subsidiaries are not eligible for awards under the 1997 Performance Plan. The 1997 Performance Plan was effective for 1997 and is effective for each of calendar years 1998, 1999 and 2000, unless extended or earlier terminated by the Board of Directors.




     With respect to calendar year 1997, a cash bonus pool of $2,675,000 was established. Since the Company achieved the specified performance targets for 1997 set by the Compensation Committee, $650,000 was awarded to the Company's Chief Executive Officer, Mr. Itzhak Fisher, and the remainder was awarded to certain key employees of the Company and its subsidiaries based upon the recommendation of the Company's Chief Executive Officer and approved by the Compensation Committee and the Board of Directors, with no individual receiving more than $650,000. The awards were paid promptly following the completion of the audit of the Company's 1997 financial statements.



     Bonuses will be payable under the 1997 Performance Plan for a year if the Company meets any one or more of the performance criteria for such year selected by the Compensation Committee from among the following: (i) amount of or increase in consolidated EBITDA; (ii) revenues; (iii) earnings per share; (iv) net income; (v) gross profit margin; (vi) maximum capital expenditures; (vii) return on equity; and/or (viii) return on total capital.


  OTHER PLANS

     The Company is in the process of developing both short and long-term programs for the employees of its subsidiaries which will be designed to reward for outstanding performance, retain key employees, and align employees' interests with those of the Company's shareholders. The Company's goals are also to make its employee compensation packages competitive and to provide employees with the opportunity to share in the long-term equity appreciation of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options to purchase Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1997. No stock appreciation rights have been granted by the Company.


                                                            INDIVIDUAL GRANTS
                                       -----------------------------------------------------------
                                        NUMBER OF      % OF TOTAL
                                        SECURITIES    OPTION/SARS
                                        UNDERLYING     GRANTED TO
                                       OPTIONS/SARS    EMPLOYEES     EXERCISE OR                         GRANT DATE
                                         GRANTED       IN FISCAL     BASE PRICE                        PRESENT VALUE
NAME                                       (#)            YEAR         ($/SH)      EXPIRATION DATE          $(1)

-------------------------------------  ------------   ------------   -----------   ---------------   ------------------
Itzhak Fisher(2).....................     432,856         29.7           22.00            10/5/04         4,297,105
Nir Tarlovsky........................          --           --              --                 --                --
Richard E. Williams(3)...............     350,400         24.0          .00457            10/5/07         7,707,325
Mark Hirschhorn(4)...................      16,206          1.1          .00457             1/1/07           344,329
Nesim N. Bildirici...................          --           --              --                 --                --


------------------

(1) The grant date present value has been calculated as of the grant date which dates were October 6, 1997, October 3, 1997 and January 1, 1997 for Itzhak Fisher, Richard Williams and Mark Hirschhorn, respectively, in accordance with the Black-Scholes model.

(2) Shares issuable upon the exercise of options granted under the 1997 Plan pursuant to his employment agreement dated September 2, 1997. The exercise price per share is initially $22.00 and is increased on the first day of each calendar quarter after the date of grant, compounded annually, by an amount based on the yield to maturity on U.S. Treasury Securities with a maturity of approximately seven years on the date that the options are granted. Forty percent of the options are exercisable on December 31, 2000, 70% are exercisable on December 31, 2001 and 100% are exercisable on December 31, 2002.


(3) Shares of Class A Common Stock issuable upon the exercise of options granted on October 6, 1997, in connection with an employment agreement dated as of August 5, 1995 between Mr. Williams and the Company, pursuant to which Mr. Williams was granted the RSL Europe Option Rights (as defined). The options are fully vested.



(4) Shares of Class A Common Stock issuable upon the exercise of options granted on January 1, 1997 under the 1995 Plan. The options became fully vested on January 1, 1998.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1997 by the Named Executive Officers and the value at December 31, 1997 of unexercised stock options held by the Named Executive Officers.



                                                                 NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                   VALUE            OPTIONS/SARS AT               OPTIONS/SARS AT
                           SHARES ACQUIRED ON     REALIZED            FY-END (#)                    FY-END($)(2)
NAME                          EXERCISE (#)          $(1)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
-------------------------  -------------------  ------------  ---------------------------   ----------------------------
Itzhak Fisher............           0                0              0/432,856                           0/0
Nir Tarlovsky............        509,580         13,121,452         0/366,420                       0/8,061,073
Richard E. Williams......           0                0              350,400/0                       7,707,325/0
Mark Hirschhorn..........           0                0            62,196/47,304                  1,268,798/990,857
Nesim N. Bildirici.......        202,562         5,215,819          0/344,938                       0/7,588,478


------------------

(1) The value realized on the exercise of options was calculated by multiplying the number of underlying shares by the difference between the closing price of the Class A Common Stock on the date of exercise and the option exercise price.


(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Class A Common Stock on December 31, 1997 and the option exercise price.


COMPENSATION OF DIRECTORS

     The Company believes that the interests of its non-employee directors should be aligned with the interests of the Company's shareholders. To this end, the Company intends to require such directors to make investments in the Class A Common Stock and to compensate such directors for their services to the Company principally through the grant of stock options and stock awards.


     With respect to the ownership of Class A Common Stock future directors generally will be required, based on each such director's financial means, prior to joining the Board, to purchase, at the then fair market value shares of Class A Common Stock.


  1997 DIRECTORS' COMPENSATION PLAN


     In connection with the Initial Public Offering, the Company adopted the Directors' Plan. Under the Directors' Plan, on the first business day following each annual meeting of the Company's shareholders during the 10-year term of the Directors' Plan, each non-employee Director (including for these purposes, the Chairman and Vice Chairman of the Board of Directors) (a 'Non-Employee Director'), will be granted options to acquire a number of shares of Class A

Common Stock with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 and $75,000 in the case of Ronald S. Lauder and Andrew Gaspar, respectively, in their respective capacities as Chairman and Vice Chairman of the Board of Directors). Each such option will have a 10-year term. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, equal to one-quarter of the yield to maturity of United States Treasury Securities having a maturity, at the time of grant of the options, approximately equal to the term of such options. Under the Directors' Plan, options to purchase 2,273 shares of Class A Common Stock were granted to each of Leonard A. Lauder, Fred H. Langhammer and Gustavo
A. Cisneros and options to purchase 6,818 and 3,409 shares of Class A Common Stock were granted to Ronald S. Lauder and Andrew Gaspar, respectively, on the closing date of the Initial Public Offering. Such options have an initial exercise price of $22 per share.


     Options granted under the Directors' Plan become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. The maximum number of shares that may be issued under the Directors Plan is 250,000.

KEY MAN LIFE INSURANCE

     The Company maintains $5.0 million key man life insurance policies on the lives of each of Itzhak Fisher and Richard E. Williams. The Company is the sole beneficiary of such policies.

EMPLOYMENT ARRANGEMENTS

     On September 2, 1997, each of the Company and ITG entered into new employment agreements with Itzhak Fisher, which commenced on October 6, 1997 and terminate on December 31, 2002. The employment agreements provide that Mr. Fisher is to serve as President and Chief Executive Officer of the Company and specify certain of his other duties and reporting responsibilities. The Company is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director and member of the Executive Committee of the Company and ITG is obligated to use its best efforts to ensure that Mr. Fisher continues to serve as a director of ITG. Under the employment agreements, Mr. Fisher is entitled to receive, in the aggregate, a base salary of $400,000, increased by not less than $50,000 on each January 1, commencing January 1, 1999, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. In no event may Mr. Fisher's base salary, in the aggregate, be less than $50,000 more than the aggregate base salary of any other executive officer of the Company. The employment agreements also provide that Mr. Fisher is to be a participant in the 1997 Performance Plan, and that Mr. Fisher is to receive additional bonuses of $1,500,000 and $1,000,000 if the total return to the Company's shareholders from the closing of the Initial Public Offering to December 31, 2000 and December 31, 2007, respectively, exceeds the return to shareholders of peer companies for the same periods. If

Mr. Fisher's employment is terminated for any reason other than by the Company for Cause (as defined) or by Mr. Fisher without Good Reason (as defined, including in the event of a change in control), Mr. Fisher is entitled to a pro-rated bonus if the total return objective is achieved through the date of such termination. Pursuant to the employment agreements, upon the closing of the Initial Public Offering, Mr. Fisher was granted options under the 1997 Plan to purchase 432,856 shares of Class A Common Stock representing 1.0% of the outstanding Common Stock on a fully-diluted basis. Forty percent of such options will be exercisable on December 31, 2000, an additional 30% on December 31, 2001, and an additional 30% on December 31, 2001, except that all such options will become exercisable in the event that Mr. Fisher's employment is terminated by the Company without Cause or Mr. Fisher terminates his employment for Good Reason or by reason of his death or Disability (as defined). The employment agreement also contains noncompetition provisions applicable during the term of the employment agreement and for one-year thereafter. If Mr. Fisher's employment is terminated by the Company without Cause, or by Mr. Fisher for Good Reason, the employment agreements provide that Mr. Fisher is entitled to receive benefits and his salary (in addition to any vested benefits and previously earned but unpaid salary) for the balance of the term of the employment agreement or for at least 12 months, whichever is longer, plus an amount equal to his bonus under the 1997 Performance Plan for the immediately preceding year. In the event of Mr. Fisher's death or Disability, he (or his representative or estate or beneficiary) will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months salary (reduced, in the case of disability, by any disability benefits he receives). If Mr. Fisher's employment is terminated for any other reason, he is entitled to receive any previously earned but unpaid salary and any vested benefits.


     The Company and ITG have also entered into employment agreements, dated as of April 1, 1995, with Nir Tarlovsky, the Vice President of Business Development of the Company and a Vice President of ITG, the terms of which expire on March 31, 1998. Mr. Tarlovsky's employment agreements provide that his aggregate initial base salary will be $150,000 per annum, which amount may be increased at the sole discretion of the respective Board of Directors of each of the Company and ITG. Pursuant to the agreement with the Company, the Company granted to Mr. Tarlovsky options under its 1995 Plan to acquire up to 876,000 shares of the Class A Common Stock. Mr. Tarlovsky's options to acquire shares of Class A Common Stock vest in an amount no greater than 2% of the outstanding shares of capital stock as of the date on which his current employment agreement expires. The agreements contain non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The agreement with the Company relates to services to be provided by Mr. Tarlovsky solely outside of the United States, while the agreement with ITG relates to services to be provided by Mr. Tarlovsky solely within the United States. The Company is currently re-negotiating Mr. Tarlovsky's employment agreements.




     RSL Europe has entered into an employment agreement, dated as of August 5, 1995, with Richard E. Williams, the Chief Executive Officer of RSL Europe, the term of which expires on August 4, 1998. The employment agreement provides that Mr. Williams' base salary shall be pounds 100,000 (approximately $160,000) per annum, which amount may be increased at the sole discretion of RSL Europe's Board of Directors, the majority of whom are members of the management of the Company. Pursuant to the agreement, RSL Europe granted to Mr. Williams the option to purchase shares of capital stock of RSL Europe equal to up to 2% of the outstanding capital stock of RSL Europe (the 'RSL Europe Option Rights'). In addition, Mr. Williams is, under circumstances more fully described in the agreement, entitled to receive certain annual bonus payments based upon certain performance-based goals. The agreement contains a non-compete covenant having a term of nine months following the termination of the agreement and a confidentiality covenant. The Company entered into an agreement pursuant to which the Company, in consideration for his waiver of the RSL Europe Option Rights, granted to Mr. Williams options to purchase 350,400 shares of Class A Common Stock, which options became exercisable upon the closing date of the Initial Public Offering at an exercise price per share of $.00457.


     The Company has also entered into, or is in the process of entering into, employment agreements with other executive officers of the Company and the country managers of its Local Operators in the United States, the United Kingdom, France, Sweden, Finland, Australia, Italy, Japan and the Netherlands.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee currently are Ronald S. Lauder, Gustavo A. Cisneros and Eugene A. Sekulow. During the portion of 1997 prior to the Initial Public Offering, Andrew Gaspar and Itzhak Fisher were members of the Compensation Committee.



     RSL Management Corporation ('RSL Management'), which is wholly-owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000. RSL Management subleases such space from The Estee Lauder Companies, Inc. Ronald S. Lauder is also a principal stockholder of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chairman, Chief Executive Officer of Estee Lauder. Ronald S. Lauder and Leonard A. Lauder are brothers. In addition, RSL Management provides payroll and benefits services to the Company for an annual fee of $6,000. During 1996, Jacob Z. Schuster, Chief Financial Officer, Executive Vice President, Treasurer and a director of the Company, was the President and Treasurer of RSL Management. Mr. Schuster received compensation in 1996 only for his services to RSL Management (and such compensation was paid by RSL Management). As of August 1, 1997, Mr. Schuster became a full time employee of the Company and is being compensated by the Company.




     In September 1996, the Company borrowed $35.0 million from Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company in the form of a subordinated loan, bearing interest at the rate of 11% per annum (the 'Subordinated Shareholder Loan'). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).



     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35.0 million of the amounts outstanding under the Revolving Credit Facility and reduced the outstanding commitment amount under the Revolving Credit Facility to $15.0 million. The outstanding commitment under the Revolving Credit Facility was reduced to $7.5 million in October 1997. The Revolving Credit Facility is personally guaranteed by Ronald S. Lauder, the Chairman of the Board of the Company and the principal and controlling shareholder of the Company.

     Prior to the closing of the Debt Offering, Ronald S. Lauder, Leonard A. Lauder, and LGV, an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly-owned company) of which is Andrew Gaspar, a director of the Company and Vice Chairman, purchased an aggregate of 4,117,521 shares of Class B Common Stock (approximately 9.3% of the outstanding common shares of the Company on a fully diluted basis) for $50.0 million (the 'Shareholder Equity Investment'). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares. The Company has applied the proceeds of the Shareholder Equity Investment to the repayment in full of the Subordinated Shareholder Loan, together with accrued interest.


     In addition, Ronald S. Lauder had agreed, upon the request of the Company, to provide (or arrange for a bank to provide) the Company with the Shareholder Standby Facility. If this facility was provided by a bank, Mr. Lauder was to personally guarantee the Company's obligations under the facility up to $35.0 million. The Shareholder Standby Facility expired upon the closing of the Initial Public Offering and had never been utilized.

     As consideration for the Shareholders Standby Facility and Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock, of the Company. The exercise price, exercise period and other terms of the Lauder Warrants are substantially the same as the terms of the Warrants, other than with respect to the class of stock which will be issued upon their exercise. The Warrants and the Lauder Warrants became exercisable on October 3, 1997.


     During 1996, Nesim N. Bildirici, the Vice President of Mergers and

Acquisitions of the Company, was an employee of both the Company and RSLAG, a venture capital company of which Ronald S. Lauder, the Company's Chairman and its largest and controlling shareholder, and Leonard A. Lauder are the principal investors. Andrew Gaspar, the Company's Vice Chairman, is the president of RSLAG's corporate general partner. In the past, Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for a majority of Mr. Bildirici's salary. In 1996, the Company reimbursed RSLAG approximately $130,000 for Mr. Bildirici's services. Mr. Bildirici currently dedicates substantially all of his business time to the business of the Company and, as of January 1, 1997, became a full-time employee of the Company.


     The Company entered into a consulting agreement as of September 1, 1995 with Eugene Sekulow, a director of the Company. The consulting agreement expired August 31, 1997. The consulting agreement provided that Mr. Sekulow receive a $24,000 annual fee, as well as an annual grant of options to purchase 21,900 shares of Class A Common Stock, for services rendered as a consultant to the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company intends to avoid entering into agreements and arrangements (such as consulting agreements) with its non-employee directors or their affiliates which, directly or indirectly, would result in compensation being received by such directors.


     The law firm of Conyers, Dill & Pearman, of which Nicolas Trollope, a director of the Company is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1997 and will continue to be so engaged for the fiscal year ending December 31, 1998.



     For additional disclosure with respect to certain transactions between the Company and certain of its directors, see 'Compensation--Committee Interlocks and Insider Participation.'

                 PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER



PRE-OFFERING



     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Class B Common Stock at

March 20, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or Class B Common Stock, (ii) each director of the Company and each Named Executive Officer who owns shares of any class of the Company's capital stock and (iii) the Company's directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person. The table gives effect to distributions of Class B Common Stock by LGV to its members and by RSLAG to its partners (see notes 5 and 6).



                                       BENEFICIAL OWNERSHIP
                                                OF                BENEFICIAL OWNERSHIP             COMMON STOCK
                                          CLASS A COMMON           OF CLASS B COMMON        ---------------------------
                                             STOCK(1)                    STOCK                % OF
                                       ---------------------     ----------------------      VOTING
                                        NUMBER       PERCENT       NUMBER       PERCENT     POWER(2)     % OWNERSHIP(2)
                                       ---------     -------     ----------     -------     --------     --------------
Ronald S. Lauder (3)(4)(5)(6)(7)...       48,464          *      18,086,296       57.9 %       56.0%           42.9%
Andrew Gaspar (3)(5)(6)(8).........           --         --       3,476,138       11.3         10.9             8.3
Itzhak Fisher (3)(9)...............           --         --       4,590,986       14.9         14.4            11.0
Leonard A. Lauder
(3)(5)(6)(7)(10)...................           --         --       6,399,831       20.8         20.1            15.3
RSL Investments Corporation
(3)(4).............................           --         --       9,348,563       30.4         29.3            22.4
EL/RSLG Media, Inc. (3)(7).........           --         --       1,786,350        5.8          5.6             4.3
Bukfenc, Inc. (3)(8)...............           --         --       2,253,033        7.3          7.1             5.4
Jacob Z. Schuster (3)(11)..........           --         --       1,720,715        5.6          5.4             4.1
Gustavo A. Cisneros (12)...........    1,408,629       12.8%             --         --            *             3.4
Nir Tarlovsky (3)(13)..............      648,917        5.8         345,301(14)    1.1          1.3             2.4
Nesim Bildirici (15)...............      547,499        4.8         178,513          *            *             1.7
Mark J. Hirschhorn.................       78,402          *              --         --            *               *
Eugene Sekulow (16)................       43,800          *              --         --            *               *
Fred H. Langhammer.................       12,226          *              --         --            *               *
Richard Williams (17)..............      350,400        3.1              --         --            *               *
Nicolas G. Trollope (18)...........        1,000          *              --         --            *               *
All directors and executive
officers as a group (19 persons)
(19)...............................    3,276,062       27.3      30,670,436       98.2         95.6            78.5
Essex Investment Management Company
(20)...............................    1,163,420       10.5              --          *            *             2.9
Nicholas-Applegate Capital
Management(21).....................      683,600        6.2              --         --            *             1.6


------------------



    *  Less than 1%.
  (1)  Does not include 31,220,622 shares of Class A Common Stock issuable upon conversion of shares of Class B
       Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants).
       Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.
  (2)  Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock beneficially owned as of March 20, 1998 by each identified shareholder and all directors and executive officers as a group. The Class A Common Stock and the Class B Common Stock are the
       only authorized classes of the Company's capital stock with shares outstanding.
  (3)  The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New
       York, New York 10153.
  (4)  Includes (a) 48,464 shares of Class A Common Stock owned directly by Ronald S. Lauder; (b) 261,407 shares of
       Class B Common Stock owned by RSLAG (see note 6); (c) 909,090 shares of Class B Common Stock owned by LGV (see note 5); (d) 9,348,563 shares of Class B Common Stock owned by RSL Investments Corporation, a corporation wholly-owned by Mr. Lauder; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG Media, Inc.
       ('EL/RSLG') (see note 7); (f) 893,175 shares of Class B Common Stock owned by RAJ Family Partners L.P., of which Mr. Lauder is a limited partner and a shareholder of the general partner; (g) 4,427,811 shares of Class
       B Common Stock owned directly by Ronald S. Lauder; and (h) 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants.
  (5)  Andrew Gaspar is the managing member of LGV and Ronald S. Lauder and Leonard A. Lauder are both members with substantial ownership interests in LGV, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock owned by LGV. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers of the group. The managing member of LGV has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.
       On March 20, 1998, LGV distributed an aggregate of 1,149,669 shares of Class B Common Stock to its members. As a result of such distribution, (a) 571,727 shares of Class B Common Stock were transferred to Ronald S.
       Lauder; (b) 571,727 shares of Class B

       Common Stock were transferred to Leonard A. Lauder; (c) an aggregate of 4,972 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc LLC (see note 8); and (d) 909,090 shares of Class B Common Stock remain in LGV.
  (6)  Andrew Gaspar is president of the corporate general partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the limited partnership interests in RSLAG, and, as such, may be deemed to beneficially own all of the shares of Class B Common Stock owned by RSLAG. The general partner of RSLAG has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG.
       Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares. The shares of Class B Common Stock owned by RSLAG which may be deemed to be beneficially owned by
       Ronald S. Lauder, Andrew Gaspar and Leonard A. Lauder are only included once in the computation of shares beneficially owned by directors and executive officers of the group.
       On March 20, 1998, RSLAG distributed an aggregate of 16,366,325 shares of Class B Common Stock to its partners. As a result of such distribution, (a) an aggregate of 12,028,088 shares of Class B Common Stock were transferred to certain entities over which Ronald S. Lauder has control or the stock holdings of which he may be deemed to have beneficial ownership; (b) an aggregate of 3,274,975 shares of Class B Common Stock were transferred to Leonard A. Lauder and certain entities over which he has control or the stock holdings of which he may be deemed to have beneficial ownership; (c) an aggregate of 2,300,669 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc, Inc. (see note 8); and (d) 261,407 shares of Class B Common
       Stock remain in RSLAG.
  (7)  The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995
       Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG's outstanding common stock. As such, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the shares of Class B Common Stock owned by EL/RSLG. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of such shares. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers as a group.
  (8)  Includes (a) 48,879 shares of Class B Common Stock owned directly by Mr. Gaspar; (b) an aggregate of 1,170,497 shares of Class B Common Stock owned by LGV and RSLAG (see notes 5 and 6); (c) 2,253,033 shares of Class B
       Common Stock owned by Bukfenc, Inc., a corporation wholly owned by Mr. Gaspar and members of his family; and
       (d) 3,729 shares of Class B Common Stock owned by Bukfenc, LLC, a limited liability company, of which Mr.
       Gaspar and members of his family are the only members.
  (9)  Such shares are owned by Fisher Investment Partners, L.P., a Delaware limited partnership, of which Itzhak
       Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of such shares.
 (10)  Includes (a) an aggregate of 1,170,497 shares of Class B Common Stock owned by LGV and RSLAG (see notes 5 and
       6); (b) 2,196,558 shares of Class B Common Stock owned directly by Leonard A. Lauder; (c) 4,866 shares of
       Class B Common Stock owned by Mr. Lauder's wife; (d) 348,385 shares of Class B Common Stock owned by LAL
       Family Partners, L.P., of which Mr. Lauder is a general partner; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG (see note 7); and (f) 893,175 shares of Class B Common Stock owned by LWG Family Partners,
       L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of the shares of Class B Common Stock owned by his wife.
 (11)  Such shares are owned by Schuster Family Partners I, L.P., a New York limited partnership, of which Jacob Z.
       Schuster is the sole general partner and the limited partners of which are certain of Mr. Schuster's children.
       Mr. Schuster disclaims beneficial ownership of such shares.
 (12)  Such shares are owned by Coral Gate, an investment business company organized under the laws of the British
       Virgin Islands, which is beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address for Gustavo Cisneros is 36 East 61st Street, New York, New York 10021.
 (13)  Includes 509,580 shares of Class A Common Stock owned directly by Mr. Tarlovsky and 139,337 shares of Class A
       Common Stock issuable upon the exercise of an equal number of options granted to Mr. Tarlovsky under the 1995
       Plan, which options become exercisable on April 1, 1998.
 (14)  Such shares are owned by Tarlovsky Investment Partners, L.P., a Delaware limited partnership of which Nir
       Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner. Mr.
       Tarlovsky disclaims beneficial ownership of such shares.
 (15)  Includes 202,561 shares of Class A Common Stock owned directly by Mr. Bildirici and 344,938 shares of Class A
       Common Stock issuable upon the exercise of an equal number of options granted to Mr. Bildirici under the 1995
       Plan, which options become exercisable on April 15, 1998.
 (16)  Consists of 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow under the 1995 Plan.
 (17)  Consists of 350,400 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Williams under the 1995 Plan.
 (18)  Such shares are owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.
 (19)  Includes 966,075 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to certain of the directors and executive officers as a group.
 (20)  Information as to the shares owned by Essex Investment Company, an investment adviser registered under Section
       203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a Schedule 13G/A filed with the Securities and Exchange Commission (the 'Commission') on March 12, 1998. The address for Essex
       Investment Management Company is 125 High Street, Boston, Massachussetts 02110.
 (21)  Information as to the shares owned by Nicholas-Applegate Capital Management, an investment adviser registered under

       Section 203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a Schedule
       13G filed with the Commission on February 3, 1998. The address for Nicholas-Applegate Capital Management is
       600 West Broadway, 29th Floor, San Diego, California 92101.

POST-OFFERING



     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock and the Class B Common Stock at March 20, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock or Class B Common Stock, (ii) each director of the Company and each Named Executive Officer who owns shares of any class of the Company's capital stock and (iii) the Company's directors and executive officers as a group, assuming (a) the exercise on March 20, 1998 of all of the remaining Warrants and (b) the sale on March 20, 1998 by the Selling Shareholder, Bukfenc, Inc., a corporation wholly owned by Andrew Gaspar, Vice Chairman of the Company, and members of his family, of all 300,000 shares of Class A Common Stock offered by it hereby (which necessarily assumes the conversion by the Selling Shareholder of an identical number of shares of Class B Common Stock (see note 8 to the table)). Mr. Gaspar is not involved in the day-to-day management of the Company and his sale would represent approximately 8.6% of his deemed beneficial ownership in the Company. The Selling Shareholder cannot sell its Shares prior to April 4, 1998, when a lock-up agreement between Mr. Gaspar and the underwriters of the Initial Public Offering expires, unless a waiver is granted. Ronald S. Lauder, the Company's Chairman and largest and controlling shareholder, Itzhak Fisher, the Company's Chief Executive Officer, Jacob Z. Schuster, the Company's Chief Financial Officer, and all other directors and members of management have indicated that they have no intention as of the date of this Prospectus to register for sale any of their shares of Common Stock. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.



                                       BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP                          COMMON STOCK
                                            OF CLASS A                 OF CLASS B                        ---------------------------
                                          COMMON STOCK(1)             COMMON STOCK                         % OF
                                       ---------------------     ----------------------      SHARES       VOTING
                                        NUMBER       PERCENT       NUMBER       PERCENT     OFFERED      POWER(2)     % OWNERSHIP(2)
                                       ---------     -------     ----------     -------     --------     --------     --------------
Ronald S. Lauder (3)(4)(5)(6)(7)...       48,464          *      18,086,296       58.5%           --       56.2%           41.8%
Andrew Gaspar (3)(5)(6)(8).........           --         --       3,176,138       10.4       300,000       10.0             7.4

Itzhak Fisher (3)(9)...............           --         --       4,590,986       15.1            --       14.5            10.7
Leonard A. Lauder
(3)(5)(6)(7)(10)...................           --         --       6,399,831       21.0            --       20.2            14.9
RSL Investments Corporation
(3)(4).............................           --         --       9,348,563       30.7            --       29.5            21.8
EL/RSLG Media, Inc. (3)(7).........           --         --       1,786,350        5.9            --        5.6             4.2
Bukfenc, Inc. (3)(8)...............           --         --       1,953,033        6.4       300,000        6.2             4.5
Jacob Z. Schuster (3)(11)..........           --         --       1,720,715        5.6            --        5.4             4.0
Gustavo A. Cisneros (12)...........    1,408,629       11.3%             --         --            --          *             3.3
Nir Tarlovsky (3)(13)..............      652,759        5.2         345,301(14)    1.1            --        1.3             2.3
Nesim Bildirici (15)...............      547,499        4.3         178,513          *            --         --             1.7
Mark J. Hirschhorn.................       78,402          *              --         --            --          *               *
Eugene Sekulow (16)................       43,800          *              --         --            --          *               *
Fred H. Langhammer.................       12,226          *              --         --            --          *               *
Richard Williams (17)..............      350,400        2.7              --         --            --          *               *
Nicolas G. Trollope (18)...........        1,000          *              --         --            --          *               *
All directors and executive
officers as a group (19 persons)
(8)(19)............................    3,279,904       24.4      30,370,436       98.2       300,000       95.1            75.8
Essex Investment Management Company
(20)...............................    1,163,420        9.3              --          *            --          *             2.7
Nicholas-Applegate Capital
Management (21)....................      683,600        5.5              --         --            --          *             1.6


------------------


    *  Less than 1%.
  (1)  Does not include 30,920,622 shares of Class A Common Stock issuable upon conversion of shares of Class B
       Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants).
       Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.
  (2)  Represents the percentage of total voting power and the percentage ownership of the Class A Common Stock and the Class B Common Stock beneficially owned as of March 20, 1998 by each identified shareholder and all directors and executive officers as a group after making the assumptions described in the first sentence of the lead-in paragraph to the foregoing table. The Class A Common Stock and the Class B Common Stock are the
       only authorized classes of the Company's capital stock with shares outstanding.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


  (3)  The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New
       York, New York 10153.

  (4)  Includes (a) 48,464 shares of Class A Common Stock owned directly by Ronald S. Lauder; (b) 261,407 shares of
       Class B Common Stock owned by RSLAG (see note 6); (c) 909,090 shares of Class B Common Stock owned by LGV (see note 5); (d) 9,348,563 shares of Class B Common Stock owned by RSL Investments Corporation, a corporation wholly owned by Mr. Lauder; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG Media (see note 7);
       (f) 893,175 shares of Class B Common Stock owned by RAJ Family Partners, L.P., of which Mr. Lauder is a limited partner and a shareholder of the general partner; (g) 4,427,811 shares of Class B Common Stock owned directly by Ronald S. Lauder; and (h) 459,900 shares of Class B Common Stock issuable upon exercise of the
       Lauder Warrants.

  (5)  Andrew Gaspar is the managing member of LGV and Ronald S. Lauder and Leonard A. Lauder are both members with substantial ownership interests in LGV, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock owned by LGV. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers of the group. The managing member of LGV has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.

       On March 20, 1998, LGV distributed an aggregate of 1,149,669 shares of Class B Common Stock to its members. As a result of such distribution, (a) 571,727 shares of Class B Common Stock were transferred to Ronald S.
       Lauder; (b) 571,727 shares of Class B Common Stock were transferred to Leonard A. Lauder; (c) an aggregate of
       4,972 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc LLC (see note 8); and (d)
       909,090 shares of Class B Common Stock remain in LGV.

  (6)  Andrew Gaspar is president of the corporate general partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the limited partnership interests in RSLAG, and, as such, may be deemed to beneficially own all of the shares of Class B Common Stock owned by RSLAG. The general partner of RSLAG has executed an irrevocable proxy in favor of Ronald S. Lauder to vote Ronald S. Lauder's allocable interest in such shares as directed by him. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG.
       Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares. The shares of Class B Common Stock owned by RSLAG which may be deemed to be beneficially owned by
       Ronald S. Lauder, Andrew Gaspar and Leonard A. Lauder are only included once in the computation of shares beneficially owned by directors and executive officers of the group.

       On March 20, 1998, RSLAG distributed an aggregate of 16,366,325 shares of Class B Common Stock to its partners. As a result of such distribution, (a) an aggregate of 12,028,088 shares of Class B Common Stock were transferred to certain entities over which Ronald S. Lauder has control or the stock holdings of which he may be deemed to have beneficial ownership; (b) an aggregate of 3,274,975 shares of Class B Common Stock were transferred to Leonard A. Lauder and certain entities over which he has control or the stock holdings of which he may be deemed to have beneficial ownership; (c) an aggregate of 2,300,669 shares of Class B Common Stock were transferred to Andrew Gaspar and Bukfenc, Inc. (see note 8); and (d) 261,407 shares of Class B Common
       Stock remain in RSLAG.

  (7)  The 1995 Estee Lauder RSL Trust, of which Ronald S. Lauder is a trustee and the beneficiary, and the 1995
       Estee Lauder LAL Trust, of which Leonard A. Lauder is a trustee and the beneficiary, each own 50% of EL/RSLG's outstanding common stock. As such, Ronald S. Lauder and Leonard A. Lauder may each be deemed to beneficially own all of the shares of Class B Common Stock owned by EL/RSLG. Ronald S. Lauder and Leonard A. Lauder each disclaim beneficial ownership of some of such shares. Such shares, however, are only included once in the computation of shares beneficially owned by directors and executive officers as a group.

  (8)  Includes (a) 48,879 shares of Class B Common Stock owned directly by Mr. Gaspar; (b) an aggregate of 1,170,497 shares of Class B Common Stock owned by LGV and RSLAG (see notes 5 and 6); (c) 1,953,033 shares of Class B

       Common Stock owned by Bukfenc, Inc., a corporation wholly owned by Mr. Gaspar and members of his family; and
       (d) 3,729 shares of Class B Common Stock owned by Bukfenc, LLC, a limited liability company, of which Mr.
       Gaspar and members of his family are the only members.

       The 300,000 shares being offered by the Selling Shareholder are issuable upon conversion of an identical number of shares of Class B Common Stock which were included in the shares of Class B Common Stock distributed to the Selling Shareholder as part of the distributions by RSLAG and LGV on March 20, 1998 of shares of Class
       B Common Stock owned by each of them. (Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis.) These shares cannot be sold by the Selling Shareholder prior to April 4, 1998, when a lock-up agreement between Mr. Gaspar and the underwriters of the Initial Public Offering expires, unless a waiver is granted.

       The share information in the table for Mr. Gaspar, the Selling Shareholder and the directors and executive officers as a group assumes the conversion and sale of such shares.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

  (9)  Such shares are owned by Fisher Investment Partners, L.P., a Delaware limited partnership, of which Itzhak
       Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of such shares.
 (10)  Includes (a) an aggregate of 1,170,497 shares of Class B Common Stock owned by LGV and RSLAG (see notes 5 and
       6); (b) 2,196,558 shares of Class B Common Stock owned directly by Leonard A. Lauder; (c) 4,866 shares of
       Class B Common Stock owned by Mr. Lauder's wife; (d) 348,385 shares of Class B Common Stock owned by LAL
       Family Partners, L.P., of which Mr. Lauder is a general partner; (e) 1,786,350 shares of Class B Common Stock owned by EL/RSLG (see note 7); and (f) 893,175 shares of Class B Common Stock owned by LWG Family Partners,
       L.P., a partnership whose managing partner is a corporation which is one-third owned by Mr. Lauder. Mr. Lauder disclaims beneficial ownership of the shares of Class B Common Stock owned by his wife.
 (11)  Such shares are owned by Schuster Family Partners I, L.P., a New York limited partnership, of which Jacob Z.
       Schuster is the sole general partner and the limited partners of which are certain of Mr. Schuster's children.
       Mr. Schuster disclaims beneficial ownership of such shares.
 (12)  Such shares are owned by Coral Gate, an investment business company organized under the laws of the British
       Virgin Islands, which is beneficially owned by Gustavo A. Cisneros and his brother, Ricardo Cisneros. The business address for Gustavo Cisneros is 36 East 61st Street, New York, New York 10021.
 (13)  Includes 509,580 shares of Class A Common Stock owned directly by Mr. Tarlovsky and 143,179 shares of Class A
       Common Stock issuable upon the exercise of an equal number of options granted to Mr. Tarlovsky under the 1995
       Plan, which options become exercisable on April 1, 1998. Under the terms of Mr. Tarlovsky's option agreement,
       Mr. Tarlovsky is entitled to a number of options based on the number of outstanding shares of Common Stock on the vesting date. Assuming the exercise of all remaining Warrants prior to the next vesting date (and the subsequent issuance of 1,152,715 shares of Class A Common Stock), Mr. Tarlovsky's exercisable options would increase by 3,842 to 143,179 from 139,337.
 (14)  Such shares are owned by Tarlovsky Investment Partners, L.P., a Delaware limited partnership of which Nir
       Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner. Mr.
       Tarlovsky disclaims beneficial ownership of such shares.
 (15)  Includes 202,561 shares of Class A Common Stock owned directly by Mr. Bildirici and 344,938 shares of Class A

       Common Stock issuable upon the exercise of an equal number of options granted by Mr. Bildirici under the 1995
       Plan, which options become exercisable on April 15, 1998.
 (16)  Consists of 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow under the 1995 Plan.
 (17)  Consists of 350,400 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Williams under the 1995 Plan.
 (18)  Based upon a Schedule 13G filed with the Commission on January 29, 1998. The business address for Essex
       Investment Management Company is 125 High Street, Boston, Massachusetts 02110.
 (18)  Such shares are owned by The Proverbs Trust, a Bermuda trust, of which Mr. Trollope and his wife are the trustees and beneficiaries.
 (19)  Includes 969,917 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted to certain of the directors and executive officers as a group.
 (20)  Information as to the shares owned by Essex Investment Company, an investment adviser registered under Section
       203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a Schedule 13G/A filed with the Securities and Exchange Commission (the 'Commission') on March 12, 1998. The address for Essex
       Investment Management Company is 125 High Street, Boston, Massachusetts 02110.
 (21)  Information as to the shares owned by Nicholas-Applegate Capital Management, an investment adviser registered under
       Section 203 of the Investment Advisers Act of 1940, is as of December 31, 1997, and is taken from a Schedule
       13G filed with the Commission on February 3, 1998. The address for Nicholas-Applegate Capital Management is
       600 West Broadway, 29th Floor, San Diego, California 92101.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company is qualified in its entirety by reference to the provisions of the Company's Memorandum of Association and Bye-Laws, copies of which have been filed with the Commission.


     In September 1997, in connection with the Initial Public Offering, the Company revised its capital structure to effect a 2.19-for-one stock split and to increase the number of authorized shares of Common Stock and of the Company's Preferred Stock (the 'Preferred Stock'). As a result, the Company is authorized to issue 438,000,000 shares of Common Stock, which may be issued as shares of Class A Common Stock or Class B Common Stock. The Company is also authorized to issue 65,700,000 shares of Preferred Stock. The Company has in the past used and intends in the future to use shares of its capital stock to pay for acquisitions.


CLASS A COMMON STOCK


     As of the date of this Prospectus, 11,040,347 shares of Class A Common Stock were issued and outstanding. The holders of the Class A Common Stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of the Class B Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class A Common Stock will vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class A Common Stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of the Class B Common Stock, out of funds legally available therefor after the payment of any dividends declared but unpaid on any shares of Preferred Stock then outstanding. The holders of the Class A Common Stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A Common Stock into any other securities. On liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to receive, pari passu with the holders of Class B Common Stock, pro rata the net assets of the Company remaining after preferential distribution to holders of Preferred Stock and the payment of all creditors and liquidation preferences, if any.


TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent and registrar for the Class A Common Stock is American Stock Transfer & Trust Company.

CLASS B COMMON STOCK


     As of the date of this Prospectus, there were 19 holders of Class B Common Stock and 30,760,722 shares of Class B Common Stock were issued and outstanding. The holders of the Class B Common Stock are entitled to 10 votes per share and are entitled to vote as a single class together with the holders of the Class A Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class B Common Stock vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class B Common Stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of Class A Common Stock, out of funds legally available therefor. The holders of the Class B Common Stock can convert their shares of Class B Common Stock on a share-for-share basis into Class A Common Stock. Shares of Class B Common Stock may be transferred only to other original holders of Class B Common Stock or to members of the family of the original holder by gift, devise or otherwise through laws of inheritance, descent, distribution or to a trust established by the holder for the holder's family members, to corporations the majority of beneficial owners of which are or will be owned by the holders of Class B Common Stock and from corporations or partnerships which are the holders of Class B Common Stock, to their shareholders or partners, as the case may be (each a 'Permitted Transferee'). Any other transfer of Class B Common Stock is void, although the Class B Common Stock may be converted at any time into Class A Common Stock on a one to one basis and then sold, subject to the conditions and restrictions of Rule 144.


     On liquidation or winding up of the Company, the holders of the Class B Common Stock are entitled to share ratably, pari passu with the holders of Class A Common Stock, the assets remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to the holders of Preferred Stock.

PREFERRED STOCK


     As of the date of this Prospectus, the Company is authorized to issue 65,700,000 shares of Preferred Stock and no such shares are currently outstanding.


WARRANTS

  SHAREHOLDER WARRANTS

     As consideration for the Shareholders Standby Facility and Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock, of the Company. The exercise price, exercise period and other terms of the Lauder Warrants are substantially the same as the terms of the Warrants, other than with respect to the class of stock which will be issued upon their exercise. The Lauder Warrants became exercisable beginning on October 3, 1997. Mr. Lauder has waived his rights under the warrant agreement governing the Lauder Warrants to register under the Registration Statement of which this Prospectus is a part the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock issuable upon the exercise of the Lauder Warrants.

  WARRANTS ISSUED IN DEBT OFFERING


     The Company issued an aggregate of 300,000 Warrants to the purchasers of the Units in the 1996 Units Offering. The Warrants were issued pursuant to the Warrant Agreement between the Company and the Warrant Agent.


     Each Warrant is evidenced by a certificate and currently entitles the holder thereof to purchase 3.975 shares of Class A Common Stock from the Company at an exercise price of $.00457 per share, subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time prior to the close of business on October 3, 2007. Warrants that are not exercised by such date will expire.


     The aggregate number of shares of Class A Common Stock issuable upon exercise of the Warrants is equal to approximately 10.4% of the outstanding shares of Class A Common Stock, as of the date of this Prospectus.


  CERTAIN TERMS

     The Warrant Agreement contains provisions (to which there are certain exceptions) adjusting the exercise price and the number of shares of Class A Common Stock or other securities issuable upon exercise of a Warrant in the event of (i) a division, consolidation or reclassification of the shares of Class A Common Stock, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Class A Common Stock entitling such holders to subscribe for or purchase shares of Class A Common Stock at a price per share which is lower than the then current value per share of Class A Common Stock, subject to certain exceptions, (iii) the issuance of shares of Class A Common Stock at a price per share that is lower than the then current value of such shares, except for issuances in connection with an acquisition, merger or similar transaction with a third party, (iv) certain distributions to all holders of shares of Class A Common Stock of evidences of indebtedness or assets and (v) in the discretion of the Company's Board of Directors, in certain other circumstances.

     In addition, in accordance with the Warrant Agreement, the shares of Class A Common Stock issuable upon exercise of the Warrants are being registered under the Registration Statement of which this Prospectus is a part.

ANTI-TAKEOVER PROTECTIONS

     The voting provisions of the Class B Common Stock and the ability of the Company to issue Preferred Stock could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company. As a result, such provisions may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Class A Common Stock held by shareholders.

CERTAIN PROVISIONS OF BERMUDA LAW

     The Company has been designated as a non-resident under the Exchange Control Act of 1972 (the 'Control Act') by the Bermuda Monetary Authority whose permission for the issuance of shares of Class A Common Stock has been obtained. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar. The permission of the Bermuda Monetary Authority does not constitute a guarantee by the Bermuda Monetary Authority as to the performance or creditworthiness of the Company and in giving such pemission the Bermuda Monetary Authority will not be liable for the correctness of any opinions expressed herein.

     The transfer of shares of Class A Common Stock between persons regarded as resident outside Bermuda for exchange control purposes and the issuance of such shares after the completion of the Offering to or by such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Control Act.


     Non-Bermuda owners of shares of Class A Common Stock are not restricted in the exercise of the rights to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Class A Common Stock, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

     The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.

     As an 'exempted company', the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians but, as an exempted company, the Company may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or another 'exempted' company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or with the permission of, or under a license granted by, the Minister of Finance of Bermuda.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITIES


     On October 5, 1995, The Chase Manhattan Bank (the 'Bank') extended a $10 million revolving credit facility to Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder. On June 26, 1996, the Bank replaced the original Revolving Credit Facility, which had been increased to $25.0 million, by extending a $40.0 million Revolving Credit Facility directly to the Company which was increased to $50.0 million in August 1996. Pursuant to the Subordinated Shareholder Loan, $35.0 million of this facility was repaid and the Revolving Credit Facility was reduced to $7.5 million. The remaining outstanding amounts under the Revolving Credit Facility were repaid with a portion of the proceeds of the Shareholder Equity Investment. The Company intends to maintain the Revolving Credit Facility and, accordingly, such amounts may be subsequently reborrowed. Mr. Lauder has guaranteed the Company's obligations under the Revolving Credit Facility. The Revolving Credit Facility accrues interest on all amounts outstanding at the Company's option at either
(i) the Bank's publicly announced prime rate per annum or (ii) LIBOR plus 1% per annum, with such interest rate to be determined by the Company. As of the date of this Prospectus, the full amount of the Revolving Credit Facility was available to the Company. The Revolving Credit Facility is payable on demand or is otherwise due and payable by the Company on June 30, 1998.


     The Company, through LDM, has a $10.0 million revolving credit facility with Coast Business Credit. There was $4.5 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

VENDOR FINANCING


     Ericsson has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in financing commitments to fund the purchase of additional switches and related equipment. At December 31, 1997, approximately $15.8 million of this facility was available. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased.



1996 NOTES


  GENERAL


     On October 3, 1996, the Company and the Note Issuer (together, the 'Issuers') issued $300.0 million of 12 1/4% Senior Notes pursuant to the 1996 Indenture among the Issuers and The Chase Manhattan Bank, as trustee (the 'Trustee'). The 1996 Notes are unconditionally guaranteed by the Company. On May 22, 1997, the Company consummated the Exchange Offer to exchange the 1996 Notes issued in the 1996 Units Offering for $300.0 million of 1996 Notes that had been registered under the Securities Act.


  PRINCIPAL, MATURITY AND INTEREST


     The 1996 Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the 1996 Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. At the closing of the 1996 Units Offering, the Note Issuer used $102.8 million of the net proceeds of the 1996 Units Offering to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the 'Pledged Securities'), to pledge as security for payment of interest on the principal of the 1996 Notes. Proceeds from the Pledged Securities may be used by the Note Issuer to make interest payments on the 1996 Notes through November 15, 1999. The Pledged Securities are being held by the Trustee pending disbursement. The
Note Issuer is under no obligation to escrow additional securities.

  RANKING


     The 1996 Notes are unsecured senior obligations of the Note Issuer, rank pari passu in right of payment with all existing and future senior obligations of the Issuers, including, without limitation, the 1998 Notes and the German Notes, and rank senior in right of payment to all future subordinated obligations of the Issuers.


  REDEMPTION


     The 1996 Notes are not redeemable at the Note Issuer's option prior to November 15, 2001. Thereafter, the 1996 Notes are subject to redemption at the option of the Note Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:


YEAR                                                                                        PERCENTAGE
-----------------------------------------------------------------------------------------   -----------
2001.....................................................................................    106.125%
2002.....................................................................................    103.0625%
2003 and thereafter......................................................................    100.000%


     In addition, at any time on or before November 15, 1999, the Company may redeem up to $90.0 million of the original aggregate principal amount of the 1996 Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $210.0 million of aggregate principal amount of 1996 Notes remains outstanding immediately after such redemption. The Company intends to redeem $90.0 million of the original aggregate principal amount of the 1996 Notes with the Equity Clawback. The Company has until April 3, 1998 to effect such a redemption.


  COVENANTS



     The 1996 Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the 1996 Notes. The 1996 Indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the 1996 Indenture.


  EVENTS OF DEFAULT


     The 1996 Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the 1996 Indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and
(v) the bankruptcy of the Company or certain of its subsidiaries.



U.S. DOLLAR NOTES



  GENERAL



     On February 27, 1998, the Note Issuer issued $200.0 million of 9 1/8% Senior Notes due 2008 and $328.1 million ($200.0 million initial accreted value) 10 1/8% Senior Discount Notes due 2008 pursuant to the indentures governing the U.S. Dollar Notes among the Issuers and Trustee. The U.S. Dollar Notes are unconditionally guaranteed by the Company.

  PRINCIPAL, MATURITY AND INTEREST



     The U.S. Dollar Notes are initially limited in aggregate principal amount at maturity to $528.1 million and will mature on March 1, 2008. Interest on the U.S. Dollar Senior Notes accrues at 9 1/8% per annum and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998. No interest will be payable on the U.S. Dollar Senior Discount Notes prior to September 1, 2003. From and after March 1, 2003, interest on the U.S. Dollar Senior Discount Notes will accrue at 10 1/8% on the principal amount at maturity of such notes and is payable semiannually on March 1 and September 1 of each year, commencing September 1, 2003. Interest on the U.S. Dollar Notes is computed on the basis of a 360-day year comprised of 12 30-day months.



  RANKING



     The U.S. Dollar Notes are unsecured senior obligations of the Issuers, rank pari passu in right of payment with the 1996 Notes, the German Notes and all other existing and future senior obligations of the Issuers, and rank senior in right of payment to all future subordinated obligations of the Issuers.



  REDEMPTION



     The U.S. Dollar Notes are subject to redemption at the option of the Note Issuer, in whole or in part, at the redemption prices (expressed as percentages of stated principal amount) set forth below plus accrued and unpaid interest thereon to (but excluding) the applicable redemption date, if redeemed during the 12-month period beginning on March 1 of the years indicated below:



  U.S. DOLLAR SENIOR NOTES



YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................       104.562%
2004................................................................................       103.042%
2005................................................................................       101.521%
2006 and thereafter.................................................................       100.000%



  U.S. DOLLAR SENIOR DISCOUNT NOTES




YEAR                                                                                   REDEMPTION PRICE
------------------------------------------------------------------------------------   ----------------
2003................................................................................       105.062%
2004................................................................................       103.375%
2005................................................................................       101.687%
2006 and thereafter.................................................................       100.000%



     In addition, at any time on or before March 1, 2001, in the event the Company receives net cash proceeds from the public or private sale of the Common Stock, the Note Issuer (to the extent it receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem up to 33 1/3% of the aggregate principal amount at maturity of the U.S. Dollar Notes at a redemption price equal to 109.125% of the principal amount thereof, in the case of the U.S. Dollar Senior Notes, and 110.125% of the accreted value, in the case of the U.S. Dollar Senior Discount Notes, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 66 2/3% of aggregate principal amount at maturity of the U.S. Dollar Senior Notes or U.S. Dollar Senior Discount Notes, as applicable, remains outstanding immediately after such redemption.



  COVENANTS



     The indenture governing the U.S. Dollar Notes restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, create liens, sell assets, issue or sell capital stock of certain subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger.



  EVENTS OF DEFAULT




     The U.S. Dollar Notes indenture contains standard events of default, including (i) failure to pay principal of (or premium, if any, on) any U.S. Dollar Note when due, (ii) failure to pay any interest on any U.S. Dollar Note when due, continued for 30 days, (iii) failure to perform covenants or agreements under the U.S. Dollar Notes indenture or the U.S. Dollar Notes, (iv) cross-defaults against certain other indebtedness, (v) failure to pay more than $10.0 million of judgments that have not been stayed by appeal and (vi) certain events of bankruptcy, insolvency or reorganization affecting the Company and certain of its subsidiaries.



GERMAN NOTES



  GENERAL



     On March 15, 1998, the Note Issuer issued DM296.0 million (DM181.8 initial accreted value) of 10% Senior Discount Notes due 2008 pursuant to the German
Note indenture among the Issuers and the Trustee. The German Notes are unconditionally guaranteed by the Company.



  PRINCIPAL, MATURITY AND INTEREST



     The German Notes are initially limited in aggregate principal amount at maturity to DM296.0 (approximately $99.1 million initial accreted value) and will mature on March 15, 2008. No interest is payable on the German Notes prior to September 15, 2003. From and after March 15, 2003, interest on the German Notes will accrue on the principal amount at maturity of such notes at the rate of 10% per annum and is payable semiannually on March 15 and September 15 of each year, commencing September 15, 2003. Interest is computed on the basis of a 360-day year comprised of 12 30-day months.



  RANKING



     The German Notes are unsecured senior obligations of the Issuers, rank pari passu in right of payment with the 1996 Notes, the U.S. Dollar Notes and all other existing and future senior obligations of the Issuers and rank senior in right of payment to all future subordinated obligations of the Issuers.



  REDEMPTION




     The German Notes are subject to redemption, at the option of the Note Issuer, in whole or in part, at any time on or after March 15, 2003 and prior to maturity, in principal amounts of DM1,000 or an integral multiple of DM1,000, at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued interest to but excluding the redemption date (subject to the right of holders to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning March 15 of the years indicated:



YEAR                                                     REDEMPTION PRICE
------------------------------------------------------   ----------------
2003..................................................        105.000%
2004..................................................        103.333%
2005..................................................        101.667%
2006 and thereafter...................................        100.000%



     In addition, at any time prior to March 15, 2001, in the event the Company receives net cash proceeds from the public or private sale of the Common Stock, the Note Issuer (to the extent it receives such proceeds and has not used such proceeds, directly or indirectly, to redeem or repurchase other securities pursuant to optional redemption provisions) may, at its option, apply an amount equal to any such net cash proceeds or any portion thereof to redeem, from time to time, German Notes in a principal amount at maturity of up to an aggregate amount equal to 33 1/3% of the aggregate principal amount at maturity of the German Notes, provided, however, that German Notes in an amount equal to at least 66 2/3% of the aggregate principal amount at maturity of the German Notes remain outstanding immediately after each redemption.



  COVENANTS; EVENTS OF DEFAULT



     The German Notes indenture contains covenants and provides for events of default which are identical in all material respects to the covenants and events of default contained in the U.S. Dollar Notes indenture.



                        SHARES ELIGIBLE FOR FUTURE SALE


     As of the date of this Prospectus, the Company has 41,801,069 shares of Common Stock outstanding, including 11,040,347 shares of Class A Common Stock and 30,760,722 shares of Class B Common Stock. Assuming that all of the remaining Warrants were exercised and all of the Shares offered hereby by the Selling Shareholder were sold, on the date of this Prospectus, then as of the date hereof, the Company would have a total of 42,953,784 shares of Common Stock outstanding, including 12,493,062 shares of Class A Common Stock and 30,460,722 shares of Class B Common Stock. The foregoing Class A Common Stock share figures do not include (i) up to 2,004,475 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted under the 1995 Plan (1,021,227 of which are presently exercisable or exercisable within 60 days of the date of this Prospectus), (ii) up to an aggregate of 3,750,000 shares of Class A Common Stock reserved for issuance under the 1997 Performance Incentive Plan, 1997 Stock Incentive Plan and Directors' Compensation Plan, (iii) 31,220,634 shares (30,920,634 shares, assuming the sale of all of the Selling Shareholder's Shares) of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock (including 459,900 shares of Class B Common Stock issuable upon the exercise of Lauder Warrants (which are currently exercisable)), and (iv) 411,684 shares of Class A Common Stock to be issued upon the closing of the pending acquisition by the Company of additional interests in Delta Three (see 'Business--International Telephony Operation--General'). See 'Description of Capital Stock.'



     Of the 12,493,062 shares of Class A Common Stock which are assumed would be outstanding after completion of the Offering, approximately 10,572,898 shares (including the shares of Class A Common Stock sold in the Initial Public Offering, other than those purchased by affiliates of the Company) would be freely tradeable without restriction or further registration under the Securities Act. The remaining outstanding shares of Class A Common Stock and all of the outstanding shares of Class B Common Stock would be subject to the volume and other resale limitations set forth in Rule 144. All of such restricted securities (other than the shares of Class A Common Stock issuable if the Delta Three transaction is completed) would be eligible for public sale, subject to compliance with Rule 144, after April 4, 1998, when certain lock-up agreements between the underwriters of the Initial Public Offering and the Company's executive officers and directors and certain other shareholders of the Company expire. The Shares offered hereby by the Selling Shareholder are subject to such a lock-up agreement and cannot be sold until after April 4, 1998 unless a waiver is granted.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares for at least one year, including an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of Class A Common Stock of the Company or the average weekly trading volume in shares of

Class A Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of the Company during the three months preceding a sale, and who has beneficially owned shares for at least two years is entitled to sell such shares under

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
Rule 144 without regard to the volume limitation, manner of sale provisions, notice requirements or public information requirements of Rule 144. Affiliates continue to be subject to such limitations.


     Ronald S. Lauder, the Chairman of the Company's Board of Directors and its largest and controlling shareholder, Itzhak Fisher, President and Chief Executive Officer of the Company, the other holders of Class B Common Stock, Coral Gate and the Company have entered into a Registration Rights Agreement (the 'Registration Rights Agreement'), pursuant to which Mr. Lauder has been granted three demand registration rights exercisable at any time after April 4, 1998 and Mr. Fisher has been granted two demand registration rights exercisable after termination of his employment with the Company, other than as a result of a termination by the Company for Cause or a termination by Itzhak Fisher without Good Reason (a 'Qualified Severance Event'). Messrs. Lauder and Fisher, such other holders of Class B Common Stock, Coral Gate and such additional holders of Class A Common Stock as Mr. Lauder and Mr. Fisher may jointly designate to the Company have an unlimited number of piggyback registration rights that will allow such holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. Prior to the occurrence of a Qualified Severance Event, Mr. Fisher may not register any shares pursuant to his piggyback registration rights if, after giving effect to the sale of such shares, Mr. Fisher and his Family Members (as defined) would hold less than 70% of the shares of Class A Common Stock held as of the closing date of the Initial Public Offering. Mr. Lauder, Mr. Fisher and the other holders of Class B Common Stock may assign their rights under the Registration Rights Agreement to their respective Family Members, Coral Gate and Messrs. Gustavo and Ricardo Cisneros (the beneficial owners of Coral Gate) may assign their rights to Family Members, and Mr. Lauder and Mr. Fisher may assign their rights to lenders to whom they pledge any of their shares of Class A Common Stock. The Selling Shareholder was entitled to register its Shares for sale in the Offering pursuant to the Registration Rights Agreement.



     The Company has agreed to pay all expenses (other than legal expenses, underwriting discounts and commissions of the selling shareholders and taxes payable by the selling shareholders) in connection with any registration pursuant to the exercise of demand registration rights or piggyback registration rights under the Registration Rights Agreement and has also agreed to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act. Pursuant to the Registration Rights Agreement, the Company is paying such expenses of the Selling Shareholder, and is indemnifying the Selling Shareholder against such liabilities, in connection with the Offering.



     The Company also has granted to a number of Minority Interestholders certain registration rights with respect to shares of Class A Common Stock acquired by the Minority Interestholders pursuant to an exercise of their Roll-Up Rights. In general, if the Company files with the Commission a registration statement on Form S-3 under the Securities Act, which registration statement includes shares being sold by or for the account of shareholders of the Company, the Company will, at the option of any such Minority Interestholder who is then a registered owner of Class A Common Stock and subject to certain limitations, register all or any portion of such person's Class A Common Stock concurrently with the registration of such other securities. In addition, certain Minority Interestholders in RSL Latin America have demand registration rights on or after the Company becomes eligible to file a registration statement on Form S-3.

     See 'Risk Factors--Shares Eligible for Future Sale' for a discussion of the potential adverse effect on the market price of the Class A Common Stock which could result from the sale of substantial amounts of Class A Common Stock, or the availability of shares for future sale.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Rosenman & Colin LLP, U.S. counsel to the Company, the following correctly describes certain material U.S. federal income tax consequences to the Company and its subsidiaries and to the ownership and disposition of Class A Common Stock by an initial U.S. and non-U.S. shareholder. For purposes of this discussion, the term 'U.S. shareholder' includes (i) a U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, and (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source. A 'non-U.S. shareholder' is any shareholder other than a U.S. shareholder. The discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the 'Code'), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the conclusions set forth below, possibly on a retroactive basis, which could adversely affect a holder of Class A Common Stock. This discussion assumes that such Class A Common Stock will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof.

     The following discussion generally does not address the tax consequences to a person who holds (or will hold), directly or indirectly, shares in the Company giving the holder the right to exercise 10% or more of the total voting power of the Company's outstanding stock (a '10% Shareholder'). 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the Class A Common Stock. In addition, this discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders that may be subject to special rules under the U.S. federal income tax laws, such as financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or nonresident alien individuals or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign or other tax laws is not discussed.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK.

TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

     In general, the Company and its foreign (non-U.S.) subsidiaries will be subject to U.S. federal income tax only to the extent they have income which has its source in the United States or is effectively connected with a U.S. trade or business. Except with respect to interest on pledged securities, it is anticipated that the Company and its foreign subsidiaries will derive substantially all of their income from foreign sources and that none of their income will be effectively connected with a U.S. trade or business. As a result, the Company and its foreign subsidiaries should not be subject to material U.S. federal income tax. On the other hand, the domestic (U.S.) subsidiaries of the Company will be subject to U.S. federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such U.S. subsidiaries to the Company or its foreign subsidiaries generally will be subject to U.S. withholding taxes.

TAXATION OF U.S. SHAREHOLDERS

     A U.S. shareholder receiving a distribution on Class A Common Stock generally will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from the current or accumulated earnings and profits of the Company as determined under U.S. federal

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

income tax principles. Distributions in excess of the earnings and profits of the Company generally will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the U.S. shareholder's basis in the Class A Common Stock and then as gain from the sale or exchange of a capital asset. Dividends received on the Class A Common Stock by U.S. corporate shareholders will not be eligible for the corporate dividends received deduction.

     A U.S. shareholder will be entitled to claim a foreign tax credit with respect to income received from the Company only for foreign taxes (such as withholding taxes), if any, imposed on dividends paid to such U.S. shareholder, and not for taxes, if any, imposed on the Company or on any entity in which the Company has made an investment. It is not anticipated, however, under current Bermuda law that any such withholding taxes would be imposed by Bermuda on distributions made by the Company to a U.S. shareholder. See 'Certain Bermuda Tax Considerations.' For so long as the Company is a 'U.S.-owned foreign corporation,' distributions with respect to the Class A Common Stock that are taxable as dividends generally will be treated as foreign source passive income (or, for U.S. shareholders that are 'financial service entities' as defined in the Treasury Regulations, foreign source financial services income) or U.S. source income for U.S. foreign tax credit purposes, in proportion to the earnings and profits of the Company in the year of such distribution allocable to foreign and U.S. sources, respectively. For this purpose, the Company will be treated as a U.S.-owned foreign corporation so long as stock representing 50 percent or more of the voting power or value of the Company is owned, directly or indirectly, by 'U.S. shareholders.'

     With certain exceptions, gain or loss on the sale or exchange of the Class A Common Stock will be treated as U.S. source capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the Class A Common Stock for more than one year at the time of the sale or exchange. In the case of non-corporate taxpayers, capital gain from assets held for more than eighteen months will be taxed at a maximum federal rate of 20%

(long-term rate) and capital gain from assets held for more than one year and up to eighteen months at a maximum federal rate of 28% (mid-term rate).

     Various provisions contained in the Code impose special taxes in certain circumstances on U.S. or foreign corporations and their stockholders. The following is a summary of certain provisions which could have an adverse impact on the Company and the U.S. shareholders.

PERSONAL HOLDING COMPANIES

     A corporation that is a personal holding company ('PHC') is subject to a 39.6% tax on its undistributed personal holding company income (generally, U.S. taxable income with certain adjustments, reduced by distributions to shareholders). A corporation that is neither a foreign personal holding company nor a passive foreign investment company, discussed below, generally is a PHC if
(i) more than 50% of the stock of which measured by value is owned, directly or indirectly, by five or fewer individuals (without regard to their citizenship or residence) and (ii) it receives 60% or more of gross income, as specifically adjusted, form certain passive sources. For purposes of this gross income test, a foreign corporation generally only includes taxable income derived from U.S. sources or income that is effectively connected with a U.S. trade or business.

     More than 50% of the outstanding shares of the Company and each of its corporate subsidiaries, by value, is currently owned, directly or indirectly, by five or fewer individuals. It is expected that this will remain the case on a going forward basis. Since it is anticipated that the Company will derive substantially all of its U.S. source gross income from interest on its pledged securities, which the Company believes may constitute undistributed personal holding company income for PHC purposes, the Company may be subject to PHC tax with respect to a taxable year in which the Company is not treated as either a foreign personal holding company or a passive foreign investment company and during which the Company has held or continues to hold pledged securities. However, if any of the Company's foreign corporate subsidiaries were to derive any income from U.S. sources, less than 50% of any such income can be expected to be from passive sources. Accordingly, the Company believes that none of such subsidiaries will satisfy the foregoing income test and therefore none of them will be

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

classified as a PHC. In addition, since it is anticipated that the Company's U.S. subsidiaries will derive most or all of their income from non-passive sources, the Company further believes that none of such subsidiaries will satisfy the foregoing income test and, thus, none of them will be classified as a PHC. The Company intends to manage its affairs and the affairs of its subsidiaries so as to attempt to avoid or minimize the imposition of the PHC tax, to the extent such management of its affairs is consistent with its other business goals.

FOREIGN PERSONAL HOLDING COMPANIES

     In general, if the Company or any of its foreign corporate subsidiaries were to be classified as a FPHC the undistributed foreign personal holding company income (generally, taxable income with certain adjustments) of the Company or such subsidiary would be imputed to all of the U.S. shareholders who were deemed to hold the Company's stock or the stock of such subsidiary on the last day of its taxable year. Such income would be taxable to such persons as a dividend, even if no cash dividend were actually paid. U.S. shareholders who dispose of their Class A Common Stock prior to such date generally would not be subject to U.S. federal income tax under these rules. If the Company were to become an FPHC, U.S. shareholders who acquire Class A Common Stock from decedents would, in certain circumstances, be denied the step-up of the income tax basis for such Class A Common Stock to fair market value at the date of death which would otherwise have been available and instead would have a tax basis equal to the lower of the fair market value or the decedent's basis.

     A foreign corporation will be classified as an FPHC if (i) five or fewer individuals, who are U.S. citizens or residents, directly or indirectly, own more than 50% of the corporation's stock (measured either by voting power or value) (the 'stockholder test') and (ii) the corporation receives at least 60% of its gross income (regardless of source), as specifically adjusted, from certain passive sources (the 'income test'). After a corporation becomes an FPHC, the income test percentage for each subsequent taxable year is reduced to 50%.

     Five or fewer individuals who are U.S. citizens or residents currently own a beneficial interest of more than 50% of the voting power of the outstanding Class A Common Stock of the Company and its foreign corporate subsidiaries for purposes of the FPHC rules, and the Company believes that the stockholder test will likely be met on a going forward basis. The Company believes, however, that neither the Company nor its foreign corporate subsidiaries, once profitable, should be classified as a FPHC because the Company and each of the subsidiaries should not then satisfy the foregoing income test.

     While the Company currently believes that neither it nor any of its foreign corporate subsidiaries would be classified as an FPHC once profitable, it is possible that the Company or one or more of such subsidiaries would meet the foregoing income test in a given taxable year and would qualify as a FPHC for that year. If the Company concludes that it or any of its foreign corporate subsidiaries would be classified as an FPHC for any profitable taxable year, the Company intends to manage its affairs and the affairs of the subsidiaries so as to attempt to avoid or minimize having income imputed to the U.S. shareholders under these rules, to the extent such management of its affairs is consistent with its other business goals.

PASSIVE FOREIGN INVESTMENT COMPANIES

     If 75% or more of the gross income of the Company (taking into account under an income 'look-through' rule, the Company's pro rata share of the gross income of any company of which the Company is considered to own 25% or more of the stock by value) in a taxable year is passive income, or if at least 50% of the average percentage of assets of the Company (also taken into account, under an asset 'look-through' rule, the pro rata share of the assets of any company of which the Company is considered to own 25% or more of the stock by value) in a taxable year produce or are held for the production of passive income, the Company would be classified as a PFIC. Passive income for purposes of the PFIC rules generally includes dividends, interest and other types of investment income and would include amounts derived by reason of the investment of a portion of the funds raised in the

Offerings. If the Company were a PFIC at any time during a U.S. shareholder's holding period, each U.S. shareholder (regardless of the percentage of stock owned) would, upon certain distributions by the Company and upon disposition of the Class A Common Stock at a gain, be liable to pay tax plus an interest charge. The tax would be determined by allocating such distribution or gain ratably to each day of the U.S. shareholder's holding period for the Class A Common Stock which, for this purpose, would be deemed to include a U.S. shareholder's holding period in the Warrants the exercise of which resulted in the acquisition of Class A Common Stock. The amount allocated to years prior to the taxable year of the distribution or disposition would be taxed at the highest marginal rates for ordinary income for such years (if the Company was a PFIC during such years). The U.S. shareholder would also be liable for interest on the amount of such additional tax due with respect to such prior years in which the Company was a PFIC (including years in which a U.S. shareholder held Warrants and for which the Company was a PFIC.) The amount allocated to the current taxable year and any non-PFIC years would be taxed in the same manner as other ordinary income earned in the current taxable year.

     Under certain circumstances, if the Company were to become a PFIC, distributions and dispositions in respect of shares in a direct or indirect foreign corporate subsidiary of the Company may be attributed in whole or in part to a U.S. investor, and such U.S. investor may be taxed under the PFIC rules with respect to such distributions or dispositions.

     If the Company were to become a PFIC, U.S. shareholders who acquire Class A Common Stock from decedents could be denied the step-up of the income tax basis for such Class A Common Stock to fair market value at the date of death which would otherwise have been available and instead could have a tax basis equal to the lower of the fair market value of the decedent's basis.


     The above results may be eliminated (at least in part) if a U.S. shareholder permanently elects to treat the Company as a 'qualified electing fund' ('QEF') for U.S. federal income tax purposes. A stockholder of a QEF is required for each taxable year to include in income a pro rata share of the ordinary income of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain (in the case of non-corporate taxpayers taxable at the applicable long-term or mid-term rate). If a U.S. shareholder in a PFIC has made a QEF election effective beginning in a year subsequent to the year in which such investor acquired an interest in the PFIC, the U.S. shareholder must agree in the year of such election to either (1) recognize gain equal to such U.S. shareholder's unrealized appreciation in such stock or (2) assuming the Company is a controlled foreign corporation (discussed below) include in income as a dividend his pro rata share of the Company's earnings and profits up to the first day of the tax year for which such election was made (in each case subject to the tax consequences discussed above for non-QEF PFICs) so that thereafter any additional gain on the sale of such stock in the future generally will be characterized as capital gain and the denial of basis step-up at death and the interest charge (as well as the other PFIC tax consequences described above) would not continue to apply.


     Effective for taxable years beginning after December 31, 1997, a U.S. shareholder of a PFIC may, in lieu of making a QEF election, also avoid the above results by electing to 'mark-to-market' the PFIC stock as of the close of each taxable year so long as such stock is 'marketable'. The Company expects that the Class A Common Stock will be 'marketable' for this purpose. Under this election, the U.S. shareholder will include in income each year as ordinary income, an amount equal to the excess, if any, of the fair market value of the stock at the close of the year over such U.S. shareholders adjusted basis. If the stock declines in value during any year, such U.S. shareholder will be entitled to a deduction from ordinary income the excess of such U.S. shareholder's adjusted basis over the stock's value at the close of such year but only to the extent of net mark-to-market gains previously included in income. Any gain or loss on the sale of the stock of the PFIC will be ordinary income or ordinary loss (but only to the extent of the previously included net mark-to-market gains). In the case of a U.S. shareholder who makes this mark-to-market election for PFIC stock as to which a QEF election was not in effect during his period of ownership, a coordination rule applies to ensure that the shareholder does not avoid the interest charge for periods prior to this election. An election to mark-to-market applies to the year for which the election is made and following years unless the PFIC stock ceases to be marketable or the Internal Revenue Service consents to the revocation of such election.

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


     The Company intends to manage its business and the businesses of the subsidiaries so as to attempt to avoid PFIC status. The Company will notify U.S. shareholders in the event that it concludes that it will be treated as a PFIC for any taxable year to enable U.S. shareholders to consider whether to elect to treat the Company as a QEF for U.S. federal income tax purposes or to make the mark-to-market election. In addition, the Company will, at the request of a U.S. shareholder who elects to have the Company treated as a QEF, comply with the applicable information reporting requirements. Recently issued Treasury Regulations set forth rules on the filing of a protective statement by a U.S. person who owns stock in a foreign corporation which is reasonably believed by such person not to be a PFIC. The purpose of this protective statement is to enable such person to make a retroactive QEF election in the event that such foreign corporation is subsequently determined to be a PFIC and to permit the Internal Revenue Service ('IRS') to make an otherwise barred assessment of tax under the QEF rules. In the event that the Company should be determined to have been a PFIC, generally, a U.S. shareholder who has not filed a protective statement may not make a retroactive QEF election except with the consent of the IRS which may or may not be granted. Accordingly, U.S. shareholders should consider with their own U.S. tax advisors whether the filing of a protective statement with respect to Class A Common Stock in the Company is advisable.



CONTROLLED FOREIGN CORPORATIONS


     If 10% Shareholders, who are also U.S. persons, own, in the aggregate, directly or indirectly, more than 50% (measured by voting power or value) of the shares of a foreign corporation, that foreign corporation would be a controlled foreign corporation ('CFC'). If a foreign corporation were characterized as a CFC, then some portion of the undistributed income of the foreign corporation may be imputed to such 10% Shareholders, and some portion of the gains recognized by such 10% Shareholders on the disposition of their shares in the foreign corporation (which would otherwise qualify for capital gains treatment) may be converted into ordinary dividend income. The Company is currently a CFC, and it is likely that 10% Shareholders who are also U.S. persons will continue to own (or be deemed to own) more than 50% of the voting power of the outstanding Common Stock of the Company and, thus, that the Company will continue to be characterized as a CFC. However, the CFC rules referred to above only apply with respect to such 10% Shareholders. For 1997, because the Company is a CFC, the asset test to determine whether the Company would be a PFIC is made by comparing the relative adjusted tax bases of the Company's assets and not the relative fair market values of such assets, making it more difficult for the Company to manage its affairs so as to avoid PFIC status. However, for taxable years beginning after December 31, 1997, in the case of CFC's with publicly traded shares, the asset test to determine whether the CFC is a PFIC will be made on the basis of the relative fair market values of such assets. The Company expects to be publicly traded for this purpose.


TAXATION OF NON-U.S. SHAREHOLDERS

     For U.S. federal income tax purposes, a non-U.S. shareholder should not be subject to tax on distributions made with respect to, and gains realized from the disposition of, Class A Common Stock unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-U.S. shareholder in the U.S. A non-U.S. shareholder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in the disposition of Class A Common Stock.

UNITED STATES BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. SHAREHOLDERS

     Under certain circumstances, a U.S. shareholder who is an individual may be subject to backup withholding at a 31% rate on dividends received on Class A Common Stock. This withholding generally applies only if such individual U.S. shareholder (i) fails to furnish his or her taxpayer identification number ('TIN') to the U.S. financial institution or any other person responsible for the payment of dividends on the Class A Common Stock, (ii) furnishes an incorrect TIN, (iii) is notified by the U.S.

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


Internal Revenue Service ('IRS') that such U.S. shareholder has failed to properly report payments of interest and dividends and the IRS has notified the Company that such U.S. shareholder is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty or perjury, that the TIN provided is such U.S. shareholder's correct number and that such U.S. shareholder is not subject to backup withholding rules.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. Federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the U.S. shareholder's U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the Internal Revenue Service.

  NON-U.S. SHAREHOLDERS

     Currently, U.S. information reporting requirements and backup withholding will not apply to dividends on the Class A Common Stock paid to non-U.S. shareholders at an address outside the U.S. (provided that the payor does not have definite knowledge that the payee is a U.S. person). As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale effected outside the U.S. of the Class A Common Stock by a foreign office of a foreign holder. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale effected outside the U.S. of the Class A Common Stock through a 'U.S. Broker', unless the U.S. Broker has documentary evidence in its records that the non-U.S. shareholder is not a U.S. person and has no actual knowledge that such evidence is false, or the non-U.S. shareholder otherwise establishes an exemption. For purposes of the preceding sentence, a U.S. Broker is a broker that (i) is a U.S. person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) is a Controlled Foreign Corporation. Payment by a broker of the proceeds of a sale of the Shares effected inside the United States is subject to both backup withholding and information reporting unless the non-U.S. shareholder certifies under penalties of perjury that such non-U.S. shareholder is not a United States person and provides such non-U.S. shareholder's name and address or the non-U.S. shareholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. shareholder will be allowed as a refund or a credit against such non-U.S. shareholder's U.S. Federal income tax, provided that the required information or appropriate claim for refund is furnished to the IRS.


     The United States Treasury issued final regulations on October 6, 1997 which, among other things, alter the information reporting and backup withholding rules applicable to non-U.S. shareholders by providing certain presumptions under which a non-U.S. shareholder would be subject to backup withholding and information reporting until the Company receives certification from such shareholder of non-U.S. status. The regulations are generally effective with respect to dividends paid after December 31, 1998. The foregoing discussion is not intended to be a complete discussion of the provisions of these regulations, and prospective shareholders are urged to consult their tax advisors with respect to the effect that these regulations would have on an investment in Class A Common Stock.


THE WARRANTS

  U.S. WARRANTHOLDER

     A 'U.S. Warrantholder' is any person who would be a U.S. shareholder, as defined above, were such holder to exercise his Warrant.

     Upon a sale or exchange of a Warrant (including the receipt of cash in lieu of a fractional share of Class A Common Stock upon exercise of a Warrant), a U.S. Warrantholder will recognize capital gain or loss equal to the difference between the amount realized upon the sale or exchange and the holder's basis in the Warrant (as determined above). Such gain or loss will be long-term if, at the time of the sale or exchange, the Warrant was held for more than one year. In the case of non-corporate taxpayers, such gain will be taxed at the applicable mid-term or long-term rate as described above. Adjustments to the exercise price or conversion ratio, or the failure to make adjustments, may result in the receipt of a constructive dividend by the holder.

     Upon the exercise of a Warrant, a U.S. Warrantholder's tax basis in the interest acquired upon such exercise will be equal to his tax basis in the Warrant plus the exercise price of the Warrant. His or her holding period with respect to such interest will commence on the date of exercise. If a Warrant expires without being exercised, the holder will have a capital loss equal to his tax basis in the Warrant as if the Warrant had been sold on such date for no consideration.


     Special onerous U.S. tax rules will apply to a taxable disposition of a Warrant, or the taxable disposition of Class A Common Stock acquired upon exercise of a Warrant, by a U.S. Warrantholder if the Company was a PFIC at any time during such U.S. Warrantholder's holding period in the Warrant. U.S. Warrantholders are urged to consult with their tax advisors regarding the potential impact of these rules on an investment in Warrants.


  NON-U.S. WARRANTHOLDER

     A 'non-U.S. Warrantholder' is any Warrantholder other than a U.S. Warrantholder. For U.S. federal income tax purposes, a non-U.S. Warrantholder should not be subject to tax on gains realized from disposition of the Warrants unless such gains are attributable to an office or fixed place of business maintained by such non-U.S. Warrantholder in the U.S.

                       CERTAIN BERMUDA TAX CONSIDERATIONS

     In the opinion of Conyers, Dill & Pearman, the following correctly describes a summary of certain material anticipated tax consequences of an investment in the Class A Common Stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of an investment in the Class A Common Stock. The discussion is based upon laws and relevant interpretation thereof in effect as of the date of this Prospectus, all of which are subject to change.

BERMUDA TAXATION

     At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its shareholders other than those who are ordinarily resident in Bermuda. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of its Class A Common Stock.

     The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company or to its operations, or to the shares or other obligations of the Company until March 28, 2016 except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares or other obligations of the Company or any real property or leasehold interests in Bermuda owned by the Company. No reciprocal tax treaty affecting the Company exists between Bermuda and the United States.

     As an exempted company, the Company is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares at a rate not exceeding $25,000 per annum.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereunder will be passed upon for the Company by the Company's counsel, Conyers, Dill & Pearman, Hamilton, Bermuda. 'Service of Process of And Enforcement of Liabilities', 'Certain Bermuda Tax Considerations' and 'Description of Capital Stock-- Certain Provisions of Bermuda Law,' have been passed upon by Conyers, Dill & Pearman, Bermuda and are stated herein on their authority.


     Robert L. Kohl, a member of Rosenman & Colin LLP, was granted an option to purchase up to 4,380 shares of Class A Common Stock, which shares have a fair market value of $102,930 at March 19, 1998.


     There is no minimum amount which in the opinion of the directors of the Company must be raised by the offer of the shares of Class A Common Stock in order to provide for the matters referred to in Section 28 of The Companies Act 1981 of Bermuda.

                                    EXPERTS


     The Consolidated Financial Statements of RSL Communications, Ltd. for the years ended December 31, 1995, 1996, and 1997 and for each of the three years in the period ended December 31, 1997 and International Telecommunications Group, Ltd. for the nine months ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of Cyberlink, Inc. as of August 31, 1995 and for the eight months then ended, included in this Prospectus, have been audited by Brown, Leifer, Slatkin + Berns, independent auditors, as stated in their report appearing herein.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Company is a Bermuda corporation. Certain of its directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. The Company has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

RSL COMMUNICATIONS, LTD.
Independent Auditors' Report..............................................................................    F-2
Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997.................................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1995, December 31, 1996 and
  December 31, 1997.......................................................................................    F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1995, December 31, 1996
  and December 31, 1997...................................................................................    F-5
Consolidated Statements of Cashflows for the Years Ended December 31, 1995, December 31, 1996 and December
  31, 1997................................................................................................    F-6
Notes to Consolidated Financial Statements................................................................    F-7

INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES
Independent Auditors' Report..............................................................................   F-26
Consolidated Statement of Operations and Accumulated Deficit for the Nine Months Ended September 30,
  1995....................................................................................................   F-27
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1995.........................   F-28
Notes to Consolidated Financial Statements................................................................   F-29

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.


     We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the 'Company'), as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 1997. Our audits also included the consolidated financial statement schedules listed in the Index at Item 16(b). These consolidated financial statements and the consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedules based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the three years ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP
NEW YORK, NEW YORK
FEBRUARY 18, 1998

                            RSL COMMUNICATIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                                     DECEMBER 31,    DECEMBER 31,
                                                                                         1996            1997
                                                                                     ------------    ------------
                                      ASSETS
Current Assets:
  Cash and cash equivalents.......................................................     $104,068       $  144,894
  Accounts receivable.............................................................       26,479           70,610
  Marketable securities--available for sale.......................................       67,828           13,858
  Prepaid expenses and other current assets.......................................        3,969           16,073
                                                                                     ------------    ------------
Total current assets..............................................................      202,344          245,435
                                                                                     ------------    ------------
Marketable Securities--Held to maturity...........................................      104,370           68,836
                                                                                     ------------    ------------
Property and Equipment:
  Telecommunications equipment....................................................       29,925           63,998
  Furniture, fixtures and other...................................................        5,926           21,583
                                                                                     ------------    ------------
                                                                                         35,851           85,581
  Less accumulated depreciation...................................................       (3,513)         (13,804)
                                                                                     ------------    ------------
  Property and equipment--net.....................................................       32,338           71,777
                                                                                     ------------    ------------
Goodwill--and other intangible assets net of accumulated amortization.............       87,605          214,983
                                                                                     ------------    ------------
Deposits and Other Assets.........................................................        1,312            4,633
                                                                                     ------------    ------------
Total Assets......................................................................     $427,969       $  605,664
                                                                                     ------------    ------------
                                                                                     ------------    ------------
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable................................................................     $ 49,370       $   94,149
  Accrued expenses................................................................       12,701           49,965
  Notes payable...................................................................        6,538            4,604
  Deferred revenue................................................................        3,570            5,368
  Other liabilities...............................................................        5,236            8,271
                                                                                     ------------    ------------
Total current liabilities.........................................................       77,415          162,357
                                                                                     ------------    ------------
Other Liabilities--noncurrent.....................................................       15,286               --
                                                                                     ------------    ------------
Long-term Debt--less current portion..............................................        6,032               --
                                                                                     ------------    ------------

Senior Notes, 12 1/4% due 2006, net...............................................      296,000          296,500
                                                                                     ------------    ------------
Capital Lease Obligations--less current portion...................................       12,393           20,108
                                                                                     ------------    ------------
Total Liabilities.................................................................      407,126          478,965
                                                                                     ------------    ------------
Commitments and Contingencies
Shareholders' Equity
  Common stock, Class A--par value $0.00457; 0 and 10,872,568 issued and
    outstanding at December 31, 1996 and 1997, respectively.......................           --               49
  Common stock, Class B--par value $0.00457; 10,528,887 and 30,760,726, issued and
    outstanding at December 31, 1996 and 1997, respectively.......................           48              141
  Common stock Class C--par value $0.00457; no shares issued......................           --               --
  Preferred stock par value $0.00457; 65,700,000 shares authorized, 9,243,866 and
    0 shares issued and outstanding at December 31, 1996 and 1997, respectively...           93               --
  Warrants--Common Stock, exercise price of $0.00457..............................        5,544            5,544
  Additional paid-in capital......................................................       65,064          274,192
  Accumulated deficit.............................................................      (47,740)        (147,939)
  Foreign currency translation adjustment.........................................         (622)          (5,288)
  Deferred financing costs........................................................       (1,544)              --
                                                                                     ------------    ------------
Total shareholders' equity........................................................       20,843          126,699
                                                                                     ------------    ------------
Total Liabilities and Shareholders' Equity........................................     $427,969       $  605,664
                                                                                     ------------    ------------
                                                                                     ------------    ------------


                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               ($ AND SHARES IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                         1995            1996            1997
                                                                     ------------    ------------    ------------
Revenues..........................................................     $ 18,617       $  113,257      $  300,796

Cost of services..................................................       17,510           98,461         265,321
                                                                     ------------    ------------    ------------

  Gross profit....................................................        1,107           14,796          35,475

Selling, general and administrative expenses......................        9,639           38,893          94,712

Depreciation and amortization.....................................          849            6,655          21,819
                                                                     ------------    ------------    ------------

Loss from operations..............................................       (9,381)         (30,752)        (81,056)

Interest income...................................................          173            3,976          13,826

Interest expense..................................................         (194)         (11,359)        (39,373)

Other income......................................................           --              470           6,595

Minority interest.................................................           --             (180)            210

Income taxes......................................................           --             (395)           (401)
                                                                     ------------    ------------    ------------

Net loss..........................................................     $ (9,402)      $  (38,240)     $ (100,199)
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

Loss per share....................................................     $  (1.67)      $    (5.13)     $    (5.27)

Weighted average number of shares of common stock outstanding.....        5,641            7,448          19,008

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          ($ AND SHARES IN THOUSANDS)

                         CLASS A         CLASS B        PREFERRED      COMMON STOCK                             FOREIGN
                       COMMON STOCK    COMMON STOCK       STOCK          WARRANTS     ADDITIONAL                CURRENCY   DEFERRED
                      --------------  --------------  --------------  --------------   PAID-IN    ACCUMULATED  TRANSLATION FINANCING
                      SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT  SHARES  AMOUNT   CAPITAL      DEFICIT    ADJUSTMENT    COSTS
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------
BALANCE,
 January 1, 1995.....    --    $ --      --    $ --      --    $ --      --   $  --    $     --    $     (98)   $     --    $    --
Issuance of Preferred
 Stock...............    --      --      --      --   9,244      93      --      --      13,261           --          --         --
Issuance of Common
 Stock...............    --      --   6,411      29      --      --      --      --       1,822           --          --         --
Net loss.............    --      --      --      --      --      --      --      --          --       (9,402)         --         --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------

BALANCE,
 December 31, 1995...    --      --   6,411      29   9,244      93      --      --      15,083       (9,500)         --         --
Issuance of warrants
 in connection with
 Notes Offering......    --      --      --      --      --      --     657   4,000          --           --          --         --
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............    --      --      --      --      --      --     460   1,544          --           --          --     (1,544)
Issuance of Common
 Stock...............    --      --   4,118      19      --      --      --      --      49,981           --          --         --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --        (622)        --
Net loss.............    --      --      --      --      --      --      --      --          --      (38,240)         --         --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------

BALANCE,
 December 31, 1996...    --      --   10,529     48   9,244      93   1,117   5,544      65,064      (47,740)       (622)    (1,544)
Issuance of Class A
 Common Stock........ 10,873     49      --      --      --      --      --      --     209,128           --          --         --
Conversion of
 Preferred Stock In
 Exchange for Class B
 Common Stock........    --      --   20,232     93   (9,244)   (93)     --      --          --           --          --         --
Foreign Currency
 Translation
 Adjustment..........    --      --      --      --      --      --      --      --          --           --      (4,666)        --
Amortization of
 deferred financing
 costs...............    --      --      --      --      --      --      --      --          --           --          --      1,544
Net loss.............    --      --      --      --      --      --      --      --          --     (100,199)         --         --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------
BALANCE
 December 31, 1997... 10,873   $ 49   30,761   $141      --    $ --   1,117   $5,544   $274,192    $(147,939)   $ (5,288)   $    --
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------
                      ------  ------  ------  ------  ------  ------  ------  ------  ----------  -----------  ----------  ---------


                         TOTAL
                       ---------
BALANCE,
 January 1, 1995.....  $     (98)
Issuance of Preferred
 Stock...............     13,354
Issuance of Common
 Stock...............      1,851
Net loss.............     (9,402)
                       ---------
BALANCE,
 December 31, 1995...      5,705
Issuance of warrants
 in connection with
 Notes Offering......      4,000
Issuance of warrants
 in connection with
 shareholder standby
 facility and
 revolving credit
 facility............         --
Issuance of Common
 Stock...............     50,000
Foreign Currency
 Translation
 Adjustment..........       (622)
Net loss.............    (38,240)
                       ---------

BALANCE,
 December 31, 1996...     20,843
Issuance of Class A
 Common Stock........    209,177
Conversion of
 Preferred Stock In
 Exchange for Class B
 Common Stock........         --
Foreign Currency
 Translation
 Adjustment..........     (4,666)
Amortization of
 deferred financing
 costs...............      1,544
Net loss.............   (100,199)
                       ---------
BALANCE
 December 31, 1997...  $ 126,699
                       ---------
                       ---------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                                     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                         1995            1996            1997
                                                                     ------------    ------------    ------------
Cash flows provided by (used in) operating activities:
Net loss..........................................................    $   (9,402)     $  (38,240)     $ (100,199)
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities, net of effects of purchase of
    subsidiaries:
    Accretion of interest receivable on restricted marketable
      securities..................................................            --          (1,562)         (5,504)
    Depreciation and amortization.................................           848           6,655          21,819
    Foreign currency transaction (gain)...........................            --            (788)             --
    Loss on disposal of fixed assets..............................            --             368              --
    Provision for losses on accounts receivable...................           149           2,830          10,908
    Reversal of accrued liabilities...............................            --              --          (7,000)
  Changes in assets and liabilities:
    Increase in accounts receivable...............................        (2,453)        (17,034)        (45,069)
    Decrease (increase) in deposits and other assets..............           366          (3,249)         (2,929)
    Decrease (increase) in prepaid expenses and other current
      assets......................................................           297            (925)        (13,196)
    Increase in accounts payable and accrued expenses.............         3,511          44,243          56,354
    Increase (decrease) in deferred revenue and other current
      liabilities.................................................         1,501           4,279          (2,155)
    Increase (decrease) in other liabilities......................         8,737          (7,052)         (4,841)
                                                                     ------------    ------------    ------------
Net cash provided by (used in) operating activities...............         3,554         (10,475)        (91,812)
                                                                     ------------    ------------    ------------
Cash flows used in investing activities:
  Acquisition of subsidiaries.....................................       (15,413)        (38,552)        (77,813)
  Purchase of marketable securities...............................            --         (82,529)             --
  Proceeds from marketable securities.............................            --          14,701          54,167
  Purchase of restricted marketable securities....................            --        (102,808)             --
  Proceeds from restricted marketable securities..................            --              --          41,038
  Purchase of property and equipment..............................        (1,124)        (15,983)        (36,357)
  Proceeds from sale of equipment.................................            --             171             144
                                                                     ------------    ------------    ------------
Net cash used in investing activities.............................       (16,537)       (225,000)        (18,821)
                                                                     ------------    ------------    ------------
Cash flows provided by financing activities:
  Proceeds from issuance of common and preferred stock and
    warrants......................................................        15,205          50,000         182,160
  Underwriting fees and expenses..................................            --              --         (14,618)
  Proceeds from notes payable.....................................         3,000              --              --
  Payment of notes payable........................................            --          (3,000)         (3,348)

  Proceeds from issuance of 12 1/4% Senior Notes and warrants.....            --         300,000              --
  Payments of offering costs......................................            --         (10,989)             --
  Proceeds from long-term debt....................................            --          44,000              --
  Payments of long-term debt......................................            --         (44,598)         (9,402)
  Principal payments under capital lease obligations..............           (62)           (382)         (2,757)
                                                                     ------------    ------------    ------------
Net cash provided by financing activities.........................        18,143         335,031         152,035
                                                                     ------------    ------------    ------------
Increase in cash and cash equivalents.............................         5,160          99,556          41,402
Effects of foreign currency exchange rates on cash................            --            (651)           (576)
Cash and cash equivalents at beginning of period..................             3           5,163         104,068
                                                                     ------------    ------------    ------------
Cash and cash equivalents at end of period........................    $    5,163      $  104,068      $  144,894
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest......................................................    $       31      $    1,639      $   41,285
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
Supplemental schedule of noncash investing and financing
  activities--
  Assets acquired under capital lease obligations.................    $    4,950      $    7,897      $   13,060
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Issuance of notes to acquire stock..............................    $       --      $    9,328      $       --
                                                                     ------------    ------------    ------------
  Issuance of warrants for shareholder standby facility...........    $       --      $    1,544      $       --
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Issuance of Class A Common Stock................................    $       --      $       --      $   41,635
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------
  Acquisition cost included in current liabilities................    $       --      $       --      $   17,929
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ('RSL'), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the 'Company.' The Company is a multinational telecommunications company which provides an array of international and domestic telephone services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue producing operations and provides services in the United States, the United Kingdom, France, Belgium, Germany, the Netherlands, Sweden, Finland, Australia, Venezuela, Italy, Switzerland and Denmark. In 1996, approximately 60% of the world's international long distance telecommunications minutes originated in these markets.

2. ACQUISITIONS

  1997 Acquisitions/New Operations

     Callcom AG fur TeleKommunikation

     In December 1997, RSL Europe acquired a 78.5% interest in Callcom AG fur TeleKommunikation ('RSL Switzerland'). The Company invested approximately $2.1 million in cash in RSL Switzerland for common shares.

     EZI Phonecard Holdings Pty. Limited

     In October 1997, RSL Com Australia Holdings Pty. Ltd. ('RSL Australia') acquired 85% of EZI Phonecard Holdings Pty. Limited for approximately $200,000 in cash and the assumption of net liabilities of $1.3 million. In connection with this purchase, RSL Australia recorded approximately $1.5 million of goodwill.

     Call Australia Group

     In October 1997, the Company through its wholly-owned subsidiary, RSL Australia acquired 100% of the issued capital of each of Call Australia Pty. Ltd., Associated Service Providers Pty. Limited, Digiplus Pty. Limited, Power Serve Communications Consultants Pty. Limited, Talk 2000 Networks Pty. Limited and Telephone Bill Pty. Limited (collectively the 'Call Australia Group'), leading Australian switchless resellers, for approximately $24.5 million. In connection with this purchase, RSL Australia recorded approximately $24.5 million of goodwill.

     LDM Systems, Inc.

     In October 1997, the Company acquired 100% of the outstanding common stock of LDM Systems, Inc. ('LDM'). The total purchase price was $14.9 million. In connection with this acquisition, the Company recorded an equal amount of goodwill.

     Delta Three, Inc.

     During 1997, the Company acquired a majority interest in Delta Three, Inc. ('Delta Three'). The Company paid approximately $8.8 million for approximately 72% ownership of the Company and agreed to acquire an additional 26% interest during 1998. In connection with this transaction, the Company recorded approximately $3.8 million in goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     Maxitel

     In April 1997, RSL Com Europe Ltd ('RSL Europe') acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier, and has since increased its ownership interest in Maxitel to 39%. The total investment in Maxitel is approximately $2.1 million. The investment in Maxitel is accounted for under the equity method of accounting.

     Newtelco

     In August 1997, RSL Europe purchased 90% of the stock of Newtelco Telekom AG ('RSL Austria'), an Austrian start-up telecommunications company for an $800,000 investment in the company.

     RSL Com Italia S.r.l

     In August 1997, RSL Europe acquired 85% of the stock in RSL Italy ('RSL Italy'), an Italian telecommunications reseller. The Company paid approximately $1.7 million for its investment in RSL Italy.

     European Telecom S.A./N.V.

     In December 1997, RSL Europe acquired 90% of European Telecom S.A./N.V. ('RSL Belgium') which in turn owns 100% of European Telecom SARL (RSL Luxemburg). The Company paid approximately $18.6 million for this acquisition and recorded an equal amount of goodwill.

     Other

     In April 1997, the Company acquired substantially all of the commercial customer contracts of Pacific Star Communications Limited, an Australian based company. The Company paid approximately $1.5 million in cash and recorded this amount as a customer base.

  1996 Acquisitions/New Operations

     Certain Assets of Sprint in France and Germany

     In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly-owned subsidiaries RSL COM France S.A., a French corporation ('RSL France'), and RSL COM Deutschland GmbH, a German limited liability company ('RSL Germany'). Pursuant to the applicable asset purchase agreements, the Company can not disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7.9 million of goodwill.

     Belnet Nederland B.V.

     In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ('Belnet/RSL'), representing 75% of the outstanding stock for $10.0 million and the assumption of liabilities of $500,000. In 1997, the Company acquired the remaining shares for approximately $7.3 million. In connection with the purchase of Belnet/RSL, the Company recorded approximately $15.6 million of goodwill.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     Incom (UK) Limited

     In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ('Incom'), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of International Telecommunications Group, Ltd. ('ITG') (the 'Purchased Shares'). In addition, 3,333 voting shares of ITG currently held by Incom were exchanged for an equal number of non-voting shares. In connection with this acquisition, the Company recorded approximately $3.8 million of goodwill.

  1995 Acquisitions/New Operations

     On March 10, 1995, the Company entered into a stock purchase agreement (the 'Agreement') with ITG and RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ('RSL USA'), pursuant to which the Company initially purchased from ITG 66,667 shares of ITG's Series A convertible preferred stock (which represented 25% of ITG's then outstanding stock, including common and preferred shares) for $4.8 million. The Company subsequently purchased additional shares of ITG's common stock at various times during 1995, 1996 and 1997 for a total purchase price of cash, secured notes, issuance of shares and the assumption of net liabilities aggregating $12.9 million, $25.0 million, and $87.3 million at December 31, 1995, 1996 and 1997 respectively, resulting in recorded goodwill of $85.5 million. At December 31, 1996 and 1997, the Company's investment in ITG was $54.2 million and $87.3 million, respectively, which represented in excess of 87% (at December 31, 1996) and 100% (at December 31, 1997) of the outstanding shares of ITG.

     Effective September 1, 1995, ITG's subsidiary RSL USA, purchased 51% of the capital stock of Cyberlink, Inc. ('Cyberlink'). During the period August 1996 through December 1996, RSL USA purchased 1,023,807 shares of the capital stock of Cyberlink for approximately $7.2 million. In addition, through March 1997, the Company acquired the remaining outstanding shares.

     The total purchase price consisted of approximately $9.5 million, and assumption of net liabilities of $21.1 million. In connection with the purchase of Cyberlink, the Company recorded approximately $30.6 million of goodwill.

     In November 1995, the Company, through its wholly-owned subsidiary RSL COM Europe, Ltd. ('RSL COM Europe') completed the acquisition of 51% of Cyberlink Communications Europe Ltd. ('Cyberlink Europe'). Cyberlink Europe is a holding company which owned 100% of the shares of RSL COM Sweden AB, Cyberlink International Telesystems Germany GmbH and RSL COM Finland OY.

     During the period August 1996 through March 1997, RSL COM Europe purchased the remaining 49% of the Cyberlink Europe shares for approximately $2.1 million and the assumption of liabilities. The total cash paid was approximately $3.7 million. In connection with the purchase of Cyberlink Europe, the Company recorded approximately $5.4 million of goodwill.

  Accounting Treatment

     The acquisitions, unless otherwise stated, have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets and accounts receivable, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is amortized over fifteen years. The valuation of the acquired assets and liabilities acquired in the 1997 acquisitions is preliminary and as a result, the allocation of the acquisition costs among the tangible and intangible assets may change.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)

     The following presents the unaudited pro forma consolidated statements of operations data of the Company for the years ended December 31, 1996 and 1997 as though the acquisitions of RSL COM France, RSL COM Germany, Belnet/RSL, LDM,

Call Australia Group, and EZI had occurred on January 1, 1996. All other acquisitions had insignificant operations prior to the date of acquisition. The consolidated statements do not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                                    YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
                                                                              (UNAUDITED)
                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                                 SHARE)
Revenues......................................................       $ 203,075            $ 371,757
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------
Net loss......................................................       $ (40,916)           $(103,697)
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------
Net loss per share............................................       $   (5.49)           $   (5.46)
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries from the date of acquisition or commencement of operations. The Company has included 100% of certain subsidiaries' operating losses since the minority interests' investments have been reduced to zero. Minority interest represents another entity's ownership interest in Belnet/RSL at December 31, 1996 and Belnet/RSL, RSL Com Austria, RSL Com Italy, and RSL Com Venezuela at December 31, 1997. All material intercompany accounts and transactions have been eliminated. Each of the Company's subsidiaries has a year end of December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

     Foreign Currency Translation--Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign operating entities. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ('SDRs'). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of the cumulative foreign currency translation adjustment in equity. Gains and losses from foreign currency transactions are included in the consolidated statements of operations for each respective period, and were not significant in the periods presented.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of $3,900,000 and $12,000,000 at December 31, 1996 and 1997, respectively. The Company recorded

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

bad debt expense of $149,000, $2,830,000 and $10,900,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Accrued Expenses--Accrued expenses for the years ended December 31, 1996 and 1997 consist primarily of accrued interest, accrued acquisition costs and accrued transmission costs. Accrued interest as of December 31, 1996 was $9,447,000. Accrued interest as of December 31, 1997 was not significant.

     Marketable Securities--Marketable securities consist principally of US. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized costs. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, 'Accounting for Certain Investments in Debt and Equity Securities,' depending on the security.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $302,000, $3,462,000 and $9,794,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Deferred Financing Costs--The deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight line basis over ten years.

     Deposits and Other Assets--Deposits consist principally of amounts paid to the Company's carrier vendors.

     Revenue Recognition and Deferred Revenue--The Company records revenue based on minutes (or fractions thereof) of customer usage. The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as commissions, marketing costs, and other customer acquisition costs are treated as period costs. Such costs are recorded in selling, general and administrative expenses in the Company's consolidated statement of operations.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--In accordance with the Company's adoption of SFAS No. 128, 'Earnings Per Share', the loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive. The adoption of SFAS No. 128, 'Earnings Per Share' did not affect the Company's method of computing the loss per common share.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income.' This statement is effective for financial statements issued for periods beginning after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, 'Disclosure about Segments of an Enterprise and Related Information.' SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company uses data at the subsidiary level to manage the operations and the Company will expand its current footnote disclosure to meet this criteria.

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's U.S. subsidiaries sell a significant portion of their services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

     The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

5. MARKETABLE SECURITIES

     A summary of the Company's available for sale marketable securities at December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                           DECEMBER 31, 1996       DECEMBER 31, 1997

                                                          --------------------    --------------------
                                                          AMORTIZED    MARKET     AMORTIZED    MARKET
                                                            COST        VALUE       COST        VALUE
                                                          ---------    -------    ---------    -------
Corporate notes........................................    $40,728     $40,678     $ 2,500     $ 2,500
Medium term notes......................................     10,951      10,938          --          --
Commercial Paper.......................................     10,261      10,257       4,390       4,388
Federal agency notes...................................      5,888       5,884       6,968       6,973
                                                          ---------    -------    ---------    -------
                                                           $67,828     $67,757     $13,858     $13,861
                                                          ---------    -------    ---------    -------
                                                          ---------    -------    ---------    -------

     The Company has recorded its available for sale marketable securities at amortized cost as the difference between amortized cost and market value is immaterial to the consolidated financial statements.

     The carrying value of the available for sale marketable securities by maturity date as of December 31, 1996 and December 31, 1997 is as follows (in thousands):

                                                                 DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                 -----------------    -----------------
Matures in one year...........................................        $57,548              $11,856
Matures after one year through three years....................         10,280                2,002
                                                                 -----------------    -----------------
Total.........................................................        $67,828              $13,858
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------

     Proceeds from the sale of available for sale marketable securities for the years ended December 31, 1996 and 1997 were $14,701,000 and $27,675,000, respectively. Gross gains (losses) of $56,000 and ($2,000) were realized on these sales for the years ended December 31, 1996 and 1997.

     Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 1/4% Senior Notes (see Note 7). The held to maturity securities at December 31, 1996 and 1997 are as follows (in thousands):

                                                          DECEMBER 31, 1996       DECEMBER 31, 1997
                                                        ---------------------    --------------------
                                                        AMORTIZED     MARKET     AMORTIZED    MARKET
                                                          COST        VALUE        COST        VALUE
                                                        ---------    --------    ---------    -------

Matures in one year..................................   $  39,692    $ 39,738     $35,455     $35,522
Matures after one year through three years...........      64,678      65,002      33,381      33,377
                                                        ---------    --------    ---------    -------
Total................................................   $ 104,370    $104,740     $68,836     $68,899
                                                        ---------    --------    ---------    -------
                                                        ---------    --------    ---------    -------

6. INCOME TAXES

     The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands subsidiary recorded income tax expense of approximately $395,000 for the year ended December 31, 1996 and $401,000 for the year ended December 31, 1997. As of December 31, 1996 and December 31, 1997, the Company had net operating loss carryforwards generated primarily in the United States of approximately $47,000,000 and $147,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2013 if not utilized. The utilization of the net operating loss carryforwards is subject to certain limitations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6. INCOME TAXES--(CONTINUED)

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1996 and 1997, as follows (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                        1996          1997
                                                                    ------------    --------
Deferred tax assets..............................................     $ 18,800      $ 59,000
Less valuation allowance.........................................      (18,800)      (59,000)
                                                                    ------------    --------
Net deferred tax assets..........................................     $     --      $     --
                                                                    ------------    --------
                                                                    ------------    --------

     The Company's net operating losses generated the deferred tax assets. At December 31, 1996 and 1997, a valuation allowance of $18,800,000 and $59,000,000, respectively, is provided as the realization of the deferred tax assets are not likely.


7. NOTES PAYABLE AND LONG-TERM DEBT

  Senior Notes

     On October 3, 1996, RSL Communications PLC ('RSL PLC'), a wholly-owned subsidiary of RSL, issued (the 'Debt Offering') 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the 'Notes') due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 3.975 Class A common shares which expire in ten years (collectively, the 'Warrants'). The exercise price of such Warrants is $.00457.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the Notes, and is amortized over the life of the Notes. Such discount was $4,000,000 and $3,500,000 at December 31, 1996 and December 31, 1997, respectively.

     The Notes, which are guaranteed by RSL, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. The Notes, or a portion thereof, may also be redeemed upon the consummation of a public equity offering which yields proceeds in excess of a specified amount.

     In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,000 and $68,836,000 at December 31, 1996 and December 31, 1997, respectively.

     The indenture pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets.

     At December 31, 1996 and 1997, the Company is in compliance with the above restrictive covenants.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

  Credit Facilities


     At December 31, 1996 and 1997, the Company had a $7,500,000 revolving credit facility with a bank (the 'Revolving Credit Facility'), guaranteed by the Company's Chairman, all of which was available. At December 31, 1996, the Company also had a $35,000,000 shareholder standby facility with the Company's Chairman.

     The shareholder standby facility bears interest at the rate of 11% per annum. In connection with this facility and the Company's Chairman's personal guarantee of the Revolving Credit Facility, the Company's Chairman received warrants, which vested over one year, to purchase 459,900 Class B common shares of the Company (the 'Class B Common Stock'). The Company recorded $1,544,000 as the value of the warrants at the time of their issuance. The Revolving Credit Facility bears interest at the rate of LIBOR plus 1%. The Shareholder Standby Facility, in accordance with the contractual agreement, expired upon receipt of the net cash proceeds from the initial public offering.

     The warrants became exercisable on October 3, 1997 at an exercise price of $.00457 per share and expire in October 2006.

     During August 1996, the Company obtained a $50,000,000 revolving credit facility with a bank, guaranteed by the Company's Chairman, and utilized this facility to repay the bank for all amounts due under the previously outstanding Revolving Loan Facility provided by the bank and guaranteed by the Company's Chairman, which was $44,000,000 at the time of repayment. Immediately prior to the Debt Offering, the Company repaid $35,000,000 of the $44,000,000 borrowed under the Revolving Credit Facility with the proceeds of the Subordinated Shareholder Loan (see Note 11) and reduced the outstanding commitment under the Revolving Credit Facility to $7,500,000.

     The Company has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8 1/4% and 8 1/2% at December 31, 1996 and 1997, respectively). A second credit line provides for up to $2,000,000 in capital expenditure financing. Interest on this line is payable at 2 1/2% over the prime rate of interest. During the year ended December 31, 1997, the lines of credit were reduced to $570,000 and $-0-, respectively. The total amounts outstanding at December 31, 1996 from the above credit lines were $680,000 and $606,000, respectively, and at December 31, 1997 was $475,000 and $0-, respectively. The remaining credit line terminates on August 31, 1998. Borrowings under both of these credit lines are collateralized by a letter of credit.

     The Company, through LDM, has a $10.0 million revolving credit facility. There was $3.6 million outstanding under this facility at December 31, 1997. This facility is payable in full on September 30, 2000 and accrues interest at prime rate plus 2.5% per annum.

  Other Financing

     In connection with the September 1996 purchase of additional shares of ITG's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest were secured by the common stock acquired, and were payable in annual and quarterly installments, respectively, and bore interest at the rate of 6%. In 1997, the Company satisfied the remaining loan obligations with such minority shareholders.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)

  Vendor Financing

     At December 31, 1996 and 1997, RSL USA has a series of current notes payable to different vendors in the amount of $4,282,000 and $976,000, respectively, which bear interest at the rates from 8% to 14.5%.

     One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996 and 1997, approximately $39.0 million and $15.8 million was available, respectively. Borrowings under this agreement are recorded as capital lease obligations.

     Long-term debt maturities at December 31, 1997 are as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,604
1999.............................................................................         --
2000.............................................................................         --
2001.............................................................................         --
2002.............................................................................         --
2003 and thereafter..............................................................    300,000
                                                                                    --------
Total............................................................................    304,604
Less current maturities..........................................................     (4,604)
                                                                                    --------
Long Term Debt and 12 1/4% Senior Notes..........................................   $300,000
                                                                                    --------
                                                                                    --------

     RSL's notes payable had fair values that approximated their carrying amounts at December 31, 1996. At December 31, 1997, the Senior Notes had a fair value of aproximately $330,000,000. The increase in fair value is primarily due to changes in the interest rate environment. The remainder of the notes had fair values which approximated their carrying amounts.


     Interest expense on the above notes was approximately $461,000, $10,457,000 and $37,136,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

8. GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets at December 31, 1996 and 1997 consist of the following (in thousands):

                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                        1996          1997
                                                                    ------------    --------
Goodwill and other...............................................     $ 80,358      $216,858
Deferred financing costs.........................................       10,988        11,655
                                                                    ------------    --------
                                                                        91,346       228,513
Less accumulated amortization....................................       (3,741)      (13,530)
                                                                    ------------    --------
Intangible assets--net...........................................     $ 87,605      $214,983
                                                                    ------------    --------
                                                                    ------------    --------

     Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $548,000, $3,193,000 and $9,980,000, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. SHAREHOLDERS' EQUITY

  Common Stock

     During 1996, the Company issued 4,117,522 shares of Class B Common Stock for cash aggregating $50,000,000. During 1995, 6,411,365 shares of Class B Common Stock were issued for $1,851,000.


     On September 30, 1997, the Company revised its capital structure (the 'Recapitalization'), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of common shares and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 438,000,000 shares and
(iii) increase the number of authorized shares of its Preferred Stock to 65,700,000. The holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share.


     On September 30, 1997, The Company commenced an initial public offering of 8,280,000 shares of its Class A Shares. The aggregate offering price of the 8,280,000 shares of Class A Common Stock sold in the equity offering to the public was $182,160,000, with net proceeds to the Company of $167,542,000.

     In June 1997, ITG's Founder and former Chairman, elected to exchange his shares in ITG, a subsidiary of the Company, for shares in the Company. Accordingly, the Company issued 1,457,094 of the Class A Common Stock, par value $0.00457 per share, of the Company in exchange for 15,619 shares of common stock of ITG and recorded approximately $32,575,000 as additional paid in capital.

     During 1997, the Company issued 712,142 shares of Class A Common Stock upon the exercise of options.

     During 1997, in connection with the acquisition of certain minority interests, the Company issued 411,105 shares of Class A Common Stock.

  Preferred Stock

     During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B Common Stock for cash of $13,354,000. The preferred stock ranked senior to the Company's common stock as to dividends and a liquidation preference of $1.00 per share. Each share was convertible at the holder's option into 2.19 shares of Class B Common Stock. All preferred shares were automatically converted into the Company's Class B Common Stock as the public offering yielded proceeds in excess of $25,000,000, in accordance with the terms of the Preferred Stock agreement. Dividends, at the rate of 8%, were cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends were deemed to be cancelled and waived upon conversion. The cumulative amount of such dividends was approximately $16,000.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

10. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1997 are as follows (in thousands):

YEAR ENDED
--------------------------------------------------------------

1998..........................................................    $ 7,189
1999..........................................................      8,346
2000..........................................................      6,528
2001..........................................................      4,018
2002..........................................................      3,373
2003 and thereafter...........................................        625
                                                                 ---------
Total minimum lease obligations...............................     30,079
Less interest.................................................     (6,542)
                                                                 ---------
Present value of future minimum lease obligations.............     23,537
Less current portion, included in other current liabilities...     (3,429)
                                                                 ---------
Long-term lease obligations at December 31, 1997..............    $20,108
                                                                 ---------
                                                                 ---------

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $13,225,000 and $26,632,000 at December 31, 1996 and 1997, respectively. The related accumulated depreciation was $825,000 and $2,557,000, respectively.

11. RELATED PARTY TRANSACTIONS

     In September 1996, the Company borrowed $35,000,000 from Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, bearing interest at the rate of 11% per annum (the 'Subordinated Shareholder Loan'). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35,000,000 of the amounts outstanding under the Revolving Credit Facility available in August 1996 (see Note 7) and reduced the outstanding commitment amount under the Revolving Credit Facility to $15,000,000 at December 31, 1996 and $7,500,000 at December 31, 1997. The Revolving Credit Facility is personally guaranteed by the Company's Chairman.

     Prior to the closing of the Debt Offering, Ronald S. Lauder, the Company's Chairman, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and Lauder Gaspar Venture LLC ('LGV'), an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a director of the Company, purchased an aggregate of 4,117,522 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for $50,000,000 (the 'Shareholder Equity Investment'). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares.

     Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Company, was an employee of both the Company and R.S.

Lauder, Gaspar & Co., L.P. ('RSLAG'), a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. During 1996 Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for a majority of

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. RELATED PARTY TRANSACTIONS--(CONTINUED)

Mr. Bildirici's salary. During the years ended December 31, 1996 and 1997, the Company reimbursed RSLAG approximately $130,000 and $287,000, respectively, for Mr. Bildirici's services. Mr. Bildirici became a full time employee of the Company as of January 1, 1997.

     RSL Management Corporation ('RSL Management'), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, subleases an aggregate of 11,000 square feet of office space to the Company at an annual rent of $767,000 per annum. RSL Management subleases such space from The Estee Lauder Companies Inc. ('Estee Lauder'). Ronald S. Lauder is also a principal shareholder of Estee Lauder and Leonard A. Lauder, a director of the Company, is the Chief Executive Officer of Estee Lauder. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000.

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through January 2002 unless terminated earlier by the executive or the Company, and provide for annual salaries and bonuses based on the performance of the Company. Salary expense for these officers was approximately $646,000, $1,419,000 and $1,555,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The aggregate commitment for annual future salaries pursuant to the employment agreements at December 31, 1997, excluding bonuses, is approximately $1,371,000, $1,098,000, $615,000, $550,000 and $600,000 for 1998, 1999, 2000, 2001, and
2002, respectively.

12. DEFINED CONTRIBUTION PLAN

     In 1996, the Company instituted a defined contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution plan, which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the years ended December 31, 1996 and 1997.

13. STOCK OPTION PLANS

  1995 Stock Option Plan

     In April 1995, the Company established an Incentive Stock Option Plan (as amended and restated, the '1995 Plan') to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value. The 1995 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the 'Committee'). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 2,847,000 shares of Class A Common Stock of the Company.

     The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in 1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date, unless a different vesting schedule is designated by the committee. Further, the options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. A total of 2,716,617 options have been granted under this plan. The Company will not grant further options under the 1995 Plan.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

  1997 Stock Incentive Plan

     During 1997, the Company established the 1997 Stock Incentive Plan (the '1997 Plan') to attract and motivate key employees of the Company. The 1997 Plan is administered by the Committee. The 1997 Plan provides for the grant of the incentive and non-incentive stock options, stock appreciation rights, restricted stock, and various combinations thereof. The maximum number of shares of Class A Common Stock available under the 1997 Plan is 3,100,000, with no more than 500,000 options or stock appreciation rights to be granted to any one participant in a calendar year. The options vest over a three-year period, unless a different vesting schedule is designated by the Committee. A total of 432,856 options have been granted under this plan.

  1997 Performance Incentive Compensation Plan


     During 1997, the Company established the 1997 Performance Incentive Compensation Plan (the '1997 Performance Plan') to reward employees for superior performance. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Committee and approved by the Board of Directors. The 1997 Performance Plan provides for the grant of up to 400,000 shares of Class A Common Stock.


  1997 Directors' Compensation Plan

      During 1997, the Company adopted the 1997 Directors' Compensation Plan

(the '1997 Directors' Plan'). During the ten year term of the 1997 Directors' Plan, each non-employee Director will be granted options to acquire a number of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000, except for the Chairman and the Vice Chairman of the Board, whose grants have a fair market value of $75,000 and $150,000, respectively. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of the grant and will be increased quarterly based on the yield to maturity of United States Treasury Securities having a maturity approximately equal to the term of such options. The 1997 Directors' Plan provides for

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

13. STOCK OPTION PLANS--(CONTINUED)

the grant of up to 250,000 shares of Class A Common Stock. The options vest over a five-year period, subject to certain acceleration provisions. A total of 17,046 options have been granted under this plan.

                                                                                          WEIGHTED
                                                        NUMBER OF                         AVERAGE
                                                         OPTIONS     EXERCISE PRICE    EXERCISE PRICE
                                                        ---------    --------------    --------------
Outstanding at January 1, 1995
  Granted............................................   1,423,500    $     0.000457      $ 0.000457
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------    --------------
Outstanding at December 31, 1995.....................   1,423,500          0.000457        0.000457
  Granted............................................     283,824         1.60-2.51            1.73
  Exercised..........................................          --                --              --
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------    --------------
Outstanding at December 31, 1996.....................   1,707,324     0.000457-2.51            0.29
  Granted............................................   1,459,195      .00457-22.00           10.44
  Exercised..........................................     712,142           .000457         .000457
  Rescinded/Canceled.................................          --                --              --
                                                        ---------    --------------    --------------
Outstanding at December 31, 1997.....................   2,454,377    $.000457-22.00      $     6.41
                                                        ---------    --------------    --------------
                                                        ---------    --------------    --------------


                                                                                             WEIGHTED
                                                                        RESERVED FOR          AVERAGE
                                                         EXERCISABLE    FUTURE GRANTS     EXERCISE PRICE
                                                         -----------    -------------    -----------------
December 31, 1995.....................................          --          766,500          $      --
December 31, 1996.....................................     177,701          482,676           0.000457
December 31, 1997.....................................     459,607        3,430,481               0.44

     The following table summarizes information concerning the remaining options outstanding as of December 31, 1997.

                                 OPTIONS OUTSTANDING
-------------------------------------------------------------------------------------      OPTIONS EXERCISABLE
                                                                           WEIGHTED      -----------------------
                                                             WEIGHTED       AVERAGE                     WEIGHTED
                                                NUMBER        AVERAGE      REMAINING      NUMBER OF     AVERAGE
                 RANGE OF                      OF SHARES     EXERCISE     CONTRACTUAL      SHARES       EXERCISE
              EXERCISE PRICES                 OUTSTANDING     PRICES         LIFE        EXERCISABLE     PRICES
-------------------------------------------   -----------    ---------    -----------    -----------    --------
$ 0.000457                                       711,358     $0.000457        7.83              --            --
$ 0.00457                                        590,584     $ 0.00457        9.66         350,400      $0.00457
$ 1.60  - $ 2.51                                 283,824     $    1.73        8.73         109,207      $   1.83
$12.142 - $22.00                                 868,611     $   17.53        7.98              --            --
                                              -----------                                -----------
                                               2,454,377                                   459,607
                                              -----------                                -----------
                                              -----------                                -----------

     SFAS Statement No. 123, 'Accounting for Stock Based Compensation' ('SFAS No. 123') was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, a volatility factor of approximately 0.45 was used for options granted on or after the

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


13. STOCK OPTION PLANS--(CONTINUED)

date of the initial public offering and the minimum value method was used for options granted prior to the date of the initial public offering, as there was no market for the Company's common stock in which to measure the stock price volatility.

     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1995, 1996 and 1997, respectively: risk-free interest rates between 5.63% and 5.95%; no dividends are expected to be declared; expected life of the options are between 30 and 42 months, between 39 and 51 months and between 18 and 72 months, respectively; and a maximum contractual life of 10 years.

     For purposes of the pro forma disclosures the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                              COMMON SHARE
                                                                    AND WEIGHTED AVERAGE FAIR VALUE
                                                                          OF OPTIONS GRANTED)
                                                                        YEAR ENDED DECEMBER 31,
                                                                    --------------------------------
                                                                     1995        1996        1997
                                                                    -------    --------    ---------
Net loss
  As reported....................................................   $(9,402)   $(38,240)   $(100,199)
  Pro forma......................................................   $(9,404)   $(38,315)   $(118,176)
Net loss per common share:
  As reported....................................................   $ (1.67)   $  (5.13)   $   (5.27)
  Pro forma......................................................   $ (1.67)   $  (5.14)   $   (6.22)
Weighted average fair value of options granted during the
  Period.........................................................   $0.0002    $   0.26    $   12.32

14. COMMITMENTS AND CONTINGENCIES

     At December 31, 1997, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $  4,018
1999.............................................................................      3,621
2000.............................................................................      3,285
2001.............................................................................      2,798

2002.............................................................................      2,172
2003 and thereafter..............................................................      1,427
                                                                                    --------
                                                                                    $ 17,321
                                                                                    --------
                                                                                    --------

     Rent expense on the above leases for the years ended December 31, 1995, 1996, and 1997 was $210,000, $2,276,000, and $3,842,000 respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):

YEAR ENDED
---------------------------------------------------------------------------------
1998.............................................................................   $ 10,842
1999.............................................................................      8,592
2000.............................................................................      8,087
2001.............................................................................      6,000
2002.............................................................................      5,330
                                                                                    --------
                                                                                    $ 38,851
                                                                                    --------
                                                                                    --------

     Rent expense for the year ended December 31, 1997 was approximately $9,100,000.

     Commitments and Contingencies--The Company is involved in various claims that arose in the ordinary course of its acquired business, and certain claims that arose in the ordinary course of its business. The expected settlements from certain of these matters have been accrued and are recorded as 'Other Liabilities.' In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     In connection with the acquisition of one of its United States subsidiaries, the Company recorded what management believed to be its best estimate of the unfavorable portion related to certain transmission capacity agreements. During 1997, the Company successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 has been recorded as Other Income.

     In connection with certain acquisitions, the Company has entered into agreements whereby the minority shareholders have the right to put their remaining shares to the Company.

     The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which will be financed under the Company's existing $50.0 million facility provided by one of the Company's primary equipment vendors.

     Letters of Credit--The Company has outstanding letters of credit aggregating $550,000 and $6,047,000 at December 31, 1996 and 1997, respectively, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by marketable securities, certificates of deposit, and the Revolving Credit Facility and are classified as current assets.

15. SIGNIFICANT CUSTOMER

     For the years ended December 31, 1997 and 1996 no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 1995, one customer accounted for 26% of the Company's revenues.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

16. REVENUES BY GEOGRAPHIC AREA

     The following table provides certain geographic data on the Company's operations for the years ended December 31, 1995, 1996 and 1997 (in thousands).

                                                                                        OPERATING      IDENTIFIABLE
                                                                          REVENUE     INCOME (LOSS)       ASSETS
                                                                          --------    -------------    ------------
Year ended December 31, 1995
US.....................................................................   $ 18,461      $  (6,969)       $ 37,760
Corporate and other....................................................        156         (2,412)         15,312
                                                                          --------    -------------    ------------
                                                                          $ 18,617      $  (9,381)       $ 53,072
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------


Year ended December 31, 1996
US.....................................................................   $ 85,843      $ (11,702)       $ 54,509
Europe.................................................................     27,414        (13,438)         50,147
Corporate and other....................................................         --         (5,612)        323,313
                                                                          --------    -------------    ------------
                                                                          $113,257      $ (30,752)       $427,969
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

Year ended December 31, 1997
US.....................................................................   $194,518      $ (26,119)       $118,363
Europe.................................................................     73,653        (35,905)        106,746
Asia and Others........................................................     32,625         (3,430)         58,905
Corporate..............................................................         --        (15,602)        321,650
                                                                          --------    -------------    ------------
                                                                          $300,796      $ (81,056)       $605,664
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

     Intersegment and intergeographic revenue are not significant to the revenue of any business segment or geographic location. There is no export revenue from the United States. Corporate and other assets consist principally of cash and cash equivalents, marketable securities and goodwill.

17. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL Communications PLC a company incorporated in 1996 ('RSL PLC') as of December 31, 1996 and 1997. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for certain of the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial statements are, except for the Company's capitalization, corporate overhead expenses, certain operations and available credit facilities, identical to the financial statements of RSL PLC (in thousands).


                                                                      DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Current Assets....................................................         $306,104                $212,568
Non-current Assets................................................          120,761                 324,118
Current Liabilities...............................................           74,948                 122,672
Non-current Liabilities...........................................          394,556                 557,448




                                                                          YEAR ENDED              YEAR ENDED
                                                                      DECEMBER 31, 1996       DECEMBER 31, 1997
                                                                     --------------------    --------------------
Net Revenue.......................................................         $113,257                $266,142
Gross Profit......................................................           14,796                  30,992
Net Loss..........................................................          (34,309)                (95,824)

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

18. SUBSEQUENT EVENTS

     In January 1998, the Company acquired 90% of European Telecom S.A./N.V. The Company paid $18.6 million in cash.

     In January 1998, the Company purchased 90% of Telecenter Oy, a Finnish agent customer base. The Company paid approximately $10.0 million in cash with a purchase price adjustment based on future results to be calculated in two years.

     On February 8, 1998, the Board of Directors authorized the issuance of $200,000,000 Senior Notes (collectively '1998 Notes') due 2008 and Senior Discount Notes (collectively '1998 Discount Notes') with a discounted value of approximately $200,000,000.


     Such issuance is expected to occur on February 23, 1998. Both the 1998 Notes and the 1998 Discount Notes are guaranteed as to payment of principal and interest by RSL Communications, Ltd.


19. SUPPLEMENTAL FINANCIAL INFORMATION

     The following table sets forth selected unaudited quarterly financial information for the years ended December 31, 1997 and 1996.

                                    (IN THOUSANDS, EXCEPT LOSS PER SHARE)
YEAR ENDED DECEMBER 31, 1997                                      FIRST       SECOND      THIRD       FOURTH
                                                                 --------    --------    --------    --------
Revenues......................................................   $ 42,168    $ 67,193    $ 83,243    $108,192
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Gross profit..................................................   $  5,199    $  7,366    $  8,837    $ 14,073
                                                                 --------    --------    --------    --------

                                                                 --------    --------    --------    --------
Net loss......................................................   $(19,147)   $(21,570)   $(27,342)   $(32,140)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (1.82)   $  (1.90)   $  (2.28)   $  (0.77)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................     10,541      11,378      11,998      41,633
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

YEAR ENDED DECEMBER 31, 1996
Revenues......................................................   $ 15,864    $ 23,900    $ 30,458    $ 43,035
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Gross profit..................................................   $  1,180    $  2,927    $  4,530    $  6,159
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Net loss......................................................   $ (4,789)   $ (7,489)   $ (8,431)   $(17,531)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Loss per share................................................   $  (0.75)   $  (1.17)   $  (1.31)   $  (1.66)
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------
Weighted average number of shares of common stock
  outstanding.................................................      6,411       6,411       6,426      10,541
                                                                 --------    --------    --------    --------
                                                                 --------    --------    --------    --------

20. SUBSEQUENT EVENTS (UNAUDITED)

     On February 27, 1998, RSL PLC consummated concurrent offerings of $200,000,000 9 1/8% Senior Notes due 2008 and $328,084,000 ($200,000,000 initial accreted value) 10 1/8% Senior Discount Notes due 2008. The notes will be guaranteed by RSL.

     On February 24, 1998, the Board of Directors authorized the issuance of $100,000,000 of Senior Discount Notes due 2008 denominated in Deutsche marks. Such issuance is expected to occur on March 16, 1998. These notes will be guaranteed by RSL.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. and Subsidiaries

We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Revenues.........................................................................................   $ 26,351,634

Cost of Services.................................................................................     24,614,337
                                                                                                    ------------

  Gross Profit...................................................................................      1,737,297

Selling, General and Administrative Expenses.....................................................      6,299,188
                                                                                                    ------------

Loss from Operations.............................................................................     (4,561,891)

Interest Income..................................................................................         56,148

Interest Expense.................................................................................       (345,212)
                                                                                                    ------------

Net Loss.........................................................................................     (4,850,955)

Accumulated Deficit, January 1, 1995.............................................................     (5,153,000)
                                                                                                    ------------

Accumulated Deficit, September 30, 1995..........................................................   $(10,003,955)
                                                                                                    ------------
                                                                                                    ------------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Cash Flows from Operating Activities:
  Net loss........................................................................................   $(4,850,955)
  Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of purchase of subsidiaries:
     Depreciation and amortization................................................................       379,782
     Provision for losses on accounts receivable..................................................     2,881,440
     Changes in operating assets and liabilities:
       Increase in accounts receivables...........................................................    (9,204,455)
       Decrease in accounts receivables-affiliates................................................       111,434
       Increase in prepaid expenses and other current assets......................................      (325,013)
       Increase in deposits and other assets......................................................      (398,003)
       Increase in accounts payable and accrued expenses..........................................    11,849,193
       Increase in other current liabilities......................................................       601,084
       Increase in other liabilities..............................................................     1,355,703
       Decrease in due to affiliates..............................................................      (534,941)
                                                                                                     -----------
          Net cash provided by operating activities...............................................     1,865,269
                                                                                                     -----------
Cash Flows From Investing Activities:
  Acquisition of subsidiary, net of cash acquired.................................................    (1,500,000)
  Purchase of marketable debt securities..........................................................    (2,200,000)
  Purchase of property and equipment..............................................................      (446,517)
                                                                                                     -----------
     Net cash used in investing activities........................................................    (4,146,517)
                                                                                                     -----------
Cash Flows from Financing Activities:
  Repayment of short-term note payable............................................................    (1,000,000)
  Proceeds from issuance of common stock..........................................................     5,749,300
  Proceeds from issuance of preferred stock.......................................................     3,000,000
  Principal payments under capital lease obligations..............................................      (100,166)
  Repayment of long-term debt.....................................................................      (241,080)
                                                                                                     -----------
     Net cash provided by financing activities....................................................     7,408,054
                                                                                                     -----------
Increase in Cash..................................................................................     5,126,806
Cash at January 1, 1995...........................................................................       451,865
Cash at September 30, 1995........................................................................   $ 5,578,671
                                                                                                     -----------
                                                                                                     -----------
Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
  Interest........................................................................................   $   185,996
                                                                                                     -----------
                                                                                                     -----------
Supplemental Schedule of Noncash Investing Activities-Assets acquired under capital lease

  obligation......................................................................................   $   443,710
                                                                                                     -----------
                                                                                                     -----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

1. BUSINESS DESCRIPTION

     International Telecommunications Group Ltd. and its subsidiaries ('ITG') operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. ACQUISITION

     Effective September 1, 1995, ITG's subsidiary International
Telecommunications Corporation ('RSL USA') (collectively, 'ITG') consummated a stock purchase agreement with Cyberlink, Inc. ('Cyberlink') and Cyberlink's principal stockholder.

     The agreement provided for the purchase of 51% of the capital stock of Cyberlink. The purchase price consisted of $1,500,000 paid to Cyberlink and assumption of net liabilities of $14,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $15,631,000 of goodwill as of September 30, 1995.

     In connection with the acquisition of Cyberlink, the 49% minority stockholders of Cyberlink may sell their shares to RSL USA at fair market value if RSL USA consummates an initial public offering of its securities. RSL USA can call the 49% minority stockholders shares at any time after December 31, 1996 for a price equal to 49% of the sum of eight times Cyberlink's average monthly revenues of the last quarter prior to exercise date plus cash minus long-term liabilities.

     The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over fifteen years.

     The accompanying consolidated statements of operations and accumulated deficit and cash flows include the results of Cyberlink from its date of acquisition through September 30, 1995.

     The following presents the unaudited pro forma consolidated statement of operations of the Company for the nine months ended September 30, 1995, assuming the Company had purchased Cyberlink at January 1, 1995. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisition actually occurred on such date, or of results to be achieved in the future:


                                                              PRO FORMA FOR THE NINE
                                                              MONTHS ENDED SEPTEMBER
                                                                     30, 1995
                                                              ----------------------
                                                                   (UNAUDITED)
Revenue....................................................        $ 40,504,172
Cost of services...........................................          37,087,243
                                                              ----------------------
Gross Profit...............................................           3,416,929
Selling, general and administrative expenses...............          23,555,216
                                                              ----------------------
Loss from operations.......................................         (20,138,287)
Interest income............................................              56,148
Interest expense...........................................            (738,496)
                                                              ----------------------
Net loss...................................................        $(20,820,635)
                                                              ----------------------
                                                              ----------------------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for litigation and other claims. Actual results could differ from these estimates.

     Revenue Recognition--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided. Deferred revenue is included in other current liabilities.

     Goodwill--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Amortization expense for the nine months ended September 30, 1996 was $86,838.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Construction in progress represents costs incurred in connection with the building of a switch facility center.

     Deposits--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

     New Accounting Standards--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable. The Company sells a significant portion of its services to other carriers and, as a

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

4. CONCENTRATION OF CREDIT RISK--(CONTINUED)

result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected. During 1995, one of the Company's customers, which represented approximately 18% of the Company's sales for the nine months ended September 30, 1995, failed to meet minimum payments schedules and, as a result, the Company terminated services to this customer. Consequently, the customer refused to pay outstanding receivable balances totaling approximately $4,653,000. At September 30, 1995, the Company had written off the entire $4,653,000. The Company has commenced legal proceedings to recover amounts owed to the Company.

     The Company now performs ongoing credit evaluations of its customer's financial condition and requires collateral in the form of deposits in certain circumstances.

5. INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of its operations in 1994. For the nine months ended September 30, 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $10,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2010 if not utilized.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax assets.......................................   $ 8,120,000
Less valuation allowance..................................    (8,120,000)
                                                             -----------
  Net deferred tax assets.................................   $        --
                                                             -----------
                                                             -----------

     The Company's net operating losses and legal reserves generated the deferred tax assets. At September 30, 1995, a valuation allowance of $8,120,000 is provided as the realization of the deferred tax benefits is not likely.

6. NOTES PAYABLE AND LONG-TERM DEBT

     RSL USA has a series of notes payable to different vendors in the amount of $1,136,712 which bear interest at rates from 8% to 14.5%, of which $874,066 is current.

     Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.75% at September 30, 1995). A second credit line provides for up to $2,000,000 in capital expenditure financing with interest payable at 2 1/2% over the prime rate. The total amounts outstanding at September 30, 1995 from the above credit lines are $1,713,296 and $0, respectively. The credit lines terminate on August 31, 1998.

     Cyberlink has a long-term note payable to a vendor in the amount of $1,000,000 which bears interest at the rate of 10%, commencing January 1, 1997.

     ITG's notes payable had fair values that approximated their carrying amounts.

     Interest expense on the above notes was approximately $190,603 for the nine months ended September 30, 1995.

7. EMPLOYMENT AGREEMENTS

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provides for an annual base salary. Salary expense for the officers was $253,750 for the

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

7. EMPLOYMENT AGREEMENTS--(CONTINUED)

nine months ended September 30, 1995. The aggregate commitment for annual future salaries at September 30, 1995, excluding bonuses, was approximately $453,750 for 1996, $454,500, $300,000, $200,000 and $116,667 for 1997, 1998, 1999 and
2000, respectively.

8. COMMITMENTS AND CONTINGENCIES

     At September 30, 1995, the Company is committed to unrelated parties for the purchase of certain capital assets and the rental of office space under operating leases. Minimum annual lease payments with respect to the leases and capital commitment is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $   849,435
1997......................................................       808,300

1998......................................................       546,760
1999......................................................       366,998
2000......................................................       305,226
2001 and thereafter.......................................       431,612
                                                             -----------
                                                             $ 3,308,331
                                                             -----------
                                                             -----------

     Rent expense for the nine months ended September 30, 1995 was $173,072.

     The Company is committed to the rental of transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
----------------------------------------------------------
1996......................................................   $20,400,000
1997......................................................    38,000,000
1998......................................................     7,500,000
                                                             -----------
                                                             $65,900,000
                                                             -----------
                                                             -----------

     The Company is currently negotiating the termination of these operating leases.

     Litigation and Other Claims--The Company is involved in various litigation and other claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as 'Other Liabilities.' In management's opinion, the settlement of such litigation and claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     Letters of Credit--The Company has outstanding letters of credit aggregating approximately $76,000 at September 30, 1995, expiring at various dates between June 1, 1996 and August 8, 1996. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit and are classified as current assets.

9. SIGNIFICANT CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for 18% of the Company's revenues.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
     Available Information...........................................    2
     Prospectus Summary..............................................    3
     Risk Factors....................................................   12
     Use of Proceeds.................................................   26
     Determination of Offering Price.................................   26
     Plan of Distribution............................................   26
     Price Range of Class A Common Stock.............................   26
     Dividend Policy.................................................   27
     Capitalization..................................................   27
     Selected Consolidated Financial Data............................   29
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations.........................................   31
     Business........................................................   43
     Management......................................................   90
     Certain Relationships and Related Transactions..................  100
     Principal Shareholders and Selling Shareholder..................  101
     Description of Capital Stock....................................  106
     Description of Certain Indebtedness.............................  109
     Shares Eligible for Future Sale.................................  113
     Certain United States Federal Income Tax Considerations.........  115
     Certain Bermuda Tax Considerations..............................  122
     Legal Matters...................................................  122
     Experts.........................................................  122
     Service of Process and Enforcement of Liabilities...............  123
     Index to Consolidated Financial Statements......................  F-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                1,452,715 SHARES




                            RSL COMMUNICATIONS, LTD.



                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                                    [LOGO]
                                    RSLCOM


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the issuance of the securities being registered, are estimated as follows:

Securities and Exchange Commission Registration Fee..............   $    1,828
Printing and Engraving...........................................      100,000*
Counsel Fees and Expenses........................................      200,000*
Accountants' Fees and Expenses...................................       30,000*
Transfer Agent and Registrar Fees and Expenses...................       10,000*
Nasdaq Listing Fee...............................................       17,500
Miscellaneous....................................................       15,672*
                                                                    ----------
     Total.......................................................   $  375,000
                                                                    ----------
                                                                    ----------

------------------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Under Bermuda law and the [Registrant's] Memorandum of Association and bye-laws, the directors, secretary and other officers for the time being of the [Registrant] and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the [Registrant] and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the [Registrant] from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the [Registrant] shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the [Registrant] shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



     The following discussion does not give effect to the recapitalization effected by the Registrant in connection with the initial public offering of its Class A Common Shares (the 'Initial Public Offering').



     In August 1994, RSL Communications, Inc. (a predecessor of the Registrant) ('RSL Delaware') issued one share of common stock, par value $.01 per share (the 'RSL Delaware Common Stock'), to Ronald S. Lauder, Chairman of the Board of Directors and a co-founder of the Registrant, for aggregate consideration of $.01. The issuance of such shares of RSL Delaware Common Stock to Mr. Lauder was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


     In February 1995, RSL Delaware issued: (i) 3,000 shares of RSL Delaware Common Stock to Itzhak Fisher, the President and Chief Executive Officer, co-founder and a Director of the Registrant for aggregate consideration of $2,000; (ii) 400 shares of preferred stock, par value $1.00 per share (the 'RSL Delaware Preferred Stock'), to Itzhak Fisher for aggregate consideration of $400,000; (iii) 5,878,286 shares of RSL Delaware Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $5,878,286; (iv) 100 shares of RSL Delaware Preferred Stock to Ronald S. Lauder for aggregate consideration of $900,000; (v) 300 shares of RSL Delaware Preferred Stock to Jacob Schuster, Chief Financial Officer, Assistant Secretary and Treasurer and a Director of the Registrant, for aggregate consideration of $300,000 and (vi) 121,714 shares of RSL Delaware Preferred

Stock to Nesim Bildirici, Vice President of Mergers and Acquisitions of the Registrant, for aggregate consideration of $121,714. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In April 1995, RSL Delaware merged into RSL Communications Inc. ('RSL BVI'). In connection with such merger, each shareholder of RSL Delaware exchanged their respective shares of RSL Delaware common stock and RSL Delaware Preferred Stock for an equal number of shares of RSL BVI's common stock, par value $.01 per share (the 'RSL BVI Common Stock'), and preferred stock, par value $.01 per share (the 'RSL BVI Preferred Stock'). Simultaneous with the merger, RSL BVI increased the number of authorized shares of each of the RSL BVI Common Stock and RSL BVI Preferred Stock from 10,000 to 10,000,000 and declared a share dividend of 1,000 shares of RSL BVI Common Stock and RSL BVI Preferred Stock for each share of such stock respectively issued and outstanding.

     In April 1995, RSL BVI increased the number of authorized shares of each of the RSL BVI Common Stock and RSL BVI Preferred Stock from 10,000,000 to 20,000,000 and declared a share dividend of two shares of RSL BVI Common Stock and RSL BVI Preferred Stock for each share of such stock respectively issued and outstanding. Additionally, in April 1995, RSL BVI issued: (i) 59,306 shares of RSL BVI Common Stock to Ronald S. Lauder for aggregate consideration of $207,572; (ii) 197,837 shares of RSL BVI Preferred Stock to Ronald S. Lauder for aggregate consideration of $692,428; (iii) 13,179 shares of RSL BVI Common Stock to Itzhak Fisher for aggregate consideration of $46,873; (iv) 43,964 shares of RSL BVI Preferred Stock to Itzhak Fisher for aggregate consideration of $153,873; (v) 422,130 shares of RSL BVI Common Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $1,477,457; (vi) 1,292,156 shares of RSL BVI Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $4,522,543; (vii) 3,954 shares of RSL BVI Common Stock to certain members of the family of Jacob Schuster for aggregate consideration of $13,834.20; (viii) 13,189 shares of RSL BVI Preferred Stock to certain members of the family of Jacob Schuster for aggregate consideration of $46,161.80 and
(ix) 13,179 shares of RSL BVI Preferred Stock to Nir Tarlovsky for aggregate consideration of $153,873. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Registrant approved, the Amended and Restated 1995 Stock Option Plan (the '1995 Plan'). Under the 1995 Plan, the Registrant's Compensation Committee is authorized to grant options for up to 1,300,000 shares of the Registrant's Class A Common Stock. As of October 3, 1997, the last day of which options under the 1995 Plan were granted, the Registrant had granted options to purchase 1,275,291 shares of the Registrant's Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Registrant and to attract new employees and non-employee directors. The issuance of such shares pursuant to the 1995 Plan is exempt from registration under the Securities Act pursuant to Rule 701 thereof.



     In July 1996, RSL BVI was amalgamated into the Registrant. Subsequently, the Registrant increased the number of authorized shares of each class of its common stock, par value $.01 per share (the 'RSL Common Stock'), and preferred stock, par value $.01 per share (the 'RSL Preferred Stock'), to 20,000,000. Thereafter, the Registrant issued: (i) 59,306 shares of RSL Common Stock to Ronald S. Lauder for aggregate consideration of $593.06; (ii) 1,097,837 shares of RSL Preferred Stock to Ronald S. Lauder for aggregate consideration of $10,978.37; (iii) 2,013,179 shares of RSL Common Stock to Itzhak Fisher for aggregate consideration of $12,000; (iv) 243,964 shares of RSL Preferred Stock to Itzhak Fisher for aggregate consideration of $2,439.64; (v) 422,130 shares of RSL Common Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $4,221.30; (vi) 7,170,442 shares of RSL Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $71,704.42; (vii) 419,770 shares of RSL Common Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $4,197.70; (viii) 365,945 shares of RSL Preferred Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $3,659.49; (ix) 13,179 shares of RSL Common Stock to Nir Tarlovsky for aggregate consideration of $131.79; (x) 243,964 shares of RSL Preferred Stock to Nir Tarlovsky for aggregate consideration of $2,439.64 and (xi) 121,714 shares of RSL Preferred Stock to

Nesim Bildirici for aggregate consideration of $1,217.14. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

     In September 1996, the Registrant's capital stock was reclassified as follows: (i) the Class A Common Shares and Class B Common Shares were authorized with the RSL Common Shares being converted into Class A Common Shares; (ii) the Registrant's authorized Class B Common Shares were reclassified as Class C Common Shares with no changes to the rights of such shares; (iii) the authorized Class A Common Shares were reclassified as Class B Common Shares with no changes in the rights of such stock except that each share of Class B Common Shares are entitled to 10 votes per share; and (iv) the new Class A Common Shares was authorized.

     In September 1996, the Registrant issued to Ronald S. Lauder a warrant to purchase 210,000 shares of the Registrant's Class B Common Shares in consideration of a loan from Mr. Lauder to the Registrant in the aggregate amount of $35 million. Additionally, the Registrant issued: (i) 940,073 shares of the Registrant's Class B Common Shares to Lauder Gaspar Ventures LLC for aggregate consideration of $25 million; (ii) 470,037 shares of the Registrant's Class B Common Shares to Ronald S. Lauder for aggregate consideration of $12.5 million and (iii) 470,037 shares of the Registrant's Class B Common Shares to Leonard A. Lauder for aggregate consideration of $12.5 million. The issuance of such shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

     In May 1997, the Registrant issued to Mr. Charles M. Piluso 665,340 shares of the Registrant's Class A Common Shares in connection with the Registrant's acquisition of 15,619 shares of common stock of ITG held by Mr. Piluso. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


     The following discussion does give effect to the recapitalization effected by the Registrant in connection with its Initial Public Offering.



     In August 1995, RSL COM Europe Ltd. ('RSL Europe'), a U.K. limited liability company and a wholly-owned subsidiary of the Company, entered into an employment agreement with Richard E. Williams, the Chief Executive Officer of RSL Europe, the term of which expires in August 1998. Pursuant to the agreement, RSL Europe granted to Mr. Williams the option to purchase shares of capital stock of RSL Europe equal to up to 2.0% of the outstanding capital stock of RSL Europe (the 'RSL Europe Option Rights'). In September 1997, the Company entered into an agreement pursuant to which the Company, in consideration for his waiver of the RSL Europe Options Rights, granted to Mr. Williams options to purchase 350,400 shares of Class A Common Stock, which options became exercisable upon the closing date of the Initial Public Offering, at an exercise price per share of $.00457. The issuance of such shares is exempt from registration under the Securities Act pursuant to Section 4(2) thereof.




     In October 1996, the Company and RSL Communications PLC, a wholly owned subsidiary of the Company (the 'Note Issuer'), completed an offering (the '1996 Units Offering') of 300,000 units (the 'Units'), each Unit consisting of (i) $1,000 principal amount of 12 1/4% Senior Notes due 2006 of the Note Issuer (unconditionally guaranteed by the Company) and (ii) one warrant to purchase
3.975 shares of Class A Common Stock (the 'Warrants'). The Units were sold for an aggregate purchase price of $300.0 million. The placement agents for the 1996 Units Offering consisted of Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc. and Dillon, Read & Co. Inc. The aggregate commissions were approximately $9.0 million. The Units were not registered under the Securities Act in reliance on Rule 144A of the Securities Act and were sold only to 'qualified institutional buyers' and to a limited number of 'institutional accredited investors.'



     In connection with the Initial Public Offering, the Company issued to certain members of management and original shareholders of certain of the Company's subsidiaries an aggregate of 411,105 shares of Class A Common Stock in exchange for shares of certain of the Registrant's subsidiaries held by such persons. The issuance of such shares is exempt from registration under the Securities Act pursuant to Section 4(2) thereof.



     In February 1998, the Note Issuer completed an offering (the 'U.S. Dollar Notes Offering') of $200.0 million 9 1/8% Senior Notes due 2008 and $328.1 million of 10 1/8% Senior Discount Notes due

2008 of the Note Issuer (the 'U.S. Dollar Notes') and unconditionally guaranteed by the Company pursuant to an indenture governing the U.S. Dollar Notes. The placement agents for the U.S. Dollar Notes Offering consisted of Goldman, Sachs & Co., Merril Lynch & Co., Chase Securities, Inc., J.P. Morgan & Co., and SBC Warburg Dillon Read Inc. The aggregate commissions were approximately
$12.0 million. The U.S. Dollar Notes were sold to 'qualified institutional buyers' in the U.S. and were not registered under the Securities Act in reliance on Rule 144A of the Securities Act.



     In March 1998, the Note Issuer completed an offering (the 'German Debt Offering') of DM296.0 million (approximately $99.1 million) face amount at maturity 10% Senior Discount Notes due 2008 (the 'German Notes') unconditionally guaranteed by the Company pursuant to an indenture governing the German Notes. The placement agents for the German Debt Offering consisted of Goldman, Sachs & Co oHG and Merril Lynch International. The aggregate commissions were approximately $3.0 million. The German Notes were sold outside the U.S. to non-U.S. persons in reliance on Regulation S under the Securities Act and through their respective selling agents, Goldman, Sachs & Co. and Merrill Lynch

& Co., and in the United States only to 'qualified institutional buyers' in reliance on Rule 144A under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
NUMBER+       DESCRIPTION
--------      ------------------------------------------------------------
   *3.1    -- Certificate of Incorporation of RSL Communications, Ltd.,
              issued by the Bermuda Registrar of Companies on March 14,
              1996.
   *3.2    -- Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
  **3.3    -- Bye-Laws of RSL Communications, Ltd. (as amended through
              September 2, 1997).
   *4.1    -- Indenture, dated October 3, 1996, by and among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Trustee, containing, as exhibits,
              specimens of 12 1/4% Senior Notes due 2006.
   *4.2    -- Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications,
              Ltd. and the Placement Agents.
   *4.3    -- Note Deposit Agreement, dated October 3, 1996, by and among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank, as Book Entry Depositary.
   *4.4    -- Collateral Pledge and Security Agreement, dated October 3,
              1996, by and among RSL Communications PLC and Trustee.
   *4.5    -- Form of Letter of Transmittal.
  ++4.6    -- Form of 12 1/4% Senior Note due 2006.
  **4.7    -- Form of Class A Common Share Certificate.
    4.8    -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd., Goldman, Sachs & Co., Merrill Lynch,
              Pierce, Fenner & Smith Incorporated, Chase Securities Inc.,
              J.P. Morgan Securities Inc., and SBC Warburg Dillon Read
              Inc.
    4.9    -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
    4.10   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
    4.11   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
    4.12   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase

              Manhattan Bank as Trustee.

EXHIBIT
NUMBER+       DESCRIPTION
--------      ------------------------------------------------------------
    4.13   -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd. and Goldman, Sachs & Co., oHG and
              Merrill Lynch International.
    4.14   -- Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank as Book-Entry Depositary.
    4.15   -- Indenture, dated as of March 16, 1998, by RSL Communications
              PLC and RSL Communications, Ltd. to The Chase Manhattan Bank
              as Trustee.
    5.1    -- Opinion of Conyers, Dill & Pearman.
    8.1    -- Opinion of Rosenman & Colin LLP.
    8.2    -- Opinion of Conyers, Dill & Pearman.
  *10.1    -- Warrant Agreement, dated October 3, 1996, between RSL
              Communications, Ltd., as Issuer, and The Chase Manhattan
              Bank, as warrant agent.
  *10.2    -- Warrant Registration Rights Agreement, dated October 3,
              1996, between RSL Communications, Ltd., as issuer, and The
              Chase Manhattan Bank, as warrant agent.
  *10.3    -- Amendment to the Revolving Credit Facility, dated August 20,
              1996, from The Chase Manhattan Bank to RSL Communications,
              Inc.
  *10.4    -- Amendment to the Revolving Credit Facility, dated September
              10, 1996, from The Chase Manhattan Bank to RSL
              Communications, Ltd.
  *10.5    -- Subordinated Promissory Note, dated September 10, 1996, from
              RSL Communications, Ltd. to Ronald S. Lauder.
  *10.6    -- Warrant for 210,000 shares of Class B Common Stock of RSL
              Communications, Ltd. issued to Ronald S. Lauder on September
              10, 1996.
  *10.7    -- Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder.
  *10.8    -- Consulting Agreement, dated September 15, 1995, between
              Eugene Sekulow and RSL Communications, Inc.
  *10.9    -- Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Communications, Ltd.
  *10.10   -- RSL Communications, Ltd.'s 1995 Amended and Restated Stock
              Option Plan.
  *10.11   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.

  *10.12   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and RSL Communications Inc.
  *10.13   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and International Telecommunications Group, Ltd.
  *10.14   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and RSL Communications Inc.
  *10.15   -- Employment Agreement, dated August 9, 1995, between RSL COM
              Europe Limited and Richard Williams.
  *10.16   -- Memorandum of Agreement, dated July 30, 1996, between
              International Telecommunications Corporation and Codetel.
  *10.17   -- General Purchase Agreement, dated September 14, 1995,
              between Ericsson Inc. and International Telecommunications
              Corporation.
  *10.18   -- Lease Agreement between AB LM Ericsson Finans and
              International Telecommunications Corporation.
  *10.19   -- Lease Agreement, dated April 10, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.20   -- Lease Agreement, dated December 30, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.21   -- Loan and Security Agreement, dated September 8, 1995,
              between Cyberlink Inc. and CoastFed Business Credit
              Corporation.

EXHIBIT
NUMBER+       DESCRIPTION
--------      ------------------------------------------------------------
  *10.22   -- Accounts Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.23   -- Equipment Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.24   -- Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink
              Inc.
  *10.25   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and
              Cyberlink-California Inc.
  *10.26   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and Cyberlink-Nevada
              Inc.
  *10.27   -- Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications
              France Inc.
  *10.28   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France Inc., Sprint

              International France S.A. and RSL COM France S.A.
  *10.29   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              France S.A.
  *10.30   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint International France S.A. and RSL COM
              France S.A.
  *10.31   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and RSL COM France S.A.
  *10.32   -- Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint
              Telecommunication Services GmbH and Sprint Fon Inc.
  *10.33   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services GmbH, Sprint Fon
              Inc. and Siena Vermogensverwaltungs- GmbH.
  *10.34   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              Deutschland GmbH.
  *10.35   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint Telecommunication Services GmbH and RSL
              COM Deutschland GmbH.
  *10.36   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and Siena Vermogensverwaltungs-GmbH.
  *10.37   -- Asset Purchase Agreement, August 12, 1996, by and between
              RSL COM UK Limited and Incom (UK) Ltd.
  *10.38   -- Stock Purchase Agreement, dated July 3, 1996, between RSL
              Communications Limited, Charles Piluso and International
              Telecommunications Group, Ltd.
  *10.39   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Charles Piluso.
  *10.40   -- Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC, Charles Piluso and Fletcher,
              Heald & Hildreth, P.L.C.
  *10.41   -- New Shareholders Agreement, dated September 9, 1996 among
              Charles Piluso, Jacqueline and Victoria Piluso, Richard
              Rebetti, RSL Communications PLC, RSL Communications, Ltd and
              International Telecommunications Group, Ltd.
  *10.42   -- Stock Purchase Agreement, dated September 9, 1996, between
              RSL Communications PLC, Richard Rebetti, Jr. and
              International Telecommunications Group, Ltd.
  *10.43   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Richard Rebetti.


EXHIBIT
NUMBER+       DESCRIPTION
--------      ------------------------------------------------------------
  *10.44   -- Stock Pledge and Security Agreement, dated September 9,
              1996, between RSL Communications PLC, Richard Rebetti, Jr.
              and Fletcher, Heald & Hildreth, P.L.C.
  *10.45   -- Agreement and Plan of Reorganization, dated September 9,
              1996, among RSL Communications PLC, RSL Communications, Ltd.
              and Charles Piluso.
  *10.46   -- Tax Agreement, dated September 9, 1996, between RSL
              Communications PLC, RSL Communications, Ltd. and Charles
              Piluso.
  *10.47   -- Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso.
  *10.48   -- Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc.
  *10.49   -- Amendment to the Stock Purchase Agreement, dated September
              22, 1995, between and among International Telecommunications
              Group, Ltd., International Telecommunications Corporation
              and RSL Communications, Inc.
  *10.50   -- Stock Purchase Agreement, dated March 10, 1995, between RSL
              Communication, Inc., International Telecommunications Group,
              Ltd. and International Telecommunications Corporation.
  *10.51   -- Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles Piluso, Richard Rebetti, Incom
              (UK) Ltd., International Telecommunications Group, Ltd. and
              RSL Communications, Inc.
  *10.52   -- Indemnity Agreement, dated March 10, 1995, between and among
              International Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.53   -- Sublease, dated July 18, 1996, between RSL Communications,
              Ltd. and RSL Management Corporation.
  *10.54   -- Lease, dated as of January 15, 1997, between Longstreet
              Associates L.P. and RSL COM U.S.A., Inc.
  *10.55   -- Employment Agreement, dated January 31, 1997, between Roland
              T. Mallcott and RSL Communications, Ltd.
  *10.56   -- Amendment of Lease, dated as of December 6, 1995, between
              Hudson Telegraph Associates and International
              Telecommunications Corporation.
 **10.57   -- Shareholders Agreement of RSL Communications, Latin America,
              Ltd., dated August 4, 1997, between and among RSL
              Communications, Latin America, Ltd., RSL Communications,
              Ltd. and Coral Gates Investments Ltd.
 **10.58   -- Stockholders' Agreement, dated July 23, 1997, by and among
              Delta Three, Inc., RSL Communications, Ltd., and the other shareholders of Delta Three, Inc.
**,***10.59 -- Delta Three, Inc. Services Agreement.
 **10.60   -- Employment Agreement, dated July 31, 1997, between Andrew C.
              Shields and RSL Communications, Ltd.
 **10.61   -- Shareholders Agreement, dated October 10, 1996, between RSL
              COM Europe, Limited, Gerard van Leest and Belnet Nederland
              B.V.
  +10.62   -- RSL Communications, Ltd. 1997 Performance Incentive Plan.

  +10.63   -- RSL Communications, Ltd. 1997 Stock Incentive Plan.
 **10.64   -- Lease Agreement, dated June 19, 1997 for property at 430
              Park Avenue, New York, New York.
 **10.65   -- Stock Purchase Agreement of Delta Three, Inc.
 **10.66   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and RSL Communications, Ltd.
 **10.67   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  +10.68   -- RSL Communications Ltd. 1997 Directors' Compensation Plan.

EXHIBIT
NUMBER+       DESCRIPTION
--------      ------------------------------------------------------------
 **10.69      Registration Rights Agreement, dated September 2, 1997,
              among RSL Communications, Ltd., Ronald S. Lauder, Itzhak
              Fisher and Coral Gate Investments Ltd.
 **10.70      International Telecommunication Services Agreement, dated
              July 1, 1995, between International Telecommunications
              Corporation and TELECOM Denmark.
 **10.71      International Telecommunication Operating Agreement, dated
              July 15, 1995 between Telenor Carrier Services A.S. and
              International Telecommunications Corporation.
 **10.72      International Telecommunication Services Agreement, dated
              May 10, 1994, between Mercury Communications Limited and
              International Telecommunications Corporation.
 **10.73      Agreement Concerning Voice Distribution of International
              Telephony Traffic, undated, between Unisource Carrier
              Services AG and International Telecommunications
              Corporation.
 **10.74      International Telecommunications Service Agreement, dated
              May 31, 1994, between Compania Dominicana De Telefonos, C.
              Por A. and International Telecommunications Corporation.
 **10.75      Second Supplementary Agreement to the UK-Netherlands 14
              Cable System Construction & Maintenance Agreement, effective
              February 18, 1997, among the parties on the Annex thereto.
 **10.76      Fourth Supplementary Agreement to the ODIN Construction and
              Maintenance Agreement, dated October 24, 1996, among the
              parties on the Annex thereto.
 **10.77      Second Supplementary Agreement to Antillas I Construction &
              Maintenance Agreement, dated February 13, 1997, among the
              parties on the Annex thereto.
 **10.78      Canus I Cable System Indefeasible Right of Use Agreement and
              Financing Agreement, dated June 4, 1996, between Optel
              Communications, Inc. and International Telecommunications
              Corporation.

 **10.79      Cantat-3 Cable System Indefeasible Right of Use Agreement
              and Financing Agreement, dated March 12, 1996, between
              Teleglobe Cantat-3 Inc. and International Telecommunications
              Corporation.
 **10.80      PTAT-1 Submarine System Indefeasible Right of Use Agreement,
              dated May 12, 1994, between Private Transatlantic
              Telecommunications System, Inc. and International
              Telecommunications Corporation.
 **10.81      Third Supplementary Agreement to the TAT-12/TAT-13 Cable
              Network Construction and Maintenance Agreement, dated
              October 17, 1995, among the parties on the Annex thereto.
  *10.82   -- Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
              Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
              Dillon Read & Co. Inc.
   21.1    -- Subsidiaries of the Company.
   23.1    -- Consent of Deloitte & Touche LLP (included on page II-11).
   23.3    -- Consent of Conyers, Dill & Pearman (included in Exhibits 5.1 and 8.2 hereto).
   23.4    -- Consent of Rosenman & Colin LLP (included in Exhibit 8.1 hereto).
   24.1    -- Powers of Attorney (included in the signature pages to the
              Registration Statement).
   27.1    -- Financial Data Schedule.


------------------

 + Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.

 * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 ** Incorporated by reference to Registrant's Registration Statement on Form S-1
    (Registration No. 333-34281)

*** Confidential Treatment was granted by the Commission with respect to certain information contained in this exhibit.

 + Incorporated by reference to Registrant's Registration Statement on Form S-8 (Registration No. 333-40085)

++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.



(b) Financial Statement Schedules:


     For the years ended December 31, 1995, 1996 and 1997.

     Schedule I - Condensed Financial Information of RSL Communications PLC (included at page S-1).

     Scheduled II - Schedule of Valuation Allowances (included at page S-4).

ITEM 17. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the 'Act');

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 20th day of March, 1998.


                                          RSL COMMUNICATIONS, LTD.

                                          By:         /s/ Itzhak Fisher
                                              ----------------------------------
                                                        Itzhak Fisher
                                               President and Chief Executive
                                                         Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Itzhak Fisher his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                        TITLE                      DATE
----------------------------   ----------------------------   ------------------
             *                 Director and Chairman of the       March 20, 1998
----------------------------   Board of Directors
     (Ronald S. Lauder)

     /s/ Itzhak Fisher         Director, President and            March 20, 1998
----------------------------   Chief Executive Officer
      (Itzhak Fisher)          (Principal Executive
                               Officer)

             *                 Director and Vice Chairman         March 20, 1998
----------------------------   of the Board of Directors
      (Andrew Gaspar)


   /s/ Jacob Z. Schuster       Director, Executive Vice           March 20, 1998
----------------------------   President, Chief Financial
    (Jacob Z. Schuster)        Officer, Assistant Secretary
                               and Treasurer (Principal
                               Financial Officer)

         SIGNATURE                        TITLE                      DATE
----------------------------   ----------------------------   ------------------

   /s/ Mark J. Hirschhorn      Vice President-Finance,            March 20, 1998
----------------------------   Global Controller and
    (Mark J. Hirschhorn)       Assistant Secretary
                               (Controller and Principal
                               Accounting Officer)

             *                 Director                           March 20, 1998
----------------------------
   (Gustavo A. Cisneros)

             *                 Director                           March 20, 1998
----------------------------
    (Fred H. Langhammer)

             *                 Director                           March 20, 1998
----------------------------
    (Leonard A. Lauder)

             *                 Director                           March 20, 1998
----------------------------
      (Eugene Sekulow)

             *                 Director                           March 20, 1998
----------------------------
   (Nicolas G. Trollope)

*By  /s/ Itzhak Fisher
   -------------------------
       Itzhak Fisher,
      Attorney-in-Fact

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-46125 of RSL Communications, Ltd. on Form S-1 of our report dated February 18, 1998 relating to the consolidated financial statements of RSL Communications, Ltd. and subsidiaries and of our report dated March 14, 1997 relating to the consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 18, 1998 relating to the consolidated financial statement schedules of RSL Communications, Ltd. and subsidiaries appearing elsewhere in this Registration Statement.


We also consent to the reference to us under the headings 'Selected Financial Data' and 'Experts' in such Prospectus.


DELOITTE & TOUCHE LLP
New York, New York
March 16, 1998

SCHEDULE I


                       CONDENSED FINANCIAL INFORMATION OF
                             RSL COMMUNICATIONS PLC
                            CONDENSED BALANCE SHEETS
                               AS OF DECEMBER 31,
                                ($ IN THOUSANDS)



                                                 1996               1997
                                           -----------------    -------------
                 ASSETS
Current Assets..........................       $ 201,734          $ 212,568
Marketable Securities--Held to
  maturity..............................         104,370             68,836
Property and Equipment..................          31,941             64,649
Other Assets............................          88,820            190,633
                                           -----------------    -------------
  Total.................................       $ 426,865          $ 536,686
                                           -----------------    -------------
                                           -----------------    -------------

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities.....................       $  74,948          $ 122,672
Long Term Debt..........................          94,556            257,448
Senior Notes, 12 1/4% Due 2006..........         300,000            300,000
Shareholders' Deficiency................         (42,639)          (143,434)
                                           -----------------    -------------
  Total.................................       $ 426,865          $ 536,686
                                           -----------------    -------------
                                           -----------------    -------------

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED DECEMBER 31,
                                ($ IN THOUSANDS)



                                                    1996           1997
                                                ------------    ----------
Revenues.....................................     $113,257       $266,142
Cost of Services.............................       98,461        235,150
                                                ------------    ----------
     Gross Profit............................       14,796         30,992
Expenses.....................................       41,619        100,118
                                                ------------    ----------
Loss from Operations.........................      (26,823)       (69,126)
Interest Expense.............................       (7,384)       (39,576)
Interest Income..............................           --         13,565
Other (Expense) Income--Net..................          473           (375)
Minority Interest............................         (180)            88
Income Taxes.................................         (395)          (400)
                                                ------------    ----------
     Net Loss................................     $(34,309)      $(95,824)
                                                ------------    ----------
                                                ------------    ----------

                             RSL COMMUNICATIONS PLC
                       CONDENSED STATEMENTS OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31
                                ($ IN THOUSANDS)



                                                    1996           1997
                                                ------------    -----------
Net Loss.....................................    $  (34,309)     $ (95,824)
Depreciation and amortization................         6,618         20,270
Working capital change and other.............        16,911        (15,909)
                                                ------------    -----------
     Net cash used in operating activities...       (10,780)       (91,463)
                                                ------------    -----------
Purchases of Property and Equipment..........       (15,983)       (29,866)
Acquisitions of Subsidiaries.................       (38,552)       (50,814)
Purchase of Marketable Securities............       (82,529)            --
Proceeds from Sales of Marketable
  Securities.................................        14,701         41,038
(Purchase) Proceeds of Restricted Marketable
  Securities.................................      (102,808)        54,167
Other........................................           171            144
                                                ------------    -----------
     Net cash (used in) provided by investing
      activities.............................      (225,000)        14,669
                                                ------------    -----------
Proceeds from notes payable..................       300,000             --
Advances from Parent.........................        51,362        118,999
Offering Cost and Other......................       (11,969)       (15,653)
                                                ------------    -----------
     Net cash provided by financing
      activities.............................       339,393        103,346
                                                ------------    -----------
     Net increase in cash....................       103,613         26,552
     Effect of Foreign Currency on Cash......            --           (785)
     Cash and cash equivalents at beginning
      of period..............................            --        103,613
                                                ------------    -----------
     Cash and cash equivalents at end of
      period.................................    $  103,613      $ 129,380
                                                ------------    -----------
                                                ------------    -----------

SCHEDULE II


                        SCHEDULE OF VALUATION ALLOWANCES
                                ($ IN THOUSANDS)



                        BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                        JANUARY 1,    COSTS AND       OTHER                      DECEMBER 31,
                           1997        EXPENSES      ACCOUNTS     DEDUCTIONS         1997
                        ----------    ----------    ----------    -----------    ------------
Bad debt provision...   $    3,881    $   10,908    $       --    $    (2,456)    $   12,333



                        BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                        JANUARY 1,    COSTS AND       OTHER                     DECEMBER 31,
                           1996        EXPENSES      ACCOUNTS     DEDUCTIONS        1996
                        ----------    ----------    ----------    ----------    ------------
Bad debt provision...   $    1,596    $    2,829    $       --    $     (544)    $    3,881




                        BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                        JANUARY 1,    COSTS AND        OTHER                     DECEMBER 31,
                           1995        EXPENSES     ACCOUNTS(1)    DEDUCTIONS        1995
                        ----------    ----------    -----------    ----------    ------------
Bad debt provision...   $       --    $      149    $     1,447    $       --     $    1,596


------------------

(1) The bad debt provision was previously recorded in the financial statements of RSL Communications, Ltd.'s (the 'Company') predecessor, International Telecommunications Group, Ltd. ('ITG'). The Company began consolidating ITG effective with its acquisition of interests in ITG in September 1995.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER+       DESCRIPTION                                                   PAGE
--------      ------------------------------------------------------------  ----
   *3.1    -- Certificate of Incorporation of RSL Communications, Ltd.,
              issued by the Bermuda Registrar of Companies on March 14,
              1996.
   *3.2    -- Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
  **3.3    -- Bye-Laws of RSL Communications, Ltd. (as amended through
              September 2, 1997).
   *4.1    -- Indenture, dated October 3, 1996, by and among RSL
              Communications PLC, RSL Communications, Ltd. and The Chase
              Manhattan Bank, as Trustee, containing, as exhibits,
              specimens of 12 1/4% Senior Notes due 2006.
   *4.2    -- Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications,
              Ltd. and the Placement Agents.
   *4.3    -- Note Deposit Agreement, dated October 3, 1996, by and among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank, as Book Entry Depositary.
   *4.4    -- Collateral Pledge and Security Agreement, dated October 3,
              1996, by and among RSL Communications PLC and Trustee.
   *4.5    -- Form of Letter of Transmittal.
  ++4.6    -- Form of 12 1/4% Senior Note due 2006.
  **4.7    -- Form of Class A Common Share Certificate.
    4.8    -- Exchange and Registration Rights Agreement, dated as of
              February 27, 1998, among RSL Communications PLC, RSL
              Communications, Ltd., Goldman, Sachs & Co., Merrill Lynch,
              Pierce, Fenner & Smith Incorporated, Chase Securities Inc.,
              J.P. Morgan Securities Inc., and SBC Warburg Dillon Read
              Inc.
    4.9    -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
    4.10   -- Note Deposit Agreement, dated as of February 27, 1998, among
              RSL Communications PLC, RSL Communications, Ltd. and The
              Chase Manhattan Bank as Book-Entry Depositary.
    4.11   -- Indenture, dated as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
    4.12   -- Indenture, date as of February 27, 1998, by RSL
              Communications PLC and RSL Communications, Ltd. to The Chase
              Manhattan Bank as Trustee.
    4.13   -- Exchange and Registration Rights Agreement, dated as of
              March 16, 1998, among RSL Communications PLC, RSL
              Communications, Ltd. and Goldman, Sachs & Co. oHG and
              Merrill Lynch International.

    4.14   -- Note Deposit Agreement, dated as of March 16, 1998, by and between RSL Communications PLC and The Chase Manhattan Bank as Book-Entry Depositary.
    4.15   -- Indenture, dated as of March 16, 1998 by RSL Communications
              PLC and RSL Communications, Ltd. to The Chase Manhattan Bank
              as Trustee.
    5.1    -- Opinion of Conyers, Dill & Pearman.
    8.1    -- Opinion of Rosenman & Colin LLP.
    8.2    -- Opinion of Conyers, Dill & Pearman.
  *10.1    -- Warrant Agreement, dated October 3, 1996, between RSL
              Communications, Ltd., as Issuer, and The Chase Manhattan
              Bank, as warrant agent.
  *10.2    -- Warrant Registration Rights Agreement, dated October 3,
              1996, between RSL Communications, Ltd., as issuer, and The
              Chase Manhattan Bank, as warrant agent.

EXHIBIT
NUMBER+       DESCRIPTION                                                   PAGE
--------      ------------------------------------------------------------  ----
  *10.3    -- Amendment to the Revolving Credit Facility, dated August 20,
              1996, from The Chase Manhattan Bank to RSL Communications,
              Inc.
  *10.4    -- Amendment to the Revolving Credit Facility, dated September
              10, 1996, from The Chase Manhattan Bank to RSL
              Communications, Ltd.
  *10.5    -- Subordinated Promissory Note, dated September 10, 1996, from
              RSL Communications, Ltd. to Ronald S. Lauder.
  *10.6    -- Warrant for 210,000 shares of Class B Common Stock of RSL
              Communications, Ltd. issued to Ronald S. Lauder on September
              10, 1996.
  *10.7    -- Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and Ronald S. Lauder.
  *10.8    -- Consulting Agreement, dated September 15, 1995, between
              Eugene Sekulow and RSL Communications, Inc.
  *10.9    -- Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL Communications, Ltd.
  *10.10   -- RSL Communications, Ltd.'s 1995 Amended and Restated Stock
              Option Plan.
  *10.11   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  *10.12   -- Employment Agreement, dated September 15, 1995, between
              Itzhak Fisher and RSL Communications Inc.
  *10.13   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and International Telecommunications Group, Ltd.
  *10.14   -- Employment Agreement, dated April 1, 1995, between Nir
              Tarlovsky and RSL Communications Inc.
  *10.15   -- Employment Agreement, dated August 9, 1995, between RSL COM
              Europe Limited and Richard Williams.

  *10.16   -- Memorandum of Agreement, dated July 30, 1996, between
              International Telecommunications Corporation and Codetel.
  *10.17   -- General Purchase Agreement, dated September 14, 1995,
              between Ericsson Inc. and International Telecommunications
              Corporation.
  *10.18   -- Lease Agreement between AB LM Ericsson Finans and
              International Telecommunications Corporation.
  *10.19   -- Lease Agreement, dated April 10, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.20   -- Lease Agreement, dated December 30, 1996, between RSL COM
              Europe Ltd. and AB LM Ericsson Finans.
  *10.21   -- Loan and Security Agreement, dated September 8, 1995,
              between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.22   -- Accounts Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.23   -- Equipment Collateral Security Agreement, dated September 8,
              1995, between Cyberlink Inc. and CoastFed Business Credit
              Corporation.
  *10.24   -- Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink
              Inc.
  *10.25   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and
              Cyberlink-California Inc.
  *10.26   -- Security Agreement, dated September 8, 1995, between
              CoastFed Business Credit Corporation and Cyberlink-Nevada
              Inc.
  *10.27   -- Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint Telecommunications
              France Inc.
  *10.28   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France Inc., Sprint
              International France S.A. and RSL COM France S.A.
  *10.29   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              France S.A.

EXHIBIT
NUMBER+       DESCRIPTION                                                   PAGE
--------      ------------------------------------------------------------  ----
  *10.30   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint International France S.A. and RSL COM
              France S.A.
  *10.31   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and RSL COM France S.A.
  *10.32   -- Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH, Sprint
              Telecommunication Services GmbH and Sprint Fon Inc.
  *10.33   -- Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services GmbH, Sprint Fon
              Inc. and Siena Vermogensverwaltungs- GmbH.
  *10.34   -- Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company L.P. and RSL COM
              Deutschland GmbH.
  *10.35   -- Amendment No. 1 to the Transition Services Agreement,
              effective as of May 8, 1996, among Sprint Communications
              Company L.P., Sprint Telecommunication Services GmbH and RSL
              COM Deutschland GmbH.
  *10.36   -- Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World Operations, Limited and Siena Vermogensverwaltungs-GmbH.
  *10.37   -- Asset Purchase Agreement, August 12, 1996, by and between
              RSL COM UK Limited and Incom (UK) Ltd.
  *10.38   -- Stock Purchase Agreement, dated July 3, 1996, between RSL
              Communications Limited, Charles Piluso and International
              Telecommunications Group, Ltd.
  *10.39   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Charles Piluso.
  *10.40   -- Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC, Charles Piluso and Fletcher,
              Heald & Hildreth, P.L.C.
  *10.41   -- New Shareholders Agreement, dated September 9, 1996 among
              Charles Piluso, Jacqueline and Victoria Piluso, Richard
              Rebetti, RSL Communications PLC, RSL Communications, Ltd and
              International Telecommunications Group, Ltd.
  *10.42   -- Stock Purchase Agreement, dated September 9, 1996, between
              RSL Communications PLC, Richard Rebetti, Jr. and
              International Telecommunications Group, Ltd.
  *10.43   -- Secured Promissory Note, dated September 9, 1996, from RSL
              Communications PLC to Richard Rebetti.
  *10.44   -- Stock Pledge and Security Agreement, dated September 9,
              1996, between RSL Communications PLC, Richard Rebetti, Jr.
              and Fletcher, Heald & Hildreth, P.L.C.
  *10.45   -- Agreement and Plan of Reorganization, dated September 9,
              1996, among RSL Communications PLC, RSL Communications, Ltd.
              and Charles Piluso.
  *10.46   -- Tax Agreement, dated September 9, 1996, between RSL
              Communications PLC, RSL Communications, Ltd. and Charles
              Piluso.
  *10.47   -- Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and Charles Piluso.
  *10.48   -- Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL Communications, Inc.
  *10.49   -- Amendment to the Stock Purchase Agreement, dated September
              22, 1995, between and among International Telecommunications
              Group, Ltd., International Telecommunications Corporation
              and RSL Communications, Inc.

EXHIBIT
NUMBER+       DESCRIPTION                                                   PAGE
--------      ------------------------------------------------------------  ----
  *10.50   -- Stock Purchase Agreement, dated March 10, 1995, between RSL
              Communication, Inc., International Telecommunications Group,
              Ltd. and International Telecommunications Corporation.
  *10.51   -- Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles Piluso, Richard Rebetti, Incom
              (UK) Ltd., International Telecommunications Group, Ltd. and
              RSL Communications, Inc.
  *10.52   -- Indemnity Agreement, dated March 10, 1995, between and among
              International Telecommunications Group, Ltd., International
              Telecommunications Corporation and RSL Communications, Inc.
  *10.53   -- Sublease, dated July 18, 1996, between RSL Communications,
              Ltd. and RSL Management Corporation.
  *10.54   -- Lease, dated as of January 15, 1997, between Longstreet
              Associates L.P. and RSL COM U.S.A., Inc.
  *10.55   -- Employment Agreement, dated January 31, 1997, between Roland
              T. Mallcott and RSL Communications, Ltd.
  *10.56   -- Amendment of Lease, dated as of December 6, 1995, between
              Hudson Telegraph Associates and International
              Telecommunications Corporation.
 **10.57   -- Shareholders Agreement of RSL Communications, Latin America,
              Ltd., dated August 4, 1997, between and among RSL
              Communications, Latin America, Ltd., RSL Communications,
              Ltd. and Coral Gates Investments Ltd.
 **10.58   -- Stockholders' Agreement, dated July 23, 1997, by and among
              Delta Three, Inc., RSL Communications, Ltd., and the other shareholders of Delta Three, Inc.
**,***10.59-- Delta Three, Inc. Services Agreement.
 **10.60   -- Employment Agreement, dated July 31, 1997, between Andrew C.
              Shields and RSL Communications, Ltd.
 **10.61   -- Shareholders Agreement, dated October 10, 1996, between RSL
              COM Europe, Limited, Gerard van Leest and Belnet Nederland
              B.V.
  +10.62   -- RSL Communications, Ltd. 1997 Performance Incentive Plan.
  +10.63   -- RSL Communications, Ltd. 1997 Stock Incentive Plan.
 **10.64   -- Lease Agreement, dated June 19, 1997 for property at 430
              Park Avenue, New York, New York.
 **10.65   -- Stock Purchase Agreement of Delta Three, Inc.
 **10.66   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and RSL Communications, Ltd.
 **10.67   -- Employment Agreement, dated September 2, 1997, between
              Itzhak Fisher and International Telecommunications Group,
              Ltd.
  +10.68   -- RSL Communications Ltd. 1997 Directors Compensation Plan.
 **10.69      Registration Rights Agreement, dated September 2, 1997,
              among RSL Communications, Ltd., Ronald S. Lauder, Itzhak
              Fisher and Coral Gate Investments Ltd.
 **10.70      International Telecommunication Services Agreement, dated
              July 1, 1995, between International Telecommunications
              Corporation and TELECOM Denmark.

 **10.71      International Telecommunication Operating Agreement, dated
              July 15, 1995 between Telenor Carrier Services A.S. and
              International Telecommunications Corporation.
 **10.72      International Telecommunication Services Agreement, dated
              May 10, 1994, between Mercury Communications Limited and
              International Telecommunications Corporation.
 **10.73      Agreement Concerning Voice Distribution of International
              Telephony Traffic, undated, between Unisource Carrier
              Services AG and International Telecommunications
              Corporation.

EXHIBIT
NUMBER+       DESCRIPTION                                                   PAGE
--------      ------------------------------------------------------------  ----
 **10.74      International Telecommunications Service Agreement, dated
              May 31, 1994, between Compania Dominicana De Telefonos, C.
              Por A. and International Telecommunications Corporation.
 **10.75      Second Supplementary Agreement to the UK-Netherlands 14
              Cable System Construction & Maintenance Agreement, effective
              February 18, 1997, among the parties on the Annex thereto.
 **10.76      Fourth Supplementary Agreement to the ODIN Construction and
              Maintenance Agreement, dated October 24, 1996, among the
              parties on the Annex thereto.
 **10.77      Second Supplementary Agreement to Antillas I Construction &
              Maintenance Agreement, dated February 13, 1997, among the
              parties on the Annex thereto.
 **10.78      Canus I Cable System Indefeasible Right of Use Agreement and
              Financing Agreement, dated June 4, 1996, between Optel
              Communications, Inc. and International Telecommunications
              Corporation.
 **10.79      Cantat-3 Cable System Indefeasible Right of Use Agreement
              and Financing Agreement, dated March 12, 1996, between
              Teleglobe Cantat-3 Inc. and International Telecommunications
              Corporation.
 **10.80      PTAT-1 Submarine System Indefeasible Right of Use Agreement,
              dated May 12, 1994, between Private Transatlantic
              Telecommunications System, Inc. and International
              Telecommunications Corporation.
 **10.81      Third Supplementary Agreement to the TAT-12/TAT-13 Cable
              Network Construction and Maintenance Agreement, dated
              October 17, 1995, among the parties on the Annex thereto.
  *10.82   -- Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL Communications, Ltd. and
              Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
              Dillon Read & Co. Inc.
   21.1    -- Subsidiaries of the Company.
   23.1    -- Consent of Deloitte & Touche LLP (included on page II-11).
   23.3    -- Consent of Conyers, Dill & Pearman (included in Exhibits 5.1 and 8.2 hereto).

   23.4    -- Consent of Rosenman & Colin LLP (included in Exhibit 8.1 hereto).
   24.1    -- Powers of Attorney (included in the signature pages to the
              Registration Statement).
   27.1    -- Financial Data Schedule.


------------------
  + Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.

  * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).

 ** Incorporated by reference to Registrant's Registration Statement on Form S-1
    (Registration No. 333-34281).

*** Confidential Treatment was granted by the Commission with respect to certain information contained in this exhibit.

  + Incorporated by reference to Registrant's Registration Statement on Form S-8
    (Registration No. 333-40085).

 ++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.